Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

Expo Event Midco, Inc.,
as Holdings,

Emerald X, Inc.,
as the Initial Borrower,

certain other Restricted Subsidiaries from time to time designated hereunder as Co-Borrowers,

the several Lenders from time to time party hereto,

and

Bank of America, N.A.,
as Administrative Agent

Dated as of January 30, 2025

Bank of America, N.A.,

Goldman Sachs Bank USA,

Barclays Bank PLC,

RBC Capital Markets1,

Deutsche Bank Securities Inc.,

and

Citibank, N.A.

as Joint Lead Arrangers and Joint Bookrunners

1 RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS		1
1.1	Defined Terms	1
1.2	Other Interpretive Provisions	91
1.3	Accounting	92
1.4	Limited Condition Transactions	93
1.5	Financial Ratio Calculations	94
1.6	Currency Equivalents Generally.	94
1.7	Treatment of Subsidiaries Prior to Joinder.	95
1.8	Interest Rates; Benchmark Notification.	95
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS		95
2.1	Term Commitments	95
2.2	Procedure for Borrowing Term Loans	96
2.3	Repayment of Term Loans	96
2.4	Revolving Commitments	97
2.5	Procedure for Borrowing of Revolving Loans	97
2.6	Swingline Commitment.	97
2.7	Procedure for Swingline Borrowing; Refunding of Swingline Loans.	98
2.8	Commitment Fees, etc	99
2.9	Termination or Reduction of Commitments	100
2.10	Optional Prepayments	100
2.11	Mandatory Prepayments and Commitment Reductions	107
2.12	Conversion and Continuation Options	111
2.13	Limitations on Term Benchmark Tranches	111
2.14	Interest Rates and Payment Dates	111
2.15	Computation of Interest and Fees	112
2.16	Alternate Rate of Interest	112
2.17	Pro Rata Treatment and Payments	115
2.18	Requirements of Law	116
2.19	Taxes	117
2.20	[Reserved]	122
2.21	Indemnity	122
2.22	Change of Lending Office	122
2.23	Replacement of Lenders	123
2.24	Notes	124
2.25	Incremental Credit Extensions	124
2.26	Refinancing Amendments	129
2.27	Defaulting Lenders	130
2.28	Loan Modification Offers	132
SECTION 3. LETTERS OF CREDIT		134
3.1	L/C Commitment	134
3.2	Procedure for Issuance of Letter of Credit	135
3.3	Fees and Other Charges	136
3.4	L/C Participations	137
3.5	Reimbursement Obligation of the Borrowers	138

3.6	Obligations Absolute	138
3.7	Letter of Credit Payments	139
3.8	Applications	139
3.9	Letter of Credit Amounts	139
SECTION 4. REPRESENTATIONS AND WARRANTIES		139
4.1	Financial Condition	139
4.2	No Change	140
4.3	Existence; Compliance with Law	140
4.4	Power; Authorization; Enforceable Obligations	140
4.5	No Legal Bar	140
4.6	Litigation	141
4.7	Ownership of Property; Liens	141
4.8	Intellectual Property	141
4.9	Taxes	141
4.10	Federal Regulations	141
4.11	Employee Benefit Plans	141
4.12	[Reserved].	142
4.13	Investment Company Act	142
4.14	Environmental Matters	142
4.15	Accuracy of Information, etc.	143
4.16	Security Documents	143
4.17	Solvency	143
4.18	Patriot Act; FCPA; OFAC; Sanctions	143
4.19	[Reserved]	144
4.20	Use of Proceeds	144
SECTION 5. CONDITIONS PRECEDENT		144
5.1	Conditions to Closing Date	144
5.2	Conditions to Each Borrowing Date	147
SECTION 6. AFFIRMATIVE COVENANTS		147
6.1	Financial Statements	148
6.2	Certificates; Other Information	149
6.3	Payment of Taxes	151
6.4	Maintenance of Existence; Compliance with Law	151
6.5	Maintenance of Property; Insurance	152
6.6	Inspection of Property; Books and Records; Discussions	152
6.7	Notices	152
6.8	Environmental Laws	153
6.9	Additional Collateral, etc.	153
6.10	Credit Ratings	154
6.11	Further Assurances	154
6.12	Designation of Unrestricted Subsidiaries	155
6.13	Employee Benefit Plans	155
6.14	Use of Proceeds	155
6.15	Post-Closing Matters	155
6.16	FCPA; OFAC	155

-ii-

6.17	Transactions with Affiliates	156
SECTION 7. NEGATIVE COVENANTS		159
7.1	Total First Lien Net Leverage Ratio	159
7.2	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	159
7.3	Limitation on Restricted Payments	166
7.4	Dividend and Other Payment Restrictions Affecting Subsidiaries	175
7.5	Asset Sales	178
7.6	[Reserved]	179
7.7	Liens	179
7.8	Fundamental Changes	179
7.9	[Reserved]	180
7.10	Changes in Fiscal Periods	180
7.11	Negative Pledge Clauses	180
7.12	Lines of Business; Holding Company	181
7.13	Amendments to Organizational Documents	183
SECTION 8. GUARANTEE		183
8.1	The Guarantee	183
8.2	Obligations Unconditional	183
8.3	Reinstatement	185
8.4	No Subrogation	185
8.5	Remedies	185
8.6	[Reserved].	185
8.7	Continuing Guarantee	185
8.8	General Limitation on Guarantor Obligations	185
8.9	Release of Guarantors	186
8.10	Right of Contribution	186
8.11	Keepwell	186
SECTION 9. EVENTS OF DEFAULT		187
9.1	Events of Default	187
9.2	Action in Event of Default	190
9.3	Right to Cure	192
9.4	Application of Proceeds	193
SECTION 10. ADMINISTRATIVE AGENT		194
10.1	Appointment and Authority	194
10.2	Rights as a Lender	195
10.3	Exculpatory Provisions	195
10.4	Reliance by Administrative Agent	196
10.5	Delegation of Duties	197
10.6	Resignation and Removal of Administrative Agent	197
10.7	Non-Reliance on Administrative Agent and Other Lenders; ERISA Status	198
10.8	No Other Duties, Etc.	200
10.9	Administrative Agent May File Proofs of Claim; Credit Bidding	200

-iii-

10.10	Collateral and Guaranty Matters	201
10.11	Intercreditor Agreements	203
10.12	Withholding Tax Indemnity	204
10.13	Indemnification	204
10.14	Appointment of Incremental Arrangers, Refinancing Arrangers and Loan Modification Agents	204
10.15	Acknowledgements of Lenders and Issuing Lenders; Payments	205
SECTION 11. MISCELLANEOUS		206
11.1	Amendments and Waivers	206
11.2	Notices	211
11.3	No Waiver; Cumulative Remedies	212
11.4	Survival of Representations and Warranties	213
11.5	Payment of Expenses/Indemnity	213
11.6	Successors and Assigns; Participations and Assignments	215
11.7	[Reserved]	223
11.8	Adjustments; Set‑off	223
11.9	[Reserved]	224
11.10	Counterparts	224
11.11	Severability	224
11.12	Integration	224
11.13	Governing Law	224
11.14	Submission To Jurisdiction; Waivers	224
11.15	Acknowledgements	225
11.16	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	225
11.17	Confidentiality	226
11.18	Waivers of Jury Trial	227
11.19	USA Patriot Act and Beneficial Ownership Regulation Notification	227
11.20	Maximum Amount	227
11.21	Lender Action	228
11.22	No Fiduciary Duty	228
11.23	Electronic Execution of Assignment and Certain Other Documents	229
11.24	Acknowledgement Regarding any Supported QFCs	230
11.25	Net Short Lenders	231
11.26	Judgment Currency.	232
11.27	Amendment and Restatement.	232
SECTION 12. CO-BORROWER ARRANGEMENTS AND BORROWER REPRESENTATIVE		233
12.1	Addition of Co-Borrowers	233
12.2	Status of Co-Borrowers	234
12.3	Resignation of Borrowers	235
12.4	Appointment of Borrower Representative; Nature of Relationship	235
12.5	Powers	235
12.6	Employment of Agents	235

-iv-

SCHEDULES:

1.1A-1 Commitments

1.1A-2 L/C Sublimit

1.1B Existing Letters of Credit

1.1C Existing Swap Agreements

1.1D Existing Investments

1.1E Existing Liens

6.15 Post-Closing Undertakings

7.2 Existing Indebtedness

11.2 Notice Addresses for Administrative Agent, Issuing Lenders, Swingline Lender and Collateral Agent

EXHIBITS:

A Form of Security Agreement

B Form of Assignment and Assumption

C Form of Compliance Certificate

C-1 Form of U.S. Tax Compliance Certificate

C-2 Form of U.S. Tax Compliance Certificate

C-3 Form of U.S. Tax Compliance Certificate

C-4 Form of U.S. Tax Compliance Certificate

D-1 Form of First Lien/Second Lien Intercreditor Agreement

D-2 Form of Terms of Intercreditor (pari passu)

E Form of Prepayment Notice

F-1 Form of Revolving Loan Note

F-2 Form of Closing Date Term Loan Note

F-3 Form of Swingline Note

G Form of Guarantor Joinder Agreement

H Form of Borrowing and Conversion/Continuation Request

I Form of Solvency Certificate

J Form of Global Intercompany Note

K Form of Co-Borrower Joinder

L Form of Borrower Assignment

M-1 Acceptance and Prepayment Notice

M-2 Discount Range Prepayment Notice

M-3 Discount Range Prepayment Offer

M-4 Solicited Discounted Prepayment Notice

M-5 Solicited Discounted Prepayment Offer

M-6 Specified Discount Prepayment Notice

M-7 Specified Discount Prepayment Response

-v-

SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of January 30, 2025 among Expo Event Midco, Inc., a Delaware corporation (“Holdings”), Emerald X, Inc., a Delaware corporation (the “Initial Borrower”), certain other Restricted Subsidiaries (this and each other capitalized term used herein without definition having the meaning assigned to such term in Section 1.1) from time to time designated hereunder as Co-Borrowers, the Subsidiary Guarantors from time to time party hereto (including through delivery of a Guarantor Joinder Agreement in accordance with the terms of this Agreement), the several banks, financial institutions, institutional investors and other entities from time to time party hereto as lenders (the “Lenders”), the Issuing Lenders from time to time party hereto, the Swingline Lender and Bank of America, N.A., as Administrative Agent.

W I T N E S S E T H:

WHEREAS, Holdings, the Initial Borrower, the Subsidiary Guarantors party hereto, the several banks, financial institutions, institutional investors and other entities party thereto as lenders, and the Administrative Agent are party to that certain Credit Agreement, dated as of May 22, 2017 (the “Original Closing Date”; and as amended by that certain First Amendment, dated as of November 27, 2017, that certain Second Amendment, dated as of November 29, 2017, that certain Third Amendment, dated as of June 25, 2021, that certain Fourth Amendment, dated December 21, 2022, that certain Fifth Amendment, dated as of February 2, 2023, that certain Sixth Amendment, dated as of June 12, 2023 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement” and each of the above mentioned Amendments to the Existing Credit Agreement, a “Prior Amendment”);

WHEREAS, the Initial Borrower has requested that the Lenders amend and restate the Existing Credit Agreement in its entirety in order to, among other things, (i) refinance (whether in cash or, to the extent agreed by a term lender under the Existing Credit Agreement, the exchange by way of “cashless roll” into Closing Date Term Loans hereunder that may be allocated to such lender by the Joint Lead Arrangers of all or such portion of such lender’s term loans under the Existing Credit Agreement) the term loans outstanding under the Existing Credit Agreement immediately prior to the Closing Date with Closing Date Term Loans hereunder in an aggregate principal amount of $515,000,000, (ii) extend the maturity date of the Closing Date Term Loans and the termination date of the Revolving Commitments and (iii) effect such other changes to the terms of the Existing Credit Agreement as provided in this Agreement (the foregoing, collectively, the “A&R Transactions”); and

WHEREAS, it is the intent of the parties hereto that this Agreement (i) not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence a repayment of any such obligations and liabilities and (ii) amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrowers and each other Loan Party outstanding thereunder.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.
DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“A&R Transactions”: as defined in the recitals hereto.

“ABR”: for any day, a rate per annum equal to the greatest of:

(a) the Prime Rate in effect on such day,

(b) the Federal Funds Rate in effect on such day plus ½ of 1% and

(c) the Adjusted Term SOFR Rate for a one month Interest Period as published two US Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%;

provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Screen Rate at approximately 5:00 a.m. New York City time on such day (or any amended publication time for the Term SOFR Screen Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Screen Rate methodology). Any change in ABR due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Term SOFR Rate, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.16 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.16(b)), then ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, (i) in the case of any Revolving Loan, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement and (ii) in the case of any Closing Date Term Loan, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Borrowings”: Borrowings the rate of interest applicable to which is based upon the ABR.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Discount”: as defined in Section 2.10(c)(iv)(2).

“Acceptable Prepayment Amount”: as defined in Section 2.10(c)(iv)(3).

“Acceptance and Prepayment Notice”: a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit M-1.

“Acceptance Date”: as defined in Section 2.10(c)(iv)(2).

“Accepting Lenders”: as defined in Section 2.28(a).

“Acquired Indebtedness”: with respect to any specified Person:

(a) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or became a Restricted Subsidiary of such specified Person whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of such specified Person; and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person will not be Acquired Indebtedness.

“Additional Lender”: at any time, any bank or other financial institution that agrees to provide any portion of any (a) Incremental Revolving Commitments or Incremental Term Loans pursuant to an Incremental Amendment in accordance with Section 2.25 or (b) Permitted Credit Agreement Refinancing Debt pursuant to a Refinancing Amendment in accordance with Section 2.26; provided that (i) the Administrative Agent, each Issuing Lender and the Swingline Lender shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Additional Lender if such consent would be required under Section 11.6(b) for an assignment of Loans or Revolving Commitments, as applicable, to such Additional Lender, (ii) the Borrower Representative shall have consented to such Additional Lender, (iii) if such Additional Lender is an Affiliated Lender, such Additional Lender must comply with the limitations and restrictions set forth in Section 11.6(b)(iv) and (iv) such Additional Lender will become a party to this Agreement.

“Additional/Replacement Revolving Commitments”: as defined in Section 2.25(a).

“Adjusted Daily Simple SOFR”: an interest rate per annum equal to Daily Simple SOFR; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate”: for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent”: Bank of America, N.A. (or any of its designated branch offices or affiliates), as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Lender”: the Sponsor, any Debt Fund Affiliate or any Non-Debt Fund Affiliate.

“Agent”: as defined in Section 10.8.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms and conditions hereof.

“Anti-Corruption Laws”: Laws relating to anti-bribery or anti-corruption, including Laws that prohibit the corrupt payment, offer, promise, receipt, request or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and any other Law that relates to anti-bribery or anti-corruption.

“Applicable Discount”: as defined in Section 2.10(c)(iii)(2).

“Applicable Margin”: with respect to:

(a) any Revolving Loan, (i) initially, 2.25% per annum in the case of Term Benchmark Loans and RFR Loans and 1.25% per annum in the case of ABR Loans and (ii) from and after delivery to the Administrative Agent of a Compliance Certificate (pursuant to Section 6.2(c)), commencing with the first full fiscal quarter of the Initial Borrower ending after the Closing Date, wherein the Total First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, is (A) greater than 2.75 to 1.00, 2.75% per annum in the case of Term Benchmark Loans and RFR Loans and 1.75% per annum in the case of ABR Loans, (B) less than or equal to 2.75 to 1.00 but greater than 2.50 to 1.00, 2.50% per annum in the case of Term Benchmark Loans and RFR Loans and 1.50% per annum in the case of ABR Loans, and (C) less than or equal to 2.50 to 1.00, 2.25% per annum in the case of Term Benchmark Loans and RFR Loans and 1.25% per annum in the case of ABR Loans;

(b) any Closing Date Term Loan, 3.75% per annum in the case of Term Benchmark Loans and RFR Loans and 2.75% per annum in the case of ABR Loans;

(c) any Incremental Term Loan, the Applicable Margin shall be as set forth in the Incremental Amendment relating to the Incremental Term Commitment in respect of such Incremental Term Loan;

(d) any Other Term Loan or any Other Revolving Loan, the Applicable Margin shall be as set forth in the Refinancing Amendment relating to such Loan; and

(e) any Extended Term Loan or any Extended Revolving Loan, the Applicable Margin shall be as set forth in the Loan Modification Agreement relating to such Loan.

Any increase or decrease in the Applicable Margin resulting from a change in the Total First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(c); provided that the pricing level as set forth above in clause (a)(ii)(A) shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that any financial statements delivered pursuant to Section 6.1 or a Compliance Certificate delivered pursuant to Section 6.2(c) are shown to be inaccurate at any time that this Agreement is in effect and any Loans or Commitments are outstanding hereunder when such inaccuracy is discovered and such inaccuracy, if corrected, would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower Representative shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) from and after the date such corrected Compliance Certificate is delivered, the Applicable Margin shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrowers) and (iii) the Borrower Representative shall pay to the Administrative Agent promptly upon demand (and in no event later than ten (10) Business Days after demand) any additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, any additional interest hereunder shall not be due and payable until demand is made for such payment pursuant to clause (iii) above and accordingly, any nonpayment of such interest as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the default rate set forth in Section 2.14(c)), at any time prior to the date that is ten (10) Business Days following such demand.

“Applicable Requirements”: in respect of any Indebtedness, Indebtedness that satisfies the following requirements:

(a) other than Permitted Maturity Exceptions, such Indebtedness (to the extent broadly syndicated) (x) does not mature prior to the then Latest Maturity Date applicable to outstanding Term Loans and is not subject to mandatory redemption or prepayment (except, in each case, (i) customary asset sale or change of control provisions, (ii) other mandatory redemptions that are also made or offered, on a pro rata basis, to holders of outstanding Term Loans that are First Lien Obligations, (iii) amortization payments or (iv) any greater than pro rata repayment of such Indebtedness with the proceeds of a refinancing thereof) and (y) does not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of any then outstanding Term Loans; and

(b) if such Indebtedness is secured by the Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness has become party to an Intercreditor Agreement (or any Intercreditor Agreement has been amended or replaced in a manner reasonably acceptable to the Administrative Agent), which results in such Senior Representative having rights to share in the Collateral on a pari passu or junior basis, as applicable.

“Applicable Tax Laws”: the Code and any other applicable Requirement of Law relating to Taxes, as in effect from time to time.

“Application”: an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Approved Electronic Communications”: as defined in Section 11.2.

“Approved Fund”: as defined in Section 11.6.

“Asset Sale”:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of the Initial Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than (x) directors’ qualifying shares or shares or interests required to be held by non-U.S. nationals or other third parties to the extent required by applicable law or (y) Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued in compliance with Section 7.2), other than by any Restricted Subsidiary to the Initial Borrower or another Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case other than:

(a) a sale, exchange, transfer or other disposition of Cash Equivalents or Investment Grade Securities or uneconomical, obsolete, damaged, unnecessary, surplus, unsuitable or worn out equipment or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course of business;

(b) the sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Initial Borrower and its Restricted Subsidiaries (on a consolidated basis) in a manner permitted pursuant to Section 7.8;

(c) any Permitted Investment or Restricted Payment that is permitted to be made, and is made, under Section 7.3;

(d) any disposition of assets of the Initial Borrower or any Restricted Subsidiary, or the issuance or sale of Equity Interests of any Restricted Subsidiary, with an aggregate Fair Market Value of less than the greater of $21,000,000 and 20.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period;

(e) (i) any transfer or disposition of property or assets by a Restricted Subsidiary to the Initial Borrower or (ii) by the Initial Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(f) sales of assets received by the Initial Borrower or any Restricted Subsidiary upon the foreclosure on a Lien;

(g) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, or owing to, an Unrestricted Subsidiary;

(h) the unwinding of any Hedging Obligations;

(i) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets, in each case, held for sale, lease, assignment, license or sublease in the ordinary course of business or the conversion of accounts receivable into a notes receivable;

(j) the lease, assignment or sublease of any real or personal property in the ordinary course of business and dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases;

(k) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(l) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m) any financing transaction with respect to property owned, built or acquired by the Initial Borrower or any Restricted Subsidiary;

(n) any Sale Leaseback Transaction;

(o) any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the Initial Borrower and the Restricted Subsidiaries, as a whole, as determined in good faith by the Borrower Representative;

(p) the grant of any license or sub-license of patents, trademarks, know-how and any other intellectual property (including the provision of software under an open source license) in the ordinary course of business or which do not materially interfere with the ordinary conduct of the business of the Initial Borrower or any Restricted Subsidiary;

(q) any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by this Agreement or the Loan Documents;

(r) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(s) foreclosures, condemnations or any similar action on assets;

(t) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(u) transfers of property pursuant to a Recovery Event;

(v) dispositions required to obtain anti-trust approval of a Permitted Acquisition or other Investment permitted hereunder;

(w) the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower Representative are no longer commercially reasonable to maintain or are not material to the conduct of the business of the Initial Borrower and the Restricted Subsidiaries taken as a whole;

(x) Permitted Reorganizations;

(y) sales of assets acquired with the proceeds of Excluded Contributions; and

(z) sales of Excluded Assets or other assets not constituting Collateral.

For purposes of determining compliance with Section 7.5, in the event that any disposition (or any portion thereof) meets the criteria of more than one of the above categories or of the categories under Section 7.5 (including in part of one category and in part of another category), the Borrower Representative shall, in its sole discretion, at the time of making such disposition, divide and/or classify, or at any later time redivide and/or reclassify such disposition (or any portion thereof) in one or more of the above categories or in any category under Section 7.5 (including in part in one category and in part in another category).

“Asset Sale Percentage”: 100%; provided that the Asset Sale Percentage shall be reduced to (i) 50% if the Total First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the most recently completed Test Period, is less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00 and (ii) 0% if the Total First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the most recently completed Test Period, is less than or equal to 3.00 to 1.00; provided, further, that, in each case, such Total First Lien Net Leverage Ratio shall be determined, at the Borrower Representative’s option, at the time of the applicable Asset Sale, at the time of entry into a definitive agreement with respect thereto or at the time of application of the Net Cash Proceeds therefrom.

“Assignee”: as defined in Section 11.6(b)(i).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B, or such other form acceptable to the Administrative Agent.

“Auction Agent”: (a) the Administrative Agent or (b) any other financial institution or advisor engaged by the Borrower Representative (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.10(c); provided that the Borrower Representative shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower Representative nor any of its Affiliates may act as the Auction Agent.

“Auction Purchase”: a purchase of Loans or Commitments (x) in the case of a Permitted Auction Purchaser, pursuant to Section 2.10(c) and in accordance with the provisions of Section 11.6(b)(iii) or (y) in the case of an Affiliated Lender, by way of a Dutch Auction and in accordance with the provisions of Section 11.6(b)(iv).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) the aggregate Outstanding Amount of such Lender’s Revolving Extensions of Credit at such time.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(e).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereinafter in effect, or any successor statute.

“Basel III”: the Basel Committee on Banking Supervision’s (the “Committee”) revised rules relating to capital requirements set out in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Guidance for national authorities operating the countercyclical capital buffer” and “Basel III: International framework for liquidity risk measurement, standards and monitoring” published by the Committee in December 2010, “Revisions to the Basel II market risk framework” published by the Committee in February 2011, the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Committee in November 2011, as amended, supplemented or restated, and any further guidance or standards published by the Committee in connection with these rules.

“Benchmark”: initially, with respect to any (i) RFR Loan, Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(b).

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) Adjusted Daily Simple SOFR; and

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes”: with respect to the use, administration, adoption or implementation of any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “US Government Securities Business Day,” the definition of “Interest Period,” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower Representative) decides may be appropriate to reflect the adoption and implementation of such Benchmark and/or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents); provided that, notwithstanding anything herein to the contrary, no “Benchmark Replacement Conforming Changes” shall result (whether directly or indirectly) in any material effect on pricing or on the timing or amount of payments or borrowings that is, in each case, adverse to the Borrowers without the Borrower Representative’s prior written consent; provided further that, notwithstanding the foregoing, in the event any Benchmark Replacement Conforming Changes are required by law or governmental regulation, such changes may be made by the Administrative Agent in consultation with the Borrower.

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been, determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, if any Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to such Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date”: in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the date of such statement or publication.

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F. R. § 1010.230.

“Beneficially Own”: as defined within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; “Beneficial Ownership” shall have a correlative meaning.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender”: as defined in Section 11.8(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: as to any Person, the board of directors or managers, sole member, managing member or other governing body, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrower Offer of Specified Discount Prepayment”: the offer by any Loan Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.10(c)(ii).

“Borrower Representative”: as defined in Section 12.4.

“Borrower Solicitation of Discount Range Prepayment Offers”: the solicitation by any Loan Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.10(c)(iii).

“Borrower Solicitation of Discounted Prepayment Offers”: the solicitation by any Loan Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.10(c)(iv).

“Borrowers”: collectively, the Initial Borrower and the Co-Borrowers.

“Borrowing”: a Revolving Borrowing, a Swingline Borrowing or a Closing Date Term Borrowing, as the context may require.

“Borrowing and Conversion/Continuation Request”: an irrevocable notice of borrowing, continuation or conversion, substantially in the form of Exhibit H (or such other form as may be mutually agreed by the Borrower Representative and the Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative.

“Borrowing Date”: any Business Day specified by any Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.14(b).

“Business Day”: any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, any day that is not a US Government Securities Business Day shall not be deemed a Business Day for the purposes of (a) in relation to RFR Loans, any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate, any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate.

“Calculation Date”: (i) with respect to Section 7.1 and the determination of “Applicable Margin”, “Asset Sale Percentage”, “Revolving Commitment Fee Rate” and “ECF Percentage”, the last day of the applicable Test Period and (ii) otherwise, the applicable date with respect to which the Interest Coverage Ratio, Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio or Total Net Leverage Ratio is tested.

“Cancellation” or “Cancelled”: the cancellation, termination and forgiveness by Permitted Auction Purchaser of all Loans, Commitments and related Obligations acquired in connection with an Auction Purchase or other acquisition of Term Loans, which cancellation shall be consummated as described in Section 11.6(b)(iii)(C) and the definition of “Eligible Assignee.”

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures, including payments of Contractual Obligations, by such Person or any Restricted Subsidiary thereof during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period), or software expenditures that, in conformity with GAAP, are required to be or may be included as “additions to property, plant or equipment”, “capital expenditures” or comparable items reflected in the consolidated statement of cash flows provided pursuant to Section 6.1.

“Capital Stock”: (1) in the case of a corporation, corporate stock or share capital; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of an exempted company, shares; (4) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (5) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations”: at the time any determination thereof is to be made, the amount of the liability in respect of any lease that has been or should be, in accordance with GAAP recorded on both the balance sheet and income statement as a “finance lease” (as defined in Accounting Standard Codification 842 and any successor pronouncements (“ASC 842”)); provided that for purposes of this Agreement or any other Loan Document, in no event shall any “straight-line” lease or any lease that would be categorized as an “operating lease” in accordance with ASC 842 be considered a Capitalized Lease.

“Captive Insurance Subsidiary”: any direct or indirect Subsidiary of the Initial Borrower that bears financial risk or exposure relating to insurance or reinsurance activities and any segregated accounts associated with any such Person.

“Cash-Capped Incremental Amount”: an amount equal to the sum of (x) the greater of $105,000,000 and 100% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period, plus (y) the aggregate principal amount of Indebtedness that, at such time, could be incurred pursuant to the General Debt Basket (without giving effect to the reallocation of any other basket to the General Debt Basket), less (z) the aggregate principal amount of Indebtedness previously Incurred under Section 2.25(a)(i)(z), Section 7.2(b)(vi)(z) (or Section 7.2(b)(xvi) in respect of amounts previously incurred under Section 7.2(b)(vi)(z)) or Section 7.2(b)(xxxiii).

“Cash-Capped Incremental Facility”: as defined in Section 2.25(a)(i).

“Cash Collateral”: as defined in the definition of “Collateralize.”

“Cash Collateral Account”: a blocked, non-interest bearing deposit account of one or more of the Loan Parties at the Administrative Agent or another commercial bank in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize”: as defined in Section 3.2(b).

“Cash Contribution Amount”: the aggregate amount of cash contributions made to the capital of the Initial Borrower or any Restricted Subsidiary described in the definition of “Contribution Indebtedness.”

“Cash Equivalents”:

(1) Dollars, Canadian dollars, pounds sterling, euros, the national currency of any participating member state of the European Union and other local currencies held by Holdings, the Initial Borrower and the Restricted Subsidiaries from time to time in the ordinary course of business in connection with any business conducted by such Person in such jurisdiction;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States, Canada, any country that is a member of the European Union, Switzerland or the United Kingdom or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000, in the case of U.S. banks, and $100,000,000 (or the foreign currency equivalent thereof), in the case of non-U.S. banks, and whose long-term debt is rated with an Investment Grade Rating by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of Holdings) rated at least “P-2/A-2” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state or commonwealth of the United States of America, Canada, any country that is a member of the European Union, the United Kingdom or Switzerland or any political subdivision of the foregoing having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness or Preferred Stock issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(8) credit card receivables that are readily collectible into cash;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(10) investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (9) above; and

(11) instruments equivalent to those referred to in clauses (1) through (9) above denominated in Canadian dollars, pound sterling or euro or any other currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with (a) any business conducted by any Restricted Subsidiary organized in such jurisdiction or (b) any Investment in the jurisdiction where such Investment is made.

“Cash Management Agreement”: any agreement to provide Cash Management Services.

“Cash Management Obligations”: all obligations, including guarantees thereof, of any Group Member to a Cash Management Provider that has appointed in writing the Administrative Agent as its collateral agent in a manner reasonably acceptable to the Administrative Agent and has agreed in writing with the Administrative Agent that it is providing Cash Management Services to one or more Group Members arising from transactions in the ordinary course of business of any Group Member, to the extent such obligations are primary obligations of a Loan Party or are guaranteed by a Loan Party.

“Cash Management Provider”: any Person (i) that, as of the Closing Date or as of the date it enters into any Cash Management Agreement, is the Administrative Agent, a Joint Lead Arranger, a Lender or an Affiliate of the Administrative Agent, a Joint Lead Arranger or a Lender, in its capacity as a counterparty to such Cash Management Agreement, in each case, whether or not such Person subsequently ceased to be the Administrative Agent, a Joint Lead Arranger, a Lender or an Affiliate of the Administrative Agent, a Joint Lead Arranger or a Lender or (ii) that is designated as a “Cash Management Provider” by the Borrower Representative to the Administrative Agent and agrees in a letter delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, to indemnify the Administrative Agent, the Collateral Agent and Affiliates thereof as contemplated by Section 10.13.

“Cash Management Services”: any cash management facilities or services, including (i) treasury, depositary and overdraft services, automated clearinghouse transfer of funds, (ii) foreign exchange, netting and currency management services and (iii) purchase cards, credit or debit cards, credit card processing, wire payments, electronic funds transfer, automated clearinghouse arrangements or similar services.

“CFC”: any “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law”: the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, for the avoidance of doubt, (x) the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, the European Capital Requirements Directive IV and in each case all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the

United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, in each case solely to the extent adopted, issued, promulgated or implemented after the Closing Date and otherwise satisfying the requirements of clauses (a), (b) and (c) above.

“Change of Control”:

(a) the Borrower Representative becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of Holdings, or any direct or indirect parent of Holdings that holds directly or indirectly an amount of Voting Stock of Holdings such that Holdings is a Subsidiary of such holding company, unless the Permitted Holders have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings (or any direct or indirect parent of Holdings that holds directly or indirectly an amount of Voting Stock of Holdings such that the Initial Borrower is a Subsidiary of such holding company),

(b) Holdings shall fail to Beneficially Own, directly or indirectly, Capital Stock of the Initial Borrower representing 100% of the total voting power represented by the issued and outstanding Capital Stock of the Initial Borrower,

(c) the Initial Borrower shall fail to Beneficially Own, directly or indirectly, Capital Stock of each Co-Borrower representing 100% of the total voting power represented by the issued and outstanding Capital Stock of such Co-Borrower or

(d) a “change of control” or similar event shall occur with respect to any agreement governing Indebtedness for borrowed money of any Group Member incurred pursuant to Section 7.2(a), 7.2(b)(iv), 7.2(b)(v), 7.2(b)(vi) or 7.2(b)(xxii) or any Refinancing Indebtedness in respect of the foregoing, in each case the outstanding principal amount of which exceeds, in the aggregate at the time of determination, the Threshold Amount.

“Charge” shall mean any charge, fee, expense, cost, loss, accrual or reserve of any kind.

“Class”: (a) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions and (b) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Closing Date”: January 30, 2025.

“Closing Date Term Borrowing”: a Term Borrowing consisting of simultaneous Closing Date Term Loans of the same Type.

“Closing Date Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Closing Date Term Loan to the Borrowers in a principal amount not to exceed the amount set forth under the heading “Closing Date Term Commitment” opposite such Lender’s name on Schedule 1.1A-1.

The aggregate principal amount of the Closing Date Term Commitments on the Closing Date is $515,000,000.

“Closing Date Term Lenders”: each Lender that has a Closing Date Term Commitment or that holds a Closing Date Term Loan.

“Closing Date Term Loan”: a term loan made on the Closing Date pursuant to Section 2.1.

“Closing Date Term Loan Note”: a promissory note substantially in the form of Exhibit F-2.

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Borrower Joinder”: a joinder agreement, in substantially the form of Exhibit K hereto or otherwise reasonably acceptable to the Administrative Agent, pursuant to which a Co-Borrower agrees to become an obligor in respect of Borrowings under this Agreement.

“Co-Borrowers”: Wholly Owned Restricted Subsidiaries organized in the United States, any state thereof or the District of Columbia from time to time designated by the Borrower Representative to the Administrative Agent as “borrowers” with respect to Borrowings in accordance with Section 12, and “Co-Borrower” means any one of them.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all of the assets and property of the Loan Parties, now owned or hereafter acquired, whether real, personal or mixed, upon which a Lien is purported to be created by any Security Document; provided, however, that the Collateral shall not include any Excluded Assets.

“Collateral Agent”: Bank of America, N.A., as the sole and exclusive collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Collateralize”: to (i) pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent or (ii) issue back to back letters of credit for the benefit of the Issuing Lenders in a form and substance reasonably satisfactory to the Administrative Agent and such Issuing Lenders, in each case, in an amount equal to 100% of the outstanding L/C Obligations.

“Commitment”: as to any Lender, the sum of the Closing Date Term Commitment and the Revolving Commitment of such Lender.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings or any Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings or any Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Consolidated Current Assets”: at any date, all amounts (other than Cash Equivalents, amounts related to assets held for sale, loans (permitted) to third parties, deferred bank fees, amounts related to current or deferred taxes based on income or profit, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Initial Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Initial Borrower and the Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Initial Borrower and the Restricted Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of Loans to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of Capitalized Lease Obligations, (e) accruals for current deferred taxes based on income or profit and (f) liabilities in respect of unpaid earn-outs, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated EBITDA”: the Consolidated Net Income of the Initial Borrower and the Restricted Subsidiaries for such period:

(1) increased (without duplication) by:

(a) provision for Taxes based on income or profits or capital (or Taxes based on revenue in lieu of Taxes based on income or profits or capital), including federal, foreign, state, local, franchise, unitary, property, excise, value added and similar Taxes and foreign withholding Taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income and payroll taxes related to stock compensation costs, including (i) an amount equal to the amount of distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 7.3(b)(xii) which shall be included as though such amounts had been paid as income Taxes directly by such Person and (ii) penalties and interest related to such taxes or arising from any tax examinations; plus

(b) consolidated Fixed Charges for such period (including (x) bank fees and (y) costs of surety bonds in connection with financing activities and surety bonds outstanding, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(i) through (1)(ix) thereof, in each case, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Non-Cash Charges for such period to the extent such non-cash charges were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any Charges (including legal and professional expense but excluding depreciation or amortization expense) related to any Equity Offering, Investment, acquisition, disposition, dividend, distribution, return of capital, recapitalization or the Incurrence of Indebtedness, including a refinancing thereof, and any amendment or modification to the terms of any such transaction (in each case, (i) including any such transactions consummated prior to the Closing Date, (ii) whether or not such transaction is undertaken but not completed, (iii) whether or not such transaction is permitted by this Agreement and (iv) including any such transaction incurred by any direct or indirect parent company of the Initial Borrower), including such Charges related to the Transactions, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring Charges and business optimization expense deducted (and not added back) in such period in computing Consolidated Net Income, including any such costs Incurred in connection with acquisitions before or after the Closing Date (including entry into new markets/channels, new tradeshows and new service or product offerings), Charges in connection with any business or facilities start-up, opening (including establishing new office and facility locations), transition, consolidation, shut down and closing, and Charges related to the closure, reconfiguration and/or consolidation of facilities and costs to relocate employees, integration and transaction costs, retention charges, severance, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges and consulting fees, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits and costs consisting of professional consulting or other fees relating to any of the foregoing; plus

(f) any other non-cash Charges, impairment Charges (including bad debt expense), any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash Charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary of Holdings deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting, advisory, refinancing, subsequent transaction and exit fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsor and Management Equityholders and directors’ fees and expenses, in each case, to the extent otherwise permitted under Section 7.6 and deducted (and not added back) in computing Consolidated Net Income; plus

(i) the “run rate” expected cost savings, operating expense reductions, other operating improvements and initiatives, restructuring Charges and expenses, revenue enhancements (whether due to volume and/or margins) and synergies (including from increased pricing and/or volume in existing customer contracts, new projects and adjustments for annualized full-year gross profit contributions from current recurring contract base and backlog) related to acquisitions, divestitures, restructuring, cost savings initiatives, new projects, operational changes (including, without limitation, operational changes arising out of the modification of contractual arrangements (including, without limitation, renegotiation of lease agreements, utilities and logistics contracts and insurance policies, as well as purchases of leased real properties)) and other similar initiatives that are expected in good faith to be realized as a result of actions with respect to which substantial steps have been, will be, or are expected in good faith to be, taken; provided (A) that such actions or substantial steps have been, will be, or are expected in good faith to be, taken within 36 months (or, solely with respect to revenue enhancements (whether due to volume and/or margins) and revenue synergies, 24 months) after (x) if such cost savings, expense reductions, Charges, acquisition, divestiture, new projects, operational changes, restructuring or initiative is initiated on or prior to the Closing Date, the Closing Date, or (y) if such cost savings, expense reductions, Charges, acquisitions, divestitures, new projects, operational changes, restructuring, or initiative is initiated after the Closing Date, the date on which such cost savings, expense reductions, Charges, acquisition, divestiture, restructuring, other operational changes or initiative is initiated (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring Charges, revenue enhancements (whether due to volume and/or margins) and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring Charges, revenue enhancements (whether due to volume and/or margins) and synergies were realized during the entirety of such period) and (B) that no cost savings, operating expense reductions, restructuring Charges or synergies shall be added pursuant to this defined term to the extent duplicative of any or included in Charges, revenue enhancements (whether due to volume and/or margins) or Charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Pro Forma Basis”), net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount of adjustments in respect of revenue enhancements (whether due to volume and/or margins) and revenue synergies pursuant to this clause (i) and clause (t) below shall not exceed 25% of Consolidated EBITDA as of the applicable date of determination (calculated after giving effect to such addbacks); plus

(j) the “run rate” expected cost savings, operating expense reductions, other operating improvements, restructuring Charges and cost synergies related to the Transactions projected by the Borrower Representative in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Borrower Representative) within 36 months after the Closing Date, calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements, restructuring Charges and cost synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, restructuring Charges and cost synergies were realized during the entirety of such period, net of the amount of actual benefits realized during such period from such actions and which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Pro Forma Basis”; plus

(k) the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Financing, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(l) for purposes of determining compliance with the maximum Total First Lien Net Leverage Ratio required under Section 7.1, the Cure Amount, if any, received by the Initial Borrower (or by Holdings and contributed to the Initial Borrower) in respect of such period and permitted to be included in Consolidated EBITDA pursuant to Section 9.3; plus

(m) the Tax effect of any items excluded from the calculation of Consolidated Net Income pursuant to clauses (1), (3), (4), (7), (8) and (18) of the definition thereof; plus

(n) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement or any accelerated vesting of awards in anticipation of the Transactions, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 7.3(a)(2) and to the extent deducted (and not added back) in computed Consolidated Net Income; plus

(o) adjustments and add-backs of the type identified in (i) the confidential information memorandum dated January 2025 made available to the Lenders in connection with the syndication of the Facilities, (ii) any quality of earnings report of a nationally recognized accounting firm (or other accounting firm reasonably acceptable to the Administrative Agent) delivered by the Sponsor to the Administrative

Agent in connection with any Permitted Acquisition or other Investment permitted hereunder or (iii) any model reasonably acceptable to the Administrative Agent delivered by the Sponsor to the Administrative Agent in connection with any Permitted Acquisition or other Investment permitted hereunder; plus

(p) earn-out and similar obligations and adjustments thereof incurred in connection with any acquisition or other Investment permitted hereunder and paid or accrued during such period, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(q) all Charges attributable to, and payments of, legal settlements, fines, judgments or orders, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(r) [reserved]; plus

(s) adjustments and add-backs consistent with Regulation S-X under the Securities Act; plus

(t) at the Initial Borrower’s election, (A) the amount of incremental contract value that the Borrower in good faith believes would have been realized or achieved as Consolidated EBITDA contribution from (i) increased pricing, revenue, margin, volume initiatives or savings and/or (ii) the amount of incremental contract value that the Borrower in good faith believes would have been realized or achieved as Consolidated EBITDA from the entry into binding and effective new agreements with new customers or new agreements (or amendments to existing agreements) with existing customers, in each case, that are expected (in the good faith determination of the Borrower) to have a positive contribution to Consolidated EBITDA for a period longer than one year (collectively, “Incremental Contracts”), during such period had such Incremental Contracts been effective as of the beginning of such period as long as such incremental contract value is reasonably identifiable and factually supportable; provided (1) that such incremental contract value shall be subject only to certification by a Responsible Officer of the Borrower and shall be calculated on a Pro Forma Basis as though the full run rate effect of such incremental contract value for such period had been realized as Consolidated EBITDA contributed on the first day of such period; and (2) the Borrower may only include in Consolidated EBITDA any incremental contract value attributable to new customers or new agreements (or amendments to existing agreements) that Borrower determines is in excess of (but without duplication of) contract value attributable to Incremental Contracts that has been actually realized as Consolidated EBITDA contribution during such period, and/or (B) Consolidated EBITDA reasonably projected by the Borrower to be realized as a result of completed capital expenditures (including capitalized software) in an amount equal to (x) prior to the completion of the applicable capital expenditure project: the proportion of (I) total capital expenditures incurred during the applicable Test Period to (II) total capital expenditures budgeted for such project and such proportion multiplied by the expected mature earnings profile of the applicable capital expenditure project and (y) upon completion of the applicable capital expenditure project and thereafter for up to 36 months following completion of the underlying project, 100% of the total mature earnings profile (net of Consolidated EBITDA that has been actually realized during such period as the result of the applicable capital expenditure project) (provided that, in the good faith judgment of the Borrower such amounts in this subclause (B) are reasonably identifiable and anticipated to be realized); provided whether through a pro forma adjustment or otherwise, for such period (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Pro Forma Basis”), the aggregate amount of adjustments pursuant to this clause (t) together with clause (i) above shall not exceed 25% of Consolidated EBITDA as of the applicable date of determination (calculated after giving effect to such addbacks); provided further that the amounts in subclauses (A) or (B) pursuant to this clause (t) shall not be less than $0; plus

(u) [reserved]; plus

(v) [reserved]; plus

(w) start-up costs (to the extent deducted (and not added back) in computing Consolidated Net Income) and operating losses attributable to any new line of business or material expansion of any line of business for the first 12 months following the implementation of (or expansion of) such line of business; plus

(x) charitable contributions, including contributions related to any charitable foundations established by the Borrower in an aggregate amount not to exceed $1,000,000 in any Test Period; plus

(y) Charges related to (i) Charges in connection with litigation (including threatened litigation), arbitration or settlement, any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general) or any environmental matters, in each case including any settlement thereof, (ii) losses, including all judgments, settlements, liabilities, obligations, liquidated damages or other damages of any kind, settlement amounts, losses, fines, costs, fees, expenses, penalties and interest and other Charges in connection with any actual or threatened investigation, lawsuit or other proceeding against such Person and its Restricted Subsidiaries (including legal fees and expenses), (iii) expenses incurred in connection with casualty events or asset sales outside the ordinary course of business and (iv) activities pertaining to the sale of products in new locations (but, for the avoidance of doubt, not the cost of new products itself), including start-up costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any or all of the foregoing, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(z) Public Company Costs, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(aa) the amount of costs and expenses payable or accrued in such Test Period related to the migration or transfer of customers between platforms, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(bb) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization or such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(cc) reasonable fees and expenses paid to outside directors of Holdings and its Subsidiaries or its direct or indirect parent companies, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; and

(3) increased (by losses) or decreased (by gains) by (without duplication) the application of FASB Interpretation No. 45 (Guarantees).

Notwithstanding the foregoing, the Initial Borrower may, in its sole discretion, elect to not make any adjustment for any item described in this definition of “Consolidated EBITDA” if any such item individually has a magnitude less than $1,000,000 in any fiscal quarter; provided that the aggregate effect of disregarding all such items shall not result in an increase in Consolidated EBITDA by an amount that is greater than 5.0% of Consolidated EBITDA (calculated without giving effect to such adjustment, but after giving effect to all other addbacks and adjustments).

For purposes of this definition:

(1) if any periodic tradeshow, exhibition, conference or other event (a “Periodic Event”) that is typically produced by the Initial Borrower or any Restricted Subsidiary one time per quarterly period, semiannual period, fiscal year or Multi-Year Period (as defined below), as the case may be (each such period, an “Event Period”), shall have occurred more than once during such Event Period, the tradeshow gross margin related to the occurrences of such Periodic Event in such Event Period other than the most recently completed occurrence shall be excluded;

(2) the tradeshow gross margin related to any Periodic Event that will be typically produced by the Initial Borrower or any Restricted Subsidiary one time in a period of two or more fiscal years (a “Multi-Year Period”) shall be prorated across such Multi-Year Period by dividing the tradeshow gross margin of such Periodic Event at occurrence by the number of fiscal years in such Multi-Year Period, and the calculation of Consolidated EBITDA for each fiscal year in such Multi-Year Period shall only include such pro rata amount; and

(3) if any Periodic Event shall not have occurred during an Event Period (a “Lapsed Event Period”), but is scheduled to occur (i) within the immediately following fiscal year for purposes of a Periodic Event that is not a multi-year Periodic Event or (ii) within the immediately succeeding Event Period for purposes of a multi-year Periodic Event, then the calculation of Consolidated EBITDA relating to the Lapsed Event Period shall include the tradeshow gross margin of the most recently completed occurrence of the Periodic Event preceding the Lapsed Event Period, as if such Periodic Event had occurred during the Lapsed Event Period.

The adjustments and tradeshow gross margin described in clauses (1) through (3) of this paragraph (each, for purposes of this definition, a “scheduling adjustment”) shall be calculated by a responsible financial or accounting officer of the Initial Borrower in good faith and, for the avoidance of doubt, shall be made without duplication in all respects.

“Consolidated Interest Expense”: with respect to the Initial Borrower and the Restricted Subsidiaries for any period, the sum, without duplication, of

(1) consolidated interest expense for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments and receipts (if any) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) any prepayment premium or penalty, (ii) costs associated with obtaining Hedging Obligations and breakage costs in respect of Hedging Obligations related to interest rates, (iii) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Transactions or any acquisition, (iv) penalties and interest relating to Taxes, (v) any “additional interest” or “penalty interest”

with respect to any securities, (vi) any accretion or accrued interest of discounted liabilities, (vii) amortization of deferred financing fees, amendment or consent fees, debt issuance costs, unused line fees, letter of credit fees, commissions, discounts, fees and expenses, (viii) any expensing of bridge, commitment and other financing fees, cost of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities and (ix) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing); plus

(2) consolidated capitalized interest for such period, whether paid or accrued; less

(3) interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower Representative to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

Notwithstanding the foregoing, any additional charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Consolidated Net Income”: for any period, the Net Income of the Initial Borrower and the Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1) (x) any after-Tax effect of one time, special, extraordinary, infrequent, non-recurring, non-operating or unusual gains, Charges, income or expenses (including all fees and expenses relating thereto) (including costs and expenses relating to the Transactions), in each case whether or not so classified under GAAP and (y) tradeshow startup costs, severance, relocation costs, contract termination costs, system establishment charges, consolidation and closing costs, integration and facilities opening costs, business optimization costs, transition costs, restructuring costs, signing, retention or completion bonuses or payments and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies, whether or not effected through a cumulative effect adjustment or a retroactive application or otherwise in each case in accordance with GAAP, shall be excluded,

(3) any net after-Tax effect of income or loss from disposed, abandoned or discontinued operations and any net after-Tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4) any net after-Tax effect of gains or losses (including all fees and expenses relating thereto) attributable to business dispositions or asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Borrower Representative, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be excluded; provided that the Consolidated Net Income of the Initial Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period or a prior period to the extent not previously included,

(6) solely for the purpose of the definition of Excess Cash Flow and determining the amount available for Restricted Payments under Section 7.3(a)(2)(A), the Net Income for such period of any Restricted Subsidiary (other than any Loan Party) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior Governmental Approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement or instrument (other than this Agreement, the documentation governing any Indebtedness Incurred pursuant to Section 2.25 or Section 7.2(b)(vi) and any other agreement or instrument that specifically permits Restricted Payments to service Indebtedness hereunder), judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its shareholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Initial Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to the Initial Borrower or any of the Restricted Subsidiaries (to the extent not subject to any such restriction) in respect of such period or a prior period, to the extent not previously included,

(7) effects of adjustments (including the effects of such adjustments pushed down to the Initial Borrower and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements (including, but not limited to, any step-ups or reductions with respect to re-valuing assets and liabilities) pursuant to GAAP and related authoritative pronouncements resulting from the application in accordance with GAAP of purchase accounting in relation to the Transactions or any investment, acquisition, merger or consolidation (or reorganization or restructuring) that is consummated after the Closing Date or the depreciation, amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any net after-Tax income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9) any impairment Charges, asset write-off or write-down, including impairment Charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulations, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation Charge, including any such charge arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Initial Borrower or any of its direct or indirect parent companies in connection with the Transactions, including any expense resulting from the application of Statement of Financial Accounting Standards No. 123R shall be excluded, provided that any subsequent settlement in cash shall reduce Consolidated Net Income for the period in which such payment occurs,

(11) any Charges (including any make-whole premium or penalties) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance or repayment of Indebtedness, Equity Offering, refinancing transaction or amendment or modification of any debt instrument or any other transaction outside the ordinary course of business (in each case, (i) including any such transactions consummated prior to the Closing Date, (ii) whether or not such transaction is undertaken but not completed, (iii) whether or not such transaction is permitted by this Agreement and (iv) including any such transaction incurred by any direct or indirect parent company of the Initial Borrower) and any Charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves that are established and not reversed within 12 months after the Closing Date that are so required to be established as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded,

(13) [reserved];

(14) any Charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded,

(15) non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded,

(16) any non-cash rent, non-cash interest expense and non-cash interest income shall be excluded; provided that, if any such non-cash item represents an accrual or reserve for potential cash item in any future period, (i) the Borrower Representative may elect not to exclude such non-cash item in the current period and (ii) to the extent the Borrower Representative elects to exclude such non-cash item, the cash payment in respect thereof in such future period shall reduce or increase, as applicable, Consolidated Net Income in such future period to the extent paid,

(17) the net after-Tax effect of carve-out related items (including audit and legal expenses, elimination of duplicative costs (including with respect to software licensing expenses and fees with respect to transaction services agreements) and costs and expenses related to information and technology systems establishment or modification), in each case in connection with the performance of the rights and obligations under any transitions services agreement, shall be excluded,

(18) any non-cash expenses, accruals, reserves or income related to adjustments to historical tax exposures or tax asset valuation allowances shall be excluded; and

(19) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging”; and

(b) any net foreign exchange gains or losses (whether or not realized) resulting from the impact of foreign currency changes on the valuation of assets and liabilities on the consolidated balance sheet of the Initial Borrower and the Restricted Subsidiaries (in each case, including any net loss or gain resulting from hedge arrangements for currency exchange risk) and any net foreign exchange gains or losses (whether or not realized) from the impact of foreign currency changes on intercompany accounts and in any event including any foreign exchange translation or transaction gains or losses.

In addition, to the extent not already accounted for in the Consolidated Net Income of the Initial Borrower and the Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) the amount of proceeds as to which the Borrower Representative has determined that there is a reasonable basis that it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amount so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days) and (iii) reimbursements of any Charges that are covered by indemnification, reimbursement, guaranty, purchase price adjustment or other similar provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, (x) for the purpose of Section 7.3 only (other than clauses (a)(2)(E) and (a)(2)(F) therein), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Initial Borrower and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Initial Borrower and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Initial Borrower or any of the Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (a)(2)(E) and (a)(2)(F) therein and (y) for the purpose of the definition of Excess Cash Flow only, there shall be excluded the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Initial Borrower or any Restricted Subsidiary thereof.

“Consolidated Non-Cash Charges”: for any period, the aggregate depreciation, amortization (including amortization of intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of outstanding Indebtedness and commissions, discounts, yield and other fees and charges, and any Charges related to write-down of accounts receivables and inventory, but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash impairment, non-cash compensation, non-cash rent and other non-cash expenses reducing Consolidated Net Income for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid.

“Consolidated Total Indebtedness”: as of any date of determination, the aggregate principal amount of Indebtedness of the Initial Borrower and the Restricted Subsidiaries described in clauses (a)(i) and (a)(ii) of the definition of “Indebtedness” (excluding, for the avoidance of doubt, surety bonds, performance bonds and similar instruments), determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, including, without duplication, the outstanding principal amount of the Term Loans; provided, that the amount of revolving Indebtedness under this Agreement and any other revolving credit facility shall be computed based upon the period-ending value of such Indebtedness during the applicable period; provided, further, that Consolidated Total Indebtedness shall not include (w) Indebtedness in respect of Capitalized Lease Obligations or purchase money debt, (x)

Indebtedness in respect of any Qualified Receivables Financing permitted pursuant to Section 7.2(b)(xxi), (y) obligations in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder or (z) other than with respect to the calculation of Total First Lien Net Leverage Ratio for purposes Section 7.1, Revolving Loans funded for working capital purposes.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Consolidated Working Capital Adjustment”: for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than (in which case the Consolidated Working Capital Adjustment will be a negative number)) Consolidated Working Capital as of the end of such period, without giving effect to any decrease in Consolidated Working Capital from the beginning of such period to the end of such period as a result of acquisitions, Dispositions and Investments by the Initial Borrower and its Restricted Subsidiaries completed during such period.

“Contingent Obligations”: with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness”: Indebtedness of the Initial Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than 200% of the aggregate amount of cash contributions (including such contributions in exchange for Equity Interests in the Initial Borrower) (other than the Equity Contribution, Excluded Contributions, any contributions received in connection with the exercise of the Cure Right or any such cash contributions that have been used to make a Restricted Payment) made to the equity capital of the Initial Borrower after the Closing Date, in each case to the extent not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on the receipt of availability of such amount.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor”: with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant Trigger”: as defined in the definition of “Financial Compliance Date.”

“Cumulative Retained Excess Cash Flow Amount”: as of any date, an amount determined on a cumulative basis, equal to the Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date (with any negative Excess Cash Flow amount for any Excess Cash Flow Period deemed to be zero for such purposes) less the aggregate principal amount of Term Loans required to be prepaid prior to such date pursuant to Section 2.11(b).

“Cure Amount”: as defined in Section 9.3(a).

“Cure Period”: as defined in Section 9.3(a).

“Cure Right”: as defined in Section 9.3(a).

“Customary Bridge Financings”: bridge financings having a final maturity date (including after giving effect to automatic rollovers and extensions) no later than one year following the date of Incurrence thereof (without giving effect to any amendments, waivers or extensions) and otherwise on customary market terms for bridge financings in connection with the issuance of “high yield” securities at the relevant time.

“Daily Simple SOFR”: with respect to any applicable determination date means the SOFR published on the SOFR Administrator’s Website.

“Debt Fund Affiliate”: an Affiliate of the Sponsor (other than Holdings and any of its Subsidiaries) that is a bona fide debt fund or an investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business with respect to which (x) the Sponsor and its Affiliates (in each case other than Debt Fund Affiliates) do not directly or indirectly possess the power to direct or cause the direction of the investment policies of such entity, (y) information barriers are in place restricting the sharing of information between such Debt Fund Affiliate and the equity funds of the Sponsor or (z) the managers of such Affiliate have fiduciary duties to the investors of such Affiliate independent of their fiduciary duties to investors in equity funds of the Sponsor.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds”: as defined in Section 2.11(g).

“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that:

(a) has refused (whether verbally or in writing) to fund (and has not retracted such refusal), or has failed to fund, any portion of the Term Loans, Revolving Loans, participations in L/C

Obligations or participations in Swingline Loans required to be funded by it hereunder (collectively, its “Funding Obligations”) within one Business Day of the date required to be funded by such Lender hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied,

(b) has notified the Administrative Agent or the Borrower Representative in writing that it does not intend to (or will not be able to) satisfy such Funding Obligations or has made a public statement to that effect with respect to its Funding Obligations or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due,

(d) has failed, within three (3) Business Days after written request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its Funding Obligations; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon the Administrative Agent’s receipt of such confirmation, or

(e) has, or has a direct or indirect parent company that has, (i) admitted in writing that it is insolvent or failed to pay its debts as they become due, (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a substantial part of its assets or a custodian appointed for it, (iv) become subject to a forced liquidation, (v) made a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its assets to be, insolvent or bankrupt, (vi) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or action or (vii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender under this clause (e) solely by virtue of the ownership or acquisition of any equity interest in that Lender or the existence of an Undisclosed Administration in respect of that Lender (or, in such any case, any direct or indirect parent company thereof) by a Governmental Authority so long as such ownership interest or Undisclosed Administration does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Defaulting Lender Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to an Issuing Lender, such Defaulting Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations of such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Designated Non-cash Consideration”: the Fair Market Value of non-cash consideration received by the Initial Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is determined by the Borrower Representative to be Designated Non-cash Consideration, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock”: Preferred Stock of the Initial Borrower or any direct or indirect parent of the Initial Borrower, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Initial Borrower or any of its Subsidiaries or an employee stock ownership plan or trust established by the Initial Borrower or any of its Subsidiaries) and is so determined by the Borrower Representative to be Designated Preferred Stock, the cash proceeds of which are excluded from the calculation set forth in Section 7.3(a)(2)(B) and (C).

“Discount Prepayment Accepting Lender”: as defined in Section 2.10(c)(ii)(2).

“Discount Range”: as defined in Section 2.10(c)(iii)(1).

“Discount Range Prepayment Amount”: as defined in Section 2.10(c)(iii)(1).

“Discount Range Prepayment Notice”: a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.10(c)(iii) substantially in the form of Exhibit M-2.

“Discount Range Prepayment Offer”: the irrevocable written offer by a Lender, substantially in the form of Exhibit M-3, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date”: as defined in Section 2.10(c)(iii)(1).

“Discount Range Proration”: as defined in Section 2.10(c)(iii)(3).

“Discounted Prepayment Effective Date”: in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.10(c)(ii)(1), Section 2.10(c)(iii)(1) or Section 2.10(c)(iv)(1), respectively, unless a shorter period is agreed to between the Borrower Representative and the Auction Agent.

“Discounted Term Loan Prepayment”: as set forth in Section 2.10(c)(i).

“Discretionary Foreign Guarantor”: as defined in the definition of “Excluded Subsidiary”.

“Disposition”: with respect to any property (including Capital Stock of the Initial Borrower or any Restricted Subsidiary), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof (including by allocation of assets by division, merger or consolidation or amalgamation, or allocation of assets to any series of a limited liability company and excluding the granting of a Lien permitted hereunder) and any issuance of Capital Stock of any Restricted Subsidiary. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lender”: (i) each bank, financial institution, other institutional lender and other entity identified on a list made available to the Joint Lead Arrangers on or prior to the date of the Engagement Letter, (ii) each competitor of the Initial Borrower or any of its Subsidiaries that is in the same or a similar line of business as the Initial Borrower and its Subsidiaries identified by name and designated in writing from time to time to the Administrative Agent, (iii) any persons that are engaged as principals primarily in private equity, mezzanine financing (other than persons approved by the Borrower Representative in writing) or venture capital identified on a list made available to the Administrative Agent on or prior to the date of the Engagement Letter (in case of clause (ii) or (iii) above, other than a bona fide debt fund or an investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course) and (iv) as to any entity referenced in clauses (i) and/or (ii) above (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s Affiliates readily identifiable as such by name, but excluding any Affiliate that is a bona fide debt fund or an investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course; provided that any Person that is a Lender and subsequently becomes a Disqualified Lender (but was not a Disqualified Lender on the Closing Date or at the time it became a Lender) shall be deemed to not be a Disqualified Lender hereunder. Upon an inquiry by any Lender to the Administrative Agent as to whether a specific potential Assignee or prospective Participant is a Disqualified Lender, the Administrative Agent is permitted to disclose to such inquiring Lender whether such specific potential Assignee or prospective Participant is on the list of Disqualified Lenders.

“Disqualified Stock”: with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, in each case at the option of the holder thereof), or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to the then Latest Maturity Date in respect of the Term Facility (other than as a result of a change of control or asset sale to the extent permitted under clause (1) above); provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Initial Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Initial Borrower or any Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations; provided, further, however, that any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members), of the Initial Borrower, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Initial Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower Representative (or the compensation committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Initial Borrower or any Restricted Subsidiary; provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division”: the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor”: any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Dutch Auction”: as defined in Section 11.6(b)(iv).

“ECF Percentage”: 50%; provided that the ECF Percentage shall be reduced to (i) 25% if the Total First Lien Net Leverage Ratio determined on a Pro Forma Basis (including after giving effect to any associated payment under Section 2.11(b)) as of the last day of such fiscal year is less than or equal to 3.50 to 1.00 and greater than 3.00 to 1.00 and (ii) 0% if the Total First Lien Net Leverage Ratio determined on a Pro Forma Basis (including after giving effect to any associated payment under Section 2.11(b)) as of the last day of such fiscal year is less than or equal to 3.00 to 1.00.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having the authority to exercise Write-Down and Conversion Powers.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee”: (a) any Lender, any Affiliate of a Lender and any Approved Fund (any two or more Approved Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, financial institution, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys commercial loans in the ordinary course; provided that “Eligible Assignee” (x) shall include (i) Debt Fund Affiliates and Affiliated Lenders, subject to the provisions of Section 11.6(b)(iv) and (ii) Permitted Auction Purchasers, subject to the provisions of Section 11.6(b)(iii), and solely to the extent that such Permitted Auction Purchasers purchase or acquire Term Loans pursuant to Section 2.10(c) or in open market purchases, bilateral arrangements, privately negotiated arrangements, exchange offers (including for cash, other property, Equity Interests or other Indebtedness), and other transactions and effect a Cancellation immediately upon such contribution, purchase or acquisition pursuant to documentation reasonably satisfactory to the Administrative Agent and (y) shall not include any Disqualified Lender, Defaulting Lender or any natural person.

“Engagement Letter”: the amended and restated engagement letter, dated as of January 27, 2025, among the Joint Lead Arrangers party thereto and the Initial Borrower.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern, human health and safety with respect to exposure to Materials of Environmental Concern, and protection or restoration of the environment as now or may at any time hereafter be in effect.

“Equity Holder”: any direct or indirect equity holder of Holdings.

“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) and with respect to Holdings and the Initial Borrower, shareholder loans to the extent issued as Permitted Cure Securities or pursuant to Section 7.2(b)(xi) shall be treated as Equity Interests of the Initial Borrower or Holdings, as applicable, for all purposes hereunder (and, for the avoidance of doubt, any payments made with respect to such shareholder loans shall be treated as payments with respect to Equity Interests for all purposes hereunder, including Section 7.3, and not as payments with respect to Indebtedness).

“Equity Offering”: any public or private sale after the Closing Date of common stock or Preferred Stock of the Initial Borrower or any direct or indirect parent of the Initial Borrower, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to such Person’s common stock registered on Form S-8; and

(2) an issuance to any Restricted Subsidiary.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Event”: as defined in Section 4.11.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 9.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any Excess Cash Flow Period, the excess, if positive, of

(a) the sum, without duplication, of

(i) Consolidated Net Income for such Excess Cash Flow Period,

(ii) the amount of Consolidated Non-Cash Charges deducted in arriving at such Consolidated Net Income, but excluding any such Consolidated Non-Cash Charges representing an accrual or reserve for a potential cash item in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii) the Consolidated Working Capital Adjustment for such Excess Cash Flow Period,

(iv) the aggregate net amount of non‑cash loss on the Disposition of property by the Initial Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than sales in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income,

(v) the amount of Tax expense in excess of the amount of Taxes paid in cash during such Excess Cash Flow Period to the extent such Tax expense was deducted in determining Consolidated Net Income for such period, and

(vi) cash receipts in respect of Swap Agreements during such Excess Cash Flow Period to the extent not otherwise included in Consolidated Net Income, over

(b) the sum, without duplication, of

(i) the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing a reversal of an accrual or reserve described in clause (a)(ii)),

(ii) the aggregate amount of cash restructuring fees, charges and expenses during such Excess Cash Flow Period,

(iii) to the extent not deducted in determining Consolidated Net Income, Permitted Tax Distributions and Taxes of any Group Member paid in cash or payable with respect to such Excess Cash Flow Period and, if payable, for which reserves have been established to the extent required by GAAP,

(iv) all mandatory prepayments of the Term Loans pursuant to Section 2.11 made during such Excess Cash Flow Period as a result of any Asset Sale or Recovery Event, but only to the extent that such Asset Sale or Recovery Event resulted in a corresponding increase in Consolidated Net Income,

(v) to the extent not funded with the proceeds of Indebtedness (other than Indebtedness under any revolving credit facility), the aggregate amount of all regularly scheduled principal amortization payments of Funded Debt (including, for the avoidance of doubt, Funded Debt incurred under this Agreement) made in cash on their due date during such Excess Cash Flow Period (including payments in respect of Capitalized Lease Obligations to the extent not deducted in the calculation of Consolidated Net Income),

(vi) to the extent not funded with the proceeds of Indebtedness (other than Indebtedness under any revolving credit facility), the aggregate amount of all optional prepayments, repurchases and redemptions of Indebtedness (other than (x) the Loans and (y) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) made in cash during the Excess Cash Flow Period,

(vii) the aggregate net amount of non-cash gains on the Disposition of property by the Initial Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(viii) any cash payments that are made during such Excess Cash Flow Period and have the effect of reducing an accrued liability that was not accrued during such period,

(ix) the amount of Taxes paid in cash during such Excess Cash Flow Period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period,

(x) to the extent not deducted in determining Consolidated Net Income for such period, any amounts paid by the Initial Borrower and its Restricted Subsidiaries during such period that are reimbursable by the seller, or other unrelated third party, in connection with a Permitted Acquisition or other permitted Investments (and provided that once so reimbursed, such amounts shall increase Excess Cash Flow for the period in which received),

(xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Initial Borrower and any Restricted Subsidiary during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness,

(xii) cash expenditures in respect of Swap Agreements during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income,

(xiii) the amount of cash payments made in respect of pensions and other post-employment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income,

(xiv) the amount of Cash Equivalents subject to cash collateral or other deposit arrangements made with respect to Letters of Credit or Swap Agreements; provided, that if such Cash Equivalents cease to be subject to those arrangements, such amount shall be added back to Excess Cash Flow for the subsequent Excess Cash Flow Period when such arrangements cease,

(xv) a reserve established by the Initial Borrower or any Restricted Subsidiary in good faith in respect of deferred revenue that any Group Member generated during such Excess Cash Flow Period; provided that, to the extent all or any portion of such deferred revenue is not returned to customers during the immediately succeeding Excess Cash Flow Period or otherwise included in Consolidated Net Income in the immediately subsequent year, such deferred revenue shall be added back to Excess Cash Flow for such subsequent Excess Cash Flow Period,

(xvi) cash payments by the Initial Borrower and the Restricted Subsidiaries in respect of long-term liabilities to the extent not deducted in arriving at such Consolidated Net Income; provided that no such payments are with respect to long-term liabilities with an Affiliate of the Initial Borrower (or are guaranteed by an Affiliate of the Initial Borrower),

(xvii) amounts added to Consolidated Net Income pursuant to clauses (1), (3), (4), (11), (17) and (18) of the definition of “Consolidated Net Income”,

(xviii) (A) software and intellectual property expenditures and other Capital Expenditures, in each case, made in cash, (B) cash Restricted Payments (other than Intercompany Investments and Investments in Cash Equivalents), (C) cash payments in respect of Permitted Acquisitions and other Investments (other than Intercompany Investments and Investments in Cash Equivalents) permitted hereunder and (D) cash payments of an earn-out or seller note or note converted from an earn-out and other contingent consideration obligations and adjustments thereto, and

(xix) the aggregate consideration planned to be paid in cash pursuant to binding contracts, commitments, or binding purchase orders (to the extent not financed with the proceeds of Funded Debt (other than revolving loans)) (the “Contract Consideration”) entered into prior to or during such Excess Cash Flow Period relating to Permitted Acquisitions or Investments (other than Intercompany Investments and Investments in Cash Equivalents), Capital Expenditures, capitalized software expenditures or acquisitions of intellectual property to be consummated; provided that, to the extent the aggregate amount actually utilized to finance such Permitted Acquisitions or Investments, Capital Expenditures, software and intellectual property expenditures during any Excess Cash Flow Period is less than the Contract Consideration that reduced Excess Cash Flow for the prior period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for such Excess Cash Flow Period, provided that, any item that meets the criteria of any sub-clause of this clause (b) after the end of the applicable period and prior to the applicable date of calculation of Excess Cash Flow for such period may, at the Borrower Representative’s option, be included in the applicable period, but not in any calculation pursuant to this clause (b) for the subsequent calculation period if such election is made; provided further that, at the option of the Borrower Representative, any item that meets both the criteria of any sub-clause of this clause (b) and the criteria of any sub-clause of Section 2.11(b)(iii) may, at the Borrower Representative’s option, be included either in the calculation of this clause (b) or in the calculation of Section 2.11(b)(iii) in the applicable period (but not both).

“Excess Cash Flow Application Date”: as defined in Section 2.11(b).

“Excess Cash Flow Period”: each fiscal year of the Initial Borrower beginning with the fiscal year ending December 31, 2026.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Assets”: shall mean

(i)(A) all owned real property and (B) all leasehold real property,

(ii) any vehicles and other assets subject to certificates of title (other than to the extent perfection of the security interest in such assets is accomplished solely by the filing of UCC financing statement),

(iii) letter of credit rights (other than to the extent perfection of the security interest therein is accomplished solely by the filing of UCC financing statement) and commercial tort claims where the applicable Grantor has a reasonable expectation of recovery of less than $20,000,000;

(iv) any assets the granting of a security interest in which is prohibited by law (including restrictions in respect of Margin Stock and financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations), contract or requires third-party or government consents (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, the granting or assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding any applicable prohibition) or results in material adverse Tax, accounting or regulatory consequences, in each case as reasonably determined by the Initial Borrower,

(v)(A) any Margin Stock and (B) Capital Stock in an Excluded Subsidiary (other than 65% of the total outstanding Capital Stock of a CFC or a FSHCO that, in each case, is directly owned by a Borrower or a Guarantor) (but the Capital Stock of any Excluded Subsidiary referred to in clause (a)(i) of the definition thereof shall be an “Excluded Asset” only in the event and to the extent the pledge of such Capital Stock is prohibited by the terms of its Organizational Documents or joint venture documents),

(vi) any assets where the cost of obtaining a security interest in, or perfection of a security interest in, such assets exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined by the Initial Borrower),

(vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby,

(viii) any lease, license, agreement or similar arrangement permitted hereunder to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Loan Parties) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition,

(ix) any Cash Equivalents (other than proceeds of Collateral as to which perfection of the security interest in such proceeds is accomplished solely by the filing of UCC financing statement), deposit and securities accounts (including securities entitlements and related assets) and any other assets requiring perfection through control agreements or perfection by “control” (other than in respect of (a) certificated equity interests in the Borrowers and material Wholly Owned Restricted Subsidiaries thereof otherwise required to be pledged and (b) the Global Intercompany Note),

(x) any intent-to-use Trademark (as defined in the Security Agreement) application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark (as defined in the Security Agreement) application, or any registration issuing therefrom, under applicable federal law,

(xi) any assets of or indebtedness owed to or owing by any Excluded Subsidiary,

(xii) any property subject to a capital lease, purchase money security interest or, in the case of property of a Loan Party acquired after the Closing Date, pre-existing secured indebtedness not Incurred in anticipation of the acquisition by the applicable Loan Party, to the extent that the granting of a security interest in such property would be prohibited under the terms of such capital lease, purchase money financing or secured indebtedness, and

(xiii) any Capital Stock of Unrestricted Subsidiaries.

“Excluded Contributions”: the net cash proceeds and Cash Equivalents or Fair Market Value of assets or property received by or contributed to the Initial Borrower or any Restricted Subsidiary after the Closing Date (other than (i) such amounts provided by or contributed to the Initial Borrower or any Restricted Subsidiary from or by any Restricted Subsidiary and (ii) Permitted Cure Securities) from:

(a) contributions to its common or preferred equity capital, and

(b) the sale (other than to the Initial Borrower or a Restricted Subsidiary or management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Refunding Capital Stock, Disqualified Stock and Designated Preferred Stock) of the Initial Borrower or any direct or indirect parent, in each case of clauses (a) and (b)

designated by the Borrower Representative as an Excluded Contribution, the proceeds of which are excluded from the calculation set forth in Section 7.3(a)(2)(C).

“Excluded ECP Guarantor”: in respect of any Swap Obligation, any Loan Party that is not a Qualified ECP Guarantor at the time such Swap Obligation is Incurred.

“Excluded Subsidiary”: any Subsidiary of the Initial Borrower that is, at any time of determination, (i) not a Wholly Owned Subsidiary, provided that such Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary becomes a Wholly Owned Subsidiary, (ii) a special purpose securitization vehicle (or similar entity), including any Receivables Subsidiary created pursuant to a transaction permitted under this Agreement, (iii) a joint venture, (iv) a not-for-profit Subsidiary, (v) a Captive Insurance Subsidiary, (vi) an investment company registered or required to be registered under the Investment Company Act of 1940, as amended, and rules and regulations thereunder or that will be required to be registered as the result of guaranteeing Indebtedness hereunder, (vii) a CFC, (viii) a FSHCO, (ix) a Subsidiary of a CFC, (x) an Unrestricted Subsidiary, (xi) any Foreign Subsidiary, (xii) any Immaterial Subsidiary (provided that, in the absence of any other applicable limitation, such Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary is no longer an Immaterial Subsidiary), (xiii) for which the granting of a pledge or security interest would be prohibited or restricted by applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations), whether on the Closing Date or thereafter or by contract existing on the Closing Date, or, if such Subsidiary is acquired after the Closing Date, by contract existing when such Subsidiary is acquired (so long as such prohibition is not created in contemplation of such acquisition), including any requirement to obtain the consent of any Governmental Authority or third party (unless such consent has been obtained), (xiv) to the extent any Indebtedness Incurred by a Restricted Subsidiary prior to becoming a Restricted Subsidiary (and not Incurred in contemplation of such Restricted Subsidiary becoming a Restricted Subsidiary) prohibits such Restricted Subsidiary (and any Subsidiary thereof) from becoming a Guarantor, (xv) for which the cost of providing a Guarantee is excessive in relation to the value afforded thereby (as reasonably determined in good faith by the Borrower Representative and the Administrative Agent) or (xvi) any Subsidiary for which the provision of a guarantee could reasonably be expected to (1) result in adverse Tax consequences (that are not de minimis) or (2) result in materially adverse regulatory or accounting consequences, in each case as reasonably determined in good faith by the Borrower Representative; provided that, notwithstanding the foregoing, the Borrower Representative may in its sole discretion designate any Excluded Subsidiary (other than a Foreign Subsidiary) as a Subsidiary Guarantor and in connection therewith shall comply with the provisions of Section 6.9(c) and may, thereafter, re-designate such Subsidiary as an Excluded Subsidiary (so long as such Subsidiary otherwise then qualifies as an Excluded Subsidiary), upon which re-designation such Subsidiary shall automatically be released from its Guarantee in accordance with Section 8.9; provided, further, that, notwithstanding the foregoing, the Borrower Representative may in its sole discretion (but with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)) designate any Foreign Subsidiary as a Subsidiary Guarantor (a “Discretionary Foreign Guarantor”) on terms and conditions reasonably acceptable to the Borrower Representative and the Administrative Agent and may, thereafter, re-designate such Foreign Subsidiary as an Excluded Subsidiary, upon which re-designation such Foreign Subsidiary shall automatically be released from its Guarantee in accordance with Section 8.9.

“Excluded Swap Obligation”: any obligation (a “Swap Obligation”) of any Excluded ECP Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing Letter of Credit”: as defined in Section 3.1(c).

“Existing Liens”: as defined in Section 11.1(a).

“Existing Swap Agreement”: each Swap Agreement listed on Schedule 1.1C.

“Extended Revolving Commitments”: one or more Classes of extended Revolving Commitments that result from a Permitted Amendment.

“Extended Revolving Loans”: the Revolving Loans made pursuant to any Extended Revolving Commitment or otherwise extended pursuant to a Permitted Amendment.

“Extended Term Loans”: one or more classes of extended Term Loans that result from a Permitted Amendment.

“Extension-Based Incremental Amount”: in the case of an Incremental Facility that serves to effectively extend the maturity (without increasing or elevating the priority of the Liens securing such Indebtedness) of any Term Facility, the Revolving Facility, any Incremental Facility, any Refinancing Facility and any Indebtedness Incurred pursuant to Section 7.2(b)(vi), an amount equal to the portion of the relevant facility that will be replaced by such Incremental Facility.

“Extension-Based Incremental Facility”: as defined in Section 2.25(a)(i).

“Facility”: (a) any Term Facility and (b) any Revolving Facility, as the context may require.

“Fair Market Value”: with respect to any Investment, asset, property or transaction, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Borrower Representative).

“FATCA”: Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations and official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate, as so determined, would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter”: the fee letter, dated as of January 27, 2025, among BofA Securities, Inc. and the Initial Borrower.

“Fee Payment Date”: (i) the last Business Day of each relevant March, June, September and December (commencing March 31, 2025), (ii) the Revolving Termination Date and (iii) the date the Total Revolving Commitments are reduced to zero.

“Financial Compliance Date”: any date on which the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and Letters of Credit (excluding (i) undrawn Letters of Credit in an amount not to exceed $10,000,000 and (ii) any Collateralized Letters of Credit) of the Borrowers exceeds 35% of the Revolving Commitments as of such date (the “Covenant Trigger”).

“Financial Covenant Event of Default”: as defined in Section 9.2(b).

“Financial Definitions”: the definitions of Consolidated Interest Expense, Consolidated Net Income, Total First Lien Net Leverage Ratio, Total Net Leverage Ratio, Total Secured Net Leverage Ratio, Consolidated Total Indebtedness, Consolidated EBITDA, Interest Coverage Ratio, Fixed Charges and Net Income, and any defined term or section reference included in such definitions.

“First Lien Obligations”: any Indebtedness that is secured on a pari passu basis with the Liens that secure the Closing Date Term Loans, the Revolving Loans (if any) and the Revolving Commitments (or any refinancing of the Closing Date Term Loans, Revolving Loans (if any) or Revolving Commitments with loans or commitments having the same Lien priority as the Closing Date Term Loans, Revolving Loans (if any) or Revolving Commitments, as applicable, prior to such refinancing). For the avoidance of doubt, “First Lien Obligations” shall include the Closing Date Term Loans, Revolving Loans (if any) or Revolving Commitments (or the loans or commitments that Refinance the Closing Date Term Loans, Revolving Loans (if any) or Revolving Commitments).

“First Lien/Second Lien Intercreditor Agreement”: a First Lien/Second Lien Intercreditor Agreement substantially in the form of Exhibit D-1, or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative.

“First Priority Refinancing Revolving Facility”: as defined in the definition of “Permitted First Priority Refinancing Debt.”

“First Priority Refinancing Term Facility”: as defined in the definition of “Permitted First Priority Refinancing Debt.”

“Fixed Amounts”: as defined in Section 1.5.

“Fixed Charges”: with respect to the Initial Borrower and the Restricted Subsidiaries for any period, the sum of:

(1) Consolidated Interest Expense paid in cash during such period; and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of the Initial Borrower and the Restricted Subsidiaries;

provided, however, that, notwithstanding the foregoing, any charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Fixed GAAP Date”: the Closing Date; provided that at any time after the Closing Date, the Borrower Representative may by written notice to the Administrative Agent elect to change the Fixed GAAP Date and upon such notice, the Fixed GAAP Date shall be, at the election of the Borrower Representative, either the first day of the fiscal quarter in which such notice is delivered or the first day of the first fiscal quarter beginning after delivery of such notice, and for all periods thereafter.

“Fixed GAAP Terms”: (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Total First Lien Net Leverage Ratio,” “Total Net Leverage Ratio,” “Total Secured Net Leverage Ratio,” “Consolidated Total Indebtedness,” “Consolidated EBITDA” and “Indebtedness,” (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement that, at the Borrower Representative’s election, may be specified by the Borrower Representative by written notice to the Administrative Agent from time to time.

“Floor”: the benchmark rate floor, if any, provided in this Agreement with respect to the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR, as applicable. The initial Floor for each of the Adjusted Term SOFR Rate and Adjusted Daily Simple SOFR shall be 0.00%.

“Foreign Benefit Plan Event”: with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law or the terms of the Foreign Plan, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, (d) the incurrence of any liability by a Loan Party or any of Subsidiary of a Loan Party on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, (e) the occurrence of any transaction that could result in a Loan Party or any Subsidiary of a Loan Party incurring, or the imposition on a Loan Party or any Subsidiary of a Loan Party of, any fine, excise tax or penalty resulting from any noncompliance with applicable law or (f) any other event or condition with respect to a Foreign Plan that is not in compliance with applicable law that could result in liability of a Loan Party or any Subsidiary of a Loan Party.

“Foreign Plan”: any pension plan, benefit plan, fund or other similar program established, maintained or contributed to by a Loan Party or any Subsidiary of a Loan Party primarily for the benefit of individuals residing outside the United States (other than plans, funds or similar programs that are maintained exclusively by a Governmental Authority), and which is not subject to ERISA or the Code.

“Foreign Subsidiary”: any Subsidiary of Holdings that is not a US Subsidiary.

“FSHCO”: any Subsidiary of Holdings that has no material assets other than (a) Capital Stock (or Capital Stock and Indebtedness) of one or more direct or indirect Foreign Subsidiaries that are CFCs or (b) Capital Stock (or Capital Stock and Indebtedness) of a Subsidiary that holds no material assets other than those described in clause (a) above.

“Funded Debt”: as to any Person, all Indebtedness described in clauses (a)(i), (a)(ii) (excluding, for the avoidance of doubt, surety bonds, performance bonds and similar instruments) and (a)(iv) of the definition of “Indebtedness” of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“Funding Default”: as defined in Section 2.17(d).

“GAAP”: generally accepted accounting principles in the United States of America that are in effect on the Fixed GAAP Date (for purpose of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement); provided, that at any date after the Closing Date the Borrower Representative may make an irrevocable election to establish that GAAP shall mean GAAP as in effect on a date that is on or prior to the date of such election.

“General Debt Basket”: as defined in Section 7.2(b)(xiv).

“Global Intercompany Note”: a note substantially in the form of Exhibit J.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: any nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, administrative tribunal or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies exercising such powers or functions, such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Group Members”: the collective reference to Holdings, the Borrowers and their Restricted Subsidiaries.

“guarantee”: as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness of another Person.

“Guarantee”: as defined in Section 8.2.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Representative in good faith.

“Guarantor Joinder Agreement”: an agreement substantially in the form of Exhibit G.

“Guarantor Obligations”: as defined in Section 8.1.

“Guarantors”: the collective reference to Holdings, each Borrower (except with respect to its own Obligations) and the Subsidiary Guarantors (in each case, except to the extent released in accordance with this Agreement).

“Hedging Obligations”: with respect to any Person, the obligations of such Person under Swap Agreements.

“Holdings”: as defined in the preamble hereto.

“Honor Date”: as defined in Section 3.5.

“Identified Participating Lenders”: as defined in Section 2.10(c)(iii)(3).

“Identified Qualifying Lenders”: as defined in Section 2.10(c)(iv)(3).

“Immaterial Subsidiary”: each Subsidiary which, as of the most recently ended Test Period, contributed 7.5% or less of Consolidated EBITDA for such period; provided that, if, as of the most recently ended Test Period, the aggregate amount of Consolidated EBITDA attributable to all Subsidiaries that are Immaterial Subsidiaries exceeds 25% of Consolidated EBITDA for any such period, the Borrower Representative (or, in the event the Borrower Representative has failed to do so within thirty (30) days, the Administrative Agent) shall designate sufficient Subsidiaries to eliminate such excess, and such designated Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement.

“Incremental Amendment”: as defined in Section 2.25(c).

“Incremental Arranger”: as defined in Section 2.25(a).

“Incremental Facility”: any Class of Incremental Term Commitments or Incremental Revolving Commitments and the extensions of credit made thereunder, as the context may require.

“Incremental Facility Closing Date”: as defined in Section 2.25(c).

“Incremental Loan”: any Class of Incremental Term Loans or Incremental Revolving Loans, as the context may require.

“Incremental Revolving Commitments”: as defined in Section 2.25(a).

“Incremental Revolving Lender”: as defined in Section 2.25(a).

“Incremental Revolving Loans”: as defined in Section 2.25(a).

“Incremental Term Commitments”: as defined in Section 2.25(a).

“Incremental Term Lender”: as defined in Section 2.25(a).

“Incremental Term Loan Maturity Date”: the date on which an Incremental Term Loan matures as set forth in the Incremental Amendment relating to such Incremental Term Loan.

“Incremental Term Loans”: as defined in Section 2.25(a).

“Incremental Term Percentage”: as to any Incremental Term Lender at any time, the percentage which such Lender’s Incremental Term Commitments then constitutes of the aggregate Incremental Term Commitments then outstanding.

“Incremental Yield Differential”: as defined in Section 2.25(a)(vii).

“Incur”: with respect to any Indebtedness, issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Incurrence-Based Amounts”: as defined in Section 1.5.

“Indebtedness”: with respect to any Person:

(a) the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property, asset or business, except any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, (iv) in respect of Capitalized Lease Obligations or purchase money debt or (v) representing any Hedging Obligations, other than Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, provided that Indebtedness of any direct or indirect parent of the Initial Borrower appearing upon the balance sheet of the Initial Borrower solely by reason of push-down accounting under GAAP shall be excluded;

(b) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations described in clause (a) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(c) to the extent not otherwise included, obligations described in clause (a) of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (i) the Fair

Market Value of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person;

provided that (a) Contingent Obligations Incurred in the ordinary course of business, (b) obligations under or in respect of Receivables Financings, (c) Obligations associated with post-employment benefits and pension plans, workers’ compensation claims, deferred compensation or employee or director equity plans, social security or wage taxes, (d) any operating leases as such an instrument would be determined in accordance with GAAP as in effect on December 31, 2017, (e) in connection with the purchase by Holdings, the Initial Borrower or any Restricted Subsidiary of any business, post-closing payment adjustments to which the seller may be entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing until thirty (30) days after any such obligation becomes contractually due and payable, (f) deferred or prepaid revenues, (g) any Capital Stock (other than Disqualified Stock), (h) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (i) premiums payable to, and advance commissions or claims payments from, insurance companies, (j) earn-outs or similar obligations, (k) intercompany indebtedness made in the ordinary course of business and having a term not exceeding 364 days, (l) deferred compensation to employees of the Borrower Representative and its Subsidiaries incurred in the ordinary course of business, and (m) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that have been defeased or satisfied and discharged pursuant to the terms of such agreement, in each case, shall not constitute Indebtedness.

“Indemnified Liabilities”: as defined in Section 11.5.

“Indemnitee”: as defined in Section 11.5.

“Independent Financial Advisor”: an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower Representative or its direct or indirect parent, qualified to perform the task for which it has been engaged.

“Initial Borrower”: as defined in the preamble hereto.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property Security Agreements”: collectively, (a) each of the intellectual property security agreements among the Loan Parties party thereto and the Collateral Agent, in each case substantially in a form reasonably acceptable to the Collateral Agent and (b) each other intellectual property security agreement or intellectual property security agreement supplement executed and delivered pursuant to Section 6.9, Section 6.11, or Section 6.15.

“Intercompany Indebtedness”: any Indebtedness Incurred by any Group Member in favor of any other Group Member provided that such Indebtedness is not funded with the proceeds of any other Indebtedness.

“Intercompany Investments”: any Investment among the Initial Borrower and/or any Restricted Subsidiaries.

“Intercreditor Agreement”: (i) in connection with the Incurrence of any Junior Lien Obligations, a First Lien/Second Lien Intercreditor Agreement and (ii) in connection with the Incurrence of any First Lien Obligations, any intercreditor agreement among the Administrative Agent, the Borrowers, the Guarantors and one or more Senior Representatives in respect of such Indebtedness or any other party, as the case may be, substantially on terms set forth on Exhibit D-2 (except to the extent otherwise reasonably agreed by the Borrower Representative and the Administrative Agent) and such other terms that are reasonably satisfactory to the Borrower Representative and the Administrative Agent, in each case, as amended, restated, supplemented, replaced or otherwise modified from time to time with the consent of the Administrative Agent (such consent not be unreasonably withheld, conditioned or delayed).

“Interest Coverage Ratio”: as of any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the Test Period as of such date.

“Interest Payment Date”: (a) as to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December (commencing March 31, 2025) and the final maturity date of such Loan, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Term Loan Maturity Date or Revolving Termination Date, as applicable and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Term Loan Maturity Date or Revolving Termination Date, as applicable.

“Interest Period”: as to any Term Benchmark Loan, the period commencing on the borrowing, continuation or conversion date, as the case may be, with respect to such Term Benchmark Loan and ending one, three or six (in each case, subject to availability) months thereafter as selected by the Borrower Representative in its Borrowing and Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrowers may not select an Interest Period under any Revolving Facility that would extend beyond the Revolving Termination Date and the Borrowers (with respect to the Term Loans) may not select an Interest Period under the Term Facility beyond the date final payment is due on the Term Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) if the Borrower Representative shall fail to specify the Interest Period in any notice of borrowing of, conversion to, or continuation of, Term Benchmark Loans, the Borrower Representative shall be deemed to have selected an Interest Period of one month.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Investment Grade Securities”:

(1) securities issued or directly and fully guaranteed or insured by the government or any agency or instrumentality thereof (other than Cash Equivalents) of the U.S., Canada, any country that is a member of the European Union, or the United Kingdom;

(2) securities that have an Investment Grade Rating;

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments”: with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees of Indebtedness), advances or capital contributions (excluding accounts receivable, trade credit and advances or extensions of credit to customers and vendors, commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.3:

(1) “Investments” shall include the portion (proportionate to the Initial Borrower’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Initial Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Initial Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Initial Borrower’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Initial Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

For the avoidance of doubt, a guarantee by the Initial Borrower or a Restricted Subsidiary of the obligations of another Person (the “primary obligor”) shall not be deemed to be an Investment by the Initial Borrower or such Restricted Subsidiary in the primary obligor to the extent that such obligations of the primary obligor are in favor of the Initial Borrower or any Restricted Subsidiary, and in no event shall (x) a guarantee of an operating lease or other business contract of the Initial Borrower or any Restricted Subsidiary or (y) intercompany indebtedness among the Initial Borrower and the Restricted Subsidiaries made in the ordinary course of business and having a term not exceeding 364 days be deemed an Investment.

“IRS”: as defined in Section 11.6(c)(i).

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lender”: (i) Bank of America, N.A. and any of its designated branch offices or its or their respective affiliates, each in its capacity as issuer of any Letter of Credit and (ii) such other Revolving Lenders or Affiliates of Revolving Lenders that are reasonably acceptable to the Administrative Agent and the Borrower Representative that agree, pursuant to an agreement with and in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative, to be bound by the terms hereof applicable to such Issuing Lender. Any Issuing Lender may cause Letters of Credit to be issued by designated Affiliates or financial institutions and such Letters of Credit shall be treated as issued by such Issuing Lender for all purposes under the Loan Documents. Notwithstanding anything herein to the contrary, the Issuing Lenders shall only be required to issue standby Letters of Credit denominated in Dollars (unless otherwise agreed by any such Issuing Lenders).

“Joint Bookrunners”: collectively, the Joint Bookrunners listed on the cover page hereof.

“Joint Lead Arrangers”: collectively, the Joint Lead Arrangers listed on the cover page hereof and, unless the context requires otherwise, any “Arrangers”, “Lead Arrangers” or “Joint Lead Arrangers” (or any Persons holding similar titled roles) under the Existing Credit Agreement or any Prior Amendment.

“Junior Lien Obligations”: any Indebtedness that is secured by any or all of the Collateral on a junior basis to the First Lien Obligations.

“Junior Priority Refinancing Revolving Facility”: as defined in the definition of “Permitted Junior Priority Refinancing Debt.”

“Junior Priority Refinancing Term Facility”: as defined in the definition of “Permitted Junior Priority Refinancing Debt.”

“L/C Advance”: with respect to each L/C Participant, such L/C Participant’s funding of its participation in any Letter of Credit in accordance with Section 3.4(a).

“L/C Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or Refinanced as a Revolving Borrowing.

“L/C Commitment”: $30,000,000.

“L/C Credit Extension”: with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 3.9 and, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the applicable Issuing Lender.

“L/C Sublimit”: with respect to any Issuing Lender, (i) the amount set forth opposite the name of such Issuing Lender on Schedule 1.1A-2 or (ii) such other amount specified in the agreement by which such Issuing Lender becomes an Issuing Lender hereunder.

“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, Other Term Loan, Other Term Commitment, Other Revolving Loan or Other Revolving Commitment.

“Laws”: collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Legal Reservations”: the principle that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

“Lenders”: as defined in the preamble hereto; provided that, unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lenders and the Swingline Lender.

“Letter of Credit Facility Expiration Date”: the day that is five (5) Business Days prior to the scheduled Revolving Termination Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letters of Credit”: as defined in Section 3.1(a).

“Liabilities” any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing), provided that, for the avoidance of doubt, in no event shall an operating lease in and of itself be deemed a Lien.

“Limited Condition Transaction”: (a) any acquisition or other Investment permitted hereunder, including by way of merger, amalgamation or consolidation, by or involving Holdings, the Initial Borrower or one or more of the Restricted Subsidiaries (including acquisitions or other Investments subject to a letter of intent or purchase agreement or similar agreement or document), whose consummation is not conditioned upon the availability of, or on obtaining, third party financing (or, if such a condition does exist, Holdings, the Initial Borrower or any Restricted Subsidiary, as applicable, would be required to pay any fee, liquidated damages or other amount or be subject to any indemnity, claim or other liability as a result of such third party financing not having been available or obtained) or (b) any redemption, satisfaction and discharge or repayment of Indebtedness or Preferred Stock requiring irrevocable notice in advance of such redemption, satisfaction and discharge or repayment; provided that the Consolidated Net Income (and any other financial term derived therefrom), other than for purposes of calculating any ratios in connection with the Limited Condition Transaction, shall not include any Consolidated Net Income of, or attributable to, the target company or assets associated with any such Limited Condition Transaction or any other Limited Condition Transaction or transactions related thereto such unless and until the closing of such Limited Condition Transaction shall have actually occurred.

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, each Prior Amendment, the Notes, the Security Documents, any Intercreditor Agreement, any Refinancing Amendment, any Incremental Amendment, any Loan Modification Agreement, any Co-Borrower Joinder and any other document designated as a “Loan Document” by the Administrative Agent and the Borrower Representative from time to time.

“Loan Modification Agent”: as defined in Section 2.28(a).

“Loan Modification Agreement”: as defined in Section 2.28(b).

“Loan Modification Offer”: as defined in Section 2.28(a).

“Loan Parties”: the collective reference to the Borrowers and the Guarantors.

“Majority Facility Lenders”: (a) with respect to any Revolving Facility, the Majority Revolving Lenders with respect to such Revolving Facility, (b) with respect to any Term Facility, the Majority Term Lenders with respect to such Term Facility, (c) with respect to any Untested Delayed Draw Term Commitments, the Majority Untested Delayed Draw Term Commitment Holders and (d) with respect to any Untested Revolving Commitments, the Majority Untested Revolving Commitment Holders.

“Majority Revolving Lenders”: at any time with respect to any Revolving Facility, (i) prior to the termination of all Revolving Commitments with respect to such Revolving Facility, non-Defaulting Lenders holding more than 50% of the Total Revolving Commitments (other than Untested Revolving Commitments) and (ii) after the termination of all the Revolving Commitments with respect to such Revolving Facility, non-Defaulting Lenders holding more than 50% of the Total Revolving Extensions of Credit with respect to such Revolving Facility.

“Majority Term Lenders”: at any time with respect to any Term Facility, Term Lenders that are non-Defaulting Lenders having Term Loans and unused and outstanding Term Commitments (other than Untested Delayed Draw Term Commitments) with respect to such Term Facility representing more than 50% of the sum of all Term Loans outstanding and unused and outstanding Term Commitments with respect to such Term Facility at such time.

“Majority Untested Delayed Draw Term Commitment Holders”: at any time with respect to any Untested Delayed Draw Term Commitments, Untested Delayed Draw Term Commitment Holders (that are non-Defaulting Lenders) holding more than 50% of such Untested Delayed Draw Term Commitments.

“Majority Untested Revolving Commitment Holders”: at any time with respect to any Untested Revolving Commitments, Untested Revolving Commitment Holders (that are non-Defaulting Lenders) holding more than 50% of such Untested Revolving Commitments.

“Management Agreement”: one or more management services or consulting services agreements, between the Initial Borrower or any direct or indirect parent company thereof or any Restricted Subsidiary and the Sponsor and any other beneficial owner in the equity in the Borrower Representative or any direct or indirect parent company of the Borrower Representative.

“Management Equityholder”: an Equity Holder that is a present or former employee, director or consultant of Holdings or its Subsidiaries or any of Holdings’ direct or indirect parent companies (or any entity controlled by any of the foregoing Persons), and any other Equity Holder in a management aggregator entity; provided, for the avoidance of doubt, that “Management Equityholder” shall not include the Sponsor or any of its affiliates.

“Margin Stock”: as set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Market Capitalization”: an amount equal to (a) the total number of issued and outstanding shares of common Capital Stock of the Initial Borrower, Holdings or any direct or indirect Parent Holding Company thereof on the date of the declaration of a Restricted Payment permitted pursuant to Section 7.3(b)(viii) multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such shares of common Capital Stock are traded for the thirty (30) consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, liabilities, operations, financial condition or operating results of Holdings, the Initial Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent, any Lender or any Secured Party hereunder or thereunder.

“Material Intellectual Property”: intellectual property owned by Holdings, any Borrower or any Restricted Subsidiary of Holdings that is material to the operation of the business of Holdings, the Borrowers and their Restricted Subsidiaries, taken as a whole.

“Materials of Environmental Concern”: any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead-based paints or materials, radon, urea-formaldehyde insulation, toxic molds, fungi and mycotoxins, and radioactive materials that are regulated pursuant to Environmental Law or may have an adverse effect on human health or the environment.

“Maximum Amount”: as defined in Section 11.20(a).

“MFN Adjustment”: as defined in Section 2.25(a)(vii).

“Minimum Disposition Threshold Amount”: the greater of $21,000,000 and 20.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period.

“Minimum Extension Condition”: as defined in Section 2.28(c).

“Moody’s”: Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale, any Recovery Event or any other sale of assets, the proceeds thereof actually received in the form of Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien not prohibited hereunder on any asset that is the subject of such Asset Sale, Recovery Event or other sale of assets (other than any Lien pursuant to a Security Document), together with any applicable premium, penalty, interest and breakage costs required to be paid in connection therewith, (iii) Taxes paid (including Permitted Tax Distributions) and the Borrower Representative’s reasonable and good faith estimate of Taxes (including Permitted Tax Distributions) required to be paid by any Group Member in connection with such Asset Sale, Recovery Event or other sale of assets or in connection with the distribution of such proceeds (after taking into account the reduction in Tax liability resulting from any available operating losses and net operating loss carryovers, Tax credits, and Tax credit carry forwards, and similar Tax attributes or deductions), (iv) a reasonable reserve for any liabilities relating to such assets (including pension, post-employment and environmental liabilities) and for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale, Recovery Event or other sale of assets owing by any Group Member in connection therewith and which are reasonably expected to be required to be paid; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds, (v) cash escrows to any Group Member from the sale price for such Asset Sale, Recovery Event or other sale of assets; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release, (vi) in the case of a Recovery Event, costs of preparing assets for transfer upon a taking or condemnation, (vii) in the case of any Asset Sale or any Recovery Event by a non-Wholly Owned Restricted Subsidiary, the pro rata portion (calculated without regard to this clause (vii)) attributable to minority interests and not available for distribution to or for the account of the Borrower Representative or a Wholly Owned Restricted Subsidiary and (viii) other customary fees and expenses actually incurred in connection therewith; provided that for purposes of Section 2.11(c), no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such amount exceeds the Minimum Disposition Threshold Amount (and only net cash proceeds in excess of such amounts shall constitute Net Cash Proceeds under this clause (a)), and (b) in connection with any issuance or sale of Capital Stock or any incurrence or issuance of Indebtedness, the proceeds thereof received in the form of Cash Equivalents from any such issuance, sale or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith.

“Net Income”: with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Short Lender”: as defined in Section 11.25.

“Non-Debt Fund Affiliate”: any Affiliate of Holdings other than (i) Holdings, the Borrowers or any Subsidiary of Holdings or the Borrowers, (ii) any Debt Fund Affiliate and (iii) any natural person.

“Non-Excluded Taxes”: as defined in Section 2.19(a).

“Non-Guarantor Subsidiary”: any Subsidiary that is not a Subsidiary Guarantor.

“Non-U.S. Lender”: as defined in Section 2.19(j).

“Note”: a Closing Date Loan Term Loan Note, a Revolving Loan Note or a Swingline Loan Note.

“Notice of Intent to Cure”: written notice (including via e-mail) from the Borrower Representative to the Administrative Agent, with respect to each Test Period for which a Cure Right will be exercised.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans or the maturity of Cash Management Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, and all other obligations and liabilities of any Loan Party (including with respect to guarantees) to the Administrative Agent, any Lender or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document or any other document made, delivered or given in connection herewith or therewith or any Specified Swap Agreement (other than, in the case of any Excluded ECP Guarantor, any Excluded Swap Obligations arising thereunder) or any Specified Cash Management Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Loan Party pursuant to any Loan Document), Guarantee Obligations or otherwise.

“OFAC”: the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offered Amount”: as defined in Section 2.10(c)(iv)(1).

“Offered Discount”: as defined in Section 2.10(c)(iv)(1).

“Officer’s Certificate”: a certificate signed on behalf of the Borrower Representative or any other Group Member by any Responsible Officer thereof.

“OID”: with respect to any Term Loan or Revolving Facility (or repricing thereof), or any Incremental Term Loan or Incremental Revolving Commitment, as the case may be, the amount of any original issue discount or upfront fees (which shall be deemed to constitute a like amount of original issue discount) paid by a Borrower, but excluding (i) any arrangement, structuring, syndication, commitment, ticking, unused line or other fees payable in connection therewith that are not shared with all Lenders in the primary syndication thereof (and excluding any bona fide arranger, structuring, syndication, commitment, ticking, unused line or similar fees paid to a Lender or an Affiliate of a Lender in its capacity as a commitment party or arranger and regardless of whether such Indebtedness is syndicated to third parties) and (ii) customary consent fees for any amendment paid generally to consenting lenders, in each case, which excluded fees shall not be included and equated to the interest rate.

“Operational Changes”: (x) any cost savings initiative, business optimization expense, operating expense reduction, restructuring charge, revenue enhancements (whether due to volume and/or margins) or similar charges, (y) any acquisition, disposition or changes in customer, supplier or other commercial contracts or arrangements or new material customer, supplier or other commercial contracts or arrangements, including (i) material changes to amounts to be paid by or received by Loan Parties and (ii) material changes to contracted or implemented revenue, and (z) any restructuring of the business of the Initial Borrower or any of its Restricted Subsidiaries, whether by merger, consolidation, amalgamation or otherwise, in each case, consistent with the type specified in the definition of Consolidated EBITDA.

“Organizational Document”: (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation or registration and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document), (v) relative to each Person that is an exempted limited partnership, its exempted limited partnership agreement, (vi) relative to each Person that is an exempted company, its memorandum and articles of association and (vii) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Original Obligations”: as defined in Section 11.27(a)(iii).

“Other Applicable Indebtedness”: as defined in Section 2.11(b).

“Other Obligations”: any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Other Obligations with respect to the Loans shall not include fees or indemnification in favor of third parties other than the Secured Parties.

“Other Revolving Commitments”: one or more Classes of revolving credit commitments hereunder or extended Revolving Commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans”: the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes”: any and all present or future stamp, court or documentary Taxes or any other excise or property Taxes, charges or similar levies (including any penalties, interest and additional amounts with respect thereto) arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Other Term Commitments”: one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans”: one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount”: (a) with respect to the Term Loans, Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof on such date after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Borrowing) and Swingline Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Holding Company”: any direct or indirect parent entity of Holdings which holds directly or indirectly 100% of the Equity Interest of Holdings and which does not hold Equity Interests in any other Person (except for any other Parent Holding Company).

“Participant”: as defined in Section 11.6(c).

“Participant Register”: as defined in Section 11.6(c).

“Participating Lender”: as defined in Section 2.10(c)(iii)(2).

“Patriot Act”: USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009), as amended.

“Payment”: as defined in Section 10.15.

“Payment Notice”: as defined in Section 10.15.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Requirements”: the making or procuring of appropriate registrations, filings, endorsements or stampings, in each case, in accordance with local laws and/or notifications of or other perfection actions specifically required by the Security Documents and/or the Liens created thereunder.

“Permitted Acquisition”: as defined in clause (23) of the definition of “Permitted Investments.”

“Permitted Amendment”: an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.28, providing for an extension of the maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change to the Applicable Margin with respect to the Loans and/or Commitments of the Accepting Lenders, (b) a change to the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (c) any other changes permitted by the terms of Section 2.28.

“Permitted Asset Swap”: the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Initial Borrower or any of the Restricted Subsidiaries and another Person.

“Permitted Auction Purchaser”: the Initial Borrower or Holdings or any of their Restricted Subsidiaries or any direct or indirect parent thereof (other than any Affiliated Lender) designated by the Initial Borrower as a Permitted Auction Purchaser.

“Permitted Credit Agreement Refinancing Debt”: (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness Incurred or Other Revolving Commitments obtained pursuant to a Refinancing Amendment, in each case, issued, Incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or Refinance, in whole or part, existing Term Loans, outstanding Revolving Loans or (in the case of Other Revolving Commitments obtained pursuant to a Refinancing Amendment) Revolving Commitments hereunder (including any successive Permitted Credit Agreement Refinancing Debt) (any such extended, renewed, replaced or Refinanced Term Loans, Revolving Loans or Revolving Commitments, “Refinanced Credit Agreement Debt”); provided that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes or relates to any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Credit Agreement Debt (and, in the case of Refinanced Credit Agreement Debt consisting, in whole or in part, of unused Revolving Commitments or Other Revolving Commitments, the amount thereof) plus an amount equal to unpaid and accrued interest and premium thereon plus other reasonable and customary fees and expenses (including upfront fees, original issue discount and underwriting discounts), (ii) in the case of Other Revolving Commitments and Other Revolving Loans, there shall be no required repayment thereof (other than in connection with a voluntary reduction of commitments or availability thereunder) prior to the maturity thereof, and (iii) such Refinanced Credit Agreement Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Permitted Credit Agreement Refinancing Debt is issued, Incurred or obtained; provided that to the extent that such Refinanced Credit Agreement Debt consists, in whole or in part, of Revolving Commitments or Other Revolving Commitments (or Revolving Loans or Other Revolving Loans Incurred pursuant to any Revolving Commitments or Other Revolving Commitments), such Revolving Commitments or Other Revolving Commitments, as applicable, shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Permitted Credit Agreement Refinancing Debt is issued, Incurred or obtained.

“Permitted Cure Securities”: any Qualified Equity Interest in Holdings or, to the extent such shareholder loan is subordinated to Holdings’ Obligations on terms reasonably acceptable to the Administrative Agent, a shareholder loan to Holdings; provided that notwithstanding such subordination provisions, for purposes hereunder, such subordinated loans shall be treated as Equity Interests for purposes of Section 7.3 and, accordingly, the terms of any such subordination agreement shall permit repayment of the shareholder loans to the extent they would otherwise have been permitted under Section 7.3 if treated as Equity Interests.

“Permitted Early Maturity Indebtedness”: any Indebtedness in an aggregate outstanding amount not to exceed the greater of $105,000,000 and 100.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period.

“Permitted First Priority Refinancing Debt”: any secured Indebtedness Incurred by any Borrower in the form of one or more series of senior secured notes or senior secured term loans (each, a “First Priority Refinancing Term Facility”) or one or more senior secured revolving credit facilities (each, a “First Priority Refinancing Revolving Facility”); provided that (i) such Indebtedness consists of First Lien Obligations, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans) or outstanding Revolving Loans or Revolving Commitments and (iii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that an Officer’s Certificate signed on behalf of the Borrower Representative delivered to the Administrative Agent at least five (5) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to the Incurrence of such

Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirements of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower Representative within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders”: (i) the Sponsor, (ii) the Management Equityholders, (iii) any Person that has no material assets other than the Capital Stock of Holdings (and/or any direct or indirect Parent Holding Company) and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of Holdings or any direct or indirect Parent Holding Company, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any Permitted Holder specified in clause (i) or (ii) above, holds more than 50% of the total voting power of the Voting Stock thereof, (iv) [reserved] and (v) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Permitted Holder specified in clauses (i) or (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of Holdings or any direct or indirect Parent Holding Company or of a Permitted Holder specified in clause (iii) above (a “Permitted Holder Group”), so long as no Person or other “group” (other than a Permitted Holder specified in clauses (i) and (iii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group.

“Permitted Investments”:

(1) any Investment in the Initial Borrower or any Restricted Subsidiary; provided, that the aggregate outstanding amount of any such Investments made by a Loan Party in any non-Loan Party outside the ordinary course of business shall not exceed, at the time such Investment is made, taken together with all other such outstanding non-ordinary course Investments made pursuant to the proviso to this clause (1) by a Loan Party in any non-Loan Party, the greater of $105,000,000 and 100% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) (x) any Investment in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Initial Borrower or a Restricted Subsidiary and (y) any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets, including earnouts, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 7.5 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment (x) existing on the Closing Date and, with respect to any such Investments in excess of $20,000,000 in aggregate principal amount, set forth on Schedule 1.1D, (y) made pursuant to binding commitments in effect on the Closing Date and, with respect to any such Investments in excess of $20,000,000 in aggregate principal amount, set forth on Schedule 1.1D and (z) that replaces, Refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced,

Refinanced, refunded, renewed or extended except to the extent required by the terms of such Investment on the Closing Date;

(6) loans and advances to, and guarantees of Indebtedness of, future, present or former officers, directors, employees and consultants of the Initial Borrower (or any of its direct or indirect parent companies) or a Restricted Subsidiary not in excess, at the time such Investment is made, taken together with all other Investments made pursuant to this clause (6) that are at the time outstanding, of the greater of $10,500,000 and 10.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period;

(7) any Investment acquired by the Initial Borrower or any of the Restricted Subsidiaries (a) in exchange for any other Investment or receivable or other claim held by the Initial Borrower or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Initial Borrower or such other Investment or receivable, (b) in satisfaction of judgments against other Persons, (c) in good faith settlement of delinquent obligations of, or as a result of the compromise or resolutions of, litigation, arbitration or other disputes with Persons who are not Affiliates or (d) as a result of a foreclosure by the Initial Borrower or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, or (e) in satisfaction or partial satisfaction of trade credit and other credit extended in the ordinary course of business, including to vendors and suppliers;

(8) Hedging Obligations permitted under Section 7.2(b)(xii);

(9) Investments by the Initial Borrower or any of the Restricted Subsidiaries having an aggregate Fair Market Value, at the time such Investment is made, taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed (x) the greater of $79,000,000 and 75.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period at any one time outstanding, plus (y) any unused amounts available under Section 7.3(b)(xxii) (with a corresponding reduction to that basket); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) loans and advances to (or guarantees of Indebtedness of) future, present or former officers, directors, employees and consultants for business related travel expenses (including entertainment expense), moving and relocation expenses, Tax advances, payroll advances and other similar expenses, or to fund such Person’s purchase or other acquisition for value of Equity Interests of the Initial Borrower or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Initial Borrower (or any direct or indirect parent company thereof) in good faith;

(11) Investments the payment for which consists of Equity Interests of the Initial Borrower (other than Disqualified Stock) or any direct or indirect parent of the Initial Borrower, as applicable, or, in each case, the proceeds from the issuance thereof; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.3(a)(2) or as Excluded Contributions;

(12) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.17 (except transactions described in Section 6.17(b)(ii), (b)(v), (b)(x)(B), (b)(xxiii) and (b)(xxiv) therein);

(13) Investments consisting of (y) the licensing or contribution of intellectual property pursuant to joint marketing arrangements, collaborations or other similar arrangements with other Persons or (z) any license or sublicense of intellectual property granted in the ordinary course of business or which do not materially interfere with the ordinary conduct of the business of the Initial Borrower or any Restricted Subsidiary;

(14) (a) guarantees issued in accordance with Section 7.2 and Section 6.9, and (b) guarantees of leases (other than Capitalized Lease Obligations) and of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(15) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment (including prepayments to suppliers) or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(16) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(17) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with Section 7.5;

(18) (x) Investments in joint ventures of the Initial Borrower or any of its Restricted Subsidiaries existing on the Closing Date, (y) Investments in joint ventures in an aggregate amount not to exceed, at the time such Investment is made, taken together with all other Investments made pursuant to this clause (18)(y) that are at the time outstanding, the greater of $37,000,000 and 35.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period, and (z) Investments in Similar Businesses in an aggregate amount not to exceed, at the time such Investment is made, taken together with all other Investments made pursuant to this clause (18)(z) that are at the time outstanding, the greater of $42,000,000 and 40.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period; provided, however, that if any Investment pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary;

(19) Investments (i) of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 7.8 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation, and (ii) held by an entity that becomes or is designated as a Restricted Subsidiary after the Closing Date (including Investments in Unrestricted Subsidiaries made or acquired (or committed to be made or acquired)), to the extent that such Investments were not made in contemplation of such entity becoming or being designated as a Restricted Subsidiaries;

(20) Investments made in connection with obtaining, maintaining or renewing client contracts and advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, distributors, customers, vendors, licensors and licensees, and performance guarantees, in each case in the ordinary course of business;

(21) the acquisition of assets or Capital Stock solely in exchange for the issuance of common equity securities of the Initial Borrower (or any direct or indirect parent of the Initial Borrower); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.3(a)(2) or as Excluded Contributions;

(22) unlimited Investments; provided that both before and after giving effect to such Investment (i) no Event of Default under Section 9.1(a) or 9.1(g) has occurred or is continuing and (ii) on a Pro Forma Basis as of the most recently ended Test Period, the Total First Lien Net Leverage Ratio does not exceed 3.75 to 1.00;

(23) acquisitions by the Initial Borrower or any Restricted Subsidiary of the majority of the Capital Stock of Persons or of assets constituting a division, business unit or product line of, or all or substantially all of the assets of a Person (each a “Permitted Acquisition”); provided that (i) the line of business of the acquired entity shall be similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted by the Initial Borrower and the Restricted Subsidiaries and (ii) any Person acquired shall become, and any Person acquiring assets shall be, a Restricted Subsidiary (unless designated as an Unrestricted Subsidiary);

(24) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary banking arrangements in the ordinary course of business;

(25) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(26) loans and advances to direct and indirect parent companies of the Initial Borrower in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such companies in accordance with Section 7.3;

(27) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management services, treasury arrangements or related activities arising in the ordinary course of business;

(28) Investments consisting of earnest money deposits required in connection with a Permitted Acquisition or other permitted Investment;

(29) Investments resulting from the exercise of drag-along rights, put-rights, call-rights or similar rights under joint venture or similar documents;

(30) Reorganizations and other activities related to tax planning and other reorganizations; provided, in the case of this clause (ii) that, in the reasonable business judgment of the Initial Borrower, after giving effect to any such reorganizations and activities, there is no material adverse impact on the value of the (A) Collateral granted (or the security interests granted thereon) to the Collateral Agent for the benefit of the Lenders or (B) Guarantees in favor of the Lenders, in the case of each of clauses (A) and (B), taken as a whole (any reorganizations and activities described in clause (ii) above, “Permitted Reorganizations”);

(31) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are (A) in the ordinary course of business and (B) funded not more than 120 days in advance of the applicable transfer pricing and cost-sharing payment;

(32) Investments in Immaterial Subsidiaries not to exceed, at the time such Investment is made, taken together with all other Investments made pursuant to this clause (32) that are at the time outstanding, the greater of $105,000,000 and 100.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period;

(33) [reserved];

(34) Investments in connection with any deferred compensation plan or arrangement or other compensation plan or arrangement, including to a “rabbi” trust or to any grantor trust subject to claims of creditors;

(35) Investments made in connection with unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that such obligations and/or liabilities, as applicable, are permitted to remain unfunded under applicable law; and

(36) the conversion to Qualified Equity Interests of any Indebtedness owed to the Initial Borrower or any Restricted Subsidiary.

Subject to the immediately following sentence, the amount of any non-cash Investments will be the Fair Market Value thereof at the time made, and the amount of any cash Investment will be the original cost thereof. To the extent any Investment in any Person is made in compliance with Section 7.3(b) in reliance on a category above that is subject to a Dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to the Borrower, any other Loan Party or, to the extent applicable, any Restricted Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, interest, payment, return of capital, repayment, liquidation or otherwise but excluding Intercompany Indebtedness), such return shall be deemed to be credited to the Dollar-denominated category against which the Investment is then charged (but in any event not in an amount that would result in the aggregate dollar amount able to be invested in reliance on such category to exceed such Dollar-denominated restriction). To the extent the category subject to a Dollar-denominated restriction is also subject to an equivalent percentage of such Dollar amount which, at the date of determination, produces a numerical restriction that is greater than such Dollar amount, then such Dollar equivalent shall be deemed to be substituted in lieu of the corresponding Dollar amount in the foregoing sentence for purposes of determining such credit.

“Permitted Liens”: with respect to any Group Member:

(1) pledges or deposits by such Person in connection with (a) worker’s compensation, employment or unemployment insurance and other types of employers’ health, disability, tax, social security legislation, retirement and other similar legislation, employee source deductions, goods and services Taxes, sales Taxes, municipal Taxes and pension fund obligations or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to the Initial Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (a), or (c) good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases, subleases, licenses, sublicenses or similar agreements to which such

Person is a party, performance and return of money bonds and other similar obligations incurred in the ordinary course of business, or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure surety, stay, customs or appeal bonds or statutory bonds to which such Person is a party, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens with respect to outstanding motor vehicle fines and Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction contractors’ and mechanics’ and other like Liens, in each case for sums not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are being maintained in accordance with GAAP;

(3) Liens for Taxes (including corporate taxes), assessments or other governmental charges (i) not overdue for more than sixty (60) days, (ii) which are being contested in good faith by appropriate proceedings if (a) adequate reserves with respect thereto are being maintained on the books of such Person in accordance with GAAP (or, in the case of any Foreign Subsidiary, the accounting principles applicable in the relevant jurisdiction) or (b) they are immaterial to the Initial Borrower and its Restricted Subsidiaries taken as a whole or (iii) on property the Borrower Representative or any of its Restricted Subsidiaries has decided to abandon if the sole recourse for such Tax, assessment or governmental charge is to such property;

(4) Liens securing obligations incurred pursuant to Section 7.2(b)(xiii) as well as Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements, or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, leases, subleases, encroachments, protrusions, easements or reservations of, or rights of others for, sublicenses, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, and other similar purposes, or zoning, building codes or other restrictions (including defects or irregularities in title and similar encumbrances, including any title exceptions listed on any title policy) as to the use of real properties, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which, in each case, do not in the aggregate materially impair their use in the operation of the business of such Person taken as a whole;

(6) Liens Incurred to secure Other Obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 7.2(a) and Section 7.2(b)(i), (b)(iv), (b)(vi), (b)(vii), (b)(xiv), (b)(xv), (b)(xvi), (b)(xix) (such Liens limited to 50% of such basket), (b)(xxii), (b)(xxix), (b)(xxx), (b)(xxxiii), (b)(xxxv) and (b)(xxxvi) (provided that, in the case of Section 7.2(a), (b)(iv), (b)(vi), (b)(xiv), (b)(xvi) (to the extent related to Indebtedness that originally was subject to an Intercreditor Agreement), (b)(xxii), (b)(xxx) and (b)(xxxiii), if such Indebtedness is secured by the Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness has become party to an Intercreditor Agreement (or any Intercreditor Agreement has been amended or replaced in a manner reasonably acceptable to the Administrative Agent), which results in such Senior Representative having rights to share in the Collateral on a pari passu or junior basis, as applicable), in each case, except to the extent required to be unsecured pursuant to the terms thereof; provided that, (A) in the case of Section 7.2(b)(vii), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof, additions and accessions thereto, replacements thereof and customary security deposits; provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its Affiliates, (B) in the case of Section 7.2(b)(xv), such guarantee may only be subject to Liens to the extent the underlying Indebtedness may be subject to any Liens and (C) with respect to any Liens permitted hereunder pursuant to Sections 7.2(b)(xxii)(y) and (b)(xxx), such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition and such Liens may not extend to any assets or property owned by the Initial Borrower or any Restricted Subsidiary, other than the acquired assets or property (and the proceeds or products of such assets or property or shares of stock or improvements thereon);

(7) (i) Liens securing the Obligations and (ii) Liens existing on the Closing Date and, with respect to any such Liens in excess of $20,000,000 in aggregate principal amount, set forth on Schedule 1.1E;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary (provided that the deemed Incurrence of Liens pursuant to Section 6.12 shall not itself be deemed to cause such Liens to be created “in connection with, or in contemplation of” such Unrestricted Subsidiary’s designation as a Restricted Subsidiary); provided, further, however, that such Liens may not extend to any other property owned by the Initial Borrower or any Restricted Subsidiary (other than the proceeds or products of such assets, property or shares of stock or improvements thereon and other than after-acquired property of such Restricted Subsidiary covered by an applicable grant clause);

(9) Liens on assets or on property at the time the Initial Borrower or any Restricted Subsidiary acquired such assets or property, including any acquisition by means of a merger or consolidation with or into the Initial Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Initial Borrower or any Restricted Subsidiary (other than the proceeds or products of such assets or property or shares of stock or improvements thereon);

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Initial Borrower or another Restricted Subsidiary permitted to be Incurred pursuant to Section 7.2;

(11) Liens (including Liens on Cash Equivalents) securing Hedging Obligations permitted under Section 7.2(b)(xii);

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) (i) leases, licenses, subleases and sublicenses of, and the granting of an easement interest in and to, assets (including real property and intellectual property rights), or other agreements under which the Initial Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Initial Borrowers’ or any Restricted Subsidiary’s products, technologies, facilities or services, in each case in the ordinary course of business, and (ii) any interest or title of a lessor, licensor, sublessor or sublicensor or secured by a lessor’s, licensor’s, sublessor’s or sublicensor’s interest under leases, licenses, subleases and sublicenses entered into by the Initial Borrower or any of its Restricted Subsidiaries as lessee, licensee, licensee or sublicensee;

(14) Liens arising from UCC financing statement filings (or similar filings in any other jurisdiction) regarding operating leases or consignments or sales of receivables entered into by the Initial Borrower and its Restricted Subsidiaries in the ordinary course of business and other Liens arising solely from precautionary UCC financing statements or similar filings;

(15) Liens in favor of the Initial Borrower or any Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) Liens (i) made in the ordinary course of business to secure liability to insurance carriers, insurance companies and brokers, and (ii) on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries and joint ventures that are not Restricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure Cash Management Obligations or other Cash Management Services not prohibited by Section 7.2, in each case in the ordinary course of business;

(23) Liens on equipment of the Initial Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Initial Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(24) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11), (15) and (25) of this definition of “Permitted Liens;” provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus proceeds or products of such property or improvements on such property or after-acquired property that is covered by any applicable grant clause or property that is affixed or incorporated into the property covered by such Lien), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15) and (25) of this definition of “Permitted Liens” at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including any premium and defeasance costs, related to such refinancing, refunding, extension, renewal or replacement; provided that with regard to liens incurred under this clause (24) with respect to Liens originally permitted under clause (11) or (25), clauses (11) and (25) shall continue to be calculated assuming such Lien was incurred under such clauses;

(25) Liens securing obligations which obligations do not exceed, at the time such Lien is created or Incurred, taken together with all other Liens Incurred pursuant to this clause (25), the greater of

$63,000,000 and 60.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period; provided that, at the Borrower Representative’s option, the holders of such Liens (or an agent, trustee or representative) may enter into an Intercreditor Agreement providing that such Liens are secured on a pari passu basis or a junior basis to the First Lien Obligations;

(26) Liens on the Collateral which obligations do not exceed, at the time such Lien is created or Incurred, taken together with all other Liens Incurred pursuant to this clause (26) that are at the time outstanding, the greater of $105,000,000 and 100.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period; provided that the holders of such Liens (or an agent, trustee or representative) have entered into an Intercreditor Agreement providing that such Liens are secured on a junior basis to the First Lien Obligations;

(27) Liens on receivables and related assets including proceeds thereof being sold in factoring arrangements entered into in the ordinary course of business;

(28) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other deposit-taking institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Initial Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Initial Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Initial Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(29) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(30) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.3; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(31) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(32) customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and similar investment vehicles;

(33) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Initial Borrower or any of its Restricted Subsidiaries;

(34) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(35) Liens not given in connection with the issuance of Indebtedness for borrowed money (i) of a collection bank arising under Section 4-210 of the UCC (or similar filings in any other jurisdiction) on items in the course of collection; (ii) attaching to a pooling, commodity or securities trading account or other commodity or securities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking or finance industry or arising pursuant to such banking or financial institution’s general terms and conditions (including Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts);

(36) (i) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder, (ii) Liens incurred in connection with escrow arrangements or other agreements relating to an acquisition or Investment permitted hereunder, and (iii) Liens on advances of Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment;

(37) customary Liens on deposits required in connection with the purchase of property, equipment and inventory, in each case incurred in the ordinary course of business;

(38) Liens on Cash Equivalents or other property arising in connection with the defeasance, discharge, repayment or redemption of Indebtedness; provided that such defeasance, discharge, repayment or redemption is permitted hereunder;

(39) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(40) Liens given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of the Initial Borrower or a Restricted Subsidiary; provided that such Liens do not materially interfere with the operations of the Initial Borrower and its Restricted Subsidiaries, taken as a whole;

(41) Liens on assets of Non-Guarantor Subsidiaries, provided such Liens secure obligations of Non-Guarantor Subsidiaries that are otherwise permitted hereunder and such Liens only encumber assets of such Non-Guarantor Subsidiaries;

(42) Liens arising out of or deemed to exist in connection with any financing transaction of the type described in clause (m) of the definition of “Asset Sale;”

(43) (i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation schemes, payroll and employer Taxes, employment or unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Initial Borrower or any Restricted Subsidiary;

(44) (i) restrictive covenants affecting the use to which real property may be put; provided that such covenants are complied with, and (ii) ground leases in respect of real property on which facilities owned or leased by Holdings or any of its Subsidiaries are located;

(45) Liens on assets (other than Collateral) so long as such Liens only encumber such assets;

(46) zoning by-laws and other land use restrictions, including site plan agreements, development agreements and contract zoning agreements;

(47) Liens imposed by law or incurred pursuant to customary reservations or retentions of title (including contractual Liens in favor of sellers or suppliers of goods) incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than sixty (60) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(48) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to Dispose of any property in a Disposition, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien; and

(49) Liens in respect of cash collateralization of letters of credit.

The Borrower Representative may divide, classify (or later reclassify) any Lien (or any portion thereof) in one or more of the above categories (including in part in one category and in part another category) as set forth in this definition.

“Permitted Junior Priority Refinancing Debt”: any secured Indebtedness Incurred by any Borrower in the form of one or more series of junior lien secured notes or junior lien secured term loans (each, a “Junior Priority Refinancing Term Facility”) or one or more revolving credit facilities (each, a “Junior Priority Refinancing Revolving Facility”); provided that (i) such Indebtedness constitutes Junior Lien Obligations, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans) or outstanding Revolving Loans or Revolving Commitments and (iii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that an Officer’s Certificate signed on behalf of the Borrower Representative delivered to the Administrative Agent at least five (5) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirements of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower Representative within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees). Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Maturity Exceptions”: each of Customary Bridge Financings, customary prepayment terms in connection with customary escrow arrangements, and Permitted Early Maturity Indebtedness.

“Permitted Refinancing Requirements”: with respect to any Indebtedness Incurred by any Borrower to Refinance, in whole or part, any other Indebtedness (such other Indebtedness, “Refinanced Debt”):

(a) with respect to all such Indebtedness:

(i) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, discounts, premiums, optional prepayment or optional redemption terms and financial covenants) are, taken as a whole, not materially more restrictive on the Group Members than those applicable to the Refinanced Debt, when taken as a whole (except for (x) financial covenants or other covenants or provisions applicable only to periods after the Latest Maturity Date at the time of such Refinancing, as may be agreed by the Borrower Representative and the providers of such Indebtedness, (y)

terms that are conformed (or added) to the Loan Documents for the benefit of the Lenders pursuant to an amendment between the Administrative Agent and the applicable Borrowers or (z) terms that are customary market terms at the time of Incurrence (as determined by the Borrower Representative in good faith) or are approved by the Administrative Agent in its reasonable discretion);

(ii) if such Indebtedness is guaranteed, it is not guaranteed by any Persons other than the Restricted Subsidiaries that are Loan Parties (subject to the Same Guaranty Exceptions); and

(iii) the proceeds of such Indebtedness are applied, substantially concurrently with the Incurrence thereof, to the prepayment (or satisfaction and discharge) of the outstanding amount (and, if such Indebtedness constitutes Refinancing Revolving Debt, reductions of the Revolving Commitments) of the Refinanced Debt specified by the Borrower Representative in accordance with its terms;

provided, that an Officer’s Certificate signed on behalf of the Borrower Representative delivered to the Administrative Agent at least five (5) Business Days (or a shorter period acceptable to the Administrative Agent) prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition unless the Administrative Agent notifies the Borrower Representative within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(b) if such Indebtedness constitutes Refinancing Revolving Debt, (i) such Indebtedness does not mature (or require commitment reductions or amortization) prior to the final stated maturity date of the Refinanced Debt and (ii) such Indebtedness includes provisions providing for the pro rata treatment of payment, repayment, borrowings, participations and commitment reductions of the Revolving Facility and such Indebtedness;

(c) if such Indebtedness constitutes Refinancing Term Debt (other than Permitted Maturity Exceptions):

(i) such Indebtedness (A) does not mature prior to the earlier of the Latest Maturity Date and the maturity date of the Refinanced Debt and (B) does not have a Weighted Average Life to Maturity shorter than the lesser of the Weighted Average Life to Maturity of the then outstanding Term Loans and the Weighted Average Life to Maturity of the Refinanced Debt;

(d) if such Indebtedness is secured:

(i) subject to the Same Collateral Exceptions, such Indebtedness is not secured by any assets other than the Collateral (it being understood that such Indebtedness shall not be required to be secured by all of the Collateral); provided that Indebtedness that may be Incurred by Non-Guarantor Subsidiaries pursuant to Section 7.2 may be secured by assets of Non-Guarantor Subsidiaries; and

(ii) a Senior Representative acting on behalf of the providers of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent), which results in such Senior Representative having rights to share in the Collateral as provided in the definition of Permitted First Priority Refinancing Debt, in the case of a First Priority Refinancing Revolving Facility or a First Priority Refinancing Term Facility, or in the definition of Permitted Junior Priority Refinancing Debt, in the case of a Junior Priority Refinancing Revolving Facility or a Junior Priority Refinancing Term Facility.

“Permitted Tax Distributions”: payments made pursuant to Section 7.3(b)(xii).

“Permitted Unsecured Refinancing Debt”: any unsecured Indebtedness Incurred by any Borrower in the form of one or more series of senior unsecured notes or term loans (each, an “Unsecured Refinancing Term Facility”) or one or more revolving credit facilities (each, an “Unsecured Refinancing Revolving Facility”); provided that (i) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans) or outstanding Revolving Loans or Revolving Commitments and (ii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that an Officer’s Certificate signed on behalf of the Borrower Representative delivered to the Administrative Agent for posting to the Lenders at least five (5) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to the Incurrence of such Indebtedness, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person”: any natural person, corporation, limited partnership, exempted limited partnership, exempted company, general partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust, bank trust company, land trust, business trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity whether legal or not.

“Plan”: at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which Holdings or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 6.2.

“Preferred Stock”: any Equity Interest with preferential right of payment of dividends or redemptions upon liquidation, dissolution, or winding up.

“Prepayment-Based Incremental Amount”: an amount equal to the amount of all prior voluntary prepayments, the par value of all term loan buybacks (to the extent such term loans are cancelled) (including buybacks pursuant to Section 2.23) and undrawn commitment reductions of Term Loans, Revolving Loans, Incremental Term Loans, Incremental Revolving Loans and other Indebtedness that constitutes First Lien Obligations (or, solely with respect to Incurrences of Junior Lien Obligations, Indebtedness secured by non-Collateral or unsecured Indebtedness, Indebtedness of such ranking or a more senior ranking), in each case, (w) based on the par value of such Indebtedness, (x) with respect to any revolving loans or delayed draw term loans, to the extent accompanied by a permanent reduction in such revolving commitments or delayed draw term loans, (y) to the extent not funded with the proceeds of Indebtedness constituting “long term indebtedness” (or comparable caption) under GAAP (other than Indebtedness in respect of any revolving credit facility) and (z) less any previous Incurrence pursuant Section 2.25(a)(i)(y) and Section 7.2(b)(vi)(y) (or Section 7.2(b)(xvi) in respect of amounts previously incurred under Section 7.2(b)(vi)(y)).

“Prepayment-Based Incremental Facility”: as defined in Section 2.25(a)(i).

“Prime Rate”: is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prior Amendment”: as defined in the recitals hereto.

“Private Lender Information”: any information and documentation that is not Public Lender Information.

“Pro Forma Basis”: (i) if, during such Reference Period, Holdings, the Initial Borrower or any Restricted Subsidiary shall have made any Disposition (or discontinued any operations) of at least a division of a business unit, then, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including any Financial Definitions, such calculation for such Reference Period shall be given pro forma effect thereto as if such Disposition or discontinuation occurred on the first day of such Reference Period (for the avoidance of doubt, including (without duplication) pro forma adjustments, if any, to the extent set forth in the definition of Consolidated EBITDA);

(ii) if, during such Reference Period, Holdings, the Initial Borrower or any Restricted Subsidiary shall have made an Investment or acquisition of assets, in each case constituting at least a division of a business unit or a product line of, or all or substantially all of the assets of, any Person (whether by way of merger, asset acquisition, acquisition of Capital Stock or otherwise), then, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including any Financial Definition, such calculation for such Reference Period shall be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such Reference Period (for the avoidance of doubt, including (without duplication) pro forma adjustments, if any, to the extent set forth in the definition of Consolidated EBITDA);

(iii) if, during such Reference Period, the Borrower Representative shall have designated any Restricted Subsidiary as an Unrestricted Subsidiary, or designated any Unrestricted Subsidiary as a Restricted Subsidiary, then, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including any Financial Definition, such calculation for such Reference Period shall be calculated after giving pro forma effect thereto as if such designation occurred on the first day of such Reference Period;

(iv) if, during such Reference Period, Holdings, the Initial Borrower or any Restricted Subsidiary shall have Incurred or shall have repaid, retired or extinguished any Indebtedness, or issued or redeemed (or gives irrevocable notice of redemption for) any Disqualified Stock or Preferred Stock, then, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including any Financial Definition, such calculation for such Reference Period shall be calculated giving pro forma effect to such Incurrence, repayment, retirement, extinguishment, issuance or redemption (including as contemplated by any such irrevocable notice of redemption), as if the same had occurred on the first day of such Reference Period; provided that, the foregoing adjustments shall apply to any Incurrence, repayment, retirement or extinguishment of Indebtedness under any revolving credit facility only to the extent that the application of the proceeds of any such Incurrence is used for, or the source of funds used for such repayment, retirement or extinguishment is received from, a transaction that is otherwise given pro forma effect pursuant to this definition of “Pro Forma Basis”;

(v) if, during such Reference Period, Holdings, the Initial Borrower or any Restricted Subsidiary shall have commenced any Operational Changes, then, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including any Financial Definition, such calculation for such Reference Period shall be calculated after giving pro forma effect thereto (subject to any limitation set forth in the definition of “Consolidated EBITDA”) as if such designation or entry occurred on the first day of such Reference Period; and

(vi) if, during such Reference Period, Holdings, the Initial Borrower or any Restricted Subsidiary shall have received any Cash Equivalents from the issue or sale of Equity Interests, then, with respect to the calculation of Cash Equivalents of the Initial Borrower and its Restricted Subsidiaries, or any test, financial ratio, basket or covenant under this Agreement utilizing Cash Equivalents, such calculation for such Reference Period shall be calculated after giving pro forma effect thereto as if such issuance or sale of Equity Interests occurred on the first day of such Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower Representative to the extent identifiable and supportable. Any such pro forma calculation shall include, without duplication, adjustments appropriate to reflect cost savings, operating expense reductions, restructuring charges and expenses, revenue enhancements (whether due to volume and/or margins) and synergies reasonably expected to result from the applicable event to the extent set forth in the definition of “Consolidated EBITDA”.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower Representative to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Borrower Representative may designate.

The term “Disposition” in this definition shall not include dispositions of inventory and other ordinary course dispositions of property.

“Pro Rata Share”: with respect to (i) any Revolving Facility, and each Revolving Lender’s share of such Revolving Facility, at any time a fraction (expressed as a percentage), the numerator of which is the amount of the Revolving Commitments of such Revolving Lender under such Revolving Facility at such time and the denominator of which is the amount of the aggregate Revolving Commitments under such Revolving Facility at such time; provided that if such Revolving Commitments have been terminated, then the Pro Rata Share of each Revolving Lender shall be determined based on the Pro Rata Share of such Revolving Lender under such Revolving Facility immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof, (ii) any Term Facility, and each Term Lender and such Term Lender’s share of all Term Commitments or Term Loans under such Term Facility, at any time a fraction (expressed as a percentage), the numerator of which is the amount of the Term Commitments of such Term Lender under such Term Facility at such time and the denominator of which is the amount of the aggregate Term Commitments under such Term Facility at such time; provided that if any Term Loans are outstanding under such Term Facility, then the Pro Rata Share of each Term Lender shall be a fraction (expressed as a percentage), the numerator of which is the amount of the Term Commitments and Term Loans of such Term Lender under such Term Facility at such time and the denominator of which is the amount of the aggregate Term Commitments and Term Loans under such Term Facility at such time; provided, further, that if all Term Loans under such Term Facility have been repaid, then the Pro Rata Share of each Term Lender under such Term Facility shall be determined based on the Pro Rata Share of such Term Lender under such Term Facility immediately prior to such repayment, and (iii) with respect to each Lender and all Loans and Outstanding Amounts at any time a fraction (expressed as a percentage), the numerator of which is the Outstanding Amount with respect to Loans and Commitments of such Lender at such time (plus such Lender’s obligation to purchase participations in Swingline Loans and undrawn Letters of Credit) and the denominator of which is the Outstanding Amount (in aggregate) plus the amount of all Lenders’ obligations to purchase participations in Swingline Loans and undrawn Letters of Credit at such time; provided that if all Outstanding Amounts have been repaid or terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Properties”: as defined in Section 4.14(a).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs”: costs relating to, or in anticipation of or preparation for, compliance with the Sarbanes-Oxley Act of 2002 (or similar regulations in other jurisdictions), as amended, and other expenses arising out of or incidental to the Initial Borrower’s status (or the status of any Parent Holding Company that only owns, directly or indirectly, the Initial Borrower and its Subsidiaries) as a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act (or similar regulations in other jurisdictions), the rules of securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, investor relations, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Public Lender”: as defined in Section 6.2(a).

“Public Lender Information”: information and documentation that is (i) publicly available (or could be derived from publicly available information) or (ii) not material or inside information with respect to Holdings and its Subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.

“Public Offering”: an underwritten public offering of common Capital Stock of Holdings or Holdings’ direct or indirect parent pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S-8 or any successor form).

“Purchase Money Note”: a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Initial Borrower or any of its Subsidiaries to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Purchase Notice”: a Discount Range Prepayment Notice, a Solicited Discounted Prepayment Notice or a Specified Discount Prepayment Notice, as applicable.

“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 11.24.

“Qualified Counterparty”: (A) any Person that, as of the Closing Date or within thirty (30) days of the Closing Date or as of the date it enters into any Specified Swap Agreement, is (i) if such Specified Swap Agreement is an Existing Swap Agreement, any counterparty thereto, or (ii) the Administrative Agent, a Joint Lead Arranger, a Lender or an Affiliate of the foregoing, in its capacity as a counterparty to such Specified Swap Agreement or (B) any other Person that is designated as a “Qualified Counterparty” by the Borrower Representative to the Administrative Agent and agrees in a letter delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, to indemnify the Administrative Agent, the Collateral Agent and Affiliates thereof as contemplated by Section 10.13.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, any Loan Party that has total assets exceeding $10,000,000 (or total assets exceeding such other amount so that such Loan Party is an “eligible contract participant” as defined in the Commodity Exchange Act) at the time such Swap Obligation is incurred.

“Qualified Equity Interests”: any Capital Stock that is not Disqualified Stock.

“Qualified Receivables Financing”: any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (1) the Borrower Representative shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower Representative and the Receivables Subsidiary, (2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Borrower Representative), and (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms at the time the Receivables Financing is first introduced (as determined in good faith by the Borrower Representative and it being understood that such terms, covenants, termination events and other provisions may subsequently be modified so long as such modifications are on market terms at the time of any such modification) and may include Standard Securitization Undertakings. The grant of a security interest in any accounts receivable of the Initial Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure any Indebtedness shall not be deemed a Qualified Receivables Financing.

“Qualified Reporting Subsidiary” as defined in Section 6.1.

“Qualifying Lender”: as defined in Section 2.10(c)(iv)(3).

“Ratio-Based Incremental Amount”:

(x) with respect to any Indebtedness that constitutes First Lien Obligations, an unlimited amount so long as either (I) the Total First Lien Net Leverage Ratio does not exceed 4.00 to 1.00, or (II) the Total First Lien Net Leverage Ratio does not exceed the Total First Lien Net Leverage Ratio immediately prior to such incurrence;

(y) with respect to any such Indebtedness that constitute Junior Lien Obligations, an unlimited amount so long as either (I) the Total Secured Net Leverage Ratio does not exceed 4.00 to 1.00, or (II) the Total Secured Net Leverage Ratio does not exceed the Total Secured Net Leverage Ratio immediately prior to such incurrence; or

(z) with respect to any such Indebtedness that is unsecured, secured by the Collateral on a basis junior to any Junior Lien Obligations or secured by non-Collateral, an unlimited amount so long as either

(A)(I) the Total Net Leverage Ratio does not exceed 5.00 to 1.00, or (II) the Total Net Leverage Ratio does not exceed the Total Net Leverage Ratio immediately prior to such incurrence or (B)(I) the Interest Coverage Ratio is not less than 2.00 to 1.00, or (II) the Interest Coverage Ratio is not less than the Interest Coverage Ratio immediately prior to such incurrence;

in each case where such Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio, Total Net Leverage Ratio and/or Interest Coverage Ratio, as applicable, is calculated on a Pro Forma Basis (but without giving effect to the cash proceeds received from such Indebtedness that remain on the balance sheet; provided that, notwithstanding the foregoing limitation, any such cash proceeds from such Indebtedness and any substantially concurrent borrowing may be netted for purposes of calculating any such ratio-based basket if such cash proceeds are used to replace or replenish cash on the balance sheet of any Group Member that was previously used to finance a Permitted Acquisition or similar Investment consummated within the previous thirty (30) days) as of the most recently completed Test Period (and in the case of any revolving commitments and/or any delayed draw facility, at the option of the Borrower Representative, solely for the purposes of testing Incurrence of such Indebtedness under this definition and not for any other purpose under the Agreement, (x) calculated at the time such revolving commitments or delayed draw facility are established and assuming that any applicable revolving commitments and/or any delayed draw facility being established pursuant to this definition are fully drawn throughout such period (in which case such Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio, Total Net Leverage Ratio and/or Interest Coverage Ratio, as applicable, shall be tested solely at the initial establishment of such revolving commitments and delayed draw facility) or (y) calculated at any time prior to or on the date of any Borrowing under such revolving commitments or delayed draw facility; provided that in the case of this clause (y), the Borrower has delivered an officer’s certificate stating that such revolving commitments or delayed draw facility (or, in either case, a portion thereof) could be established on a fully drawn basis at such time (after which, further compliance testing for such revolving commitments or delayed draw facility (or, in either case, such portion thereof) shall not be required));

provided that, for the avoidance of doubt, if, as part of the same transaction or series of related transactions, the applicable Borrower Incurs Indebtedness pursuant to the Ratio-Based Incremental Amount and substantially concurrently also Incurs Indebtedness (x) pursuant to the Prepayment-Based Incremental Amount, the Extension-Based Incremental Facility, or the Cash-Capped Incremental Amount (whether Incurred under Section 2.25 or Section7.2(b)(vi) or under any or all such sections) or (y) otherwise constituting a Fixed Amount, then the Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio, Total Net Leverage Ratio and/or Interest Coverage Ratio, as applicable, will be calculated with respect to such Incurrence pursuant to the Ratio-Based Incremental Amount without regard to any such substantially concurrent Incurrence of Indebtedness under the Prepayment-Based Incremental Facility, the Extension-Based Incremental Facility, the Cash-Capped Incremental Facility or any other Fixed Amount.

“Ratio-Based Incremental Facility”: as defined in Section 2.25(a)(i).

“Ratio Debt”: as defined in Section 7.2(a).

“Receivables Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing”: any transaction or series of transactions that may be entered into by the Initial Borrower or any Subsidiary of the Initial Borrower pursuant to which the Initial Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Initial Borrower or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Initial Borrower or any of its Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Initial Borrower or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation”: any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary”: a Wholly Owned Restricted Subsidiary of the Initial Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Initial Borrower or its Restricted Subsidiaries in which the Initial Borrower or any Subsidiary of the Initial Borrower makes an Investment and to which the Initial Borrower or any Subsidiary of the Initial Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Initial Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower Representative as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Initial Borrower or any other Subsidiary of the Initial Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Initial Borrower or any other Subsidiary of the Initial Borrower in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Initial Borrower or any other Subsidiary of the Initial Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither the Initial Borrower nor any other Subsidiary of the Initial Borrower has any material contract, agreement, arrangement or understanding other than on terms which the Initial Borrower reasonably believes to be no less favorable to the Initial Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Initial Borrower, and

(c) to which neither the Initial Borrower nor any other Subsidiary of the Initial Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower Representative shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of the resolutions of the Board of Directors of the Borrower Representative giving effect to such designation and an Officer’s Certificate signed on behalf of the Borrower Representative certifying that such designation complied with the foregoing conditions.

“Receiver”: any receiver and manager or administrative receiver (or an equivalent officer in any jurisdiction) of the whole or any part of the Collateral.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation, eminent domain or similar proceeding relating to any asset of any Group Member.

“Reference Period”: the period beginning on the first day of the most recently completed Test Period and ending on the Calculation Date.

“Reference Time”: with respect to any setting of the then-current Benchmark, (a) if such Benchmark is the Term SOFR Rate, 11:00 a.m. (New York City time) on the day that is two (2) US Government Securities Business Days preceding the date of such setting, or (b) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance”: in respect of any Indebtedness, to refinance, discharge, redeem, replace, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness in exchange or replacement for such Indebtedness, in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Credit Agreement Debt”: as defined in the definition of “Permitted Credit Agreement Refinancing Debt.”

“Refinanced Debt”: as defined in the definition of “Permitted Refinancing Requirements.”

“Refinancing Amendment”: an amendment to this Agreement executed by each of (a) the Borrower Representative and any applicable Borrower, (b) the Refinancing Arranger, (c) the Administrative Agent and (d) each Additional Lender and Lender that agrees to provide any portion of the Permitted Credit Agreement Refinancing Debt being Incurred pursuant thereto, in accordance with Section 2.26.

“Refinancing Arranger”: any Person (who may be the Administrative Agent, if it so agrees) appointed by the Borrower Representative, after consultation with the Administrative Agent, as the arranger of any Permitted Credit Agreement Refinancing Debt.

“Refinancing Revolving Debt”: any First Priority Refinancing Revolving Facility, Junior Priority Refinancing Revolving Facility or Unsecured Refinancing Revolving Facility.

“Refinancing Term Debt”: Indebtedness under any First Priority Refinancing Term Facility, Junior Priority Refinancing Term Facility or Unsecured Refinancing Term Facility.

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Refunding Capital Stock”: as defined in Section 7.3(b)(ii).

“Register”: as defined in Section 11.6(b)(vi).

“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act (or pursuant to similar rules in any jurisdiction outside of the United States), substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC (or any securities regulator outside of the United States).

“Regulated Bank”: (a) any swap dealer registered with the U.S. Commodity Futures Trading Commission or security-based swap dealer registered with the U.S. Securities and Exchange Commission, as applicable; or (b) any bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Directors of the Federal Deposit Insurance Corporation under 12 C.F.R. part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulatory Authority”: as defined in Section 11.17.

“Reimbursement Obligation”: the obligation of the Borrowers or the Borrower Representative (on behalf of any Borrower) to reimburse the Issuing Lenders pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party that are not applied to repay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.11(c) on account of the Borrowers’ right to reinvest such proceeds in lieu of applying them to the prepayment of Loans.

“Reinvestment Event”: as defined in Section 2.11(c).

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, replace, reconstruct or repair assets useful in the business of the Initial Borrower and the Restricted Subsidiaries or in connection with a Permitted Acquisition.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 18 months after such Reinvestment Event (or, if the Initial Borrower or a Restricted Subsidiary has entered into a binding commitment to reinvest the Net Cash Proceeds of such Reinvestment Event prior to the expiration of such 18-month period, 6 months after the end of such 18-month period) and (b) the date on which the Borrower Representative shall have notified the Administrative Agent in writing that it intends to prepay Indebtedness pursuant to Section 2.11(c).

“Related Business Assets”: assets (other than Cash Equivalents) used or useful in a Similar Business.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body”: the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate”: (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, Adjusted Daily Simple SOFR, as applicable.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.

“Repricing Indebtedness”: as defined in the definition of “Repricing Transaction.”

“Repricing Transaction”: other than in the context of a transaction involving a Change of Control, a Public Offering, the financing of any Significant Acquisition or Significant Disposition, an upsizing of the Term Loans, any extension of the Term Loan Maturity Date greater than one (1) year, or a transaction not permitted under this Agreement (including, in each case, for the avoidance of doubt, within forty-five (45) days before, concurrently with, or within forty-five (45) days following each such transaction), (i) the repayment, prepayment, refinancing, substitution or replacement of all or a portion of the Closing Date Term Loans with the Incurrence by the Initial Borrower or any other Restricted Subsidiary of any Indebtedness in the form of a broadly syndicated, Dollar-denominated floating rate term loan B facility that constitutes First Lien Obligations (“Repricing Indebtedness”) the primary purpose of which is to reduce the effective interest cost or weighted average yield (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees paid or payable to all lenders generally or original issue discount paid or payable by the Initial Borrower or any Restricted Subsidiary (amortized over the shorter of (A) the Weighted Average Life to Maturity of such term loans and (B) four (4) years), but excluding (x) any arrangement, commitment, structuring, syndication, ticking, unused line or other fees payable by any Borrower or Restricted Subsidiary in connection therewith that are not shared ratably in the primary syndication thereof with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans, (y) customary consent fees for any amendment paid generally to consenting lenders or holders and (z) any bona fide arrangement, commitment, ticking, structuring, syndication or similar fees paid by any Borrower or Restricted Subsidiary to a lender or an Affiliate of a lender in its capacity as a commitment party or arranger and regardless of whether such Indebtedness is syndicated to other third parties) of the Closing Date Term Loans and (ii) any amendment, waiver, consent or modification to this Agreement the primary purpose of which is to reduce the effective interest cost or weighted average yield (to be determined on the same basis as that described in clause (i) above) of the Closing Date Term Loans.

“Required Lenders”: at any time, non-Defaulting Lenders holding more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate Outstanding Amount of all Term Loans at such time, (ii) the Total Incremental Term Commitments then in effect (other than Untested Delayed Draw Term Commitments), and (iii) the Total Revolving Commitments then in effect (other than Untested Revolving Commitments) or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit at such time.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, representative, director, manager, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, an authorized signatory, an attorney-in-fact (to the extent empowered by the board of directors/managers of the Borrower Representative), or other similar officer of a Loan Party (or of its general partner, managing member or sole member, if applicable) of the applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, treasurer, vice president of finance, controller or comptroller (or other officer or director with equivalent duties), and solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.

“Restricted”: when referring to Cash Equivalents of Holdings, the Initial Borrower and the Restricted Subsidiaries, means that such Cash Equivalents appear as “restricted” on the consolidated balance sheet of Holdings, other than (x) Liens in favor of the Administrative Agent for the benefit of the Secured Parties (which may also include Cash Equivalents also securing other Indebtedness that are either (A) First Lien Obligations or (B) Junior Lien Obligations subject to the terms of an Intercreditor Agreement, in any such case, so long as the holders of such other Indebtedness do not have the benefit of a control agreement or other equivalent methods of perfection (unless the Administrative Agent also has the benefit of a control agreement or other equivalent methods of perfection)), and (y) other Liens permitted under clauses (3), (10), (13), (15), (22), (24) (in the case of clause (24), solely in respect of the clauses referred to in this definition), (25), (30), (33), (35), (38) and (40) of the definition of “Permitted Liens” above, other than consensual Liens on assets which constitute Collateral and rank prior to the Liens in favor of the Administrative Agent (on behalf of the Secured Parties) on the Collateral.

“Restricted Investment”: an Investment other than a Permitted Investment.

“Restricted Payments”: as defined in Section 7.3(a).

“Restricted Subsidiary”: any Subsidiary of the Initial Borrower other than any Unrestricted Subsidiary; provided, however, that upon an Unrestricted Subsidiary’s ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Retained Asset Sale Proceeds”: an amount equal to the aggregate amount of Net Cash Proceeds received from any Asset Sale or any Recovery Event that are not applied to prepay Loans pursuant to Section 2.11(c) on account of clause (i) or (ii) of the definition of “Asset Sale Percentage” or on account of the de minimis threshold set forth in Section 2.11(c).

“Retained Declined Proceeds”: as defined in Section 2.11(f).

“Retired Capital Stock”: as defined in Section 7.3(b)(ii).

“Revolving Borrowing”: a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the Revolving Lenders.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A-1 or in the Assignment and Assumption, Refinancing Amendment or Incremental Amendment pursuant to which such Lender became a party hereto, as applicable, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Revolving Commitments as of the Closing Date is $110,000,000.

“Revolving Commitment Fee”: as defined in Section 2.8.

“Revolving Commitment Fee Rate”: initially, 0.25% per annum, and from and after the first Business Day immediately following the delivery to the Administrative Agent of a Compliance Certificate (pursuant to Section 6.2(c)), commencing with the Compliance Certificate delivered in respect of the first full fiscal quarter of the Initial Borrower ending after the Closing Date, wherein the Total First Lien Net

Leverage Ratio, determined on a Pro Forma Basis as of the most recent Test Period, is (x) less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00, 0.375% per annum, (y) less than or equal to 3.00 to 1.00, 0.25% per annum and (z) otherwise, 0.50% per annum.

“Revolving Commitment Increase”: as defined in Section 2.25(a).

“Revolving Commitment Increase Lender”: as defined in Section 2.25(d).

“Revolving Commitment Period”: the period from and including the Closing Date to but excluding the Revolving Termination Date.

“Revolving Excess”: as defined in Section 2.11(e).

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate Outstanding Amount of all Revolving Loans held by such Lender at such time, (b) such Lender’s Revolving Percentage of the aggregate Outstanding Amount of all L/C Obligations at such time and (c) such Lender’s Revolving Percentage of the aggregate Outstanding Amount of Swingline Loans at such time.

“Revolving Facility”: any Class of Revolving Commitments and the extensions of credit made thereunder, as the context may require.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan Note”: a promissory note substantially in the form of Exhibit F-1.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate Outstanding Amount of such Lender’s Revolving Loans at such time constitutes of the aggregate Outstanding Amount of all Revolving Loans at such time; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: January 30, 2030 (and to the extent such date is not a Business Day, then the succeeding Business Day).

“RFR Borrowing”: as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan”: a Loan that bears interest at a rate based on Adjusted Daily Simple SOFR.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor to the rating agency business thereof.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions the Initial Borrower or any Restricted Subsidiary sells substantially all of its right, title and interest in any property and, in connection therewith, the Initial Borrower or a Restricted Subsidiary acquires, leases or licenses back the right to use all or a material portion of such property.

“Same Collateral Exceptions”: (i) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (ii) Liens on property or assets applicable only to periods after the Latest Maturity Date at the time of Incurrence and (iii) Liens on property or assets not otherwise constituting Collateral to the extent that a Lien on such property or asset is also added for the benefit of the Lenders for so long as such liens secure such other applicable Indebtedness.

“Same Guaranty Exceptions”: (i) guarantees by Persons that are applicable only to periods after the Latest Maturity Date at the time of Incurrence and (ii) guarantees by any such Person guaranteeing the Loans for so long as such Person guarantees such other applicable Indebtedness.

“Sanctioned Country”: at any time, a country or region that is itself the target of comprehensive Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region and the nongovernment controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person”: (a) any Person listed in any Sanctions Laws-related list of designated persons maintained by OFAC (including the designation as a “specially designated national” or “blocked person”), the U.S. Department of State, the United Nations Security Council, the European Union, the United Kingdom or any EU member state; (b) any Person who is organized or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or Government of Venezuela; or (d) any Person 50% or greater owned (directly or indirectly) or controlled by any such Person or Persons.

“Sanctions Laws”: the economic sanctions laws and regulations administered or enforced by the U.S. Government (including OFAC or the U.S. Department of State), the United Nations Security Council, Canada, the European Union and the United Kingdom and any other applicable sanctions authority.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Administrative Agent, the Collateral Agent, the Lenders (including each Issuing Lender and the Swingline Lender in their respective capacities as such), any Qualified Counterparties, any Receiver and any Cash Management Providers.

“Securities Act”: the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement”: the Amended and Restated Pledge and Security Agreement dated as of the Original Closing Date and amended and restated as of the Closing Date among the Loan Parties party thereto and the Collateral Agent, substantially in the form of Exhibit A.

“Security Agreements”: collectively, the Security Agreement and each other security agreement and security agreement supplement executed and delivered pursuant to the Existing Credit Agreement, Section 6.9, Section 6.11 or Section 6.15, in each case as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with its terms.

“Security Documents”: the collective reference to the Security Agreements, each Intellectual Property Security Agreement, collateral assignments, security agreement supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to the Existing Credit Agreement, Section 6.9, Section 6.11 or Section 6.15, and each of the other agreements, instruments or documents that creates or purports to create a Lien which in each case, to the extent legally possible, is created in favor of the Administrative Agent for the benefit of the Secured Parties or as trustee of the Secured Parties and/or as creditor under a parallel debt structure for the other Secured Parties, whether entered into prior to, on or after the Closing Date.

“Senior Representative”: with respect to any series of Indebtedness permitted under this Agreement, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, Incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Acquisition”: an acquisition, or a series of acquisitions all of which are consummated within a 90 day period, (i) the result of which is that Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period, is equal to or greater than 125.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period, but without giving pro forma effect to such acquisition or series of acquisitions (and other transactions related thereto), (ii) that would not provide the Initial Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation or expansion of their combined operations following such consummation, as determined by the Borrower Representative acting in good faith, (iii) not permitted under this Agreement, or (iv) for aggregate consideration in excess of $75,000,000.

“Significant Disposition”: any Disposition, or a series of Dispositions all of which are consummated within a ninety (90) day period, (i) the result of which is that Consolidated EBITDA, determined on a Pro Forma Basis, is equal to or less than 75.0% of Consolidated EBITDA immediately prior to the consummation of such Disposition, (ii) not permitted under this Agreement or (iii) for aggregate consideration in excess of $50,000,000.

“Significant Subsidiary”: at any date of determination, each Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under the Securities Act as such rule is in effect on the Closing Date.

“Similar Business”: any business, service or other activity engaged in by the Initial Borrower, any of the Restricted Subsidiaries, or any direct or indirect parent on the Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Initial Borrower and the Restricted Subsidiaries are engaged on the Closing Date.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date”: has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day”: has the meaning specified in the definition of “Daily Simple SOFR”.

“Solicited Discount Proration”: as defined in Section 2.10(c)(iv)(3).

“Solicited Discounted Prepayment Amount”: as defined in Section 2.10(c)(iv)(1).

“Solicited Discounted Prepayment Notice”: a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.10(c)(iv) substantially in the form of Exhibit M-4.

“Solicited Discounted Prepayment Offer”: a Solicited Discounted Prepayment Offer made pursuant to Section 2.10(c)(iv) substantially in the form of Exhibit M-5.

“Solicited Discounted Prepayment Response Date”: as defined in Section 2.10(c)(iv)(1).

“Solvency Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit I.

“Solvent”: with respect to any Person and its Subsidiaries on a consolidated basis, means that as of any date of determination, (a) the sum of the fair value of the assets of such Person will, as of such date, exceed the sum of all debts of such Person as of such date, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct any business in which it is or is about to become engaged and (d) such Person does not intend to Incur, or believe or reasonably should believe that it will Incur, debts beyond its ability to pay as they mature. For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability irrespective of whether such liabilities meet the criteria for accrual under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5.

“Specified Cash Management Agreement”: any Cash Management Agreement entered into by any Group Member, on the one hand, and any Cash Management Provider, on the other hand.

“Specified Class”: as defined in Section 2.28(a).

“Specified Discount”: as defined in Section 2.10(c)(ii)(1).

“Specified Discount Prepayment Amount”: as defined in Section 2.10(c)(ii)(1).

“Specified Discount Prepayment Notice”: a written notice of the Borrower of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.10(c)(ii) substantially in the form of Exhibit M-6.

“Specified Discount Prepayment Response”: the irrevocable written response by each Lender, substantially in the form of Exhibit M-7, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date”: as defined in Section 2.10(c)(ii)(1).

“Specified Discount Proration”: as defined in Section 2.10(c)(ii)(3).

“Specified Swap Agreement”: any (i) Existing Swap Agreement and (ii) Swap Agreement entered into by any Group Member, on the one hand, and any Qualified Counterparty, on the other hand (including any Swap Agreement entered into prior to the Closing Date between any Group Member and any Person that is a Qualified Counterparty on the Closing Date or becomes a Qualified Counterparty within thirty (30) days of the Closing Date).

“Sponsor”: collectively, Onex Corporation, Onex Partners III GP, Onex Partners Manager LP and/or one or more other investment funds advised, managed or controlled by Onex Corporation and, whether individually or as a group, their respective Affiliates and any investment funds that have granted to the foregoing control in respect of their investment in Holdings and/or any of the Restricted Subsidiaries of Holdings, but, in any event, excluding any of their respective portfolio companies.

“Standard Securitization Undertakings”: representations, warranties, covenants, indemnities and guarantees of performance entered into by the Initial Borrower or any Subsidiary of the Initial Borrower which the Borrower Representative has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity Date”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Submitted Amount”: as defined in Section 2.10(c)(iii)(1).

“Submitted Discount”: as defined in Section 2.10(c)(iii)(1).

“Subordinated Indebtedness”: (a) with respect to any Borrower, any Indebtedness of any Borrower which is by its terms contractually subordinated in right of payment to the Loans, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms contractually subordinated in right of payment to its Guarantee.

“Subsidiary”: with respect to any Person (1) any corporation, partnership, limited liability company, unlimited liability company, association, joint venture or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Initial Borrower.

“Subsidiary Guarantor”: each Restricted Subsidiary that executes this Agreement as a “Guarantor”, including, for the avoidance of doubt, each Borrower that is a Subsidiary of the Initial Borrower.

“Supported QFC”: as defined in Section 11.24.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Initial Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligation”: as defined in the definition of “Excluded Swap Obligation.”

“Swingline Borrowing”: a borrowing consisting of simultaneous Swingline Loans of the same Type.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $15,000,000.

“Swingline Lender”: (i) Bank of America, N.A. (or any of its designated branch offices or affiliates), in its capacity as the lender of Swingline Loans or (ii) another Revolving Lender approved by the Administrative Agent and the Borrower Representative and that agrees in writing to act in such capacity.

“Swingline Loan Note”: a promissory note substantially in the form of Exhibit F-3.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7(c).

“Taxes”: as defined in Section 2.19(a).

“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Tranche”: the collective reference to Term Benchmark Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term Borrowing”: a borrowing consisting of simultaneous Term Loans of the same Type.

“Term Commitment”: a commitment in respect of any Class of Term Loans, as the contexts may require.

“Term Facility”: any Class of Term Loans, as the context may require.

“Term Lenders”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: a Closing Date Term Loan, an Other Term Loan or an Incremental Term Loan, as the context requires.

“Term Loan Maturity Date”: January 30, 2032 (and to the extent such date is not a Business Day, then the succeeding Business Day).

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate Outstanding Amount of such Lender’s Term Loans and Term Commitments at such time constitutes of the aggregate Outstanding Amount of all Term Loans and Term Commitments at such time).

“Term SOFR Determination Day”: has the meaning assigned to it under the definition of Term SOFR Screen Rate.

“Term SOFR Rate”: with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Screen Rate at approximately 11:00 a.m., New York City time, two US Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Screen Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 11:00 am (New York City time) on such Term SOFR Determination Day, the “Term SOFR Screen Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Screen Rate for such Term SOFR Determination Day will be the Term SOFR Screen Rate as published in respect of the first preceding US Government Securities Business Day for which such Term SOFR Screen Rate was published by the CME Term SOFR Administrator.

“Test Period”: at the Borrower Representative’s option, (i) the most recently ended period of four consecutive fiscal quarters of the Initial Borrower (taken as one accounting period) for which financial statements and certificates required by Section 6.1(a) or (b), as the case may be, have been or were required to have been delivered or (ii) upon written notice to the Administrative Agent, the most recently ended period of twelve consecutive months for which internal unaudited financial statements are available, in each case, subject to Section 1.4.

“Threshold Amount”: the greater of $31,500,000 and 30.0% of Consolidated EBITDA calculated on a Pro Forma Basis as of the most recently ended Test Period.

“Total First Lien Net Leverage Ratio”: as at the last day of any period, the ratio of (a) the excess of (i) the amount of Consolidated Total Indebtedness on such day that is secured by the Collateral and constitutes First Lien Obligations over (ii) the amount of the Unrestricted Cash Equivalents of the Initial Borrower and the Restricted Subsidiaries on such date, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis for such period, and with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis”.

“Total Incremental Term Commitments”: at any time, the aggregate principal amount of the Incremental Term Commitments then in effect.

“Total Net Leverage Ratio”: as at the last day of any period, the ratio of (a) the excess of (i) the amount of Consolidated Total Indebtedness on such day over (ii) the amount of the Unrestricted Cash Equivalents of the Initial Borrower and the Restricted Subsidiaries on such date, to (b) Consolidated EBITDA of the Initial Borrower and the Restricted Subsidiaries, calculated on a Pro Forma Basis for such period, and with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis”.

“Total Revolving Commitments”: at any time, the aggregate principal amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate Outstanding Amount of the Revolving Extensions of Credit of the Revolving Lenders at such time.

“Total Secured Net Leverage Ratio”: as at the last day of any period, the ratio of (a) the excess of (i) the amount of Consolidated Total Indebtedness on such day (x) constituting the Obligations or (y) that is otherwise secured by the Collateral over (ii) the amount of the Unrestricted Cash Equivalents of the Initial Borrower and the Restricted Subsidiaries on such date to (b) Consolidated EBITDA, calculated on a Pro Forma Basis for such period, and with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis”.

“Transactions”: (a) the Transactions (as defined in the Existing Credit Agreement immediately prior to the Closing Date), (b) the transactions effected by each of the Prior Amendments, (c) the execution and delivery of the Loan Documents to be entered into on the Closing Date and the funding of the Loans on the Closing Date, (d) consummation of the A&R Transactions and (e) the payment of fees and expenses Incurred in connection with each of the foregoing.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan, a Term Benchmark Loan or an RFR Loan.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration”: in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States” or “U.S.”: the United States of America.

“Unrestricted Cash Equivalents”: means that such Cash Equivalents are not Restricted.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Initial Borrower designated by the Borrower Representative as an Unrestricted Subsidiary pursuant to Section 6.12 subsequent to the Closing Date, (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) each Receivables Subsidiary. For the avoidance of doubt, no Borrower may be designated as an Unrestricted Subsidiary at any time, and no Subsidiary of the Initial Borrower that is a Borrower may be designated as an Unrestricted Subsidiary unless it shall have ceased to be a Borrower pursuant to Section 12.3 prior to the effectiveness of such designation as an Unrestricted Subsidiary.

“Unsecured Refinancing Revolving Facility”: as defined in the definition of “Permitted Unsecured Refinancing Debt.”

“Unsecured Refinancing Term Facility”: as defined in the definition of “Permitted Unsecured Refinancing Debt.”

“Untested Delayed Draw Term Commitment”: any unfunded delayed draw Incremental Term Commitments established under the Ratio-Based Incremental Amount for which the Total First Lien Net Leverage Ratio, the Total Secured Net Leverage Ratio, the Total Net Leverage Ratio and/or the Interest Coverage Ratio, as applicable, has not been tested on a fully-drawn basis pursuant to the definition of “Ratio-Based Incremental Amount”.

“Untested Delayed Draw Term Commitment Holders”: each Lender that has an Untested Delayed Draw Term Commitment.

“Untested Revolving Commitment”: any Incremental Revolving Commitments established under the Ratio-Based Incremental Amount for which the Total First Lien Net Leverage Ratio, the Total Secured Net Leverage Ratio, the Total Net Leverage Ratio and/or the Interest Coverage Ratio, as applicable, has not been tested on a fully-drawn basis pursuant to the definition of “Ratio-Based Incremental Amount”.

“Untested Revolving Commitment Holders”: each Lender that has an Untested Revolving Commitment.

“US Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Subsidiary”: any Subsidiary of Holdings organized under the laws of the United States, any state within the United States or the District of Columbia.

“Voting Stock”: with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary”: any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary”: with respect to any Person, a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Interpretive Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” or “Incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred”, “incurrence”, “Incurred” or “Incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, real property, leasehold interests and contract rights, (v) the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person (provided that the financial statements delivered pursuant to Section 6.1 shall be permitted to include financial information pertaining to Unrestricted Subsidiaries, subject to the provision of reconciliation statements as set forth therein), (vi) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, novated, supplemented, restated, extended, amended and restated or otherwise modified from time to time, (vii) a debt instrument includes any equity or hybrid instrument to the extent characterized as indebtedness, (viii) the word “or” is not exclusive and has the meaning represented by the phrase “and/or,” unless the context otherwise requires, (ix) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears; (x) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; (xi) the term “continuing” means, with respect to a Default or Event of Default, that it has not been cured or waived as set forth in Section 9.1; (xii) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including,” (xiii) the phrase “permitted by” and the phrase “not prohibited by” shall be synonymous, and any transaction not specifically prohibited by the terms of the Loan Documents shall be deemed to be permitted by the Loan Documents, (xiv) the phrase “commercially reasonable efforts” shall not require the payment of a non-de minimis fee or other amount to any third party or the incurrence of any non-de minimis expense or liability by a Loan Party (or Affiliate) outside its ordinary course of its business, (xv) the phrase “in good faith” when used with respect to a determination made by a Loan Party shall mean that such determination was made in the prudent exercise of its commercial judgment, and (xvi) the phrases “ordinary course of business” and “consistent with past practice” shall each mean an action that is taken by the Borrower or a Restricted Subsidiary (or an officer, director or employee of such Person) that is not inconsistent with the manner in which the businesses of the Borrower or a Restricted Subsidiary has previously been operated or the manner in which the directors or officers of the Borrower or a Restricted Subsidiary have previously exercised their business judgement or would expect to exercise their business judgment, including in connection with events that are unusual or infrequent in nature, in each case, as determined by the Borrower in good faith.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and clause, paragraph, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) For the avoidance of doubt, unless otherwise specified herein, each date indicated in any Loan Document to fall on a Business Day, if such date is not a Business Day, shall instead fall on the next succeeding Business Day.

(f) Prior to the first delivery of financial statements under Section 6.1, any ratio or other financial metric that is measured based on the most recent financial statements delivered or required to be delivered pursuant to Section 6.1 (including any such metric measured by reference to a Test Period) shall instead be based on, at the Borrower Representative’s option, (i) the financial statements delivered pursuant to Section 5.1(d) or (ii) financial statements for the most recently ended period of twelve consecutive months for which internal unaudited financial statements are available.

(g) For the avoidance of doubt, unless otherwise specified or the context indicates otherwise, all Financial Definitions and the definition of Excess Cash Flow (including any defined term or section reference included therein) referred to in the Loan Documents shall be calculated with reference to the Initial Borrower and the Restricted Subsidiaries, determined on a consolidated basis.

(h) For the purposes of Sections 7.5 and 7.8, an allocation of assets to a division of a Restricted Subsidiary that is a limited liability company, or an allocation of assets to a series of a Restricted Subsidiary that is a limited liability company, shall be treated as a transfer of assets from one Restricted Subsidiary to another Restricted Subsidiary.

1.3 Accounting. For purposes of all Financial Definitions and calculations in the Loan Documents, including the determination of Excess Cash Flow, there shall be excluded for any period the effects of purchase accounting (including the effects of such adjustments pushed down to the Initial Borrower and the Restricted Subsidiaries) in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Initial Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date, any Permitted Acquisition, or the amortization or write-off of any amounts thereof.

If at any time any Tax Change (as defined below) would affect the computation of any financial ratio, standard or term set forth in any Loan Document, and the Borrower Representative or the Required Lenders shall so request, the Administrative Agent and the Borrower Representative shall negotiate in good faith to amend such ratio, standard or term to preserve the original intent thereof in light of such Tax Change (subject to approval by the Borrower Representative); provided that, until so amended, such ratio, standard or term shall continue to be computed in accordance with Applicable Tax Laws immediately prior to such change therein continued to apply, and the Borrower Representative shall provide to the Administrative Agent and the Lenders within five (5) days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of the Borrower Representative setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenant set forth in Section 7.1) that would have resulted if such financial statements had been prepared giving effect to such change; provided, further that, such written statement shall only be required if the financial covenant set forth in Section 7.1 is required to be tested at such time in accordance with Section 7.1; provided, further that, to the extent any such change would have a negative impact on the Borrower Representative with respect to any ratio, financial calculation, financial reporting items or requirement computation, the Borrower Representative may (in its sole discretion) elect to compute or report such ratio, financial calculation, financial reporting item or requirement in accordance with Applicable Tax Laws as changed and accordingly, if such an election is made, the Borrower Representative shall not be required to deliver the written statement described in the immediately preceding proviso with respect thereto. “Tax Change” means any change in the Code or any other applicable Requirement of Law that would have the effect of changing the amount of Taxes due and payable by Holdings, the Initial Borrower and the Restricted Subsidiaries for any taxable period, as compared to the amount of Taxes that would have been due and payable by Holdings, the Initial Borrower the Restricted Subsidiaries for such taxable period under the Code or any other Requirements of Law as in effect immediately prior to such change; provided for avoidance of doubt, that the calculation of a change in Taxes due and payable shall take into account all changes to the Code or any other Requirements of Law.

Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 or FASB ASC 825 (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Initial Borrower or any of the Restricted Subsidiaries at “fair value,” as defined therein and (ii) the financial ratios and related definitions set forth in the Loan Documents shall be computed to exclude the application of Financial Accounting Standards No. 133, 150 or 123(R) or any other financial accounting standard having a similar result or effect (to the extent that the pronouncements in Financial Accounting Standards No. 123(R) result in recording an equity award as a liability on a consolidated balance sheet of Holdings, the Initial Borrower and the Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity).

1.4 Limited Condition Transactions Notwithstanding anything to the contrary herein, in connection with any action (including any Limited Condition Transaction itself) being taken in connection with a Limited Condition Transaction, for purposes of:

(a) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio, Total Net Leverage Ratio and Interest Coverage Ratio;

(b) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Net Income);

(c) testing the absence of a Default or Event of Default; or

(d) the making of any representations or warranties,

in each case, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under the Loan Documents shall be deemed to be the date the definitive agreements for (or in the case of a Limited Condition Transaction that involves some other manner of establishing a binding obligation under local law, such other binding obligations to consummate), or irrevocable notice of, such Limited Condition Transaction are entered into, or such later date prior to the consummation of such Limited Condition Transaction as the Borrower Representative shall determine (the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) on a Pro Forma Basis as if they had occurred at the beginning of the most recently completed Test Period ending prior to the LCT Test Date, Holdings, the Initial Borrower or the Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, basket, test, Default or Event of Default “blocker” or making of representations and warranties, such ratio, basket, test, Default or Event of Default “blocker” or making of representations and warranties shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower Representative has made an LCT Election and any of the ratios, baskets, tests, Default or Event of Default “blocker” or making of representations and warranties for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket, test, Default or Event of Default “blocker” or making of representations and warranties, including due to fluctuations in Consolidated EBITDA at or prior to the consummation of the relevant transaction or action, such baskets, ratios, tests, Default or Event of Default “blocker” or making of representations and warranties will not be deemed to have been exceeded as a result of such fluctuations. For purposes of any calculation pursuant to this Section 1.4 of the Interest Coverage Ratio, Consolidated Interest Expense may be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Limited Condition Transaction based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Borrower Representative in good faith.

1.5 Financial Ratio Calculations.

(a) Notwithstanding anything else herein to the contrary, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents under a specific covenant that does not require compliance with a financial ratio or test (including a test based on the Interest Coverage Ratio, the Total First Lien Net Leverage Ratio, the Total Secured Net Leverage Ratio and/or the Total Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents under the same covenant that requires compliance with a financial ratio or test (including a test based on the Interest Coverage Ratio, the Total First Lien Net Leverage Ratio, the Total Secured Net Leverage Ratio and/or the Total Net Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts, and (b) except as provided in clause (a), the entire transaction shall be calculated on a Pro Forma Basis. For the avoidance of doubt, when testing the availability of an Incurrence-Based Amount for purposes of making a Restricted Payment, Indebtedness (or any portion thereof) incurred, assumed or issued the proceeds of which are being utilized to make a Restricted Payment utilizing a Fixed Amount shall not be given effect. In addition, for the avoidance of doubt, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, liquidations, dissolutions, mergers, consolidations, Restricted Payments, dividends, or any prepayments of Indebtedness incurred or otherwise effected in reliance on Fixed Amounts may be reclassified at any time, as the Borrower Representative may elect from time to time, as incurred under the applicable Incurrence-Based Amounts if the Borrowers together with the Restricted Subsidiaries subsequently meets the applicable ratio for such Incurrence-Based Amounts on a Pro Forma Basis.

(b) In determining pro forma compliance with any financial covenant ratios or incurrence test (other than in respect of actual compliance with the financial covenant set forth in Section 7.1) in connection with the Incurrence (including by assumption or guarantees) of any Indebtedness (including any Incremental Facility), any drawing under any revolving facilities used to finance working capital needs of the Initial Borrower and its Restricted Subsidiaries (as reasonably determined by the Borrower Representative), shall be disregarded.

1.6 Currency Equivalents Generally.

For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the rate of exchange between the applicable currency and Dollars (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) in effect on the Business Day immediately preceding the date of such transaction or determination and shall not be affected by subsequent fluctuations in exchange rates and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar amount of such Indebtedness.

1.7 Treatment of Subsidiaries Prior to Joinder.

Each Subsidiary of Holdings that is required to be joined as a Loan Party pursuant to Section 6.9 shall, until the completion of such joinder, be deemed for the purposes of Section 7 of this Agreement to be a Loan Party from and after the Closing Date (or the date of formation or acquisition of such Subsidiary).

1.8 Interest Rates; Benchmark Notification.

The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.16(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any replacement, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2.
AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments.

Subject to the terms and conditions hereof, each Closing Date Term Lender severally agrees to make a single Closing Date Term Loan to the Initial Borrower on the Closing Date in Dollars and in an amount not to exceed the amount of the Closing Date Term Commitment of such Lender on the Closing Date. The Closing Date Term Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Borrower Representative and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12. The Closing Date Term Commitments in effect on the Closing Date shall automatically terminate at 11:59 p.m. (New York City time) on the Closing Date. Once borrowed and repaid, no Closing Date Term Loan may be re-borrowed.

2.2 Procedure for Borrowing Term Loans.

(a) The Borrower Representative (on behalf of the Borrowers) shall deliver to the Administrative Agent a Borrowing and Conversion/Continuation Request (which notice must be received by the Administrative Agent no later than (A) 11:00 a.m. (New York City time), on the anticipated Closing Date, in the case of ABR Loans and (B) 11:00 a.m. (New York City time), two (2) Business Day prior to the anticipated Closing Date, in the case of Term Benchmark Loans, in each case or such shorter period as the Administrative Agent reasonably shall agree) requesting that the Term Lenders make the Closing Date

Term Loans on the Closing Date, and specifying (i) the amount to be borrowed, (ii) the Type of Loan, (iii) the applicable Interest Period, and (iv) instructions for remittance of the Closing Date Term Loans to be borrowed.

(b) Notwithstanding the foregoing, the Borrowing and Conversion/Continuation Request referred to in clause (a) above may be conditioned on the occurrence of the Closing Date, or, with respect to Term Loans borrowed after the Closing Date, may be conditioned on the occurrence of any transaction utilizing such Term Loans. Upon receipt of any such notice, the Administrative Agent shall promptly notify each applicable Term Lender thereof. Not later than 4:00 p.m. (New York City time) on the applicable Borrowing Date, each such Term Lender shall make available to the Administrative Agent an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. Such borrowing will then be made available to the Borrowers by the Administrative Agent crediting such account or by wire transfer as is designated in writing to the Administrative Agent by the Borrower Representative (or as otherwise directed by the Borrower Representative), with the aggregate of the amounts made available to the Administrative Agent by the applicable Term Lenders and in like funds as received by the Administrative Agent.

2.3 Repayment of Term Loans.

(a) The principal amount of the Closing Date Term Loans of each Term Lender shall be repaid by the Borrowers (i) on the last Business Day of each March, June, September and December (commencing on September 30, 2025), in an amount equal to 0.25% of the aggregate Outstanding Amount of the Term Loans on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.17(b)) and (ii) on the Term Loan Maturity Date, in an amount equal to the aggregate Outstanding Amount on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, (i) each Incremental Term Loan shall be due and payable on the Incremental Term Loan Maturity Date applicable to such Incremental Term Loan, (ii) each Other Term Loan shall be due and payable on the maturity date thereof as set forth in the Refinancing Amendment applicable thereto and (iii) each Extended Term Loan shall be due and payable on the maturity date thereof as set forth in the Permitted Amendment applicable thereto together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) The Obligations of the Borrowers in respect of the Term Loans, whether on account of principal, interest, fees or otherwise, are joint and several.

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrowers in Dollars from time to time during the Revolving Commitment Period in an aggregate principal amount which, when added to such Lender’s Revolving Percentage of the sum of (i) the aggregate Outstanding Amount of L/C Obligations at such time and (ii) the aggregate Outstanding Amount of the Swingline Loans at such time, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing, repaying or prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Borrower Representative and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) The Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date, together with accrued and unpaid interest on the Revolving Loans, to but excluding the date of payment.

(c) The Obligations of the Borrowers in respect of the Revolving Loans, whether on account of principal, interest, fees or otherwise, are joint and several.

2.5 Procedure for Borrowing of Revolving Loans. The Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower Representative (on behalf of the Borrowers) shall deliver to the Administrative Agent a Borrowing and Conversion/Continuation Request (which notice must be received by the Administrative Agent prior to (a) 11:00 a.m. (New York City time), three (3) Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans or (b) 11:00 a.m. (New York City time), on the requested date of such Borrowing, in the case of ABR Loans (in each case or such shorter period as the Administrative Agent acting reasonably shall agree) and which notice shall be by written notice), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor and (iv) instructions for remittance of the applicable Loans to be borrowed. Notwithstanding the foregoing, such notices may be conditioned on the occurrence of the Closing Date or any transaction utilizing the applicable Revolving Loans. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof and (y) in the case of Term Benchmark Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, in each case of clause (x) and (y), if the then aggregate Available Revolving Commitments of the Lenders are less than such amounts, such lesser amount); provided that the Swingline Lender may request, on behalf of the Borrowers, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower Representative, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower designated in the applicable notice of Borrowing prior to 1:00 p.m. (New York City time) on the Borrowing Date requested by the applicable Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting such account or by wire transfer as is designated in writing to the Administrative Agent by the Borrower Representative (on behalf of the applicable Borrower), with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Swingline Commitment.

(a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrowers; provided that (i) the aggregate Outstanding Amount of Swingline Loans at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the aggregate Outstanding Amount of Swingline Loans at any time, when aggregated with the Outstanding Amount of the Swingline Lender’s other Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower Representative shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments of the Lenders would be less than zero. During the Revolving Commitment Period, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrowers shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever a Borrower desires that the Swingline Lender make Swingline Loans, the Borrower Representative shall deliver to the Swingline Lender a Borrowing and Conversion/Continuation Request specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof (or, if the available amount of Swingline Commitment is less than such amounts, such lesser amount). Promptly thereafter, on the Borrowing Date specified in the notice in respect of Swingline Loans, the Swingline Lender shall make available to the applicable Borrower an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender by crediting such account or by wire transfer as is designated in writing to the Swingline Lender by the Borrower Representative.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion, may, and on the date that is five (5) Business Days after a Swingline Loan is made (unless the Borrower Representative directs otherwise) shall, on behalf of the Borrowers (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one (1) Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate Outstanding Amount of the Swingline Loans (the “Refunded Swingline Loans”) on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds, not later than 10:00 a.m., New York City time, one (1) Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 9.1(g) shall have occurred and be continuing with respect to the Initial Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b) or upon the request of the Swingline Lender, purchase for cash an undivided participating interest in the aggregate Outstanding Amount of Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate Outstanding Amount of Swingline Loans at such time that were to have been repaid with such Revolving Loans or that the Swingline Lender otherwise requests Revolving Lenders to purchase participation interests in.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or any Borrower may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) Notwithstanding anything to the contrary contained in Sections 2.6 and 2.7 or elsewhere in this Agreement, (i) the Swingline Lender shall not be obligated to make any Swingline Loan at a time when a Revolving Lender is a Defaulting Lender unless the Swingline Lender has entered into arrangements reasonably satisfactory to it and the Borrower Representative to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the aggregate Outstanding Amount of Swingline Loans at such time and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from a Borrower, any other Loan Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default in accordance with Section 11.1.

2.8 Commitment Fees, etc.

(a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender, in accordance with its Revolving Percentage, a commitment fee (the “Revolving Commitment Fee”) equal to the Revolving Commitment Fee Rate times the actual daily amount by which the Total Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.25. For the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards or considered usage of the Revolving Commitments of all Lenders for purposes of determining the Revolving Commitment Fee. The Revolving Commitment Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 5 is not satisfied, and shall be due and payable in arrears on each applicable Fee Payment Date. The Revolving Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Revolving Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Revolving Commitment Fee Rate separately for each period during such quarter that such Revolving Commitment Fee Rate was in effect.

(b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.

2.9 Termination or Reduction of Commitments.

The Borrower Representative (on behalf of the Borrowers) shall have the right, upon not less than one Business Day’s notice (to the extent there are no Term Benchmark Loans that are Revolving Loans outstanding at such time) or not less than three (3) Business Days’ notice (in any other case) to the

Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that if any such notice of termination of the Revolving Commitments indicates that such termination is to be conditioned on one or more conditions precedent, such notice of termination may be revoked or automatically terminated if such conditions precedent are not satisfied and any Term SOFR Loan that was the subject of such notice shall be continued as an ABR Loan. Any termination or reduction of Revolving Commitments pursuant to this Section 2.9 shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced; provided that if the aggregate Outstanding Amount of Revolving Loans and Swingline Loans at such time is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower Representative shall, to the extent of the balance of such excess, Collateralize outstanding Letters of Credit, in each case, in a manner reasonably satisfactory to the Administrative Agent. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof or, if less than $1,000,000, the amount of the Revolving Commitments, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. Each prepayment of the Loans under this Section 2.9 (except in the case of Revolving Loans that are ABR Loans (to the extent all Revolving Loans are not being prepaid) and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.10 Optional Prepayments.

(a) The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, in each case, without premium or penalty, upon notice, substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative (on behalf of the Borrowers), which notice must be received by the Administrative Agent no later than 2:00 p.m. (New York City time) three (3) Business Days prior to the prepayment date, in the case of Term Benchmark Loans, and no later than 2:00 p.m. (New York City time) on the prepayment date, in the case of ABR Loans; provided that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.21; provided, further, that such notice shall be irrevocable unless such notice of prepayment indicates that such prepayment is conditioned upon one or more conditions precedent, in which case such notice of prepayment may be revoked or automatically terminated if such conditions precedent are not satisfied and any Term Benchmark Loan that was the subject of such notice shall be continued as an ABR Loan. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans, other than in connection with a repayment of all Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof or (y) in the case of Term Benchmark Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple of $10,000 in excess thereof.

(b) Notwithstanding anything herein to the contrary, in the event that, on or prior to the date that is six (6) months after the Closing Date, any Borrower (x) makes any prepayment of Closing Date Term Loans with the proceeds of any Repricing Transaction described under clause (i) of the definition of Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction under clause (ii) of the definition of Repricing Transaction, the Borrower Representative shall on the date of such prepayment or amendment, as applicable, pay to each applicable

Lender (I) in the case of such clause (x), 1.00% of the principal amount of the Closing Date Term Loans so prepaid and (II) in the case of such clause (y), 1.00% of the aggregate amount of the Closing Date Term Loans affected by such Repricing Transaction and outstanding on the effective date of such amendment; provided that no payment pursuant to this clause (b) shall be payable to any Lender that consents to such Repricing Transaction or otherwise participates as a Lender in the refinancing or replacement tranche of such Repricing Transaction.

(c) Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default has occurred and is continuing, any Permitted Auction Purchaser may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or Holdings or any of its Subsidiaries may purchase such outstanding Term Loans and immediately cancel them) on the following basis:

(i) Any Permitted Auction Purchaser shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.10(c).

(ii)

(1) Any Permitted Auction Purchaser may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Permitted Auction Purchaser, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.10(c)(ii)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by a date and time to be specified in the Specified Discount Prepayment Notice, which date shall be no earlier than the second Business Day following the date of the Specified Discount Prepayment Notice and no later than the fifth Business Day following the date of the Specified Discount Prepayment Notice (the “Specified Discount Prepayment Response Date”).

(2) Each Term Loan Lender receiving such offer and wishing to participate shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date that it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such

Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Loan Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Permitted Auction Purchaser will make a prepayment of outstanding Term Loans pursuant to this Section 2.10(c)(ii) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to Section 2.10(c)(ii)(B) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Permitted Auction Purchaser and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Permitted Auction Purchaser of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Permitted Auction Purchaser and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Permitted Auction Purchaser shall be due and payable by such Permitted Auction Purchaser on the Discounted Prepayment Effective Date in accordance with Section 2.10(c)(v) below (subject to Section 2.10(c)(x) below).

(iii)

(1) Any Permitted Auction Purchaser may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Permitted Auction Purchaser, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by such Permitted Auction Purchaser (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.10(c)(iii)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Permitted Auction Purchaser shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by a date and time to be specified in the Discount Range Prepayment Notice, which date shall be no earlier than the second Business Day following the date of the Discount Range Prepayment Notice and no later than the fifth Business Day following the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Permitted Auction Purchaser and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Section 2.10(c)(iii). The relevant Permitted Auction Purchaser agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following Section 2.10(c)(iii)(3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Permitted Auction Purchaser will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the

Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Permitted Auction Purchaser and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Permitted Auction Purchaser of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Permitted Auction Purchaser and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Permitted Auction Purchaser shall be due and payable by such Permitted Auction Purchaser on the Discounted Prepayment Effective Date in accordance with Section 2.10(c)(v) below (subject to Section 2.10(c)(x) below).

(iv)

(1) Any Permitted Auction Purchaser may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Permitted Auction Purchaser, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the Initial Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.10(c)(iv)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Permitted Auction Purchaser shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by a date and time to be specified in the Solicited Discounted Prepayment Notice, which date shall be no earlier than the second Business Day following the date of the Solicited Discounted Prepayment Notice and no later than the fifth Business Day following the date of delivery of such notice to such Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the

Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Permitted Auction Purchaser with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Permitted Auction Purchaser shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Permitted Auction Purchaser (the “Acceptable Discount”), if any. If the Permitted Auction Purchaser elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Permitted Auction Purchaser from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this Section 2.10(c)(iv)(2) (the “Acceptance Date”), the Permitted Auction Purchaser shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice form the Permitted Auction Purchaser by the Acceptance Date, such Permitted Auction Purchaser shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Permitted Auction Purchaser and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Permitted Auction Purchaser at the Acceptable Discount in accordance with this Section 2.10(c)(iv). If the Permitted Auction Purchaser elects to accept any Acceptable Discount, then the Permitted Auction Purchaser agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Permitted Auction Purchaser will prepay outstanding Term Loans pursuant to this Section 2.10(c)(iv) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that, if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Permitted Auction Purchaser and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Permitted Auction Purchaser of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Permitted Auction Purchaser and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Permitted Auction Purchaser shall be due and payable by such Permitted Auction Purchaser on the Discounted Prepayment Effective Date in accordance with Section 2.10(c)(v) below (subject to Section 2.10(c)(x) below).

(v) In connection with any Discounted Term Loan Prepayment, (x) the Initial Borrower and its Restricted Subsidiaries and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Permitted Auction Purchaser in connection therewith and (y) at the Initial Borrower’s option, the size of the Discounted Term Loan Prepayment may be increased after the applicable notice is initially provided to address the Lenders’ interest in participating in such Discounted Term Loan Prepayment.

(vi) If any Term Loan is prepaid in accordance with Sections 2.10(c)(ii) through 2.10(c)(iv) above, a Permitted Auction Purchaser shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Permitted Auction Purchaser shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s office in immediately available funds not later than 2:00 p.m. (local time in New York City) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class of Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.10(c) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(vii) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.10(c), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower Representative.

(viii) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.10(c), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix) Each of the Initial Borrower and its Restricted Subsidiaries and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.10(c) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.10(c) as well as activities of the Auction Agent.

(x) Each Permitted Auction Purchaser shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Permitted Auction Purchaser to make any prepayment to a Lender, as applicable, pursuant to this Section 2.10(c) shall not constitute a Default or Event of Default under Section 9.1 or otherwise).

2.11 Mandatory Prepayments and Commitment Reductions.

(a) If any Indebtedness shall be Incurred by any Group Member (other than any Indebtedness permitted to be Incurred by any such Person in accordance with Section 7.2), the Borrower shall apply an amount equal to 100% of the Net Cash Proceeds thereof within one (1) Business Day after the receipt of such proceeds toward the prepayment of the Loans as set forth in clause (h) of this Section 2.11.

(b) Subject to clause (e) of this Section 2.11, if, for any Excess Cash Flow Period, there shall be Excess Cash Flow, an amount equal to

(i) the ECF Percentage for such period of such Excess Cash Flow minus

(ii) the greater of $10,500,000 and 10.0% of Consolidated EBITDA (determined on a Pro Forma Basis as of the most recently ended Test Period) minus

(iii) at the election of the Borrower Representative, to the extent (x) not funded with the proceeds of Indebtedness constituting “long term indebtedness” (or a comparable caption) under GAAP (other than Indebtedness in respect of any revolving credit facility) and (y) the Borrower elects not to have such amounts reduce Excess Cash Flow, the aggregate amount (without duplication) of (1) all voluntary prepayments by any Permitted Auction Purchaser (determined by the par value of the Loans prepaid by such Permitted Auction Purchaser and not the cash purchase price paid by such Permitted Auction Purchaser for such voluntary prepayments) pursuant to Section 2.10(c) and all make-whole or penalty payments made in cash in connection therewith, (2) voluntary prepayments of Term Loans and Revolving Loans (but, in the case of Revolving Loans, only to the extent of a concurrent and permanent reduction in the Revolving Commitments) (including pursuant to Section 2.23), and all make-whole or penalty payments made in cash in connection therewith, and (3) voluntary prepayments and repurchases (determined by the par value and not the cash purchase price paid for such loan buyback) (including any “yanks” of non-consenting lenders thereunder) of Indebtedness (other than the Obligations), made by the Initial Borrower or any of its Restricted Subsidiaries, (4) Restricted Payments paid in cash, (5) cash payments in respect of Permitted Acquisitions and other Investments permitted hereunder (but excluding

Intercompany Investments and Investments in cash and Cash Equivalents), (6) payments in cash of an earn-out or seller note or note converted from an earn-out, (7) software and intellectual property expenditures and other Capital Expenditures paid in cash, (8) cash restructuring charges and other cash expenditures (including cash tax (and/or tax reserves) or accrued tax amounts), (9) cash payments in respect of long-term liabilities, and (10) other cash payments that are not expensed during such period, (provided that the Borrower Representative may elect not to utilize any such deduction (or any deduction in the term “Excess Cash Flow”) in the applicable Excess Cash Flow Period, in which case such deduction may be utilized in any future Excess Cash Flow Period), in the case of clauses (1) through (10) above or any deduction in the term “Excess Cash Flow”, by the Borrower or any of its Restricted Subsidiaries during the Excess Cash Flow Period or, at the election of the Borrower Representative in its sole discretion and without duplication with future periods, following such Excess Cash Flow Period and prior to such Excess Cash Flow Application Date (plus, at the election of the Borrower Representative, amounts that would otherwise reduce the Excess Cash Flow payment hereunder that the Initial Borrower or its Restricted Subsidiaries are obligated to make (or reasonably expect to make) within 12 months of the Excess Cash Flow Application Date (or, if committed within such 12-month period to be made, made no later than 180 days after the end of such 12-month period)), shall, on the relevant Excess Cash Flow Application Date, be applied by the Borrowers toward the prepayment of (A) the Loans as set forth in clause (h) of this Section 2.11 or, (B) solely to the extent permitted by this section, at the Borrower Representative’s option, the prepayment of outstanding Indebtedness that constitutes First Lien Obligations (collectively, “Other Applicable Indebtedness”). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten (10) Business Days after the date on which the financial statements of the Initial Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders. Any such amount of Excess Cash Flow may be applied to Other Applicable Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment is required under the terms of such Other Applicable Indebtedness (with any remaining Excess Cash Flow applied to prepay outstanding Term Loans in accordance with the terms hereof), unless such application would result in the holders of Other Applicable Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate Outstanding Amount of Term Loans and Other Applicable Indebtedness at such time) of such Excess Cash Flow relative to Term Lenders, in which case such Excess Cash Flow may only be applied to Other Applicable Indebtedness on a pro rata basis with outstanding Term Loans. To the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased, repaid or prepaid with any such Excess Cash Flow, the declined amount of such Excess Cash Flow shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay Term Loans in accordance with the terms hereof (to the extent such Excess Cash Flow would otherwise have been required to be applied if such Other Applicable Indebtedness was not then outstanding).

(c) Subject to clause (e) of this Section 2.11, if, on any date, the Initial Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from any Asset Sale of Collateral permitted pursuant to Section 7.5 or any Recovery Event with respect to Collateral in excess of the Minimum Disposition Threshold Amount in any fiscal year, then, unless the Borrower Representative has determined in good faith that such excess Net Cash Proceeds shall be reinvested in its business (including any repayment of Indebtedness of any Borrower or Restricted Subsidiary) (a “Reinvestment Event”), an aggregate amount equal to the Asset Sale Percentage (determined on a Pro Forma Basis as of the Test Period most recently ended prior to (x) the time of the making of such prepayment or, (y) at the Borrower Representative’s option, the time of receipt of Net Cash Proceeds, and in each case determined after giving effect to any associated payment under this Section 2.11) of such excess Net Cash Proceeds shall be applied by the Borrowers within five (5) Business Days of such date to prepay (A) outstanding Term Loans in accordance with this Section 2.11, (B) Other Applicable Indebtedness, or (C) any combination thereof; provided that, notwithstanding the foregoing, within five (5) Business Days following each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to any Asset Sale or Recovery Event, shall be applied to prepay the outstanding Loans as set forth in Section 2.11(h); provided, further, that the Initial Borrower may elect to deem expenditures that would otherwise be permissible reinvestments pursuant to this clause (c) that occur within one (1) year prior to the actual receipt of Net Cash Proceeds from any Asset Sale or Recovery Event to have been reinvested in accordance with the provisions hereof. Any such excess Net Cash Proceeds may be applied to Other Applicable Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Asset Sale or Recovery Event is required under the terms of such Other Applicable Indebtedness (with any remaining Net Cash Proceeds applied to prepay outstanding Term Loans in accordance with the terms hereof), unless such application would result in the holders of Other Applicable Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate Outstanding Amount of Term Loans and Other Applicable Indebtedness at such time) of such excess Net Cash Proceeds relative to Term Lenders, in which case such excess Net Cash Proceeds may only be applied to Other Applicable Indebtedness on a pro rata basis with outstanding Term Loans. To the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased, repaid or prepaid with any such excess Net Cash Proceeds, the declined amount of such excess Net Cash Proceeds shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay Term Loans in accordance with the terms hereof (to the extent such excess Net Cash Proceeds would otherwise have been required to be applied if such Other Applicable Indebtedness was not then outstanding).

(d) [Reserved].

(e) Notwithstanding anything to the contrary in this Agreement (including clauses (a), (b) and (c) above), to the extent that the Borrower Representative has determined in good faith that (i) any of or all the Net Cash Proceeds of any Indebtedness of a Foreign Subsidiary described in clause (a) above or any Asset Sale or Recovery Event by a Foreign Subsidiary or Excess Cash Flow attributable to a Foreign Subsidiary (or branches of a Foreign Subsidiary) are prohibited or delayed by applicable local law from being repatriated to the relevant Borrower(s) (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors), (ii) such repatriation would present a material risk of liability for the applicable Foreign Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officers) or (iii) in the case of Foreign Subsidiaries (including repatriation or distributions that would be made through Foreign Subsidiaries), such repatriation or any distribution of the relevant amounts would result in material adverse Tax consequences, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans pursuant to this Section 2.11 but may be retained by the applicable Foreign Subsidiary or branch.

(f) In the event the aggregate Outstanding Amount of Revolving Loans, L/C Obligations and Swingline Loans at any time exceeds (the “Revolving Excess”) the Total Revolving Commitments then in effect, the Borrowers shall promptly repay Swingline Loans and Revolving Loans and Collateralize Letters of Credit to the extent necessary to remove such Revolving Excess.

(g) The Borrower Representative shall deliver to the Administrative Agent notice, substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative (on behalf of the Borrowers), of each prepayment required under this Section 2.11 (other than prepayments pursuant to Section 2.11(a)), which notice must be received by the Administrative Agent not less than three (3) Business Days (or such shorter time as the Administrative Agent shall reasonably agree) prior to the date such prepayment shall be made. The Administrative Agent will promptly notify each applicable Lender of such notice. Each such Lender may reject all of its Pro Rata Share of the prepayment (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a

“Rejection Notice”) to the Administrative Agent and the Borrower Representative no later than (i) 5:00 p.m., New York City time on the date of such Lender’s receipt of such notice from the Administrative Agent, if such notice is received prior to 11:00 a.m., New York City time, and (ii) 12:00 p.m., New York City time on the date following such Lender’s receipt of such notice from the Administrative Agent, if such notice is received after 11:00 a.m. New York City time. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed an acceptance of such prepayment. Any Declined Proceeds may be retained by the Borrowers (such retained amount, the “Retained Declined Proceeds”). Each notice delivered pursuant to the first sentence of this clause (f) shall, as applicable, set forth in reasonable detail the calculation of the amount of such prepayment (including a calculation of any Asset Sale Percentage).

(h) Amounts to be applied in connection with any prepayments made pursuant to this Section 2.11 (other than Section 2.11(f)) shall be applied to the prepayment of the Term Loans in accordance with Section 2.17(b). The application of any prepayment of Loans pursuant to this Section 2.11 shall be made on a pro rata basis within any Class of Loans regardless of Type. Each prepayment of the Loans under this Section 2.11 (except in the case of Revolving Loans that are ABR Loans (to the extent all Revolving Loans are not being prepaid) and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(i) Notwithstanding any of the other provisions of this Section 2.11, if any prepayment of Term Benchmark Loans is required to be made under this Section 2.11 other than on the last day of the Interest Period applicable thereto, the applicable Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder with the Administrative Agent, to be held as security for the obligations of the applicable Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of such Term Benchmark Loans in accordance with this Section 2.11 (determined as of the date such prepayment was required to be originally made); provided that such unpaid Term Benchmark Loans shall continue to bear interest in accordance with Section 2.15 until such unpaid Term Benchmark Loans have been prepaid. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of the applicable Term Benchmark Loans in accordance with Section 2.11 (determined as of the date such prepayment was required to be originally made). Notwithstanding anything to the contrary contained in this Agreement, any amounts held by the Administrative Agent pursuant to this subsection (i) pending application to any Term Benchmark Loans shall be held and applied to the satisfaction of such Term Benchmark Loans prior to any other application of such amounts as may be provided for herein.

2.12 Conversion and Continuation Options.

(a) The Borrower Representative (on behalf of the Borrowers) may elect from time to time to convert Term Benchmark Loans to ABR Loans by delivering to the Administrative Agent a Borrowing and Conversion/Continuation Request, no later than 12:00 p.m. (New York City time), three (3) Business Days prior to the proposed conversion date. The Borrower Representative may elect from time to time to convert ABR Loans to Term Benchmark Loans by delivering to the Administrative Agent a Borrowing and Conversion/Continuation Request, no later than 12:00 p.m. (New York City time), on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor). No ABR Loan may be converted into a Term Benchmark Loan when a bankruptcy or payment Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If the Borrower

Representative fails to give a timely notice requesting any conversion from one Type of Loan to another, then the applicable Loans shall be continued as, or converted to, Term Benchmark Loans with a one-month Interest Period. Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans.

(b) Any Term Benchmark Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative (on behalf of the Borrowers) delivering to the Administrative Agent a Borrowing and Conversion/Continuation Request, no later than 2:00 p.m. (New York City time) on the third Business Day preceding the proposed continuation date in the case of Term Benchmark Loans; provided, that, to the extent the Required Lenders provide written notice thereof to the Borrower Representative, no Term Benchmark Loan or RFR Loan may be continued as such when a bankruptcy or payment Event of Default has occurred and is continuing; provided, further, that if the Borrower Representative shall fail to give any required notice as described above in this paragraph, such Loans shall be automatically continued as Term Benchmark Loans with a one-month Interest Period on the last day of such then expiring Interest Period, or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then-expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Term Benchmark Tranches.

Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Term Benchmark Loans comprising each Term Benchmark Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof, and (b)no more than twelve (12) Term Benchmark Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates.

(a) Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) Each RFR Loan shall bear interest at a rate per annum equal to Adjusted Daily Simple SOFR plus the Applicable Margin.

(d) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of (x) any interest payable on any Loan or Reimbursement Obligation, (y) the Revolving Commitment Fee or (z) any other amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non‑payment until such amount is paid in full (whether before or after judgment).

(e) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.14(d) shall be payable from time to time on demand.

2.15 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans at times when the ABR is based on the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the ABR, the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the relevant Lenders of the effective date and the amount of each such change in interest rate. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted from a Term Benchmark Loan, the date of conversion of such Term Benchmark Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a Term Benchmark Loan, the date of conversion of such ABR Loan to such Term Benchmark Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower Representative, deliver to the Borrower Representative a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14.

2.16 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.16, if:

(i) the Administrative Agent (in consultation with the Borrower Representative) determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Screen Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining Adjusted Daily Simple SOFR or Daily Simple SOFR, as applicable; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in a RFR Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower Representative delivers a new Borrowing and Conversion/Continuation Request in accordance with the terms of Section 2.12 or a new Borrowing and Conversion/Continuation Request in accordance with the terms of Section 2.2 or 2.5, any Borrowing and Conversion/Continuation Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing and Conversion/Continuation Request that requests a Term Benchmark Borrowing shall instead be deemed to be a Borrowing and Conversion/Continuation Request for (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not also the subject of Section 2.16(a)(i) or (ii) above or (y) an ABR Borrowing if Adjusted Daily Simple SOFR also is the subject of Section 2.16(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower Representative’s receipt of the notice from the Administrative Agent referred to in this Section 2.16(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower Representative delivers a new Borrowing and Conversion/Continuation Request in accordance with the terms of Sections 2.2, 2.5 or 2.12, as applicable, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not also the subject of Section 2.16(a)(i) or (ii) above or (y) an ABR Loan if Adjusted Daily Simple SOFR also is the subject of Section 2.16(a)(i) or (ii) above, on such day.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.16(b) will occur prior to the applicable Benchmark Transition Start Date. No Swap Agreement shall constitute a “Loan Document” for purposes of clauses (b), (c), (d), (e) and (f) of this Section 2.16.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, in connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrower Representative) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv)

the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may (in consultation with the Borrower Representative), modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may (in consultation with the Borrower Representative), modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any pending request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower Representative will be deemed to have converted such request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.16, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.

2.17 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by any Borrower on account of the Revolving Commitment Fee and any reduction of the Commitments of the Lenders shall be made pro rata by or to the relevant Lenders of any Class according to the respective Term

Percentages, Incremental Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders of such Class.

(b) Each payment (including each voluntary or mandatory prepayment) on account of principal of and interest on any Class of the Term Loans shall be made pro rata to the Term Lenders of such Class according to the respective Outstanding Amount of the Term Loans of such Class then held by the Term Lenders of such Class. The amount of each optional prepayment of the Term Loans made pursuant to Section 2.10 shall be applied as directed by the Borrower Representative in the notice described in Section 2.10 and, if no direction is given by the Borrower Representative, in the direct order of maturity and to the Term Loans of each Lender on a pro rata basis. The amount of each mandatory prepayment of the Term Loans pursuant to Section 2.11 shall be applied as directed by the Borrower Representative in the notice described in Section 2.11 and to the Term Loans of each Lender on a pro rata basis (other than in the case of Permitted Credit Agreement Refinancing Debt, the proceeds of which shall be applied to the applicable Class) and, if no direction is given by the Borrower Representative, in the direct order of maturity. Each payment (including each prepayment) by the Borrowers on account of principal of and interest on any Class of Revolving Loans shall be made pro rata to the Revolving Lenders of such Class according to the respective Outstanding Amount of the Revolving Loans of such Class then held by the Revolving Lenders of such Class.

(c) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m. (New York City time) on the due date thereof to the Administrative Agent, for the account of the Lenders, in Dollars and in immediately available funds. Any payments received after such time shall be deemed to be received on the next Business Day at the Administrative Agent’s sole discretion. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. In the case of any extension of payment of principal, interest thereon shall be payable at the then applicable rate during such extension unless otherwise provided for hereunder.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the time of any Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor (a “Funding Default”), such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with (without duplication of any such amounts ultimately received from such Lender, and any interest thereon) interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrowers. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower Representative prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may

assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

2.18 Requirements of Law.

(a) Subject to clause (c) of this Section 2.18, if any Change in Law shall (i) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Term Benchmark Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (x) any Non-Excluded Taxes or Other Taxes, in each case, to the extent governed by Section 2.19, (y) any Taxes described in clauses (i) through (v) of the second sentence of Section 2.19(a) and (z) any Taxes which would have been compensated for under Section 2.19(a) or Section 2.19(f) but were not so compensated because an exclusion in Section 2.19(h) applied), (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Adjusted Term SOFR Rate or (iii) impose on such Lender any other condition, and the result of any of the foregoing is to increase the cost to such Lender by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower Representative (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) Subject to Section 2.18(c), if any Lender shall have determined that compliance by such Lender (or any Person controlling such Lender) with any Change in Law regarding capital adequacy or liquidity shall have the effect of reducing the rate of return on such Lender’s or such Person’s capital as a consequence of its obligations hereunder or under or in respect of any Loans or Letters of Credit to a level below that which such Lender or such Person could have achieved but for such Change in Law (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy or liquidity) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower Representative (with a copy to the Administrative Agent) of a written request therefor (setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(b)), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Person for such reduction.

(c) Notwithstanding anything to the contrary in this Agreement (including clauses (a) and (b) above), reimbursement pursuant to this Section 2.18 for (A) increased costs arising from any market disruption (i) shall be limited to circumstances generally affecting the banking market and (ii) may only be requested by Lenders representing the Majority Facility Lenders with respect to the applicable Facility and (B) increased costs because of any Change in Law resulting from clause (x) or (y) of the proviso to the definition of “Change in Law” may only be requested by a Lender imposing such increased costs on borrowers similarly situated to the Borrowers under syndicated credit facilities comparable to those provided hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower Representative (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrowers shall pay such Lender the additional amount shown as due on any such certificate promptly after, and in any event within ten (10) Business Days of, receipt thereof. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower Representative of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Taxes.

(a) Except where required under applicable Law, all payments made by the Loan Parties under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings (including backup withholding), including any penalties, interest and additional amounts with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (collectively, “Taxes”). Subject to Section 2.19(h) below, if any applicable Law requires any Taxes, excluding (i) Taxes imposed on or measured by net income and franchise Taxes (which franchise Taxes are imposed in lieu of net income Taxes), imposed on or with respect to the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced this Agreement or any other Loan Document), (ii) branch profits Taxes imposed on the Administrative Agent or any Lender by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (i) above, (iii) in the case of a Lender, United States withholding Taxes to the extent imposed on amounts payable to or for the account of such Lender pursuant to a Requirement of Law (or official interpretation or administration thereof) in effect at the time the relevant Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) would have been entitled immediately before designation of a new lending office (or assignment, if any) to receive additional amounts from the Borrowers with respect to such Taxes pursuant to this clause (a), (iv) Taxes that are attributable to a Lender’s failure to comply with the requirements of clause (j) of this Section 2.19, and (v) any Taxes imposed by FATCA, (such non-excluded Taxes, the “Non-Excluded Taxes”), or Other Taxes to be deducted or withheld from any amounts payable by or on account of any obligation of the Loan Parties to the Administrative Agent or any Lender hereunder, then the applicable withholding agent shall be entitled to make such deduction or withholding, and the amounts payable by the Loan Parties shall be increased to the extent necessary to yield to the Administrative Agent and such Lender (after making all required deductions or withholdings in respect of Non-Excluded Taxes and Other Taxes and including any deductions or withholdings applicable to additional sums payable under this Section 2.19) an amount equal to the sum it would have received had no such deduction or withholding been made. Within thirty (30) days of a Loan Party making a payment subject to any deduction or withholding as mentioned in this Section 2.19(a), the Loan Party making such payment shall deliver to the Administrative Agent as agent for the relevant Lender or Lenders receipt, certification or other evidence reasonably satisfactory to that Lender that the relevant deduction or withholding has been made and (as applicable) any appropriate payment has been made to the relevant taxing authority.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

(f) The Borrowers shall indemnify the Administrative Agent and each Lender within ten (10) Business Days after written demand therefor (which written demand shall be made no later than 180 days after the earlier of (1) the date on which the Administrative Agent or the applicable Lender, as the case may be, received written demand for payment of the applicable Non-Excluded Taxes or Other Taxes from the relevant Governmental Authority or (2) the date on which the Administrative Agent or the applicable Lender, as the case may be, paid the applicable Non-Excluded Taxes or Other Taxes; provided, that failure or delay on the part of the Administrative Agent or the applicable Lender, as the case may be, to make such written demand shall not constitute a waiver of the right of the Administrative Agent or the applicable Lender, as the case may be, to demand indemnity and reimbursement for such Non-Excluded Taxes or Other Taxes, except to the extent that such failure or delay results in prejudice to the Borrowers) for the full amount of any Non-Excluded Taxes or Other Taxes imposed on or with respect to any payment made by any Loan Party under any Loan Document (including Non-Excluded Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19 paid by such Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, but excluding Non-Excluded Taxes to the extent compensated under Section 2.19(a) or Other Taxes to the extent that such Taxes would have been compensated for by Section 2.19(a) but were not so compensated because one of the exclusions in Section 2.19(h) applied). A certificate stating the amount of such payment or liability and setting forth in reasonable detail the calculation thereof delivered to the Borrower Representative at the address specified under Section 11.2 by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(g) [Reserved].

(h) A payment shall not be required to be made by a Loan Party pursuant to Section 2.19(a) or Section 2.19(f) for, or on account of, Other Taxes where (i) such Other Taxes are imposed with respect to an assignment or transfer of any Lender’s rights or any participation or sub-contract by a Lender (other than in the course of primary syndication, pursuant to Section 2.23 (other than Section 2.23(c)) or after a Default), or (ii) such Other Taxes derive from the voluntary registration of a Loan Document by or on behalf of the Administrative Agent or any Lender where such registration is not required to maintain, preserve, establish or enforce the rights of the Administrative Agent or that Lender under a Loan Document.

(i) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, reasonably promptly thereafter the Borrowers shall send to the Administrative Agent for its own account or for the account of the relevant Lender, a certified copy of an original official receipt received by the Borrowers showing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(j) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19 in clauses (j)(ii)(1), (j)(ii)(2), and (j)(ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(1) any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to any

Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C‑3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(3) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(5) prior to the date it becomes the Administrative Agent under this Agreement, the Administrative Agent shall deliver to the Borrower Representative a duly completed IRS Form W-9 (or, in the case of a successor Administrative Agent that is not organized in the United States, a duly executed U.S. branch withholding certificate on U.S. IRS Form W-8IMY) with the effect that the Borrowers may make payments to the Administrative Agent, to the extent such payments are received by the Administrative

Agent as an intermediary, without deduction or withholding of any Taxes imposed by the United States (without regard to the beneficial owners of such payment).

Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and, if applicable, the Administrative Agent in writing of its legal inability to do so.

(k) [Reserved].

(l) [Reserved].

(m) [Reserved].

(n) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund (whether in the form of cash or as a credit against, or as a reduction of, a tax liability) of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the relevant Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (n), in no event will the Administrative Agent or any Lender be required to pay any amount to the Loan Parties pursuant to this paragraph (n) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (n) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower Representative or any other Person.

(o) [Reserved].

(p) [Reserved].

(q) [Reserved].

(r) [Reserved].

(s) The agreements in this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the termination of this Agreement, the expiration or cancellation of all Letters of Credit and the payment of the Loans and all other amounts payable hereunder.

For the avoidance of doubt, for purposes of this Section 2.19, the term Lender shall include any Issuing Lender or Swingline Lender.

2.20 [Reserved].

2.21 Indemnity.

(a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(a) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.23, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.21 shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(a) and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.23, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.

2.22 Change of Lending Office.

(a) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19 with respect to such Lender, it will, if requested by the Borrower Representative, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.18 or 2.19.

(b) Subject to clause (a) above, and without prejudice to the rights and obligations (but subject to the terms and requirements) in Section 2.19, each Borrower agrees that each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan, and that any exercise of such option shall not affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to this Agreement.

2.23 Replacement of Lenders. The Borrowers shall be permitted to replace any Lender (or prepay the Loans of such Lender on a non-pro rata basis) (a) where a Loan Party is obligated to pay additional amounts or indemnity payments under Section 2.19 to such Lender, (b) that requests reimbursement for amounts owing pursuant to Section 2.16 or Section 2.18, (c) that becomes a Defaulting Lender or otherwise defaults in its obligation to make Loans hereunder or (d) that has not consented to a proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by

Section 11.1 that requires the consent of all Lenders or all Lenders under a particular Facility or each Lender affected thereby and which has been approved by the Required Lenders or a majority (by aggregate principal amount) of such affected Lenders as provided in Section 11.1, in each case, with a Lender or an Eligible Assignee; provided that (i) such replacement or repayment does not conflict with any Requirement of Law, (ii) the replacement financial institution or other Eligible Assignee shall purchase (or the Borrower shall prepay) all Loans and other amounts (or, in the case of clause (d) as it relates to provisions affecting a particular Facility, Loans or other amounts owing under such Facility) owing to such replaced Lender on or prior to the date of replacement or repayment, provided that, in the case of clause (c) above, the replacement or prepayment of the replaced Lender shall be made in exchange for an amount equal to the lesser of (A) the principal amount of all Loans and/or Commitments held by such replaced Lender immediately prior to its replacement or repayment (such Loans and/or Commitments, the “Replaced Lender Loans/Commitments”), (B) the amount that such replaced Lender paid to acquire the Replaced Lender Loans/Commitments, and (C) the then quoted trading price for such Replaced Lender Loans/Commitments, in each case without interest thereon (it being understood that if the effective date of the applicable Assignment and Assumption is not an Interest Payment Date, the assignee of the Replaced Lender Loans/Commitments shall be entitled to receive on the next succeeding Interest Payment Date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the Interest Payment Date last preceding such effective date (except as may be otherwise agreed between such assignee and the Borrower Representative)), (iii) the Borrowers shall be liable to such replaced Lender under Section 2.21 if any Term Benchmark Loan owing to such replaced Lender shall be purchased or prepaid other than on the last day of the Interest Period relating thereto, (iv) if applicable, the replacement financial institution or other Eligible Assignee, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (v) if applicable, the replaced Lender shall be deemed to have made such replacement in accordance with the provisions of Section 11.6, (vi) until such time as such replacement or repayment shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Sections 2.16, 2.18, 2.19(a) or 2.19(f), as the case may be, and (vii) any such replacement or repayment shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced or repaid Lender. Upon any such assignment, such replaced or repaid Lender shall no longer constitute a “Lender” for purposes hereof (or, in the case of clause (d) as it relates to provisions affecting a particular Facility, a Lender under such Facility); provided that any rights of such replaced or repaid Lender to indemnification hereunder shall survive as to such replaced or repaid Lender. Each Lender, the Administrative Agent and the Borrowers agree that in connection with the replacement or repayment of a Lender and upon payment to such replaced or repaid Lender of all amounts required to be paid under this Section 2.23, the Administrative Agent and the Borrowers shall be authorized, without the need for additional consent from such replaced Lender, to execute an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent or the Borrower Representative and, to the extent required under Section 11.6, the Borrower Representative, the Swingline Lender and each Issuing Lender, shall be effective for purposes of this Section 2.23 and Section 11.6. Notwithstanding anything to the contrary in this Section 2.23, in the event that a Lender which holds Loans or Commitments under more than one Facility does not agree to a proposed amendment, supplement, modification, consent or waiver which requires the consent of all Lenders under a particular Facility, the Borrowers shall be permitted to replace or repay the non-consenting Lender with respect to the affected Facility and may, but shall not be required to, replace or repay such Lender with respect to any unaffected Facilities.

2.24 Notes.

If so requested by any Lender by written notice to the Borrower Representative (with a copy to the Administrative Agent), the applicable Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to

Section 11.6) (promptly after the Borrower Representative’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.25 Incremental Credit Extensions.

Subject to the terms of this Section 2.25:

(a) The Borrowers may, at any time and from time to time after the Closing Date, by notice from the Borrower Representative to the Administrative Agent and the Person appointed by the Borrower Representative to arrange an Incremental Facility (such Person (who (i) may be the Administrative Agent, if it so agrees, or (ii) any other Person appointed by the Borrower Representative), the “Incremental Arranger”), request one or more additional tranches of term loans and/or one or more increases to the amount of any Class of Term Loans then outstanding (the commitments thereof, the “Incremental Term Commitments”, the loans thereunder, the “Incremental Term Loans”, and a Lender making such loans, an “Incremental Term Lender”) and/or one or more additional tranches of revolving loans (the “Additional/Replacement Revolving Commitments”) and/or one or more increases in the amount of the Revolving Commitments of any Class (each such increase, a “Revolving Commitment Increase” and, together with any Additional/Replacement Revolving Commitments, the “Incremental Revolving Commitments”; the loans thereunder and under any Incremental Revolving Commitments, the “Incremental Revolving Loans”, and a Lender making a commitment to provide such Incremental Revolving Loans, an “Incremental Revolving Lender”); provided that:

(i) after giving effect to any such Incremental Revolving Commitments and any such Incremental Term Loans, the aggregate amount of such Incremental Revolving Commitments and Incremental Term Loans shall not exceed an amount equal to the sum of (w) the Extension-Based Incremental Amount (any Incurrence under this clause (w), an “Extension-Based Incremental Facility”), plus (x) the Ratio-Based Incremental Amount (any Incurrence under this clause (x), a “Ratio-Based Incremental Facility”), plus (y) the Prepayment-Based Incremental Amount (any Incurrence under this clause (y), a “Prepayment-Based Incremental Facility”), plus (z) the Cash-Capped Incremental Amount (any Incurrence under this clause (z), a “Cash-Capped Incremental Facility”), provided that, for the avoidance of doubt, the amount available to the Borrowers pursuant to the Extension-Based Incremental Facility, the Prepayment-Based Incremental Facility and the Cash-Capped Incremental Facility shall be available at all times and shall not be subject to the ratio test in the Ratio-Based Incremental Facility. Unless the Borrower Representative elects otherwise, any Incremental Term Loans or Incremental Revolving Commitments shall be deemed Incurred first under the Ratio-Based Incremental Facility, with the balance Incurred next under the Extension-Based Incremental Facility, next under the Prepayment-Based Incremental Facility and then under the Cash-Capped Incremental Facility. The Borrower Representative may designate any Incremental Arranger of any Incremental Facility with such titles under the Incremental Facility as Borrower Representative may deem appropriate;

(ii) the Incremental Term Loans and Incremental Revolving Loans shall rank pari passu in right of payment (or be subordinated if agreed by the Lenders providing such Incremental Loans) and of security (or on a junior lien or unsecured basis, to the extent agreed by the Lenders providing such Incremental Loans), and shall, if not pari passu in right of payment and security, be provided as a separate facility and, if secured (unless Incurred hereunder and secured on a pari passu basis with the Obligations), be subject to an Intercreditor Agreement (or any Intercreditor Agreement may be amended or replaced in a manner reasonably acceptable to the Administrative Agent);

(iii) subject to the Permitted Maturity Exceptions, any broadly syndicated Incremental Term Loans shall not mature earlier than the Term Loan Maturity Date and the Incremental Revolving Loans shall not mature earlier than the Revolving Termination Date;

(iv) subject to the Permitted Maturity Exceptions, any broadly syndicated Incremental Term Loans shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Term Loans;

(v) (x) subject to clause (vii) below, the interest rates (and, in the case of any Incremental Term Loan, subject to clauses (iii) and (iv) above, the amortization schedule) applicable to any such Incremental Term Loans or Additional/Replacement Revolving Commitments shall be determined by the Borrower Representative and the applicable Incremental Term Lenders or Incremental Revolving Lenders, as the case may be, and (y) any such Incremental Revolving Commitments shall not have amortization or scheduled mandatory commitment reductions (other than at the maturity thereof);

(vi) no Default or Event of Default (or, in connection with a Limited Condition Transaction, no Default or Event of Default under Section 9.1(a) or 9.1(g)) shall exist on the Incremental Facility Closing Date with respect to any Incremental Amendment entered into in connection therewith (and after giving pro forma effect to any Incremental Term Loans and/or Incremental Revolving Loans made thereunder);

(vii) other than Customary Bridge Financings, with respect to any Incremental Term Loans that are broadly syndicated floating rate “term loan B” loans secured on a pari passu basis with the Obligations and are made in Dollars on or prior to the date that is six months after the Closing Date, if the all-in-yield (whether in the form of interest rate margins, including interest rate floors (subject to the first proviso in this clause (vii)), upfront fees or OID (with any OID being equated to interest margin based on an assumed four-year life to maturity (or, if shorter, the remaining life to maturity thereof) for purposes of determining any increase to the Applicable Margin under the Term Facility)) with respect to the Incremental Term Loans made thereunder paid by any Borrower to all lenders generally (as determined by the Borrower Representative and the applicable Incremental Term Lenders) (but excluding any arrangement, commitment, ticking, structuring, syndication, unused line or other similar fees payable by any Borrower in connection therewith, which shall not be included and equated to interest rate and, for the avoidance of doubt, excluding any bona fide arrangement, commitment, ticking, structuring, syndication or similar fees paid by any Borrower to a lender or an Affiliate of a lender in its capacity as a commitment party or arranger and regardless of whether such Indebtedness is syndicated to other third parties) with respect to the Incremental Term Loans made thereunder exceeds the all-in yield (after giving effect to interest rate margins (including the interest rate floors (subject to the first proviso in this clause (vii)) and OID (equated to interest based on an assumed four-year life to maturity)) paid by any Borrower to all lenders generally in the primary syndication of such Initial Term Loans (computed in a manner consistent with the foregoing)) with respect to the Initial Term Loans, as the case may be, after giving effect to any increase or repricing thereof that has theretofore become effective (it being understood that if any such repricing was effected as a refinancing tranche, the OID applicable to the refinancing loans shall be taken into account in addition to the OID applicable to the Refinanced loans), by more than 100 basis points (the amount of such excess above 100 basis points being referred to herein as the “Incremental Yield Differential”), then, upon the effectiveness of such Incremental Amendment, the Applicable Margin then in effect for such Initial Term Loans denominated in the same currency shall automatically be increased by the Incremental Yield Differential; provided, if the Incremental Term Loans include an interest-rate floor greater than the interest rate floor applicable to such Initial Term Loans, the differential between such interest rate floors shall be equated to the interest rate margins for purposes of determining whether an increase to the Applicable Margin shall be required, but only to the extent an increase in the interest rate floor applicable to such Initial Term Loans would cause an increase in the Applicable Margin, and in such case the interest rate floor (but not the Applicable Margin) applicable to such Initial Term Loans shall be increased to the extent of such differential between interest rate floors; provided further, that this Section 2.25(a)(vii) shall not apply to (1) any Incremental Term Loans with a final maturity later than one year after the Term Loan Maturity Date, (2) Incremental Term Loans in an aggregate principal amount not to exceed the greater of $105,000,000 and 100% of Consolidated EBITDA, calculated on a Pro Forma Basis as of the most recently ended Test Period, at any one time outstanding, (3) any Incremental Term Loan that is Incurred in connection with a Permitted Acquisition or other similar Investment permitted hereunder or (4) any Incremental Term Loan that is Incurred pursuant to the Cash-Capped Incremental Facility (the foregoing adjustment pursuant to this Section 2.25(a)(vii), for the avoidance of doubt after giving effect to any limitations and exclusions set forth herein, the “MFN Adjustment”);

(viii) the Incremental Term Loans and Incremental Revolving Commitments may be denominated in Dollars and any other currency acceptable to the Administrative Agent, the Incremental Arranger and the applicable Incremental Term Lenders or Incremental Revolving Lenders, as the case may be;

(ix) (A) no Incremental Term Loans and Incremental Revolving Commitments (other than any such Incremental Term Loans and Incremental Revolving Commitments Incurred pursuant to clause (z) of the definition of “Ratio-Based Incremental Facility”) may be secured by any assets other than the Collateral (subject to the Same Collateral Exceptions) and (B) no Incremental Term Loans and Incremental Revolving Commitments shall be guaranteed by any person other than the Loan Parties (subject to the Same Guaranty Exceptions); and

(x) Incremental Term Loans and Incremental Revolving Commitments must be Incurred by the Borrowers on a joint and several basis.

All or any portion of Indebtedness originally designated as Incurred under the Cash-Capped Incremental Facility, Extension-Based Incremental Facility or the Prepayment-Based Incremental Facility will automatically be reclassified as having been Incurred under the Ratio-Based Incremental Facility so long as, at the time of such reclassification (without giving effect to any amounts previously Incurred under the Cash-Capped Incremental Facility, the Extension-Based Incremental Facility or the Prepayment-Based Incremental Facility that are not being reclassified), the Borrowers would be permitted to Incur the aggregate principal amount of Indebtedness being so reclassified under the Ratio-Based Incremental Facility (which, for the avoidance of doubt, shall have the effect of increasing availability under the Cash-Capped Incremental Facility, the Extension-Based Incremental Facility or Prepayment-Based Incremental Facility, as applicable, by the amount of such reclassified Indebtedness).

(b) Incremental Term Loans may provide for the ability to participate on a pro rata, greater than pro rata or less than pro rata basis in any voluntary prepayments of Terms Loans or any mandatory prepayments of Term Loans with the proceeds of Other Term Loans and on a pro rata or less than pro rata basis with any other prepayment of Term Loans (except for any Customary Bridge Financings, customary prepayment terms in connection with customary escrow arrangements, Incremental Term Loans that are not “term loan B” loans, permitted amortization schedule and any earlier maturing debt, which shall permit mandatory prepayments on a pro rata, greater than pro rata or less than pro rata basis). Incremental Revolving Lenders may agree to a less than pro rata share of any prepayment. The Revolving Commitment Increases shall be treated substantially the same as the Revolving Commitments being increased, and shall be considered to be part of the Class of Revolving Facility being increased (it being understood that, if required to consummate the provision of Revolving Commitment Increases, the pricing, interest rate margins, rate floors and commitment fees on the Class of Revolving Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders providing the Revolving Commitment Increase (without any requirement to pay such fees to any existing Revolving Lenders)). Each notice from the Borrower Representative to the Administrative Agent and the Incremental Arranger pursuant to Section 2.25(a) shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Commitments.

(c) Incremental Term Loans may be made, and Incremental Revolving Commitments may be provided, by any existing Lender or any Additional Lender (provided that no existing Lender shall be obligated to provide any portion of any Incremental Facility), in each case on terms permitted in this Section 2.25; provided, that (A) (x) the Administrative Agent shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such Lender’s making such Incremental Revolving Commitments if such consent would be required under Section 11.6(b) for an assignment of Loans or Revolving Commitments, as applicable, to such Lender or Additional Lender and each Issuing Lender and Swingline Lender shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such Lender’s making such Incremental Revolving Commitments and (B) the Administrative Agent shall not be required to execute, accept or acknowledge any Incremental Amendment (as defined below) or related documentation which contains (by express language or omission) any material deviation from the terms of this Section 2.25. In addition, all other terms with respect to any Incremental Term Loan, or Revolving Commitments (excluding pricing, fees, rate floors, discounts, premiums, optional prepayment or optional redemption provisions and financial covenants) shall be (i) not materially more restrictive on the Initial Borrower and its Restricted Subsidiaries (taken as a whole) than those applicable to the then outstanding Term Loans or Revolving Commitments, when taken as a whole (except for (x) financial covenants or other covenants or provisions applicable only to periods after the Latest Maturity Date at the time such Incremental Term Loans or Revolving Commitments are Incurred, as may be agreed by the Borrower Representative and the providers of such Indebtedness, (y) terms that are conformed in (or added to) the Loan Documents for the benefit of the Lenders pursuant to an amendment between the Administrative Agent and the applicable Borrower or (z) on terms that are customary market terms at the time of Incurrence, in each case, as determined by the Borrower in good faith, or otherwise shall be reasonably satisfactory to the Administrative Agent, and (ii) reasonably satisfactory to the Administrative Agent (solely to the extent such terms relate to provisions of a mechanical or administrative nature (including mechanical or administrative provisions with respect to the Collateral and currency mechanics)). Commitments in respect of any Incremental Facility shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement that is reasonably satisfactory to the Administrative Agent and, as appropriate, the other Loan Documents, executed by the Borrower Representative, the Administrative Agent and each Lender agreeing to provide such Commitment, if any, and each Additional Lender, if any. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, the Incremental Arranger and the Borrower Representative, to effect the provisions of this Section (including any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any Incremental Term Loans that are intended to be fungible with an existing Class of Term Loans to be fungible with such Term Loans, which shall include any amendments to Section 2.3 that do not reduce the ratable amortization received by each Lender thereunder). The effectiveness of any Incremental Amendment and the occurrence of any credit event (including the making (but not the conversion or continuation) of a Loan and the issuance, increase in the amount, or extension of a Letter of Credit thereunder) pursuant to such Incremental Amendment shall be subject to the satisfaction of such conditions as the parties thereto shall agree (the effective date of any such Incremental Amendment, an “Incremental Facility Closing Date”) (and there shall be no requirement for any Borrower to bring down the representations and warranties under the Loan Documents, except to the extent otherwise required by the applicable Incremental Term Lenders and/or Incremental Revolving Lenders)). The Borrowers will use the proceeds of the Incremental Term Loans and Incremental Revolving Commitments for any purpose not prohibited by this Agreement.

(d) Upon each Revolving Commitment Increase pursuant to this Section, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a

“Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment and if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase either be prepaid from the proceeds of additional Revolving Loans made hereunder or assigned to a Revolving Commitment Increase Lender (in each case, reflecting such increase in Revolving Commitments, such that Revolving Loans are held ratably in accordance with each Revolving Lender’s Pro Rata Share, after giving effect to such increase), which prepayment or assignment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.21 (it being understood that the foregoing provisions shall apply only to an increase in the amount of the Revolving Commitments of any Class and not to any additional tranches of Revolving Loans). The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. For the avoidance of doubt, this Section 2.25(d) shall apply only to such Class of Revolving Commitments that are the same Class as the Incremental Revolving Loans and shall not apply to any other Class of Revolving Loans.

(e) Notwithstanding anything to the contrary herein, this Section 2.25 shall supersede any provisions in Sections 2.17 or 11.1 to the contrary and Section 2.17 shall be deemed to be amended to implement any Incremental Amendment.

(f) If the Incremental Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Arranger herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.25 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

2.26 Refinancing Amendments.

(a) At any time after the Closing Date, the Borrowers may obtain, from any Lender or any Additional Lender, Permitted Credit Agreement Refinancing Debt in respect of (1) all or any portion of any Class of Term Loans then outstanding under this Agreement (which for purposes of this clause (1) will be deemed to include any then outstanding Other Term Loans) or (2) all or any portion of any Class of Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (2) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Permitted Credit Agreement Refinancing Debt:

(i) shall not be permitted to rank senior in right of payment or security than the Refinanced Credit Agreement Debt;

(ii) will have such pricing, premiums, optional prepayment terms and financial covenants as may be agreed by the Borrower Representative and the Lenders thereof;

(iii) (x) with respect to any Other Revolving Loans or Other Revolving Commitments, will have a maturity date that is not prior to the maturity date of Revolving Loans (or unused Revolving Commitments) being Refinanced and (y) with respect to Other Term Loans or Other Term Commitments that are broadly syndicated (other than Permitted Maturity Exceptions), will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being Refinanced;

(iv) [reserved];

(v) the proceeds of such Permitted Credit Agreement Refinancing Debt shall be applied, substantially concurrently with the Incurrence thereof, to the prepayment of outstanding Term Loans or reduction of Revolving Commitments specified by the Borrower Representative as being so Refinanced (and repayment of Revolving Loans outstanding thereunder); and

(vi) shall not be secured by any assets other than the Collateral (subject to the Same Collateral Exceptions), shall not be guaranteed by any person other than the Guarantors (subject to the Same Guaranty Exceptions) and shall have the same borrowers as the Borrowers under the Refinanced Debt;

provided, further, that an Officer’s Certificate signed on behalf of the Borrower Representative delivered to the Administrative Agent at least five (5) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Permitted Credit Agreement Refinancing Debt or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirements of this Section 2.26 shall, unless the Administrative Agent shall have notified the Borrower Representative that the Administrative Agent disagrees with such determination within such five (5) Business Day period be conclusive evidence that such terms and conditions satisfy such requirements. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of (i) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date and (ii) such conditions as the Borrowers and providers of said Permitted Credit Agreement Refinancing Debt shall agree. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower Representative or any Restricted Subsidiary, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments subject to the approval of the Issuing Lenders.

(b) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) reasonably necessary to reflect the existence and terms of the Permitted Credit Agreement Refinancing Debt Incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments).

(c) Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, the Refinancing Arranger and the Borrower Representative, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Lender, participations in Letters of Credit expiring on or after the Revolving Termination Date shall be reallocated from Lenders holding Revolving

Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding revolving commitments, be deemed to be participation interests in respect of such revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

(d) Notwithstanding anything to the contrary in this Agreement, this Section 2.26 shall supersede any provisions in Section 2.17 or 11.1 to the contrary and the Borrowers and the Administrative Agent may amend Section 2.17 to implement any Refinancing Amendment.

(e) If the Refinancing Arranger is not the Administrative Agent, the actions authorized to be taken by the Refinancing Arranger herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.26 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

2.27 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as provided for in the definitions of “Required Lenders”, “Majority Untested Delayed Draw Term Commitment Holders”, “Majority Revolving Lenders”, “Majority Term Lenders”, and “Majority Untested Revolving Commitment Holders” and otherwise as set forth in Section 11.1.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 11.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows:

first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders and the Swingline Lender hereunder;

third, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

fourth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement;

fifth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if such payment is a payment of the principal amount of any Loans or L/C Advances and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and L/C Advances owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 3.2(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.2(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Such Defaulting Lender shall not be entitled to receive or accrue Letter of Credit fees or any commitment fee pursuant to Section 2.8(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, Refinance or fund participations in Swingline Loans and Letters of Credit pursuant to Sections 2.7 and 3.4, respectively, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, Refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of such non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of such Lender. In the event non-Defaulting Lenders’ obligations to acquire, Refinance or fund participations in Letters of Credit are increased as a result of a Defaulting Lender, then all Letter of Credit fees that would have been paid to such Defaulting Lender shall be paid to such non-Defaulting Lenders ratably in accordance with such increase of such non-Defaulting Lender’s obligations to acquire, Refinance or fund participations in Letters of Credit.

(b) Defaulting Lender Cure. If the Borrower Representative, the Administrative Agent, the Swingline Lender and each Issuing Lender agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.27(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 11.16, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) No Release. Subject to Section 11.16, the provisions hereof attributable to Defaulting Lenders shall not release or excuse any Defaulting Lender from failure to perform its obligations hereunder.

2.28 Loan Modification Offers.

(a) The Borrowers may, on one or more occasions, by written notice from the Borrower Representative to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes on the same terms to each such Lender (each Class subject to such a Loan Modification Offer, a “Specified Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by any Person that is not an Affiliate of any Borrower appointed by the Borrower Representative, after consultation (and, with respect to any documentation requiring execution by the Administrative Agent in its capacity as such, with the consent of the Administrative Agent) with the Administrative Agent, as agent under such Loan Modification Agreement (as defined below) (such Person (who may be the Administrative Agent, if it so agrees), the “Loan Modification Agent”) and reasonably acceptable to the Borrower Representative and the Administrative Agent; provided that (i) any such offer shall be made by the Borrowers to all Lenders with Loans with a like maturity date (whether under one or more tranches) on a pro rata basis (based on the aggregate Outstanding Amount of the applicable Loans), (ii) no Default or Event of Default shall have occurred and be continuing at the time of any such offer, (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower Representative and (iv) in the case of any Permitted Amendment relating to the Revolving Commitments, each Issuing Lender and the Swingline Lender shall have approved such Permitted Amendment. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than five (5) Business Days nor more than forty-five (45) Business Days after the date of such notice, unless otherwise agreed to by the Loan Modification Agent); provided that, notwithstanding anything to the contrary, assignments and participations of Specified Classes shall be governed by the same or, at the Borrower Representative’s discretion, more restrictive assignment and participation provisions than those set forth in Section 11.6. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Specified Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Specified Class as to which such Lender’s acceptance has been made (such Loans and Commitments, the “Accepted Loans and Commitments”). No Lender shall have any obligation to accept any Loan Modification Offer.

(b) A Permitted Amendment shall be effected pursuant to an amendment to this Agreement (a “Loan Modification Agreement”) executed and delivered by the Borrower Representative and any other applicable Borrower, the Administrative Agent, each applicable Accepting Lender and the Loan Modification Agent. The Loan Modification Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Loan

Modification Agent and the Borrower Representative, to give effect to the provisions of this Section 2.28, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided that

(x) no Loan Modification Agreement may provide for (i) any Accepted Loans and Commitments to be secured by any Collateral or other assets of any Group Member that does not also secure the Specified Class (subject to the Same Collateral Exceptions),

(y) other than Customary Bridge Financing, such Accepted Loans and Commitments shall not be subject to mandatory redemption or prepayment (except, in each case, (i) customary asset sale or change of control provisions, (ii) other mandatory prepayments that are also made or offered, on a pro rata basis or greater than pro rata basis, to all holders of outstanding Term Loans that are First Lien Obligations, (iii) amortization payments or (iv) any greater than pro rata repayment of such Accepted Loans and Commitments with the proceeds of a refinancing thereof), and

(z) in the case of any Loan Modification Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit as between the commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Commitments and (ii) the Revolving Termination Date may not be extended without the prior written consent of each Issuing Lender.

(c) Subject to Section 2.28(b), the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Loan Modification Agreement that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrowers’ sole discretion and may be waived by the Borrowers) of Loans of any or all applicable Classes be extended.

(d) Notwithstanding anything to the contrary in this Agreement, this Section 2.28 shall supersede any provisions in Sections 2.17 or 11.1 to the contrary and the Borrowers and the Administrative Agent may amend Section 2.17 to implement any Loan Modification Agreement.

(e) If the Loan Modification Agent is not the Administrative Agent, the actions authorized to be taken by the Loan Modification Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.28 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

SECTION 3.
LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit and, to the extent agreed to by an Issuing Lender, bank guarantees and commercial letters of credit providing for the payment of cash upon the honoring of a presentation thereunder (collectively, “Letters of Credit”) for the account of the Borrowers or the account of any of the Restricted Subsidiaries (provided that a Borrower shall be an applicant, shall be the primary obligor thereunder, and be fully and unconditionally liable, with respect to each Letter of Credit issued for the account of a Restricted Subsidiary that is not a Borrower) on any Business Day prior to the date that is thirty (30) days prior to the Revolving Termination Date in such form as may be approved from time to time by the applicable Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if it would violate any policies of such Issuing Lender applicable to letters of credit or if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero or (iii) the L/C Obligation of such Issuing Lender would exceed its L/C Sublimit. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a stated amount acceptable to the relevant Issuing Lender, (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance or such longer period as is reasonably acceptable to the Issuing Lender, and (y) the Letter of Credit Facility Expiration Date or such longer period as is reasonably acceptable to the Issuing Lender, provided that any Letter of Credit with the consent of the applicable Issuing Lender may provide for the renewal or extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above, except to the extent the L/C Obligations under such Letter of Credit have been Cash Collateralized); provided, further, that the Issuing Lenders shall not renew or extend any such Letter of Credit if it has received written notice (or otherwise has knowledge) that an Event of Default has occurred and is continuing or any of the conditions set forth in Section 5.2 are not satisfied prior to the date of the decision to renew or extend such Letter of Credit and (iv) be otherwise reasonably acceptable in all respects to the Issuing Lenders. Unless otherwise directed by the Issuing Lenders, the Borrowers shall not be required to make a specific request to an Issuing Lender for any such extension. Once any Letter of Credit has been issued that may be extended automatically pursuant to the foregoing, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Lenders to permit the extension of such Letter of Credit, including to the Letter of Credit Facility Expiration Date.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit (i) if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which an Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it or (iii) as otherwise provided in Section 3.2(b) below.

(c) Subject to the terms and conditions hereof, (i) Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit outstanding on the Closing Date or (ii) all letters of credit issued for the account of the Initial Borrower or any Restricted Subsidiary and outstanding on the Closing Date and issued by an entity that is an Issuing Lender under this Agreement, which, by its execution of this Agreement, has agreed to act as an Issuing Lender hereunder and listed on Schedule 1.1B (each, an “Existing Letter of Credit”) shall automatically be continued hereunder on the Closing Date by the applicable Issuing Lender, and as of the Closing Date the Revolving Lenders shall acquire a participation therein as if such Existing Letter of Credit were issued hereunder, and each such Existing Letter of Credit shall be deemed a Letter of Credit for all purposes of this Agreement as of the Closing Date without any further action by the Borrower Representative.

3.2 Procedure for Issuance of Letter of Credit.

(a) The Borrowers may from time to time on any Business Day occurring from (or, in the case of any Letter of Credit permitted to be issued on the Closing Date, prior to) the Closing Date until the Revolving Termination Date request that an Issuing Lender issue a Letter of Credit by delivering to the relevant Issuing Lender, with a copy to the Administrative Agent, at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Promptly upon receipt of any Application, the relevant Issuing Lender will confirm with the Administrative Agent that the Administrative Agent has received a copy of the Application, and if not, will furnish the Administrative Agent with a copy thereof. Unless such Issuing Lender has received written notice from the Administrative Agent or the Borrowers, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more of the conditions contained in Section 5 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit (a) earlier than (i) three (3) Business Days, in the case of standby Letters of Credit or similar agreements or (ii) to the extent an Issuing Lender agrees to issue bank guarantees or commercial Letters of Credit, or similar agreements, such period of time as is acceptable to such Issuing Lender, or (b) later than ten (10) Business Days (or in each case such shorter period as may be agreed to by an Issuing Lender in any particular instance) after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lenders and the Borrowers. Each Issuing Lender shall furnish a copy of such Letter of Credit to the Borrowers and the Administrative Agent promptly following the issuance thereof. The Administrative Agent shall promptly furnish notice of the issuance of each Letter of Credit (including the amount thereof) to the Revolving Lenders.

(b) Cash Collateral. (i) If an Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 5.2 to a Revolving Borrowing cannot then be met, (ii) if, as of the Letter of Credit Facility Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Majority Revolving Lenders, as applicable, require the Borrowers to Cash Collateralize the L/C Obligations pursuant to Section 9.2 or (iv) an Event of Default set forth under Section 9.1(g) occurs and is continuing, then the Borrowers shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Facility Expiration Date, as the case may be), and shall do so not later than 2:00 p.m. (New York City time) on (x) in the case of the immediately preceding clauses (i) through (iii), (1) if the Borrower Representative receives notice thereof prior to 11:00 a.m. (New York City time), on any Business Day, on the Business Day immediately following receipt of such notice or (2) if the Borrower Representative receives notice thereof after 11:00 a.m. (New York City time), on any Business Day, on the second Business Day immediately following receipt of such notice (y) in the case of the immediately preceding clause (iv), the Business Day on which an Event of Default set forth under Section 9.1(g) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.27(a)(iv)), then promptly upon the request of the Administrative Agent or the applicable Issuing Lender, the Borrowers shall Cash Collateralize the Defaulting Lender Fronting Exposure and deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any Cash Collateral provided by the Defaulting Lender); provided that if any Defaulting Lender Fronting Exposure is not Cash Collateralized in accordance with the foregoing to the reasonable satisfaction of the Issuing Lenders, the Issuing Lenders shall have no obligation to issue new Letters of Credit or to extend, renew or amend existing Letters of Credit to the extent Letter of Credit exposure would exceed the commitments of the non-Defaulting Lenders. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant Issuing Lender and the Lenders, as collateral for the L/C Obligations, Cash Collateral pursuant to documentation in form and substance reasonably satisfactory to the relevant Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in a Cash Collateral Account and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent reasonably determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations (or in the case of Cash Collateral provided with regard to Defaulting Lender Fronting Exposure, such amount of Defaulting Lender Fronting Exposure, in each case that is required to be Cash Collateralized pursuant to this Section 3.2(b)), the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in a Cash Collateral Account as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount (and/or such aggregate Defaulting Lender Fronting Exposure, as applicable) over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant Issuing Lender. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations or the Defaulting Lender Fronting Exposure, as applicable, and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrowers.

3.3 Fees and Other Charges.

(a) The Borrowers will pay a fee on the actual aggregate daily undrawn and unexpired amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans under the Revolving Facility, less the amount of the fronting fee referred to in the next sentence, shared ratably among the Revolving Lenders and payable quarterly in arrears on each applicable Fee Payment Date after the issuance date. In addition, the Borrowers shall pay to each Issuing Lender for its own account a fronting fee of 0.125% per annum (or such lower fee as the Issuing Lenders may agree) on the actual aggregate daily undrawn and unexpired amount of all such Issuing Lender’s Letters of Credit outstanding during the applicable period, payable quarterly in arrears on each applicable Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrowers shall pay or reimburse such Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit. Such costs and expenses shall be due and payable within three (3) Business Days of demand and nonrefundable.

3.4 L/C Participations.

(a) The Issuing Lenders irrevocably agree to grant and hereby grant to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lenders, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit and the amount of each drawing paid by an Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lenders that, if a drawing is paid under any Letter of Credit for which an Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such drawing, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrowers, any other Group Member or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Initial Borrower and the Restricted Subsidiaries, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to such Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrowers. Upon receipt from the beneficiary of any Letter of Credit of a compliant drawing under a Letter of Credit, applicable Issuing Lender shall promptly notify the Borrower Representative and the Administrative Agent thereof. If any drawing is paid under any Letter of Credit, the Borrowers shall reimburse such Issuing Lender for the amount of (a) the drawing so paid and (b) any fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 3:00 p.m. (New York City time) on (x) if such compliant drawing is received prior to 11:00 a.m. (New York City time), on the first Business Day following the date such drawing is paid by the Issuing Lenders and (y) otherwise, the second Business Day following the date such drawing is paid by the Issuing Lenders (the “Honor Date”). Each such payment shall be made to an Issuing Lender at its address for notices referred to herein in the currency in which the applicable Letter of Credit is denominated and in immediately available funds. If the Borrowers fail to reimburse an Issuing Lender on the Honor Date, interest shall be payable on any such amounts from the date on which the relevant drawing is paid until payment in full at the rate set forth in (x) until the second Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6 Obligations Absolute. The Borrowers’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrowers may have or have had against the Issuing Lenders, any beneficiary of a Letter of Credit or any other Person (it being understood that this provision shall not preclude the ability of the Borrowers to bring any claim for damages against any such Person who has acted with bad faith, gross negligence or willful misconduct, as determined in a final and non-appealable decision of a court of competent jurisdiction). The Borrowers also agree with the Issuing Lenders that the Issuing Lenders shall not be responsible for, and the Borrowers’ Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable Requirements of Law) suffered by the Borrower that are caused by an Issuing Lender’s failure to exercise care when determining whether drawings and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an Issuing Lender (as finally determined by a court of competent jurisdiction (that is not subject to appeal)), such Issuing Lender shall be deemed to have exercised care in each such determination. The Issuing Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lenders. The Borrowers agree that any action taken or omitted by the Issuing Lenders under or in connection with any Letter of Credit or the related drawings or documents, if done in the absence of gross negligence or willful misconduct or, in the case of determinations of whether drawings and other documents presented under a Letter of Credit comply with the terms thereof, if done in the absence of bad faith (in each case, as determined in a final and non-appealable decision of a court of competent jurisdiction), shall be binding on the Borrowers and shall not result in any liability of the Issuing Lenders to the Borrowers.

3.7 Letter of Credit Payments. The responsibility of the Issuing Lenders to the Borrowers in connection with any drawing presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each drawing) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit, or any other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Lenders or any other Person relating to any Letter of Credit, is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall control.

3.9 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms (or the terms of any applicable Application or other document, agreement or instrument entered into by the applicable Issuing Lender and the Borrowers (or Restricted Subsidiary, if applicable) or in favor of the applicable Issuing Lender and relating to such Letter of Credit) provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 4.
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Loan Party (but with respect to Holdings, solely as set forth herein) hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Condition.

(a) The unaudited consolidated balance sheet at September 30, 2024 and related unaudited consolidated statements of operations and cash flows related to the Initial Borrower and its Subsidiaries for the nine month period then ended have been prepared in good faith, based on assumptions believed by the Initial Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects the financial condition of the Initial Borrower and its Subsidiaries as at such applicable date, and the results of its operations and cash flows for nine month period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved (except to the extent disclosed therein).

(b) The audited consolidated balance sheets at December 31, 2023 and related consolidated statements of operations and consolidated statements of cash flows related to the Initial Borrower and its Subsidiaries for the fiscal year then ended December 31, 2023 present fairly in all material respects the consolidated financial condition of the Initial Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved (except to the extent disclosed therein).

(c) On the Closing Date, none of Holdings or any of its Restricted Subsidiaries has any material liability or other obligation (including Indebtedness, Guarantee Obligations, contingent liabilities and liabilities for taxes, long-term leases other than in the ordinary course of business and unusual forward or long-term commitments) that is not reflected in the financial statements referred to in clause (a) and (b) above or in the notes thereto or not otherwise permitted by this Agreement.

4.2 No Change. Since the Closing Date, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized (or where applicable in the relevant jurisdiction, registered or incorporated), validly existing and (where applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization, registration or incorporation, as the case may be, (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is in compliance with all Requirements of Law, except in the case of clauses (a) (except as it relates to the due organization and valid existence of Holdings and the Borrowers), (b) and (c) above, to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations.

(a) Each Loan Party has the power and authority, and the legal right, to enter into, make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement.

(b) No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.16.

(c) Each Loan Document has been duly executed and delivered on behalf of each applicable Loan Party. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each applicable Loan Party, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by any Legal Reservations.

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings and guarantees hereunder and the use of the proceeds thereof (i) will not violate any Contractual Obligation of Holdings or any Group Member (except, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect), or violate any material Requirement of Law or the Organizational Documents of any Loan Party and (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents and other than any other Permitted Liens) except, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect.

4.6 Litigation.

No litigation, suit or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened in writing by or against any Group Member or against any of their respective properties, assets or revenues that would reasonably be expected to have a Material Adverse Effect.

4.7 Ownership of Property; Liens.

Except where the failure to have such title or other interest would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.7.

4.8 Intellectual Property. Except as would not, individually or in an aggregate, reasonably be expected to have a Material Adverse Effect, the Group Members own, or are licensed to use, all intellectual property necessary for the conduct in all material respects of the business of the Initial Borrower and the Restricted Subsidiaries, taken as a whole, as currently conducted. No material claim has been asserted in writing and is pending by any Person challenging or questioning any Group Member’s use of any intellectual property or the validity or effectiveness of any Group Member’s intellectual property or alleging that the conduct of any Group Member’s business infringes or violates the rights of any Person, nor does the Initial Borrower or any other Loan Party know of any valid basis for any such claim, except, in each case, for such claims that would not reasonably be expected to result in a Material Adverse Effect.

4.9 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Group Member has filed or caused to be filed all Tax returns that are required to be filed, (ii) each Group Member has paid or caused to be paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property by any Governmental Authority (other than any the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member), and (iii) no tax Lien (other than any Liens for Taxes not yet due and payable and any Permitted Lien) has been filed, and, to the knowledge of any of the Group Members, no claim is being asserted, with respect to any such Tax.

4.10 Federal Regulations. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock, and no part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the regulations of the Board.

4.11 Employee Benefit Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, (ii) each Plan has been operated and maintained in compliance in all respects with applicable Law, including the applicable provisions of ERISA and the Code, and the governing documents for such Plan, (iii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, (iv) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, (v) neither Holdings nor any Commonly Controlled Entity has had a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, (vi) no Multiemployer Plan is Insolvent or has terminated (or is intended to be terminated) under Sections 4041A or 4042 of ERISA, (vii) there has been no filing of a notice of intent to terminate or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, the PBGC has not instituted proceedings to terminate a Plan, and no event or condition has occurred which constitutes grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, any Plan, (viii) there has been no determination that any Single Employer Plan is in “at-risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA or that any Multiemployer Plan is in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, (ix) each Foreign Plan has been operated and maintained in compliance in all respects with applicable law and the governing documents for such plan, and (x) no Foreign Benefit Plan Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Foreign Plan, (the occurrence of any of the above, an “ERISA Event”).

4.12 [Reserved].

4.13 Investment Company Act. No Loan Party is registered or required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

4.14 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and real properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and (to the knowledge of the Group Members) have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of any Environmental Law;

(b) no Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Group Member have knowledge that any such notice is being threatened;

(c) Materials of Environmental Concern have not been released, transported, generated, treated, stored or disposed of from the Properties in violation of, or in a manner or to a location that is reasonably expected to give rise to liability under, any Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Group Member, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of the Group Member, will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) the Properties and all operations at the Properties are in compliance, and (to the knowledge of the Group Members) have in the past five years been in compliance, with all applicable Environmental Laws; and

(f) to the knowledge of the Group Members, there are no past or present conditions, events, circumstances, facts, or activities that would reasonably be expected to give rise to any liability or other obligation for any Group Member under any Environmental Laws.

4.15 Accuracy of Information, etc. No written statement or information concerning any Group Member or the Business contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them (except for projections, pro forma financial information and information of a general economic or industry nature, and all third party memos or reports), for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained, as of the date such statement, information, document or certificate was so furnished and after giving effect to all supplements and updates thereto, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. The projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower Representative to be reasonable at the time made and as of the Closing Date (with respect to such projections and pro forma financial information delivered prior to the Closing Date), it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, many of which are beyond the control of Holdings and its Subsidiaries, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized.

4.16 Security Documents.

(a) Each of the Security Documents is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and, subject to any Legal Reservations, enforceable security interest in the Collateral described therein and proceeds thereof, subject to the relevant Perfection Requirements under applicable laws.

(b) Subject to the Perfection Requirements and only to the extent such Liens are intended to be created by the relevant Security Documents and required to be perfected on a first priority basis under the Loan Documents, the Liens created by the Security Documents constitute fully perfected (or the equivalent under applicable law) first priority Liens (subject to Permitted Liens) so far as possible under relevant law on, and security interests in all right, title and interest of the grantors in the Collateral in each case free and clear of any Liens other than Liens permitted hereunder.

4.17 Solvency. As of the Closing Date (and after giving effect to the consummation of the Transactions to occur on the Closing Date), Holdings and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions and the Incurrence of all Indebtedness and obligations being Incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, are Solvent.

4.18 Patriot Act; FCPA; OFAC; Sanctions Laws.

(a) To the extent applicable, the Loan Parties and each of their Subsidiaries are in compliance in all material respects with applicable U.S. and non-U.S. Laws relating to Sanctions Laws and anti-money laundering, including the Patriot Act. As of the Closing Date, to the knowledge of each Borrower, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

(b) The Loan Parties and each of their Subsidiaries are in compliance in all material respects with all applicable Anti-Corruption Laws. No part of the proceeds of the Loans will be used directly or, knowingly, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other Person acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

(c) None of the Loan Parties, nor any of their Subsidiaries, nor any director or officer, nor, to the knowledge of the Loan Parties, any employee of the Loan Parties and each of their Subsidiaries, nor, to the knowledge of the Loan Parties and each of their Subsidiaries, any agent or representative of the Loan Parties and each of their Subsidiaries, is a Sanctioned Person. No Group Member is located, organized or resident in a Sanctioned Country.

(d) The Loan Parties will not, directly or, knowingly, indirectly, use the proceeds of any Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary (and any joint ventures of the Loan Parties or any of their Subsidiaries), joint venture partner or other Person, to fund any activities of or business with any Sanctioned Person, or in any Sanctioned Country, or in any other manner that will result in a violation by any of the Loan Parties of Sanctions Laws or applicable Anti-Corruption Laws.

Notwithstanding the foregoing Section 4.18(a), any representation and warranty made by any Foreign Subsidiary pursuant to Section 4.18(a) will be subject to applicable Requirements of Law and, to the extent any such Foreign Subsidiary cannot make any such representation, then such Foreign Subsidiary shall instead represent that it is in compliance with the comparable local Laws applicable to it in its jurisdiction of organization.

4.19 [Reserved].

4.20 Use of Proceeds. The Borrowers (a) will only use the proceeds of the Closing Date Term Loans to (x) refinance the Borrowers’ term loans outstanding under the Existing Credit Agreement immediately prior to the Closing Date and pay accrued and unpaid interest thereon and fees and expenses related thereto and (y) finance the working capital needs of the Borrowers and the Restricted Subsidiaries and for general business purposes of the Borrowers and the Restricted Subsidiaries (including acquisitions, earnouts, unfunded holdbacks and other Investments permitted hereunder) and (b) will use the proceeds of all other Borrowings to finance the working capital needs of the Borrowers and the Restricted Subsidiaries and for general business purposes of the Borrowers and the Restricted Subsidiaries (including acquisitions and other Investments permitted hereunder), and, with respect to Revolving Loans incurred on the Closing Date, for such purposes and to finance a portion of the Transactions.

Notwithstanding anything herein or in any other Loan Document to the contrary, no officer of any Group Member shall have any personal liability in connection with the representations and warranties and other certifications in this Agreement or any other Loan Document.

SECTION 5.
CONDITIONS PRECEDENT

5.1 Conditions to Closing Date. The agreement of each Lender to make the initial extension of credit requested to be made by it under this Agreement on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received:

(i) this Agreement, executed and delivered by Holdings, the Borrowers, each other Guarantor and each Person listed on Schedule 1.1A-1;

(ii) each Note, executed and delivered by the Borrowers in favor of each Lender requesting the same at least three (3) Business Days prior to the Closing Date;

(iii) a Borrowing and Conversion/Continuation Request, executed and delivered by the Borrower Representative;

(iv) the Security Agreement, executed and delivered by the Initial Borrower and the Guarantors; and

(v) any applicable Intellectual Property Security Agreements, executed and delivered by the applicable Loan Parties.

(b) A&R Transactions. The A&R Transactions and the payment in cash of interest, fees and any other amounts payable under the Existing Credit Agreement in connection therewith shall be consummated substantially concurrently with the initial borrowing under the Facilities (or arrangements for any such applicable termination and/or release satisfactory to the Administrative Agent shall have been made).

(c) Financial Statements. The Lenders shall have received the financial statements described in Section 4.1.

(d) Fees. The Lenders and the Administrative Agent shall have received, or substantially concurrently with the initial term borrowing under the Facilities shall receive, all fees required to be paid on or prior to the Closing Date, and all reasonable and documented out-of-pocket expenses required to be paid on the Closing Date for which reasonably detailed invoices have been presented (including the reasonable and documented out-of-pocket fees and expenses of legal counsel to the Administrative Agent) to the Borrower Representative at least three (3) Business Days prior to the Closing Date (or such later date as the Borrower Representative may reasonably agree), which amounts may be offset against the proceeds of the Facilities.

(e) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) an Officer’s Certificate of each Loan Party, dated the Closing Date, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments, including copies of resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, the borrowings hereunder, certified organizational authorizations (if required by applicable law or customary for market practice in the relevant jurisdiction), incumbency certifications, the certificate of incorporation or other similar Organizational Documents of each Loan Party certified by the relevant authority of the jurisdiction of organization, registration or incorporation of such Loan Party (only where customary in the applicable jurisdiction) and bylaws or other similar Organizational Documents of each Loan Party certified by a Responsible Officer as being in full force and effect on the Closing Date and (ii) a good standing certificate (to the extent such concept exists in the relevant jurisdictions) for each Loan Party from its jurisdiction of organization, registration or incorporation.

(f) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, special counsel to the Loan Parties, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(g) Pledged Stock; Stock Powers. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock (to the extent certificated) pledged or otherwise required to be delivered pursuant to the Security Documents to be entered into on the Closing Date (to the extent required to be delivered pursuant to such Security Documents), together with (where applicable in the relevant jurisdiction) an undated stock power or other equity transfer form for each such certificate executed or endorsed in blank by a duly authorized signatory of the pledgor thereof and (ii) the Global Intercompany Note.

(h) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), shall have been executed and delivered to the Administrative Agent in proper form for filing, registration or recordation.

(i) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, which demonstrates that Holdings and its Subsidiaries, on a consolidated basis, are, after giving effect to the Transactions and the other transactions contemplated hereby, Solvent.

(j) Patriot Act. The Administrative Agent and the Lenders (in each case to the extent reasonably requested in writing at least ten (10) Business Days prior to the Closing Date) shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information about Holdings and the Borrowers that the Administrative Agent reasonably determines to be required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act. At least three (3) Business Days prior to the Closing Date (to the extent reasonably requested in writing at least ten (10) Business Days prior to the Closing Date), any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

(k) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date.

(l) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except where such representations and warranties are already qualified by materiality, “Material Adverse Effect” or similar phrases, in which case such representation and warranty shall be accurate in all respects) on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except where such representations and warranties are already qualified by materiality, “Material Adverse Effect” or similar phrases, in which case such representation and warranty shall be accurate in all respects) as of such earlier date.

(m) Guarantees. The guarantees of the Guarantor Obligations by Holdings and all Subsidiaries that are not Excluded Subsidiaries shall have been executed and are in full force and effect or substantially simultaneously with the initial borrowing under the Facilities, shall be executed and become in full force and effect.

5.2 Conditions to Each Borrowing Date. The agreement of each Lender to make any extension of credit (other than its initial extension of credit on the Closing Date or as otherwise agreed in connection with a Limited Condition Transaction) requested to be made by it on any date (except as otherwise provided herein in the case of Incremental Term Loans and Incremental Revolving Loans) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except where such representations and warranties are already qualified by materiality, “Material Adverse Effect” or similar phrases in which case such representation and warranty shall be accurate in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except where such representations and warranties are already qualified by materiality, “Material Adverse Effect” or similar phrases, in which case such representation and warranty shall be accurate in all respects) as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notice. In the case of any extension of credit, the Administrative Agent and, if applicable, the Issuing Lenders or the Swingline Lender, shall have received notice from the Borrower Representative, which, if in writing, may be in the form of a Borrowing and Conversion/Continuation Request.

Each Borrowing by, and each issuance, renewal, extension, increase or amendment of a Letter of Credit on behalf of, the Borrowers hereunder (other than its initial extension of credit on the Closing Date or as otherwise agreed in connection with a Limited Condition Transaction, and except as otherwise provided herein in the case of Incremental Term Loans and Incremental Revolving Loans) shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied; provided, however, that for the avoidance of doubt the conversion or continuation of an existing Borrowing pursuant to Section 2.12 does not constitute the Borrowing of a Loan under this Section 5.2 and shall not result in a representation and warranty by the Borrowers on the date thereof as to the conditions contained in this Section 5.2.

SECTION 6.
AFFIRMATIVE COVENANTS

Each Borrower and (solely with respect to Sections 6.1, 6.2, 6.3, 6.4, 6.6, 6.7, 6.9, 6.10, 6.11 and 6.16) Holdings hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Cash Management Obligations as to which arrangements reasonably satisfactory to the Cash Management Providers have been made and (iii) obligations under Specified Swap Agreements as to which arrangements reasonably satisfactory to the Qualified Counterparties have been made) and all Letters of Credit have been canceled, have expired or have been Collateralized or, to the reasonable satisfaction of the applicable Issuing Lender, rolled into another credit facility, each Borrower and (solely with respect to Sections 6.1, 6.2, 6.3, 6.4, 6.6, 6.7, 6.9, 6.10, 6.11 and 6.16) Holdings will, and will cause each of its Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):

(a) within 90 days (as such deadline may be extended by such additional number of days as may be permitted by the SEC for filing a Form 10-K with the SEC) after the last day of each fiscal year of the Initial Borrower beginning with the fiscal year ending on December 31, 2024, a copy of the audited consolidated balance sheet of the Initial Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and comprehensive income for such year, setting forth in each case in comparative form the figures for the previous year (provided that such comparisons (x) shall not be required to be audited and (y) may, at the option of the Initial Borrower, be displayed on a pro forma basis for relevant transactions or events) and accompanied by an opinion of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing (or any other independent certified public accountants reasonably acceptable to the Administrative Agent), which opinion shall not be subject to qualification as to scope or contain any “going concern” qualification or exception (excluding, for the avoidance of doubt, any “emphasis of matter” or similar paragraph or explanatory statement) other than with respect to or resulting from (i) the maturity of any Indebtedness, (ii) any potential inability to satisfy any financial covenant on a future date or for a future period, (iii) any breach of any financial covenant or (iv) activities, operations, financial results, assets or liabilities of any Person that is not a Loan Party or a Restricted Subsidiary (provided that delivery within the time periods specified above of copies of the Annual Report on Form 10-K of the Initial Borrower (or any Parent Holding Company or Qualified Reporting Subsidiary) filed with the SEC (or the equivalent documents filed with a comparable agency in any applicable non-U.S. jurisdiction, provided such documents contain substantially the same information as would be set forth in a Form 10-K) shall be deemed to satisfy the requirements of this Section 6.1(a)); and

(b) within forty-five (45) days (as such deadline may be extended by such additional number of days as may be permitted by the SEC if the Initial Borrower were required to file a Form 10-Q with the SEC) after the last day of the first three fiscal quarters of each fiscal year of the Initial Borrower, the unaudited consolidated balance sheet of the Initial Borrower and its consolidated Subsidiaries as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for such quarter, and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year (beginning with the fiscal quarter ending March 31, 2025) (provided that such comparisons may, at the option of the Initial Borrower, be displayed on a pro forma basis for relevant transactions or events), certified by a Responsible Officer as fairly stating in all material respects the financial position of the Initial Borrower and its consolidated Subsidiaries in accordance with GAAP for the period covered thereby (subject to normal year‑end audit adjustments and the absence of footnotes) (provided that delivery within the time periods specified above of copies of the Quarterly Report on Form 10-Q of the Initial Borrower (or any Parent Holding Company or Qualified Reporting Subsidiary) filed with the SEC (or the equivalent documents filed with a comparable agency in any applicable non-U.S. jurisdiction, provided such documents contain substantially the same information as would be set forth in Form 10-Q) shall be deemed to satisfy the requirements of this Section 6.1(b)).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and (except as otherwise provided below) in accordance with GAAP applied consistently (except to the extent any such inconsistent application of GAAP has been approved by such accountants (in the case of clause (a) above) or officer (in the case of clause (b) above), as the case may be, and disclosed in reasonable detail therein) throughout the periods reflected therein and with prior periods (subject, in the case of quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes). To the extent the Borrower Representative designates any Restricted Subsidiary(ies) as Unrestricted Subsidiary(ies), the financial statements referred to in this Section 6.1, shall be accompanied by unaudited reconciliation statements eliminating the financial information pertaining to such Unrestricted Subsidiary(ies).

Notwithstanding the foregoing and the requirements in Section 6.2 below, the obligations in Section 6.1(a), Section 6.1(b), Section 6.2(d) and Section 6.2(e) may be satisfied by furnishing, at the option of the Borrower Representative, the applicable financial statements of (I) any predecessor or successor of the Initial Borrower or any entity meeting the requirements of clause (II) or (III) of this paragraph, (II) any other Wholly Owned Restricted Subsidiary that, together with its consolidated Restricted Subsidiaries, constitutes substantially all of the assets of the Initial Borrower and its consolidated Subsidiaries (a “Qualified Reporting Subsidiary”) or (III) any Parent Holding Company, provided that to the extent such information relates to a Qualified Reporting Subsidiary or a Parent Holding Company, such information is accompanied by either (i) consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Qualified Reporting Subsidiary or such Parent Holding Company, on the one hand, and the information relating to the Initial Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand or (ii) an affirmative statement from the Borrower Representative that such Qualified Reporting Subsidiary or such Parent Holding Company, as applicable, has no independent operations or material assets (and has no material liabilities) other than the direct or indirect ownership of any Group Members.

In addition, notwithstanding the foregoing, (i) any financial statements required to be delivered pursuant to this Section 6.1 shall not be required to contain purchase accounting adjustments unless in connection with a Significant Acquisition and (ii) following the consummation of a Significant Acquisition in the applicable period or the period thereafter, the obligations in paragraphs (a) and (b) of this Section 6.1 with respect to the target of such acquisition may be satisfied by, at the option of the Initial Borrower, (1) furnishing management accounts for the target of such acquisition or (2) omitting the target of such acquisition from the required financial statements of the Initial Borrower and its Subsidiaries for the applicable period and period thereafter.

6.2 Certificates; Other Information.

Furnish to the Administrative Agent (who shall promptly furnish to each Lender):

(a) [reserved];

(b) [reserved];

(c) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b),

(i) an Officer’s Certificate of the Borrower Representative stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate,

(ii) (x) a Compliance Certificate containing all information and calculations reasonably necessary for determining the Asset Sale Percentage, the Applicable Margin and/or Revolving Commitment Fee Rate (if, and only if, the Borrower Representative desires to avail itself of a potential step-down in the Applicable Margin and/or Revolving Commitment Fee Rate or if such information or calculation would require an upward adjustment in such Applicable Margin or Revolving Commitment Fee Rate), and, to the extent that a Financial Compliance Date occurred on the last day of the period covered by such financial statements, compliance by the Initial Borrower with the provisions of Section 7.1 as of the last day of the fiscal quarter or fiscal year of the Initial Borrower (or any Parent Holding Company or Qualified Reporting Subsidiary), as the case may be (and, with respect to each annual financial statement (commencing with the fiscal year of the Initial Borrower ending on or about December 31, 2026), the amount, if any, of Excess Cash Flow and ECF Percentage for such fiscal year together with the calculation thereof in reasonable detail), and (y) to the extent not previously disclosed to the Administrative Agent, (I) a description of any change in the jurisdiction of organization of any Loan Party, (II) a list of any material intellectual property registered with, or for which an application for registration has been made with, the U.S. Patent and Trademark Office or the U.S. Copyright Office and acquired or developed (and not sold, transferred or otherwise disposed of) by any Loan Party and (III) a list of any material “intent to use” trademark applications for which a “Statement of Use” or an “Amendment to Allege Use” was filed with the U.S. Patent and Trademark Office by any Loan Party, in each case, since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date),

(iii) certifying a list of names of all Immaterial Subsidiaries (other than Subsidiary Guarantors) (or certifying as to any changes to such list since the delivery of the last such certificate), that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary”, and

(iv) certifying a list of names of all Unrestricted Subsidiaries (if any) (or certifying as to any changes to such list since the delivery of the last such certificate) and that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary;

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.1(a), a narrative discussion and analysis of the financial condition and results of operations of the Initial Borrower and the Restricted Subsidiaries for such fiscal year, as compared to the previous fiscal year (to the extent such comparisons are required pursuant to Section 6.1(a)) (provided that delivery within the time periods specified above of copies of the Annual Report on Form 10-K of the Initial Borrower (or any Parent Holding Company or Qualified Reporting Subsidiary) filed with the SEC shall be deemed to satisfy the requirements of this Section 6.2(d));

(e) promptly, copies of all financial statements and material reports that Holdings, the Initial Borrower and the Restricted Subsidiaries send generally to the holders of any class of their debt securities or public equity securities, acting in such capacity, and, within five (5) days after the same are filed, copies of all financial statements and material reports that the Initial Borrower (or any Parent Holding Company or any Qualified Reporting Subsidiary) may make to, or file with, the SEC, other than the items referred to in Sections 6.1(a) and 6.1(b);

(f) as promptly as reasonably practicable following the Administrative Agent’s request therefor, (i) such other information regarding the operations, business affairs and financial condition of any Group Member, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request; (ii) all documentation and other information that the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the Patriot Act and (iii) an updated Beneficial Ownership Certification.

Notwithstanding the foregoing, documents required to be delivered pursuant to Sections 6.1(a) or 6.1(b) or Section 6.2(e) or 6.2(f) (or to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Initial Borrower’s (or any Parent Holding Company’s or Qualified Reporting Subsidiary’s) behalf on the Platform or another relevant internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower Representative shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents described in this paragraph and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents to the extent requested by the Administrative Agent. The Administrative Agent shall have no responsibility to monitor compliance by the Initial Borrower, and each Lender shall be solely responsible for timely accessing posted documents.

The Borrowers and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrowers, Holdings, their respective Subsidiaries or their securities) (the “Public Lenders”) and, if documents or notices required to be delivered pursuant to Section 6.1 or this Section 6.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower Representative has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public-side Lenders, provided that if the Borrower Representative has not indicated whether a document or notice delivered pursuant to Section 6.1 or this Section 6.2 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for

Lenders who wish to receive material nonpublic information with respect to the Borrowers, Holdings, their respective Subsidiaries or their respective securities

Nothing in this Agreement or in any other Loan Document shall require any Loan Party to provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by applicable Laws, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is restricted by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (iv) (in the case of this clause (iv), so long as such confidentiality agreement does not relate to information regarding the financial affairs of any Group Member or compliance with the terms of any Loan Document).

6.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Tax obligations of whatever nature, except (i) where the failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings or the relevant Group Member.

6.4 Maintenance of Existence; Compliance with Law.

(a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises, in each case necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.8 or by the Security Documents and except, in the case of clauses (i) (other than with respect to Holdings and the Borrowers) and (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b) comply with all Requirements of Law (including, as applicable, Sanctions Laws and the applicable Anti-Corruption Laws) except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) comply with all Governmental Approvals except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) maintain all the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect and (c) maintain with insurance companies that the Borrower Representative believes (in the good faith judgment of the management of the Borrower Representative) are financially sound and responsible at the time the relevant coverage is placed or renewed insurance in at least such amounts (after giving effect to any self-insurance) which the Borrower Representative believes (in the good faith judgment of management of the Borrower Representative) is reasonable and prudent in light of the size and nature of its business and against at least such risks (and with such risk retentions) as the Borrower Representative believes (in the good faith judgment of management of the Borrower Representative) is reasonable and prudent in light of the size and nature of its business (it being agreed that in any event flood insurance shall not be required except to the extent required by applicable Law).

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries full, true and correct in all material respects in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities and (b) permit, at the Borrowers’ expense, representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior written notice, and as often as may reasonably be requested and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that (i) in no event shall there be more than one such visit for the Administrative Agent and its representatives as a group per calendar year except during the continuance of an Event of Default and (ii) the Initial Borrower shall have the right to be present during any discussions with accountants. Notwithstanding anything to the contrary in this Section 6.6, none of the Group Members will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law, (c) is subject to attorney-client or similar privilege or constitutes attorney work product or (d) the disclosure of which is restricted by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (d) (other than any agreement with another Group Member or any Affiliate thereof).

6.7 Notices. Promptly after a Responsible Officer of Holdings or the Borrower Representative has knowledge thereof, give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) the following events where there is any reasonable likelihood of the imposition of liability on any Borrower or any Commonly Controlled Entity as a result thereof that would be reasonably expected to have a Material Adverse Effect, promptly and in any event within thirty (30) days after the Borrower Representative knows or has reason to know thereof: (i) the occurrence of any ERISA Event, (ii) a failure to make any required contributions to a Plan in a material amount or (iii) the institution of proceedings or the taking of any other action by the PBGC or the Initial Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the termination (in other than a “standard termination” as defined in ERISA), or Insolvency of, any Plan; and

(c) (i) any dispute, litigation, investigation or proceeding between Holdings, any Borrower or any Restricted Subsidiary and any arbitrator or Governmental Authority or (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting Holdings, any Borrower or any Restricted Subsidiary, including any claims related to any Environmental Law or in respect of intellectual property, that, in any such case referred to in clause (i) or (ii), has resulted or would reasonably be expected to result in a Material Adverse Effect;

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply with, and take commercially reasonably action to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonably action to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, or such requirements, orders or directives are being contested in good faith by a Group Member.

6.9 Additional Collateral, etc.

(a) With respect to any property (to the extent included in the definition of Collateral) acquired at any time after the Closing Date by any Loan Party (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any Excluded Asset) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected first priority Lien (to the extent so required by the terms of the Security Agreement) within one hundred and twenty (120) days (or such longer period as the Administrative Agent shall reasonably agree) (i) execute and deliver to the Administrative Agent such amendments to the relevant Security Document or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such property, including the filing of Uniform Commercial Code financing statements (or equivalent filings in jurisdictions outside of United States) in such jurisdictions as may be required by any Security Document or by applicable law or as may reasonably be requested by the Administrative Agent.

(b) [Reserved].

(c) With respect to any Restricted Subsidiary that is not an Excluded Subsidiary created or acquired after the Closing Date by any Group Member (which, for the purposes of this Section 6.9(c), shall include any existing Group Member that ceases to be an Excluded Subsidiary) within one hundred and twenty (120) days after the date of such creation or acquisition (or such longer period as the Administrative Agent shall reasonably agree), (i) execute and deliver to the Administrative Agent such amendments to this Agreement and the Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such Restricted Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and (iii) cause such Restricted Subsidiary (a) to execute and deliver to the Administrative Agent (x) a Guarantor Joinder Agreement or such comparable documentation requested by the Administrative Agent to become a Subsidiary Guarantor and (y) a joinder agreement to the Security Agreement, substantially in the form annexed thereto, or other applicable Security Documents (or joinders thereto), (b) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest (subject to Permitted Liens) in the Collateral described in the applicable Security Documents with respect to such Restricted Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent, and (c) to deliver to the Administrative Agent a certificate of such Restricted Subsidiary, substantially consistent in form to those delivered on the Closing Date pursuant to Section 5.1(e).

(d) Notwithstanding anything to the contrary in this Agreement, (i) no actions in any jurisdiction outside the United States shall be required in order to create any security interests in assets located or titled outside of the United States, or to perfect any security interests in such assets, including any intellectual property registered in any jurisdiction outside the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction outside the United States) (except to the extent agreed with respect to any Discretionary Foreign Guarantor) and (ii) in no event shall Collateral include any Excluded Assets unless the Borrower Representative so elects.

For the avoidance of doubt, and without limitation, this Section 6.9 shall apply to any Division of a Loan Party and to any Division of a Group Member required to become a Loan Party pursuant to the terms of the Loan Documents and to any allocation of assets to a series of a limited liability company.

6.10 Credit Ratings. Use commercially reasonable efforts to maintain at all times a credit rating by each of S&P and Moody’s in respect of the Term Facility provided for under this Agreement and a corporate rating by S&P and a corporate family rating by Moody’s for the Initial Borrower or Holdings (it being understood that there shall be no requirement to maintain any specific credit rating).

6.11 Further Assurances. At any time or from time to time upon the reasonable request of the Administrative Agent, at the expense of the Borrowers, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession), in each case to the extent required by the applicable Security Documents to ensure that the Obligations are guaranteed by the Guarantors, on a first priority basis (subject to Permitted Liens) and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of the Loan Parties. For the avoidance of doubt, and without limitation, Section 6.11 shall apply to any Division of a Loan Party and to any Division of a Group Member required to become a Loan Party pursuant to the terms of the Loan Documents and to any allocation of assets to a series of a limited liability company.

6.12 Designation of Unrestricted Subsidiaries. The Borrower Representative may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary and subsequently re-designate any Unrestricted Subsidiary as a Restricted Subsidiary if no Default or Event of Default under Section 9.1(a) or (g) has occurred and is continuing or would result therefrom. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party or Restricted Subsidiary therein at the date of designation in an amount equal to the Fair Market Value of the applicable Loan Party’s or Restricted Subsidiary’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the Incurrence at the time of designation of Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party or Restricted Subsidiary in such Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s or Restricted Subsidiary’s Investment in such Subsidiary. For the avoidance of doubt, neither a Borrower nor Holdings nor any direct or indirect Subsidiary of Holdings that is a direct or indirect parent company of a Borrower shall be permitted to be an Unrestricted Subsidiary. Notwithstanding the foregoing, no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if, on the date of and after giving effect to such designation, such Unrestricted Subsidiary (or any Subsidiary thereof) would own (or hold an exclusive license with respect to) Material Intellectual Property (and no

Material Intellectual Property may be transferred (including by way of an exclusive license) to an existing Unrestricted Subsidiary); provided, that, for the avoidance of doubt, the foregoing shall not prevent any Unrestricted Subsidiary from developing or acquiring (other than from the Loan Parties) intellectual property for use in the business of such Unrestricted Subsidiary.

6.13 Employee Benefit Plans.

(a) Maintain, and cause each Commonly Controlled Entity to maintain, all Single Employer Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Single Employer Plan, ERISA, the Code and all other applicable Laws, except to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Maintain, or cause to be maintained, all Foreign Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Plan and all applicable laws, except to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.14 Use of Proceeds. The Borrowers will only use the proceeds of the Loans in accordance with Sections 4.18(d) and 4.20.

6.15 Post-Closing Matters. The Borrower Representative will, and will cause each of the Restricted Subsidiaries to, take each of the actions set forth on Schedule 6.15 within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent).

6.16 FCPA; OFAC. The Loan Parties agree to maintain policies, procedures, and internal controls reasonably designed to ensure compliance with the applicable Anti-Corruption Laws (it being understood that any such covenant made by any Foreign Subsidiary will be subject to applicable Requirements of Law and to the extent such Foreign Subsidiary cannot comply with any such covenant, then such Foreign Subsidiary will instead comply with the comparable local Laws applicable to it in its jurisdiction of organization).

6.17 Transactions with Affiliates.

(a) The Initial Borrower will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Initial Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of the greater of $16,000,000 and 15.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period, unless such Affiliate Transaction is on terms that are not materially less favorable to the Initial Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Initial Borrower or such Restricted Subsidiary with an unrelated Person, as determined by the Initial Borrower in good faith.

(b) The foregoing provisions will not apply to the following:

(i) (A) transactions between or among the Initial Borrower and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction), and (B) any merger or consolidation between or among the Initial Borrower and/or any direct parent company of the Initial Borrower, provided that such parent company shall have no material liabilities and no material assets other than Cash Equivalents and the Capital Stock of the Initial Borrower and such merger or consolidation is otherwise in compliance with the terms of this Agreement; provided, that upon giving effect to such merger or consolidation, the surviving Person shall be (or shall immediately become) a Loan Party and otherwise comply with the requirements of Section 6.9, and 100% of the Capital Stock of such surviving Person shall be pledged to the Administrative Agent in accordance with the terms of the Loan Documents;

(ii) (A) Restricted Payments permitted by Section 7.3 (including any payments that are exceptions to the definition of Restricted Payments set forth in Section 7.3(a)(i) through (iv)) and (B) Permitted Investments;

(iii) transactions pursuant to compensatory, benefit and incentive plans and agreements with officers, directors, managers or employees of the Initial Borrower (or any direct or indirect parent thereof) or any of the Restricted Subsidiaries approved by a majority of the Board of Directors of the Initial Borrower in good faith;

(iv) the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, former, current or future officers, directors, managers, employees or consultants of the Initial Borrower or any Restricted Subsidiary or any direct or indirect parent of the Initial Borrower;

(v) licensing of trademarks, copyrights or other intellectual property to permit the commercial exploitation of intellectual property between or among the Group Members;

(vi) transactions in which the Initial Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Initial Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of this Section 6.17;

(vii) payments, loans or advances to employees or consultants or guarantees in respect thereof (or cancellation of loans, advances or guarantees) for bona fide business purposes in the ordinary course of business;

(viii) any agreement, instrument or arrangement as in effect as of the Closing Date or any transaction contemplated thereby, or any amendment thereto (so long as any such amendment is not disadvantageous to Lenders in any material respect when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as reasonably determined by the Borrower Representative in good faith);

(ix) the existence of, or the performance by the Initial Borrower or any of the Restricted Subsidiaries of its obligations under the terms of any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, and any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Initial Borrower or any of the Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the

Lenders in any material respect when taken as a whole as compared to the original transaction, agreement or arrangement as in effect on the Closing Date;

(x) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Initial Borrower and the Restricted Subsidiaries in the reasonable determination of the Borrower Representative, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(xi) any transaction effected as part of a Qualified Receivables Financing;

(xii) the sale or issuance of Equity Interests (other than Disqualified Stock) of the Initial Borrower to Holdings (or a successor direct parent of Holdings);

(xiii) the payment of annual management, consulting, monitoring and advisory fees to the Sponsor pursuant to the Management Agreement (including, if applicable, any such fees in respect of any prior fiscal year that remain unpaid) in an aggregate amount in any fiscal year not to exceed the greater of $5,500,000 and 5.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period, plus all indemnities and reasonable out-of-pocket expenses incurred by the Sponsor or any of its Affiliates in connection with the performance of management, consulting, monitoring, advisory or other services with respect to the Initial Borrower and the Restricted Subsidiaries, plus any applicable termination fee paid pursuant to such Management Agreement;

(xiv) payments by the Initial Borrower or any of the Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (x) made pursuant to agreements with the Sponsor as in effect on the Closing Date or (y) approved by a majority of, or a majority of the disinterested members of, the Board of Directors of the Initial Borrower or any direct or indirect parent of the Initial Borrower in good faith;

(xv) any contribution to the capital of the Initial Borrower or any Restricted Subsidiary;

(xvi) transactions permitted by, and complying with, the provisions of Section 7.5 or Section 7.8;

(xvii) transactions constituting any part of a Permitted Reorganization;

(xviii) pledges of Equity Interests of Unrestricted Subsidiaries;

(xix) any employment agreements, option plans and other similar arrangements entered into by the Initial Borrower or any of the Restricted Subsidiaries with employees or consultants;

(xx) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Initial Borrower or any direct or indirect parent of the Initial Borrower or of a Restricted Subsidiary, as appropriate, in good faith;

(xxi) the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 7.3(b)(xii) or, with respect to franchise or similar Taxes, by Section 7.3(b)(xiii)(1);

(xxii) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;

(xxiii) any employment, consulting, service, termination or confidentiality agreement, or customary indemnification arrangements, entered into by the Initial Borrower or any of the Restricted Subsidiaries with current, former or future officers, employees and consultants of the Initial Borrower, any direct or indirect parent thereof or any of its Restricted Subsidiaries and the payment of compensation to officers, employees and consultants of the Initial Borrower or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans);

(xxiv) transactions with a Person that is an Affiliate of the Initial Borrower solely because the Initial Borrower, directly or indirectly, owns Equity Interests in, or controls, such Person entered into in the ordinary course of business;

(xxv) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of Holdings, the Initial Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xxvi) any agreement that provides customary registration rights or indemnities to the equity holders of the Initial Borrower or any direct or indirect parent of the Initial Borrower and the performance of such agreements (including, without limitation, the payment of reasonable out-of-pocket costs and expenses relating to such registration rights and indemnities pursuant to such agreements);

(xxvii) payments to and from and transactions with any joint venture in the ordinary course of business; provided such joint venture is not controlled by an Affiliate (other than a Restricted Subsidiary) of the Initial Borrower; and

(xxviii) transactions between the Initial Borrower or any of its Restricted Subsidiaries and any Person that is an Affiliate thereof solely due to the fact that a director of such Person is also a director of the Initial Borrower or any direct or indirect parent of the Initial Borrower; provided, however, that such director abstains from voting as a director of the Initial Borrower or such direct or indirect parent of the Initial Borrower, as the case may be, on any matter involving such other Person.

SECTION 7.
NEGATIVE COVENANTS

Each Borrower and (solely with respect to Sections 7.1, 7.10, 7.12(b) and 7.13) Holdings hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Cash Management Obligations as to which arrangements reasonably satisfactory to the Cash Management Providers have been made and (iii) obligations under Specified Swap Agreements as to which arrangements reasonably satisfactory to the Qualified Counterparties have been made) and all Letters of Credit have been canceled, have expired or have been Collateralized or, to the reasonable satisfaction of the applicable Issuing Lender, rolled into another credit facility, each Borrower and (solely with respect to Sections 7.1, 7.10, 7.12(b) and 7.13) Holdings will and will cause the Restricted Subsidiaries to, comply with this Section 7.

7.1 Total First Lien Net Leverage Ratio. The Initial Borrower will not, without the written consent of the Majority Revolving Lenders, permit the Total First Lien Net Leverage Ratio determined on a Pro Forma Basis as at the last day of any Test Period, commencing with the Test Period ending June 30, 2025 (but only if the last day of such Test Period constitutes a Financial Compliance Date) to exceed 5.50 to 1.00.

7.2 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)

(i) The Initial Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(ii) the Initial Borrower will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Initial Borrower and any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and Preferred Stock (“Ratio Debt”), in each case, in an amount equal to the Ratio-Based Incremental Amount;

provided, further, however, that the aggregate amount of outstanding Indebtedness (excluding Acquired Indebtedness not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (a) by Restricted Subsidiaries that are Non-Guarantor Subsidiaries, taken together with the amount of all outstanding Indebtedness Incurred and Disqualified Stock or Preferred Stock issued by Restricted Subsidiaries that are Non-Guarantor Subsidiaries pursuant to clauses (b)(vi), (b)(xxii) and (b)(xxx) of this Section 7.2, shall not exceed, at the time such Indebtedness is Incurred, the greater of $52,500,000 and 50.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period (minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness originally Incurred under this clause (a) by Restricted Subsidiaries which are Non-Guarantor Subsidiaries);

provided further that such Ratio Debt (other than Acquired Indebtedness) shall be subject to the MFN Adjustment.

(b) The limitations set forth in Section 7.2(a) will not apply to (collectively, “Permitted Debt”):

(i) Indebtedness Incurred pursuant to this Agreement and any other Loan Document (including any Indebtedness Incurred pursuant to Section 2.25, 2.26 or 2.28);

(ii) [reserved];

(iii) Indebtedness existing on the Closing Date (other than Indebtedness described in Section 7.2(b)(i)) and, with respect to any such Indebtedness in excess of $20,000,000 in aggregate principal amount, set forth on Schedule 7.2;

(iv) Permitted First Priority Refinancing Debt and Permitted Junior Priority Refinancing Debt;

(v) Permitted Unsecured Refinancing Debt;

(vi) Indebtedness, Disqualified Stock or Preferred Stock in an amount not to exceed the sum of (w) the Extension-Based Incremental Amount plus (x) the Ratio-Based Incremental Amount plus (y) the Prepayment-Based Incremental Amount plus (z) the Cash-Capped Incremental Amount (in each case minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness originally incurred under clause (w), (y) and (z) of this clause (vi)) (provided that, for the avoidance of doubt, the amount available to the Borrowers pursuant to clauses (w), (y) and (z) above shall be available at all times and shall not be subject to the ratio test described in foregoing clause (x) above); provided, that:

(1) the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (b)(vi) by Restricted Subsidiaries that are Non-Guarantor Subsidiaries shall not exceed, at the time such Indebtedness is Incurred, taken together with all other outstanding Indebtedness Incurred and Disqualified Stock and Preferred Stock issued pursuant to this clause (b)(vi) and amounts Incurred by Restricted Subsidiaries that are Non-Guarantor Subsidiaries outstanding pursuant to clauses (a), (b)(xxii) and (b)(xxx) of this Section 7.2, the greater of $52,500,000 and 50.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period (minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness originally Incurred under this clause (b)(vi) by Restricted Subsidiaries which are Non-Guarantor Subsidiaries);

(2) the Applicable Requirements shall have been satisfied;

(3) unless the applicable Borrower elects otherwise, any Indebtedness Incurred pursuant to this clause (vi) shall be deemed Incurred first under clause (x) above, with the balance Incurred next under clause (y) above and then under clause (w) above and then under clause (z) above, and, for the avoidance of doubt such Indebtedness may be later reclassified among such clauses pursuant to the reclassification provisions set forth in Section 2.25; and

(4) the MFN Adjustment shall apply to such Indebtedness;

(vii) Indebtedness (including Capitalized Lease Obligations, mortgage financings or purchase money obligations) Incurred by the Initial Borrower or any of the Restricted Subsidiaries, Disqualified Stock issued by the Initial Borrower or any of the Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries to finance or Refinance all or any part of the acquisition, purchase, lease, construction, design, installation, repair, replacement or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Initial Borrower or the Restricted Subsidiaries or in a Similar Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount not to exceed, at the time such Indebtedness is Incurred, together with all outstanding Indebtedness outstanding under this clause (vii) (and Indebtedness Incurred to renew, refund, Refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (vii) (including through Section 7.2(b)(xvi))), the greater of $29,000,000 and 27.5% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period (in each case minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness originally Incurred under this clause (vii)); provided, that

Capitalized Lease Obligations Incurred by the Initial Borrower or any Restricted Subsidiary pursuant to this clause (vii) in connection with a Sale Leaseback Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale Leaseback Transaction are used by the Initial Borrower or such Restricted Subsidiary to permanently repay outstanding loans under any credit agreement, debt facility or other Indebtedness secured by a Lien on the assets subject to such Sale Leaseback Transaction;

(viii) Indebtedness (x) in respect of any bankers’ acceptance, bank guarantees, discounted bill of exchange or the discounting or factoring of receivables, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business and (y) constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit (a) in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims and (b) that are fully cash collateralized;

(ix) Indebtedness arising from agreements of the Initial Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Initial Borrower in accordance with the terms of this Agreement;

(x) shares of Preferred Stock of a Restricted Subsidiary issued to the Initial Borrower or another Wholly Owned Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Initial Borrower or another Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(xi) Indebtedness or Disqualified Stock of (a) a Restricted Subsidiary to the Initial Borrower or (b) the Initial Borrower or any Restricted Subsidiary to any Restricted Subsidiary or Holdings; provided that if the Initial Borrower or a Guarantor Incurs such Indebtedness or issues such Disqualified Stock to Holdings or to a Restricted Subsidiary that is not a Borrower or Guarantor, such Indebtedness or Disqualified Stock, as applicable, is either subject to the Global Intercompany Note or subordinated in right of payment (in a manner similar to the subordination provisions in the Global Intercompany Note) to the Loans and other Obligations or the Guarantee of such Guarantor, as the case may be; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness or Disqualified Stock, as applicable, ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock, as applicable (except to the Initial Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or Disqualified Stock, as applicable;

(xii) Hedging Obligations that are Incurred not for speculative purposes, and guarantees thereof;

(xiii) obligations (including reimbursement obligations with respect to letters of credit, bank guarantees or similar instruments) in respect of performance, bid, appeal and surety bonds or other similar bonds and completion guarantees provided by the Initial Borrower or any Restricted Subsidiaries;

(xiv) Indebtedness, Disqualified Stock or Preferred Stock in an aggregate principal amount or liquidation preference that does not exceed, at the time such Indebtedness, Disqualified

Stock or Preferred Stock is Incurred, taken together with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xiv) or clause (y) of the definition of “Cash-Capped Incremental Amount”, the greater of $63,000,000 and 60.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period (in each case minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness originally Incurred under this clause (xiv)) (this clause (xiv), the “General Debt Basket”);

(xv) any guarantee by the Initial Borrower or any of the Restricted Subsidiaries of Indebtedness or other obligations of the Initial Borrower or any of the Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Initial Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guarantee of any Guarantor, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Loans and the Guarantees, substantially to the same extent as such Indebtedness is subordinated to the Loans or any relevant Guarantees, as applicable;

(xvi) the Incurrence by the Initial Borrower or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, Refinance, replace or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under clause (a) of this Section 7.2 and clauses (b)(i), (b)(ii), (b)(iii), (b)(vi), (b)(vii), (b)(xiv), (b)(xvi), (b)(xix), (b)(xxii), (b)(xxvii) and (b)(xxx) and (b)(xxxiii) of this Section 7.2 or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or Refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, fees and expenses, including any premium and defeasance costs in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) other than Permitted Maturity Exceptions, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the Weighted Average Life to Maturity of any then outstanding Term Loans and (y) the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, Refinanced, replaced or defeased;

(2) other Permitted Maturity Exceptions, has a Stated Maturity Date which is no earlier than the earlier of the (x) Latest Maturity Date and (y) Stated Maturity Date of the Indebtedness being refunded, Refinanced, replaced or defeased;

(3) to the extent such Refinancing Indebtedness Refinances (x) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness, (y) Indebtedness constituting Junior Lien Obligations or unsecured Indebtedness, such Refinancing Indebtedness constitutes Junior Lien Obligations or is unsecured, as applicable, or (z) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus (y) the amount necessary to pay accrued and unpaid interest, fees, underwriting discounts and expenses, including any premium and defeasance costs Incurred in connection with such Refinancing; and

(5) shall not include Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Loan Party that Refinances Indebtedness, Disqualified Stock or Preferred Stock of a Loan Party;

(xvii) Indebtedness arising from (x) Cash Management Services or (y) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that, in the case of clause (y), such Indebtedness is extinguished within ten (10) Business Days of its Incurrence;

(xviii) Indebtedness of the Initial Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to this Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xix) Contribution Indebtedness (minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness originally Incurred under this clause (xix));

(xx) Indebtedness of the Initial Borrower or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements;

(xxi) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Initial Borrower or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xxii) (x) Indebtedness, Disqualified Stock or Preferred Stock of the Initial Borrower or any of the Restricted Subsidiaries Incurred to finance an acquisition of any assets (including Capital Stock), business, product line or Person or (y) Acquired Indebtedness of the Initial Borrower or any of the Restricted Subsidiaries;

provided that, in either case, after giving effect to the transactions that result in the Incurrence or issuance thereof, on a Pro Forma Basis, the Initial Borrower would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt;

provided, that the aggregate principal amount of outstanding Indebtedness Incurred or assumed by Restricted Subsidiaries which are Non-Guarantor Subsidiaries under this clause (xxii), taken together with amounts Incurred by Restricted Subsidiaries that are Non-Guarantor Subsidiaries outstanding under clauses (a), (b)(vi) and (b)(xxx) of this Section 7.2 (and minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness of Non-Guarantor Subsidiaries originally Incurred under this clause (xxii)) shall not exceed, at the time such Indebtedness is Incurred, the greater of $52,500,000 and 50.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period;

provided further that such Indebtedness, Disqualified Stock or Preferred Stock (other than Acquired Indebtedness) shall be subject to the MFN Adjustment;

(xxiii) Indebtedness Incurred by the Initial Borrower or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge any Indebtedness permitted to be Incurred hereunder (and any exchange notes or refinancing indebtedness with respect thereto);

(xxiv) Guarantees (A) Incurred in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (B) otherwise constituting Investments permitted under this Agreement;

(xxv) Indebtedness issued by the Initial Borrower or any of the Restricted Subsidiaries to current or former employees, directors, managers and consultants thereof (or of Holdings or any direct or indirect parent company of Holdings), their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Initial Borrower, Holdings or any direct or indirect parent company of Holdings to the extent permitted by Section 7.3(b)(iv);

(xxvi) Indebtedness owed on a short-term basis of no longer than thirty (30) days to banks and other financial institutions Incurred in the ordinary course of business of the Initial Borrower and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Initial Borrower and the Restricted Subsidiaries;

(xxvii) Indebtedness Incurred by (A) joint ventures of the Initial Borrower or any of the Restricted Subsidiaries (B) Foreign Subsidiaries and (C) Restricted Subsidiaries that are Non-Guarantor Subsidiaries, in an outstanding aggregate principal amount that does not exceed, at the time such Indebtedness is Incurred, taken together with all other Indebtedness Incurred pursuant to this clause (xxvii), the greater of $37,000,000 and 35% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period (in each case minus outstanding amounts Incurred under clause (xvi) in respect of Indebtedness originally Incurred under this clause (xxvii));

(xxviii) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxix) Indebtedness Incurred pursuant to Sale Leaseback Transactions;

(xxx) (x) Indebtedness, Disqualified Stock or Preferred Stock of the Initial Borrower or a Restricted Subsidiary Incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business, product line or Person or (y) Acquired Indebtedness of the Initial Borrower or any of the Restricted Subsidiaries, in each case in an aggregate principal amount or liquidation preference that does not exceed, at the time such Indebtedness is Incurred or assumed, taken together with all other Indebtedness, Disqualified Stock or Preferred Stock Incurred or assumed pursuant to this clause (xxx), the greater of $52,500,000 and 50.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period (minus amounts Incurred or assumed and outstanding under clause (xvi) in respect of Indebtedness originally Incurred or assumed under this clause (xxx));

provided, that the aggregate outstanding principal amount of Indebtedness Incurred or assumed by Restricted Subsidiaries which are Non-Guarantor Subsidiaries under this clause (xxx) and under clauses (a), (b)(vi) and (b)(xxii)(y) of this Section 7.2 shall not exceed, at the time such Indebtedness is Incurred or assumed, the greater of $52,500,000 and 50.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period (minus amounts Incurred or assumed and outstanding under clause (xvi) in respect of Indebtedness originally Incurred or assumed under this clause (xxx) by Restricted Subsidiaries which are Non-Guarantor Subsidiaries);

provided further that such Indebtedness, Disqualified Stock or Preferred Stock (other than Acquired Indebtedness) shall be subject to the MFN Adjustment;

(xxxi) to the extent constituting Indebtedness, deferred compensation of current and former employees, directors, managers and consultants (or their respective estates, spouses or former spouses) of the Initial Borrower, any direct or indirect parent company of the Initial Borrower or any Restricted Subsidiaries Incurred in the ordinary course of business or in connection with any Permitted Acquisition or other Investment expressly permitted hereunder;

(xxxii) to the extent constituting Indebtedness, advances in respect of transfer pricing or shared services agreements that are permitted by clause (31) of the definition of Permitted Investments;

(xxxiii) Indebtedness in an amount equal to the Cash-Capped Incremental Amount (minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness originally Incurred under this clause (xxxiii));

(xxxiv) [reserved];

(xxxv) Indebtedness that is recourse only to Excluded Assets; and

(xxxvi) working capital credit facilities that are recourse only to non-Loan Parties.

(c) For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred as Ratio Debt, the Borrower Representative shall, in its sole discretion, at the time of Incurrence, divide and/or classify, or at any later time redivide and/or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in one or more of the categories (including in part in one category and in part in another category) set forth in this Section 7.2 (including Ratio Debt). Other than with respect to clause (b)(i) of this Section 7.2, if at any time that the Borrower Representative would be entitled to have incurred any then-outstanding item of Indebtedness as Ratio Debt or pursuant to clause (b)(vi)(x), such item of Indebtedness shall be automatically reclassified into an item of Indebtedness incurred as Ratio Debt or pursuant to clause (b)(vi)(x) of this Section 7.2. For the avoidance of doubt, Indebtedness Incurred under clauses (b)(i) and (b)(ii) of this Section 7.2 shall be deemed to have been Incurred solely pursuant to such respective clause (even if such Indebtedness has been refinanced pursuant to Section 7.2(b)(xvi)) and shall not be permitted to be reclassified and shall be deemed to have been Incurred solely pursuant to such specific subclause and shall not be permitted to be reclassified as Indebtedness Incurred under the other subclauses hereof. For purposes of determining compliance with this Section 7.2, with respect to Indebtedness Incurred, reborrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall only be deemed for purposes of this Section 7.2 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent reborrowing thereof. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.2 (and, for the avoidance of doubt, no such amounts count against any “basket” amount under this Section 7.2). For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.2.

(d) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of funded term debt, or first committed or first Incurred (whichever yields the lower Dollar-equivalent amount), in the case of revolving credit debt or delayed draw term debt; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced plus the amount necessary to pay accrued and unpaid interest, fees, underwriting discounts and expenses, including any premium and defeasance costs Incurred in connection with such Refinancing.

7.3 Limitation on Restricted Payments.

(a) The Initial Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i) pay any dividend or make any distribution on account of the Initial Borrower or any Restricted Subsidiary’s Equity Interests, including any payment made in connection with any merger or consolidation involving the Initial Borrower (other than dividends, payments or distributions (A) payable solely in Equity Interests (other than Disqualified Stock) of the Initial Borrower or to the Initial Borrower and the Restricted Subsidiaries; or (B) by a Restricted Subsidiary (so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a non-Wholly Owned Restricted Subsidiary, the Initial Borrower or a Restricted Subsidiary (as applicable) receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities));

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Initial Borrower or any direct or indirect parent of the Initial Borrower;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 7.2(b)(xi)); or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above, other than any of the exceptions thereto, being collectively referred to as “Restricted Payments”), unless at the time of such Restricted Payment:

(1) in the case of Restricted Payments pursuant to clause (2)(A) below of the type described in clauses (i) and (ii) above, no Event of Default under Section

9.1(a) or 9.1(g) shall have occurred and be continuing or would occur as a consequence thereof; and

(2) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Initial Borrower and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clause (b)(i), but excluding all other Restricted Payments permitted by clause (b) of this Section 7.3), is less than the sum of, without duplication,

(A) the greater of (x) 50% of the Consolidated Net Income of the Initial Borrower for the period (taken as one accounting period) from January 1, 2023 to the end of the most recently ended Test Period (other than any Consolidated Net Income in the form of (1) a dividend or distribution from any Restricted Investment that has been included in clause (E)(I) below and (2) a distribution or dividend from an Unrestricted Subsidiary that has been included in clause (E)(III) below) and (y) the Cumulative Retained Excess Cash Flow Amount, provided that, in the case of this clause (A), in no event shall such amount be less than zero for any period, plus

(B) 100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by the Initial Borrower after the Closing Date from (1) the issue or sale of Equity Interests of the Initial Borrower or (2) the issue or sale of Equity Interests of any direct or indirect parent of the Initial Borrower (in the case of both (1) and (2) other than (without duplication) any Cure Amount, the Equity Contribution, Refunding Capital Stock, Designated Preferred Stock, the Cash Contribution Amount, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Initial Borrower or any of its Subsidiaries), plus

(C) 100% of the aggregate amount of contributions to the capital of the Initial Borrower received in cash and the Fair Market Value of property other than cash after the Closing Date (other than (without duplication) any Cure Amount, the Equity Contribution, Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(D) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Initial Borrower or any Restricted Subsidiary thereof issued after the Closing Date (other than any Indebtedness or Disqualified Stock issued to the Initial Borrower or any Restricted Subsidiary) that has been converted into or exchanged for Equity Interests in the Initial Borrower or any direct or indirect parent of the Initial Borrower (other than Disqualified Stock), plus

(E) 100% of the aggregate amount received by the Initial Borrower or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by the Initial Borrower or any Restricted Subsidiary from:

(I) the sale or other disposition (other than to the Initial Borrower or a Restricted Subsidiary) of Restricted Investments made by the Initial Borrower and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Initial Borrower and the Restricted Subsidiaries by any Person (other than the Initial Borrower or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments and from distributions or dividends from any such Restricted Investments (other than, in the case of Restricted Investments made pursuant to clause (b)(vii) or (b)(x) of this Section 7.3, the amount classified as being utilized under such clauses),

(II) the sale (other than to the Initial Borrower or a Restricted Subsidiary) of the Capital Stock of any Unrestricted Subsidiary of the Initial Borrower, or

(III) any distribution or dividend from any Unrestricted Subsidiary of the Initial Borrower; plus

(F) in the event any Unrestricted Subsidiary of the Initial Borrower has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, the Initial Borrower or a Restricted Subsidiary, in each case after the Closing Date, the Fair Market Value of the Investment of the Initial Borrower in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with such Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clauses (b)(vii) or (b)(x) of this Section 7.3 or constituted a Permitted Investment); plus

(G) the aggregate amount of Retained Declined Proceeds; plus

(H) an amount equal to any returns in Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Initial Borrower or any Restricted Subsidiary in respect of Investments made pursuant to this Section 7.3(a)(2); plus

(I) the aggregate amount of Retained Asset Sale Proceeds; plus

(J) the greater of $31,500,000 and 30.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period.

(b) The provisions of Section 7.3(a) will not prohibit:

(i) the payment of any dividend or distribution or consummation of any redemption within sixty (60) days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(ii) (A) the redemption, repurchase, defeasance, exchange, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Initial Borrower or any direct or indirect parent of the Initial Borrower or any Restricted Subsidiary or Subordinated Indebtedness of the Initial Borrower or any Restricted Subsidiary, in exchange for, or out of the proceeds of a sale (other than to the Initial Borrower or a Restricted Subsidiary) of, Equity Interests of any direct or indirect parent of the Initial Borrower (other than any Disqualified Stock, Designated Preferred Stock or any Equity Interests sold to the Initial Borrower or any Subsidiary of the Initial Borrower or to an employee stock ownership plan or any trust established by the Initial Borrower or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); (B) if immediately prior to the retirement of Retired Capital Stock, the payment of dividends thereon was permitted under clause (vi) of this Section 7.3(b), the payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, defease, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Initial Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement; and (C) the payment of accrued dividends on the Retired Capital Stock out of the proceeds of the sale (other than to the Initial Borrower or a Restricted Subsidiary) (other than to a Subsidiary of the Initial Borrower or to an employee stock ownership plan or any trust established by the Initial Borrower or any of its Subsidiaries) of Refunding Capital Stock;

(iii) the redemption, repurchase, defeasance, exchange or other acquisition or retirement of Subordinated Indebtedness of the Initial Borrower or any Restricted Subsidiary (x)

constituting Acquired Indebtedness not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction or (y) so long as no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, made by exchange for, or out of the proceeds of the sale of, new Indebtedness of the Initial Borrower or a Restricted Subsidiary that is Incurred in accordance with Section 7.2 so long as:

(1) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired for value (plus accrued and unpaid interest, fees, underwriting discounts and expenses, including any premium and defeasance costs, required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired plus any fees and expenses Incurred in connection therewith, including reasonable tender premiums);

(2) if such original Subordinated Indebtedness was subordinated to the Facilities or the related Guarantee, as the case may be, such new Indebtedness must be subordinated to the Facilities or the related Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, exchanged, acquired or retired;

(3) other than Permitted Maturity Exceptions, such Indebtedness has a final scheduled maturity date no earlier than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired and (y) the Latest Maturity Date; and

(4) other than Permitted Maturity Exceptions, such Indebtedness has a Weighted Average Life to Maturity that is not less than the shorter of (x) the Weighted Average Life to Maturity of any then outstanding Term Loans and (y) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired;

(iv) the purchase, retirement, redemption or other acquisition (or dividends to the Initial Borrower or any other direct or indirect parent of the Initial Borrower to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of the Initial Borrower, any direct or indirect parent of the Initial Borrower or any Restricted Subsidiary held by any future, present or former employee, director or consultant of the Initial Borrower or any direct or indirect parent of the Initial Borrower or any Subsidiary of the Initial Borrower or their estates or the beneficiaries of such estates upon the death, disability, retirement or termination of employment (or directorship or consulting arrangement) of such Person or pursuant to any management equity plan, stock option plan, profits interests plan or any other management or employee benefit plan or other similar agreement or arrangement (including any separation, stock subscription, shareholder or partnership agreement); provided, however, that the aggregate amounts paid under this clause (iv) do not exceed the greater of $37,000,000 and 35.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period in any calendar year (with unused amounts in any calendar year being carried over to the succeeding calendar years or carried back to one calendar year prior); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(1) the cash proceeds received after the Closing Date by the Initial Borrower, any direct or indirect parent of the Initial Borrower (to the extent contributed to the Initial Borrower) and the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) to members of management, directors or consultants of the Initial Borrower and the Restricted Subsidiaries (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (a)(2)(C) of this Section 7.3); plus

(2) the cash proceeds of key man life insurance policies received after the Closing Date by the Initial Borrower, any direct or indirect parent of the Initial Borrower (to the extent contributed to the Initial Borrower) and the Restricted Subsidiaries;

(3) the amount of any cash bonuses or other compensation otherwise payable to any future, present or former director, employee, consultant or distributor of the Initial Borrower, a direct or indirect parent thereof, or the Restricted Subsidiaries that are foregone in return for the receipt of Equity Interests of Holdings or a direct or indirect equity holder thereof, the Initial Borrower or any Restricted Subsidiary; plus

(4) payments made in respect of withholding or other similar Taxes payable upon repurchase, retirement or other acquisition or retirement of Equity Interests of Holdings or the Restricted Subsidiaries or otherwise pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement;

provided that the Borrower Representative may elect to apply all or any portion of the aggregate increase contemplated by clauses (1) through (4) above in any calendar year; in addition, cancellation of Indebtedness owing to the Initial Borrower or any of its Restricted Subsidiaries from any current, former or future officer, director or employee (or any permitted transferees thereof) of the Initial Borrower or any of the Restricted Subsidiaries (or any direct or indirect parent company thereof) in connection with a repurchase of Equity Interests of the Initial Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.3 or any other provisions of this Agreement;

(v) the payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Initial Borrower or any of the Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 7.2;

(vi) (A) the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date, (B) the payment of dividends to any direct or indirect parent of the Initial Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Initial Borrower issued after the Closing Date; and (C) the payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (b)(ii) of this Section 7.3; provided, however, that (x) for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a Pro Forma Basis, the Interest Coverage Ratio of the Initial Borrower and the Restricted Subsidiaries would have been at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Initial Borrower from any such sale of Designated Preferred Stock (other than Disqualified Stock issued after the Closing Date and securities issued in connection with the Cure Right);

(vii) Investments in Unrestricted Subsidiaries, at the time of the making of such Investment, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the greater of $26,500,000 and 25.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period, at any one time outstanding;

(viii) the payment of dividends on the Initial Borrower’s common stock (or the payment of dividends to any direct or indirect parent of the Initial Borrower to fund the payment by any direct or indirect parent of the Initial Borrower of dividends on such entity’s common stock) in an aggregate amount not to exceed, in any fiscal year, the greater of (x) $20,000,000 in such fiscal year, and (y) 7.0% of the Market Capitalization;

(ix) so long as no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, Restricted Payments in an amount equal to the amount of Excluded Contributions made;

(x) Restricted Payments in an aggregate amount, at the time such Restricted Payment is made, taken together with all other Restricted Payments made pursuant to this clause (x) (in the case of any Restricted Payments that are Investments, to the extent of the outstanding amount of such Investment), not to exceed the greater of $52,500,000 and 50.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period;

(xi) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or other securities of, or Indebtedness owed to the Initial Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xii) the payment of any dividends or other distributions to any direct or indirect equity holder of the Initial Borrower or any of its Subsidiaries that is the parent of a group filing a consolidated, combined, group, affiliated or unitary Tax return of which the Initial Borrower and/or such Subsidiary is a member (or an entity disregarded as separate from a member for applicable Tax purposes) in amounts required for such parent company to pay U.S. federal, state, local and/or foreign income Taxes (or any franchise or similar Taxes imposed in lieu of an income Tax), as the case may be, imposed on such parent company to the extent such Taxes are attributable to the Initial Borrower or a Subsidiary thereof, as the case may be; provided that in each case the amount of such payments in respect of any tax year does not exceed (i) the amount that the Initial Borrower and/or its Subsidiaries would have been required to pay in respect of such U.S. federal, state, local and foreign Taxes (as the case may be) for such year had the Initial Borrower and/or such Subsidiaries paid such Taxes as a stand-alone taxpayer (or stand-alone group) minus (ii) the amount of such Taxes actually paid by the Initial Borrower or any such Subsidiary on account of such Taxes; provided further, that payments under this clause (xii) in respect of any Taxes attributable to the income of any Unrestricted Subsidiaries may be made only to the extent that Unrestricted Subsidiaries have made cash payments for such purpose to any Borrower or Restricted Subsidiary;

(xiii) the payment of dividends, other distributions or other amounts to, or the making of loans to, any direct or indirect parent of the Initial Borrower, in the amount required for such entity to:

(1) pay amounts equal to the amounts required for any direct or indirect parent of the Initial Borrower to pay fees and expenses (including franchise, capital stock, minimum and other similar Taxes), in each case, required to maintain its corporate existence, salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors or consultants of the Initial Borrower or any direct or indirect parent of the Initial Borrower, if applicable, and general corporate operating and overhead costs and expenses (including legal, accounting and other professional fees and expenses) of any direct or indirect parent of the Initial Borrower, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Initial Borrower and its Subsidiaries;

(2) so long as no Event of Default has occurred and is continuing under Section 9.1(a), pay, if applicable, amounts required for any direct or indirect parent of the Initial Borrower, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Initial Borrower or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Initial Borrower or any of the Restricted Subsidiaries Incurred in accordance with Section 7.2;

(3) pay fees and expenses incurred by any direct or indirect parent, related to any investment, acquisition, disposition, sale, merger or equity or debt offering or similar transaction of such parent, whether or not successful and whether or not permitted under this Agreement but, for the avoidance of doubt, not in respect of any transaction relating to or in respect of any ownership interest or other investment made by the Sponsor or its Affiliates in any entity or assets other than the Initial Borrower and its Restricted Subsidiaries; and

(4) make payments to the Sponsor (a) pursuant to the Management Agreement or any amendment thereto (so long as such amendment is not less advantageous to the Lenders, when taken as a whole, in any material respect than the Management Agreement) or (b) for any other customary consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, in each case to the extent permitted under Section 6.17(b)(xiii) and (b)(xiv) or (c) for any expense reimbursement and indemnities related to clauses (a) or (b);

(xiv) (i) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants, restricted stock units or similar instruments if such Equity Interests represent a portion of the exercise price of such options, warrants, restricted stock units or similar instruments and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the Taxes payable by such director or employee upon such exercise, grant or award;

(xv) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvi) (i) Restricted Payments constituting any part of (x) a Permitted Reorganization (and to pay any costs or expenses related thereto) and (ii) Restricted Payments to pay costs or expenses related to any Equity Offering whether or not such Equity Offering of any direct or indirect parent of the Initial Borrower is consummated and whether or not permitted under this Agreement;

(xvii) the redemption, repurchase, defeasance, exchange, retirement or other acquisition of any Subordinated Indebtedness of the Initial Borrower or any Restricted Subsidiary in an unlimited amount; provided, that the Total First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the most recently ended Test Period does not exceed 3.75 to 1.00; provided, further, that at the time of, and after giving effect to, any Restricted Payment permitted under this Section 7.3(b)(xvii), no Event of Default under Sections 9.1(a) or 9.1(g) shall have occurred and be continuing or would occur as a consequence thereof;

(xviii) any direct or indirect payment of earn-outs or similar obligation, including through a dividend to Holdings or a parent of Holdings;

(xix) any Restricted Payments made in connection with the consummation of the Transactions;

(xx) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Initial Borrower or upon any dividend, split or combination thereof, or upon any Permitted Acquisition or other transaction permitted by the Loan Documents;

(xxi) payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Initial Borrower and its Subsidiaries;

(xxii) (x) the redemption, repurchase, defeasance, exchange, retirement or other acquisition of any Subordinated Indebtedness of the Initial Borrower or any Restricted Subsidiary or any direct or indirect parent of the Initial Borrower (including dividends made to effectuate such redemption, repurchase, defeasance, exchange, retirement or other acquisition) or (y) Investments, in an aggregate amount not to exceed, at the time of such redemption, repurchase, defeasance, exchange, retirement or other acquisition or Investment, as applicable, taken together with all other Investments and redemptions, repurchases, defeasances, retirements or other acquisitions of any Subordinated Indebtedness pursuant to this clause (xxii), the greater of $21,000,000 and 20.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period, plus any unused amounts available under clause (9)(x) of the definition of “Permitted Investments” (with a corresponding reduction to such basket, as applicable);

(xxiii) unlimited Restricted Payments; provided, that the Total Net Leverage Ratio, determined on a Pro Forma Basis as of the most recently ended Test Period does not exceed 3.50 to 1.00; provided, further, that at the time of, and after giving effect to, any Restricted Payment permitted under this Section 7.3(b)(xxiii), no Event of Default under Sections 9.1(a) or 9.1(g) shall have occurred and be continuing or would occur as a consequence thereof;

(xxiv) Restricted Payments and distributions among the Initial Borrower and its Restricted Subsidiaries in connection with transfer pricing or shared services agreements to the extent advances related thereto are permitted pursuant to clause (31) of the definition of Permitted Investments; and

(xxv) Restricted Payments to permit the Initial Borrower or any direct or indirect parent of the Initial Borrower to make cash payments on its Indebtedness at such times and in such amounts as are necessary so that such Indebtedness will not have “significant original issue discount” and thus will not be treated as an “applicable high yield discount obligation” (“AHYDO”) within the meaning of Section 163(i) of the Code.

(c) For purposes of this Section 7.3, if any Investment or Restricted Payment (or any portion of any Investment or any Restricted Payment) would be permitted pursuant to one or more provisions described above (including for the avoidance of doubt Section 7.3(a) and (b)) and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower Representative, in its sole discretion, at the time of making such investment or Restricted Payment, may divide and classify such Investment or Restricted Payment (or any portion of such Investment or Restricted Payment) and may later redivide and reclassify any such Investment or Restricted Payment (or any portion of such Investment or Restricted Payment) so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception (including any exception based on a leverage-based incurrence test) as of the date of such reclassification. If at any time the Borrower Representative would be entitled to have Incurred any Restricted Payment as a Restricted Payment pursuant to Section 7.3(b)(xxiii), such Restricted Payment shall be automatically reclassified into a Restricted Payment Incurred pursuant to Section 7.3(b)(xxiii). If at any time the Borrower Representative would be entitled to have Incurred any then-outstanding Investment as an Investment pursuant to clause (22) of the definition of Permitted Investments, such Investment shall be automatically reclassified into an Investment Incurred pursuant to clause (22) of the definition of Permitted Investments.

7.4 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Initial Borrower will not, and will not permit any Restricted Subsidiary that is not a Loan Party to, directly or indirectly create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Loan Party to:

(a) (i) pay dividends or make any other distributions to the Initial Borrower or any of the Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Initial Borrower or any of the Restricted Subsidiaries;

(b) make loans or advances to the Initial Borrower or any of the Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Initial Borrower or any of the Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect or entered into or existing on the Closing Date, including pursuant to this Agreement, Hedging Obligations and the other documents relating to the Transactions;

(2) this Agreement, the Loan Documents and, in each case, any guarantees thereof;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Initial Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition or at the time it merges with or into the Initial Borrower or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person and its Subsidiaries, other than the Person, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(5) contracts or agreements for the sale of assets, including customary restrictions (A) with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (B) restricting assignment of any agreement entered into in the ordinary course of business, (C) constituting restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and (D) which apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over the Initial Borrower or any Restricted Subsidiary;

(6) Indebtedness secured by a Lien that is otherwise permitted to be Incurred pursuant to Sections 7.2 and 7.7 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers or trade counterparties;

(8) customary provisions in joint venture, operating or other similar agreements, asset sale agreements and stock sale agreements in connection with the entering into of such transaction;

(9) purchase money obligations for property acquired, Capitalized Lease Obligations and Sale Leaseback Transactions in the ordinary course of business that impose restrictions of the nature described in clause (c) of this Section 7.4 on the property so acquired;

(10) customary provisions contained in leases, licenses, contracts and other similar agreements (including leases or licenses of intellectual property) that impose restrictions of the type described in clause (c) of this Section 7.4 on the property subject to such lease, license, contract or agreement;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, that such restrictions apply only to such Receivables Subsidiary;

(12) Indebtedness, Disqualified Stock or Preferred Stock of the Initial Borrower or any Restricted Subsidiary that is permitted pursuant to Section 7.2; provided that either (A) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrowers’ ability to make anticipated principal or interest payment on the Loans (as determined by the Borrower Representative in good faith) or (B) such encumbrances and restrictions are not materially more restrictive, taken as a whole, than those, in the case of encumbrances, outstanding on the Closing Date, and in the case of restrictions, contained in this Agreement;

(13) any Restricted Investment not prohibited by Section 7.3 and any Permitted Investment;

(14) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Initial Borrower or any Restricted Subsidiary in any manner material to the Initial Borrower or any Restricted Subsidiary;

(15) existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

(16) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Initial Borrower or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Initial Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Initial Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(17) restrictions that are, taken as a whole, in the good faith judgment of the Borrower Representative, no more restrictive with respect to the Initial Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), or that the Initial Borrower shall have determined in good faith will not affect its obligation or ability to make any payments required hereunder; and

(18) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of this Section 7.4 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (17) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower Representative, not materially more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.4, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Initial Borrower or a Restricted Subsidiary to other Indebtedness Incurred by the Initial Borrower or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

7.5 Asset Sales. the Initial Borrower will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(a) the Initial Borrower or any of the Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Equity Interests issued or assets sold or otherwise disposed of;

(b) immediately after giving effect to such Asset Sale, no Event of Default under Section 9.1(a) or 9.1(g) has occurred and is continuing; and

(c) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Initial Borrower or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents, provided, however, that in the case of Asset Sales involving the disposition of non-core assets acquired in connection with a Permitted Acquisition (as determined by the Borrower

Representative in its good faith judgment provided the value of such non-core assets does not exceed 50.0% of the consideration payable in connection with such Permitted Acquisition), only 50.0% of the consideration therefor must be in the form of Cash Equivalents; provided, further, that the amount of:

(i) any liabilities (as shown on the Initial Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if Incurred, increased or decreased subsequent to the date of such balance sheet, such liabilities that would have been reflected in the Initial Borrower’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence, increase or decrease had taken place on the date of such balance sheet, as reasonably determined in good faith by the Borrower Representative) of the Initial Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee (or a third party on behalf of the transferee) of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Initial Borrower or such Restricted Subsidiary (or a third party on behalf of the transferee), as the case may be, from further liability;

(ii) any notes or other obligations or other securities or assets received by the Initial Borrower or such Restricted Subsidiary from such transferee that are converted by the Initial Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received);

(iii) any Designated Non-cash Consideration received by the Initial Borrower or any of the Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of $31,500,000 and 30% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period;

(iv) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Initial Borrower and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale; and

(v) consideration consisting of Indebtedness of the Initial Borrower or any Guarantor received from Persons who are not the Initial Borrower or a Restricted Subsidiary,

shall each be deemed to be Cash Equivalents for the purposes of this Section 7.5;

After the Initial Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale pursuant to this Section 7.5, the Initial Borrower or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale if and to the extent required by Section 2.11(c).

7.6 [Reserved].

7.7 Liens.

The Initial Borrower will not, and will not permit any of the Restricted Subsidiaries to, create or Incur any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Initial Borrower or any Restricted Subsidiary.

7.8 Fundamental Changes.

The Initial Borrower will not, nor will it permit any of the Restricted Subsidiaries to, directly or indirectly merge, dissolve, liquidate, amalgamate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person except that, (other than in the case of clause (e) below) so long as no Event of Default would result therefrom:

(a) (i) any Restricted Subsidiary (other than a Borrower) may merge, amalgamate or consolidate with (1) a Borrower (including a merger the purpose of which is to reorganize such Borrower into a new jurisdiction in any State of the United States); provided that such Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of such Borrower pursuant to documents reasonably acceptable to the Administrative Agent or (2) any one or more other Restricted Subsidiaries; provided, further, that when any Guarantor is merging with another Restricted Subsidiary that is not a Loan Party (A) to the extent constituting an Investment, such Investment must be an Investment permitted hereunder and (B) to the extent constituting a Disposition, such Disposition must be permitted hereunder and (ii) any Borrower may merge, dissolve, liquidate, amalgamate or consolidate with any other Borrower; provided that when any Co-Borrower is merging, dissolving, liquidating, amalgamating or consolidating with another Restricted Subsidiary that is not another Co-Borrower or a Loan Party then either (A) the Co-Borrower shall be the continuing or surviving Person and resident in its jurisdiction of incorporation or (B) (I) the Co-Borrower shall cease to be a Borrower under this Agreement in accordance with Section 12.3, (II) to the extent constituting an Investment, such Investment must be an Investment permitted hereunder, and (III) to the extent constituting a Disposition, such Disposition must be permitted hereunder;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, dissolve, liquidate, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve, or any Borrower or any Restricted Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form, or any Restricted Subsidiary (other than a Borrower) may enter into a merger the purpose of which is to reincorporate or reorganize in another jurisdiction, if the Borrower Representative determines in good faith that such action is in the best interest of the Initial Borrower and its Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any dissolution of a Restricted Subsidiary that is (A) a Co-Borrower, such Subsidiary shall at or before the time of such dissolution cease to be a Co-Borrower under this Agreement in accordance with Section 12.3 or (B) a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Restricted Subsidiary that is a Guarantor in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent unless such Investment or Disposition of assets is permitted hereunder; and in the case of any change in legal form, a Restricted Subsidiary that is a Co-Borrower or a Guarantor will remain a Co-Borrower or Guarantor unless such Co-Borrower or Guarantor is otherwise permitted to cease being a Co-Borrower or Guarantor hereunder);

(c) any Restricted Subsidiary (other than the Initial Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Initial Borrower or to any Restricted Subsidiary; provided that if the transferor in such a transaction is (A) a Borrower, then such Subsidiary shall cease to be a Borrower under this Agreement in accordance with Section 12.3 or (B) a Guarantor, then to the extent constituting an Investment, such Investment must be a Permitted Investment and, if applicable, Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.2, respectively; provided, further, that the Initial Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Loan Party;

(d) the Permitted Reorganizations;

(e) any Restricted Subsidiary (other than a Borrower) may merge, liquidate, amalgamate or consolidate with any other Person in order to effect an Investment permitted hereunder; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.9, (ii) to the extent constituting an Investment, such Investment must be an Investment permitted hereunder, (iii) to the extent constituting a Disposition, such Disposition must be permitted hereunder and (iv) to the extent such Restricted Subsidiary is a Co-Borrower, it shall cease to be a Co-Borrower in accordance with Section 12.3;

(f) the Borrowers and the other Restricted Subsidiaries may consummate the Transactions;

(g) subject to clause (a) above, any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person in order to effect a Disposition permitted pursuant to Section 7.5; provided that if such Restricted Subsidiary is a Co-Borrower, it shall cease to be a Co-Borrower in accordance with Section 12.3; and

(h) any Investment permitted hereunder may be structured as a merger, consolidation or amalgamation.

7.9 [Reserved].

7.10 Changes in Fiscal Periods. The Initial Borrower will not permit the fiscal year of the Initial Borrower to end on a day other than December 31 or change the Initial Borrower’s method of determining fiscal quarters, in each case other than with prior written notice to the Administrative Agent.

7.11 Negative Pledge Clauses.

The Initial Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any agreement that prohibits or limits the ability of the Initial Borrower or any Group Member to Incur any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than

(a) this Agreement and the other Loan Documents,

(b) any agreements evidencing or governing any purchase money Liens or Capitalized Lease Obligations or Sale Leaseback Transactions otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby),

(c) customary restrictions on the assignment of leases, subleases, licenses, asset sale agreements and contracts,

(d) any agreement in effect at the time any Person becomes a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary,

(e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary (or the assets of a Restricted Subsidiary) pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder,

(f) restrictions and conditions existing on the Closing Date and any amendments or modifications thereto so long as such amendment or modification does not expand the scope of any such restriction or condition in any material respect,

(g) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness of Non-Guarantor Subsidiaries permitted under Section 7.2; provided that such Indebtedness is only with respect to the assets of Restricted Subsidiaries that are Non-Guarantor Subsidiaries,

(h) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements,

(i) restrictions arising in connection with cash or other deposits in respect of Investments and Liens permitted hereunder and limited to such cash or deposit,

(j) customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(k) restrictions arising by reason of applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit, and

(l) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower Representative, not materially more restrictive as a whole with respect to such restriction than those contained in the restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.12 Lines of Business; Holding Company.

(a) The Initial Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, fundamentally and substantively alter the character of the business of the Initial Borrower and its Subsidiaries, taken as a whole, from the business conducted by the Initial Borrower and its Subsidiaries, taken as a whole, on the Closing Date and any other business activities that are extensions thereof or otherwise incidental, synergistic, reasonably related or ancillary to any of the foregoing (and businesses acquired in connection with any Permitted Acquisition or other Investment).

(b) Holdings shall not Incur any material Indebtedness, own any material assets or conduct, transact or otherwise engage in any material business or operations; provided, that the following shall be permitted in any event:

(i) Holdings’ ownership of the Equity Interests of the Initial Borrower and activities incidental thereto,

(ii) the entry into, and the performance of its obligations with respect to the Loan Documents and other Indebtedness that has been guaranteed by, or is otherwise considered Indebtedness of, the Initial Borrower or any of the Restricted Subsidiaries Incurred in accordance with Section 7.2;

(iii) the consummation of the Transactions;

(iv) the performing of cash management and similar activities and the entry into documentation with respect thereto, in each case, permitted by this Agreement for Holdings to enter into and perform;

(v) the payment of dividends and distributions (and other activities in lieu thereof permitted by this Agreement), the making of contributions to the capital of its Subsidiaries and guarantees of Indebtedness permitted to be Incurred hereunder and the guarantees of other obligations not constituting Indebtedness;

(vi) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries);

(vii) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Stock) including converting into another type of legal entity;

(viii) the participation in Tax, accounting and other administrative matters as a member of any consolidated or similar group including Holdings, including compliance with applicable Laws and legal, Tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees;

(ix) the holding of any Cash Equivalents (but not operating any property);

(x) the entry into and performance of its obligations with respect to contracts and other arrangements regarding employees, officers and directors, including the providing of indemnification to officers, managers, directors and employees;

(xi) establishing and maintaining bank accounts;

(xii) guaranteeing ordinary course obligations incurred by the Initial Borrower and the Restricted Subsidiaries;

(xiii) engaging in any activities incidental to compliance with the provisions of the Securities Act and the Exchange Act and similar laws and regulations of other jurisdictions and the rules of securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debt-holders;

(xiv) engaging in activities necessary or reasonably advisable in connection with the registration and listing of Holdings’ (or its direct or indirect parent’s) Equity Interests and the continued existence of Holdings (or its direct or indirect parent) as a public company, and

(xv) any activities incidental to the foregoing.

7.13 Amendments to Organizational Documents. Holdings and the Initial Borrower will not, and will not permit any Restricted Subsidiary to, terminate or agree to any amendment, supplement, or other modification of (pursuant to a waiver or otherwise), or waive any of its rights under, any Organizational Documents of Holdings, the Initial Borrower or any Restricted Subsidiary, if, in light of the then-existing circumstances, a Material Adverse Effect would be reasonably likely to result as a consequence of giving effect to such termination, amendment, supplement or other modification or waiver

(as determined by the Borrower Representative in good faith), except, in each case, as otherwise permitted by the Loan Documents.

SECTION 8.
GUARANTEE

8.1 The Guarantee.

Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on (i) the Loans made by the Lenders to any Borrower, (ii) the Incremental Loans made by the Incremental Term Lenders or Incremental Revolving Lenders to any Borrower, (iii) the Other Term Loans and Other Revolving Loans made by any lender thereof, and (iv) the Notes held by each Lender of any Loan Party and (2) all other Obligations from time to time owing to the Secured Parties by any Borrower or any other Guarantor (such obligations under clauses (1) and (2) being herein collectively called the “Guarantor Obligations”). Each Guarantor hereby jointly and severally agrees that, if any Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guarantor Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guarantor Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

8.2 Obligations Unconditional.

(a) The obligations of the Guarantors under Section 8.1, respectively, shall constitute a guaranty of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guarantor Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guarantor Obligations, and, in each case, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor (except for payment in full and the termination of the Commitments). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guarantor Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guarantor Obligations shall be accelerated, or any of the Guarantor Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guarantor Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, the Issuing Lenders or any Lender or the Administrative Agent as security for any of the Guarantor Obligations shall fail to be valid or perfected or entitled to the expected priority;

(v) the release of any other Guarantor pursuant to Section 8.9, 10.10 or otherwise; or

(vi) except for the payment in full of the Guarantor Obligations and termination of the Commitments, any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guarantor Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower or any Guarantor for the Guarantor Obligations, or of such Guarantor under the Guarantee or of any security interest granted by any Guarantor, whether in a proceeding under any Debtor Relief Law or in any other instance.

(b) Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, marshaling, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guarantor Obligations. Each of the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guarantor Obligations and notice of or proof of reliance by any Secured Party upon the guarantee made under this Section 8 (this “Guarantee”) or acceptance of the Guarantee, and the Guarantor Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee. The Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guarantor Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against any Borrower or against any other person which may be or become liable in respect of all or any part of the Guarantor Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. The Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guarantor Obligations outstanding.

8.3 Reinstatement. The obligations of the Guarantors under this Section 8 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or any other Loan Party in respect of the Guarantor Obligations is rescinded or must be otherwise restored by any holder of any of the Guarantor Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

8.4 No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guarantor Obligations (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Letters of Credit that have been Collateralized or otherwise backstopped, (iii) Cash Management Obligations as to which arrangements reasonably satisfactory to the Cash Management Providers have been made and (iv) obligations under Specified Swap

Agreements as to which arrangements reasonably satisfactory to the Qualified Counterparties have been made) and the expiration and termination of the Commitments under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its Guarantee, whether by subrogation, right of contribution or otherwise, against any Borrower, as applicable, or any other Guarantor of any of the Guarantor Obligations or any security for any of the Guarantor Obligations.

8.5 Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of each Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) for purposes of Section 8.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Section 9 provides that such obligations shall become due and payable), such obligations (whether or not due and payable by any Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 8.1.

8.6 [Reserved].

8.7 Continuing Guarantee. The Guarantee made by the Guarantors is a continuing guarantee of payment (and not of collection), and shall apply to all Guarantor Obligations whenever arising.

8.8 General Limitation on Guarantor Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 8.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 8.1, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 8.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. To effectuate the foregoing, the Administrative Agent and the Guarantors hereby irrevocably agree that the Guarantor Obligations of each Guarantor in respect of the Guarantee at any time shall be limited to the maximum amount as will result in the Guarantor Obligations of such Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such Guarantee and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than its Guarantee will be deemed to be enforceable and payable after the Guarantee. To the fullest extent permitted by applicable law, this Section 8.8 shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

8.9 Release of Guarantors. A Subsidiary Guarantor or a Borrower (other than the Initial Borrower) shall be automatically released from its obligations hereunder in the event that such Subsidiary Guarantor or Borrower shall become an Excluded Subsidiary or that all the Capital Stock of such Subsidiary Guarantor or Borrower shall be sold, transferred or otherwise disposed of to a Person other than a Loan Party, in each case in a transaction permitted by this Agreement, provided that no Borrower shall be released pursuant to this Section 8.9 unless and until all of its borrowing Obligations hereunder have been paid in full or assigned to the Initial Borrower as permitted by Section 11.6 and all Commitments to lend to such Borrower terminated and such Borrower has otherwise resigned in accordance with Section 12.3. In connection with any such release, the Administrative Agent shall execute and deliver to the Borrower Representative, at the Borrower Representative’s expense, all UCC termination statements and other documents that the Borrower Representative shall reasonably request to evidence such release; provided that the Borrower Representative shall have provided the Administrative Agent with such confirmation or documents as the Administrative Agent shall reasonably request.

8.10 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 8.4. The provisions of this Section 8.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder. Notwithstanding the foregoing, no Excluded ECP Guarantor shall have any obligations or liabilities to any Guarantor, the Administrative Agent or any other Secured Party with respect to Excluded Swap Obligations.

8.11 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.11, or otherwise under the Guarantee, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 8.11 shall remain in full force and effect until the termination and release of all Obligations in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 8.11 constitute, and this Section 8.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 9.
EVENTS OF DEFAULT

9.1 Events of Default. An Event of Default shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, an “Event of Default”):

(a) any Borrower shall fail to pay (x) any principal of any Loan or Reimbursement Obligations when due at maturity in accordance with the terms hereof, (y) any amortization payment of any Loan within one (1) Business Day after such payment becomes due or (z) any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except where such representations and warranties are already qualified by materiality, in which case, in any respect) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date) and, in each case, such inaccuracy shall continue unremedied for a period of thirty (30) days after notice to the Borrower Representative from the Administrative Agent or the Required Lenders; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a)(i) (in respect of Holdings or the Initial Borrower), Section 6.7(a) or Section 7 of this Agreement (other than Section 7.1); or

(d) subject to Section 9.3, the Initial Borrower shall default in the observance or performance of its agreement contained in Section 7.1; provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, a breach of the requirements of Section 7.1 shall not constitute an Event of Default for purposes of any Facility other than the Revolving Facility; or

(e) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section 9.1), and such default shall continue unremedied for a period of thirty (30) days after notice to the Borrower Representative from the Administrative Agent or the Required Lenders; or

(f) any Borrower or any Guarantor shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) or any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause (with all applicable notice requirements having been satisfied and/or grace periods having expired) such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause (with all applicable notice requirements having been satisfied and/or grace periods having expired) any Loan Party to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity;

provided that a default, event or condition described in clause (i) or (ii) of this Section 9.1(f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clause (i) or (ii) of this Section 9.1(f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate the Threshold Amount;

provided, further, that clause (ii) of this Section 9.1(f) shall not apply to (1) any secured Indebtedness that becomes due as a result of the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition, (2) any failure to observe or perform any covenant that requires compliance with any measurement of financial or operational performance (including any leverage, interest coverage or fixed charge ratio or minimum EBITDA) unless and until the holders of such Indebtedness have terminated all commitments (if any) and accelerated all obligations with respect thereto in accordance with the terms of the documentation governing such Indebtedness, (3) the conversion of, or the satisfaction of any condition to the conversion of, any Indebtedness that is convertible or exchangeable for Equity Interests, (4) to customary “change of control” put rights in any indenture governing any such Indebtedness in the form of notes, or (5) a refinancing of Indebtedness with other Indebtedness permitted by this Agreement;

provided, further, that this Section 9.1(f) shall not apply to Indebtedness held exclusively by any of Holdings, any Borrower or any of their Restricted Subsidiaries, Receivables Financings, Capitalized Lease Obligations (provided no portion of such Indebtedness is recourse to, or obligates the Initial Borrower or any Restricted Subsidiary of the Initial Borrower in any way other than against, the assets financed thereby) and Hedging Obligations;

provided, further, that this Section 9.1(f) shall apply only if such default is outstanding, not cured, unremedied and is not waived by the holders of such Indebtedness or the Indebtedness that is the basis for such Event of Default has not been discharged prior to the termination of the Commitments and acceleration of the Loans pursuant to Section 9.2 and excluding termination events or equivalent events with respect to Swap Agreements; or

(g)

(i) any Borrower or any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, suspension of payments, moratorium or any indebtedness, winding up, dissolution, administration, scheme of arrangement or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a liquidator, receiver, administrative receiver, compulsory manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or

(ii) there shall be commenced against any Borrower or any Guarantor (other than any Guarantor that is an Immaterial Subsidiary), any proceeding, analogous procedure, step or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or

(iii) there shall be commenced against any Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(iv) any Borrower or any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) shall take any corporate (or other equivalent) action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or

(v) any Borrower or any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to generally, pay its debts as they become due; or

(h) [reserved]; or

(i) one or more judgments or decrees shall be entered against any Borrower or any Guarantor involving in the aggregate a liability (not (x) paid or covered by insurance as to which the relevant insurance company has been notified of the claim and has not denied coverage or (y) covered by valid third party indemnification obligation from a third party which is Solvent and which third party has been notified of the claim under such indemnification obligation and not disputed that it is liable for such claim) of at least the Threshold Amount, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(j) any material provision in any of the Security Documents shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except (A) to the extent that (x) any lack of full force and effect or enforceability or such loss of perfection or priority results from the Administrative Agent no longer having possession of certificates actually delivered to it representing securities pledged under any Security Agreement or a Uniform Commercial Code financing statement (or similar statements or filings in other jurisdictions) having lapsed because a Uniform Commercial Code continuation statement (or similar statements or filings in other jurisdictions) was not filed in a timely manner or otherwise as a result of acts or omissions within the sole control of the Administrative Agent, the Collateral Agent or any Lender, and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has been notified and has not denied coverage and (y) the Loan Parties take such action as the Administrative Agent may reasonably request to remedy such loss of perfection or priority or (B) where the Fair Market Value of assets affected thereby does not exceed the Threshold Amount; or

(k) the Guarantee of any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) shall cease, for any reason, to be in full force and effect, other than as provided for in Section 8.9 or 10.10, or any Loan Party shall so assert in writing (except to the extent solely as a result of acts or omissions by the Administrative Agent, the Collateral Agent or any Lender); or

(l) a Change of Control shall occur; or

(m) any Loan Party repudiates or rescinds in writing this Agreement or the Loan Documents in a manner which is materially adverse to the interests of the Lenders as a whole; or

(n) any Intercreditor Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, in each case unless such cessation results solely from acts or omissions within the sole control of the Administrative Agent, the Collateral Agent or any Lender.

Notwithstanding anything to the contrary in this Agreement, no Event of Default or breach of any representation or warranty in Section 4 or any covenant in Section 6 or Section 7 shall constitute a Default or Event of Default if such Event of Default or breach of such representation or warranty in Section 4 or such covenant in Section 6 or Section 7 would not have occurred but for a fluctuation (or other adverse change) in exchange rates. No action taken and reported to the Administrative Agent or otherwise publicly available shall provide the basis for any Event of Default more than two (2) years after the date on which such action was reported to the Administrative Agent, disclosed to the Lenders or otherwise became publicly available; provided that such limitation shall not apply (i) to the extent the Administrative Agent or Required Lenders has commenced any remedial action or has provided notice to the Borrower Representative that it reserved its rights relating to such Event of Default or (ii) to the extent the Borrower

Representative knew such Default or Event of Default occurred and failed to provide timely notice thereof to the Administrative Agent in breach of its obligations under Section 6.7(a).

Notwithstanding anything to the contrary in this Agreement, with respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived; provided that, any court of competent jurisdiction may (x) extend or stay any grace period prior to when any actual or alleged Default becomes an actual or alleged Event of Default or (y) stay the exercise of remedies by the Administrative Agent or Required Lenders upon the occurrence of an actual or alleged Event of Default, in each case, in accordance with the requirements of applicable Law.

If any Default or Event of Default occurs due to (i) the failure by any Loan Party to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party takes such action, (ii) the failure by the Borrower to provide notice thereof pursuant to Section 6.7(a), such Default or Event of Default shall be deemed to have been cured upon the Borrower’s delivery of such notice, or (iii) the taking of any action by any Loan Party that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents, including pursuant to an applicable amendment or waiver permitting such action, or otherwise and (y) the date on which such action is unwound, otherwise modified or otherwise ceases to exist to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents (including after giving effect to any amendments or waivers); provided, that the Borrowers’ ability to cure pursuant to clause (i) or (ii) shall not apply with respect to any Default or Event of Default if the Borrowers knew such Default or Event of Default occurred and failed to give timely notice to the Administrative Agent in breach of their obligations under Section 6.7(a).

9.2 Action in Event of Default.

(a) (x) Upon any Event of Default specified in Section 9.1(g)(i) or (ii) occurring and continuing with respect to a Borrower under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States from time to time in effect and affecting the rights of creditors generally, the Commitments to lend or provide other extensions of credit to such Borrower shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Obligations owing by such Borrower under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall automatically immediately become due and payable, and (y) if any other Event of Default (other than under Section 9.1(g)(i) or (ii) in respect of a Borrower as set out in clause (x) above) occurs and is continuing, subject to Section 9.2(b) and (c), either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and/or (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In furtherance of the foregoing, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, exercise any and all other remedies available under the

Loan Documents at law or in equity, including commencing and prosecuting any suits, actions or proceedings at law or in equity in any court of competent jurisdiction and collecting the Collateral or any portion thereof and enforcing any other right in respect of any Collateral. Notwithstanding the foregoing provisions of this Section 9 or any other provision of this Agreement, any unfunded Commitments outstanding at any time in respect of any individual incremental facility pursuant to Section 2.25 established to finance a Limited Condition Transaction may be terminated only by the lenders holding more than 50% of the aggregate amount of the Commitments in respect of such incremental facility (or by the Administrative Agent acting at the request of such Lenders), and not, for the avoidance of doubt, by the Required Lenders or any other Lenders (or by the Administrative Agent acting at the request of the Required Lenders or any other Lenders).

(b) Upon the occurrence of an Event of Default under Section 9.1(d) (a “Financial Covenant Event of Default”) that is uncured or unwaived and the expiration of the Cure Period without the receipt of the Cure Amount, the Majority Revolving Lenders (and, for the avoidance of doubt, not the Administrative Agent (except acting at the direction of such Majority Revolving Lenders), the Required Lenders or any other Lenders) may either (x) terminate the Revolving Commitments and/or (y) take the actions specified in Section 9.2(a) and (c) in respect of the Revolving Commitments, the Revolving Loans, Letters of Credit and Swingline Loans.

(c) In respect of a Financial Covenant Event of Default that is continuing, the Required Lenders may take the actions specified in Section 9.2(a) on or after the date that the Majority Revolving Lenders terminate all of the Revolving Commitments and accelerate all Obligations in respect of the Revolving Commitments; provided, however, that the Required Lenders may not take such actions if either (i) the Revolving Loans have been repaid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the Revolving Commitments have been terminated, (ii) the Financial Covenant Event of Default has been waived by the Majority Revolving Lenders, (iii) the Cure Period has not expired or (iv) a Cure Amount shall have been received in accordance with Section 9.3.

(d) With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a Cash Collateral Account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Cash Management Obligations as to which arrangements reasonably satisfactory to the Cash Management Providers have been made, (iii) Letters of Credit that have been Collateralized or, to the reasonable satisfaction of the applicable Issuing Lender, rolled into another credit facility, and (iv) obligations under Specified Swap Agreements as to which arrangements reasonably satisfactory to the Qualified Counterparties have been made), the balance, if any, in such Cash Collateral Account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 9.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

9.3 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 9, in the event that the Initial Borrower fails (or, but for the operation of this Section 9.3, would fail) to comply with the requirements of Section 7.1, the Initial Borrower and Holdings shall have the right during the applicable Test Period until fifteen (15) Business Days after the date the financial statements required under Section 6.1(a) or (b) have been or were required to have been delivered with respect to the most recently ended Test Period (the “Cure Period”), to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the equity capital of Holdings, and, in each case, to contribute any such cash to the equity capital of the Initial Borrower (collectively, the “Cure Right”), and upon the receipt by the Initial Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, at the election of the Borrower Representative (to be specified in a Notice of Intent to Cure), either (i) such Cure Amount may be applied to reduce the Outstanding Amount of Revolving Loans to an amount below the Covenant Trigger (the “Covenant Trigger Cure”), in which case the covenant set forth in Section 7.1 will be deemed to not have been tested for such period or (ii) the Total First Lien Net Leverage Ratio may be recalculated by increasing Consolidated EBITDA (solely for purposes of compliance with Section 7.1) on a Pro Forma Basis solely for the purpose of measuring the Total First Lien Net Leverage Ratio and not for any other purpose under this Agreement, by an amount equal to the Cure Amount.

(b) If, after giving effect to the foregoing recalculations, the Initial Borrower shall then be in compliance with the requirements of Section 7.1, then the Initial Borrower shall be deemed to have satisfied the requirements of Section 7.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.1 that had occurred shall be deemed cured for the purposes of this Agreement.

(c) To the extent a fiscal quarter ended for which the Total First Lien Net Leverage Ratio was initially recalculated as a result of a Cure Right and such fiscal quarter is included in the calculation of the Total First Lien Net Leverage Ratio in a subsequent fiscal quarter, the Cure Amount shall be included in Consolidated EBITDA of such initial fiscal quarter (solely for purposes of compliance with Section 7.1).

(d) Notwithstanding anything herein to the contrary,

(i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised,

(ii) for purposes of this Section 9.3, the Cure Amount shall be no greater than the amount required for purposes of complying with the Total First Lien Net Leverage Ratio, determined at the time the Cure Right is exercised with respect to the fiscal quarter ended for which the Total First Lien Net Leverage Ratio was initially recalculated as a result of a Cure Right or (2) effecting a Covenant Trigger Cure, as applicable,

(iii) the Cure Amount shall be disregarded for all other purposes of this Agreement, including determining any baskets with respect to the covenants contained in Section 7, and shall not result in any adjustment to any amounts other than the amount of Consolidated EBITDA or the Outstanding Amount of Revolving Loans, as applicable, as described in this Section 9.3,

(iv) except in connection with a Covenant Trigger Cure, there shall be no pro forma reduction in Indebtedness with the proceeds of any Cure Amount for the fiscal quarter in respect of which the Cure Right is exercised for purposes of determining compliance with Section 7.1; provided that such Cure Amount shall reduce Indebtedness in future fiscal quarters to the extent used to prepay any applicable Indebtedness,

(v) Holdings shall not exercise the Cure Right in excess of five instances over the term of this Agreement and

(vi) no Revolving Lender or Issuing Lender shall be required to make any Revolving Loans or issue, amend, modify, renew or extend any Letter of Credit hereunder if a violation of Section 7.1 has occurred and is continuing until the expiration of the fifteen (15) Business Day period during which Holdings may exercise a Cure Right, unless and until the Cure Amount is actually received.

9.4 Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of proceeds constituting Collateral in payment of the Obligations (and in the event the Loans and other Obligations are accelerated pursuant to Section 9.2, the Administrative Agent shall, from time to time, apply the proceeds constituting Collateral in payment of the Obligations) in the following order:

(a) First, to the payment of all costs and expenses of any sale, collection or other realization on the Collateral, including reimbursement for all costs, expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith (including all reasonable costs and expenses of every kind incurred in connection with any action taken pursuant to any Loan Document or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, reasonable attorneys’ fees and disbursements and any other amount required by any provision of law (including Section 9-615(a)(3) of the Uniform Commercial Code) (or any equivalent law in any foreign jurisdiction)), and all amounts for which the Administrative Agent is entitled to indemnification hereunder and under the other Loan Documents and all advances made by the Administrative Agent hereunder and thereunder for the account of any Loan Party (excluding principal and interest in respect of any Loans extended to such Loan Party), and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy under this Agreement or any other Loan Document and to the payment or reimbursement of all indemnification obligations, fees, costs and expenses owing to the Administrative Agent under this Agreement or any other Loan Document, all in accordance with the terms hereof or thereof;

(b) Second, for application by it pro rata to (i) repay the Swingline Lender for any then outstanding Swingline Loans to the extent Revolving Lenders have not funded their obligations to acquire participations therein, (ii) cure any Funding Default that has occurred and is continuing at such time and (iii) repay the Issuing Lenders for any amounts not paid by L/C Participants pursuant to Section 3.4;

(c) Third, for application by it towards all other Obligations (including, without duplication, Guarantor Obligations), pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties (including all Obligations arising under Specified Cash Management Agreements, Specified Swap Agreements and including obligations to provide cash collateral with respect to Letters of Credit); and

(d) Fourth, any balance of such proceeds remaining after all of the Obligations shall have been satisfied by payment in full in immediately available funds (or in the case of Letters of Credit, terminated or Collateralized or (to the reasonable satisfaction of the applicable Issuing Lender) rolled into another credit facility) and the Commitments shall have been terminated, be paid over to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 10.
ADMINISTRATIVE AGENT

10.1 Appointment and Authority.

(a) Administrative Agent. Each of the Lenders, the Issuing Lenders and the Swingline Lender hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Joint Bookrunners, the Joint Lead Arrangers, the Lenders and the Issuing Lenders, and, except to the extent that any Group Member has any express rights under this Section 10, no Group Member shall have rights as a third party beneficiary of any of such provisions. Each Joint Lead Arranger and Joint Bookrunner shall be an intended third party beneficiary of the provisions set forth in this Agreement that are applicable thereto.

(b) Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Qualified Counterparty and a potential Cash Management Provider) and each of the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lenders (with the full power to appoint and to substitute and to delegate) on its behalf, or in its own name as joint and several creditor or creditor of a parallel debt (as the case may be) for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto and references in this Agreement to “Administrative Agent” will include the “Collateral Agent” as the context may require. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 10 and Section 11, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent on its behalf and/or in its own name (including under the parallel debt) to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy with respect to any Collateral against any Borrower or any other Loan Party or any other obligor under any of the Loan Documents, any Specified Swap Agreements or any Specified Cash Management Agreement (including, in each case, the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral of any Borrower or any other Loan Party, without the prior written consent of the Administrative Agent. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or a sale of any of the Collateral pursuant to Section 363 of the Bankruptcy Code (or an equivalent process in any foreign jurisdiction), the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, with the consent or at the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the

Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

(c) The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrowers.

10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Initial Borrower or any of their respective Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1 and Section 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the applicable Issuing Lender; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Affiliated Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender, (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender or (z) be obligated to ascertain, monitor or enforce the limitations in connection with any assignment to Debt Fund Affiliates and Affiliated Lenders or have any liability with respect thereto or any matter arising thereof.

10.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance such Letter of Credit. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

10.5 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable decision to have resulted from the gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

10.6 Resignation and Removal of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (for so long as no Event of Default set forth under Section 9.1(a) or (g) (with respect to the Initial Borrower only) has occurred and is continuing, subject to the approval of the Borrower Representative, not to be unreasonably withheld) to appoint a successor, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lenders, for so long as no Event of Default set forth under Section 9.1(a) or (g) (with respect to the Initial Borrower only) has occurred and is continuing, subject to the approval of the Borrower Representative, not to be unreasonably withheld, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that, if no successor shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment, then the Borrower Representative shall have the right to appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, the resignation of the Administrative Agent pursuant to this Section 10.6(a) shall become effective in accordance with the notice referred to above on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and (for so long as no Event of Default set forth under Section 9.1(a) or (g) (with respect to the Initial Borrower only) has occurred and is continuing, subject to the approval of the Borrower Representative, not to be unreasonably withheld), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after such notice (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then the Borrower Representative shall have the right to appoint a successor. Whether or not a successor has been appointed, the removal of the Person serving as Administrative Agent pursuant to this Section 10.6(b) shall nonetheless become effective in accordance with the notice referred to above on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lenders directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Swingline Lender. If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans. Upon the appointment by the Borrowers of a successor Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender (other than with respect to outstanding Swingline Loans made by, the retiring Swingline Lender) and (ii) the retiring Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

10.7 Non-Reliance on Administrative Agent and Other Lenders; ERISA Status.

(a) Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrowers, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement, or

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(d) In addition, unless (1) sub-clause (i) in the immediately preceding clause (c) is true with respect to a Lender or (2) such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (c), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Administrative Agent, the Collateral Agent, Joint Bookrunners or Joint Lead Arrangers (each, an “Agent”) shall (a) have any powers, obligations, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Lender hereunder or (b) be obligated to carry out on behalf of any Lender (i) any “know your customer” or other checks in relation to any Person or (ii) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, and each Lender confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent.

10.9 Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower or Guarantor) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.8, 3.3 and 11.5) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the applicable Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject and (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.1), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

10.10 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its capacities as a potential Qualified Counterparty and a potential Cash Management Provider), the Issuing Lenders, the Swingline Lender and each other Qualified Counterparty and each other Cash Management Provider hereunder irrevocably authorizes the Administrative Agent (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1):

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document

(1) at the time the property subject to such Lien is Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Loan Party,

(2) subject to Section 11.1, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders,

(3) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Guarantee or

(4) that constitutes, or becomes, Excluded Assets;

(ii) to release or subordinate, as expressly permitted hereunder, any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens;

(iii) to release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; and

(iv) to release any Collateral or Guarantor Obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1;

provided, that no Guarantor shall be released pursuant to Section 10.10(a)(iii) upon becoming an Excluded Subsidiary solely pursuant to clause (i) of the definition thereof, and no Lien shall be released solely as a result of a Person ceasing to be a Wholly Owned Subsidiary, unless such Person so becomes an Excluded Subsidiary for a bona fide business purpose and the primary purpose of such transaction was not to effect release of such Guarantor (as determined by the Borrower Representative in good faith) (as evidenced by an Officer’s Certificate).

(b) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release (pursuant to clause (a) above) any Guarantor from its obligations under the Guarantee.

(c) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than (i) Contingent Obligations for which no claim has been made, (ii) Cash Management Obligations as to which arrangements reasonably satisfactory to the Cash Management Providers have been made and (iii) obligations under Specified Swap Agreements as to which arrangements reasonably satisfactory to the Qualified Counterparties have been made) shall have been satisfied by payment in full in immediately available funds, the Commitments have been terminated and no Letters of Credit shall be outstanding or all outstanding Letters of Credit have been Collateralized or, to the reasonable satisfaction of the applicable Issuing Lender, rolled into another credit facility, the Collateral shall be automatically released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Group Member under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d) If, in accordance with this Agreement, (i) a Guarantor was released from its obligations under the Guarantee, (ii) a Borrower was released from its obligations under the Loan Documents or (iii) the Collateral was released from the assignment and security interest granted under the Security Document (or the interest in such item subordinated), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to) execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guarantee or such Co-Borrower from its obligations under the Loan Documents, the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

(e) If as a result of any transaction not prohibited by this Agreement (i) any Guarantor (other than Holdings or any Borrower) becomes an Excluded Subsidiary or a Foreign Subsidiary (other than a Discretionary Foreign Guarantor) or any Guarantor (other than Holdings or any Borrower) is sold to (or consolidates or merges with) a Person that is not a Loan Party, then (x) such Guarantor’s Guarantee (or the obligations of such Guarantor under the Loan Documents) and all Liens securing the Obligations of such Guarantor shall be automatically released, and (y) the Capital Stock of such Guarantor constituting an Excluded Asset shall be automatically released from the security interests created by the Loan Documents;

provided that no Borrower shall be released from its obligations hereunder unless and until all of its borrowing obligations have been paid in full (or assigned to the Initial Borrower (if it is still a Borrower) pursuant to Section 11.6), all commitments to lend to such Borrower have been terminated, and it has resigned as a Borrower pursuant to Section 12.3; provided, further, that no Guarantor shall be released pursuant to this Section 10.10(e) upon becoming an Excluded Subsidiary solely pursuant to clause (i) of the definition thereof, and no Lien shall be released solely as a result of a Person ceasing to be a Wholly Owned Subsidiary, unless such Person so becomes an Excluded Subsidiary for a bona fide purpose and the primary purpose of such transaction was not to effect release of such Guarantor (as determined by the Borrower Representative in good faith) (as evidenced by an Officer’s Certificate), or (ii) subject to the foregoing proviso, any asset becomes an Excluded Asset or an asset owned by an Excluded Subsidiary or a Foreign Subsidiary (other than a Discretionary Foreign Guarantor), then such asset shall be automatically released from any security interests created by the Loan Documents. In connection with any termination or release pursuant to this Section 10.10(e), the Administrative Agent and any applicable Lender shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 10.10(e) shall be without recourse to or warranty by the Administrative Agent or any Lender.

10.11 Intercreditor Agreements.

The Lenders hereby authorize the Administrative Agent to enter into any Intercreditor Agreement or arrangement permitted under this Agreement (and any amendments, amendments and restatements, restatements or waivers of, or supplements or other modifications to, any such agreement or arrangement permitted under this Agreement), and any such agreement or arrangement will be binding upon the Lenders.

Except as otherwise expressly set forth herein or in any Security Document, no Qualified Counterparty or Cash Management Provider that obtains the benefits of Section 9.4, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 10 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations and Obligations arising under Specified Swap Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Provider or Qualified Counterparty, as the case may be.

10.12 Withholding Tax Indemnity. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers or any other Loan Party pursuant to Sections 2.18 and 2.19 and without limiting or expanding the obligation of the Borrowers or any other Loan Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.12. The agreements in this Section 10.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, a “Lender” shall, for purposes of this Section 10.12, include any Issuing Lender and the Swingline Lender.

10.13 Indemnification. Each of the Lenders agrees to indemnify the Administrative Agent and the Joint Lead Arrangers (and, in each case, their Related Parties) in their respective capacities as such (to the extent not reimbursed by any Loan Party and without limiting or expanding the obligation of the Loan Parties to do so), according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 10.13 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent, the Joint Lead Arrangers or their Related Parties (the foregoing, the “Lender Indemnitees”) in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or any other Person under or in connection with any of the foregoing; provided that no Lender shall be liable to any Lender Indemnitee for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that they are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Lender Indemnitee. The agreements in this Section 10.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

10.14 Appointment of Incremental Arrangers, Refinancing Arrangers and Loan Modification Agents. In the event that the Borrower Representative appoints or designates any Incremental Arranger, Refinancing Arranger or Loan Modification Agent pursuant to (and subject to) Sections 2.25, 2.26 and 2.28, as applicable, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to an agent or arranger with respect to the Incremental Loans, Permitted Credit Agreement Refinancing Debt or Loan Modification Agreement, as applicable, shall be exercisable by and vest in such Incremental Arranger, Refinancing Arranger or Loan Modification Agent to the extent, and only to the extent, necessary to enable such Incremental Arranger, Refinancing Arranger or Loan Modification Agent to exercise such rights, powers and privileges with respect to the Incremental Loans, Permitted Credit Agreement Refinancing Debt or Loan Modification Agreement, as applicable, and to perform such duties with respect to such Incremental Loans, Permitted Credit Agreement Refinancing Debt or Loan Modification Agreement, as applicable, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Incremental Arranger, Refinancing Arranger or Loan Modification Agent shall run to and be enforceable by either the Administrative Agent or such Incremental Arranger, Refinancing Arranger or Loan Modification Agent, and (ii) the provisions of this Section 10 and of Section 11.5 (obligating the Borrower Representative to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of the Administrative Agent and such Incremental Arranger, Refinancing Arranger or Loan Modification Agent and all references therein to the Administrative Agent shall be deemed to include references to the Administrative Agent and/or such Incremental Arranger, Refinancing Arranger or Loan Modification Agent, as the context may require. Each Lender and Issuing Lender hereby irrevocably appoints any Incremental Arranger, Refinancing Arranger or Loan Modification Agent to act on its behalf hereunder and under the other Loan Documents pursuant to (and subject to) Sections 2.25, 2.26 and 2.28, as applicable, and designates and authorizes such Incremental Arranger, Refinancing Arranger or Loan Modification Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to such Incremental Arranger, Refinancing Arranger or Loan Modification Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.

10.15 Acknowledgements of Lenders and Issuing Lenders; Payments.

(a) Each Lender, each Issuing Lender and the Swingline Lender hereby agree that (x) if the Administrative Agent notifies such Lender, such Issuing Lender or the Swingline Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender, such Issuing Lender or the Swingline Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender, such Issuing Lender or the Swingline Lender (whether or not known to such Lender, such Issuing Lender or the Swingline Lender), and demands the return of such Payment (or a portion thereof), such Lender, such Issuing Lender or the Swingline Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender, such Issuing Lender or the Swingline Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender, any Issuing Lender or the Swingline Lender under this Section 10.15 shall be conclusive, absent manifest error.

(b) Each Lender, each Issuing Lender and the Swingline Lender hereby further agree that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender, each Issuing Lender and the Swingline Lender agree that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender, such Issuing Lender or the Swingline Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender, such Issuing Lender or the Swingline Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender, any Issuing Lender or the Swingline Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender, such Issuing Lender or the Swingline Lender, as applicable, with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(d) Each party’s obligations under this Section 10.15 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, an Issuing Lender or the Swingline Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 11.
MISCELLANEOUS

11.1 Amendments and Waivers.

(a) Except as otherwise provided in clause (b) below or elsewhere in this Agreement, neither this Agreement nor any other Loan Document (or any terms hereof or thereof) may be amended, supplemented or modified other than in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences;

provided, however, that no such waiver and no such amendment, supplement or modification shall:

(A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce or forgive any prepayment premium payable under Section 2.10(b), extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the definition of “Total First Lien Net Leverage Ratio” in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment or increase such Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby (it being understood that (i) the waiver of or amendment to the terms of any mandatory prepayment of the Loans or (ii) a waiver of any condition precedent set forth in Section 5 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments, in each case shall not constitute a postponement of any date scheduled for the payment of principal or interest or an extension or increase of any Commitment of any Lender);

(B) amend, modify, eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of all Lenders;

(C) (x) reduce any percentage specified in the definition of Required Lenders, (y) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or (z) release all or substantially all of the Collateral or the value of the Guarantees, in each case other than as permitted under this Agreement and the Loan Documents, without the written consent of all Lenders;

(D) amend, modify or waive any provision of Section 2.17(a) or (b), or Section 2.11(h) which results in a change to the pro rata application of Loans under any Facility without the written consent of each Lender directly and adversely affected thereby in respect of each Facility adversely affected thereby;

(E) reduce the percentage specified in the definition of any of Majority Revolving Lenders, Majority Term Lenders, Majority Untested Delayed Draw Term Commitment Holders or Majority Untested Revolving Commitment Holders without the written consent of all Lenders under such Facility;

(F) amend, modify or waive any provision of Section 10 without the written consent of the Administrative Agent;

(G) amend, modify or waive any provision of Sections 2.6 or 2.7 without the written consent of the Swingline Lender;

(H) amend, modify or waive any provision of Section 9.4 without the written consent of each Lender directly and adversely affected thereby in respect of each Facility adversely affected thereby;

(I) forgive the principal amount or extend the payment date of any Reimbursement Obligation without the written consent of each Lender adversely affected thereby; or

(J) so long as any Loans are outstanding, contractually subordinate (1) the Liens on all or substantially all of the Collateral securing any of the Loans (“Existing Liens”) to the Liens securing any other Indebtedness for borrowed money or (2) any Obligations in respect of the Loans in right of payment to any other Indebtedness for borrowed money (any such other Indebtedness to which such Liens securing any of the Obligations or such Obligations, as applicable, are subordinated, “Senior Indebtedness”), in either the case of subclause (1) or (2), without the written consent of each directly and adversely affected Lender, unless each adversely affected Lender has been offered an opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each Lender and calculated immediately prior to any applicable amendment or incurrence of Senior Indebtedness) of the Senior Indebtedness substantially on the same terms (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than ten (10) Business Days; provided, however, that any Lender may designate any of its Affiliates to provide such Senior Indebtedness on its behalf with the existing Obligations of such Lender being treated, for purposes hereof, as though such Lender had provided such Senior Indebtedness itself;

provided further that no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender, affect its rights or duties under this Agreement or under any Application or other document, agreement or instrument entered into by such Issuing Lender and a Borrower (or any Restricted Subsidiary) pertaining to one or more Letters of Credit issued or to be issued by such Issuing Lender hereunder (except that this Agreement may be amended (A) to adjust the mechanics related to the issuance of Letters of Credit, including mechanical changes relating to the existence of multiple Issuing Lenders, with only the written consent of the Administrative Agent, the applicable Issuing Lender and the Borrower Representative if the obligations of the Revolving Lenders, if any, who have not executed such amendment, and if applicable the other Issuing Lenders, if any, who have not executed such amendment, are not adversely affected thereby and (B) to adjust the L/C Sublimits of one or more Issuing Lenders after consultation with the Administrative Agent and any affected Issuing Lenders in a manner which does not result in the aggregate L/C Sublimits exceeding the L/C Commitment with only the written consent (with a copy to the Administrative Agent and any affected Issuing Lenders) of the Borrower Representative and those Issuing Lenders whose L/C Sublimits may be increased).

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding anything in this Agreement (including clause (a) above) or any other Loan Document to the contrary:

(i) this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent, the Issuing Lenders (to the extent affected), the Swingline Lender (to the extent affected), each Lender participating in the additional or extended credit facilities contemplated under this paragraph (b)(i) and the Borrowers (w) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof, (x) to permit any such additional credit facility which is a term loan facility or any such increase in the Term Facility to share ratably in prepayments with the Term Loans, (y) to permit any such additional credit facility which is a revolving loan facility or any such increase in the Revolving Facility to share ratably in prepayments with the Revolving Facility and (z) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders;

(ii) this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Repriced Term Loans (as defined below) to permit a (x) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of syndicated term loans bearing interest with an “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount paid by a Borrower (amortized over the shorter of (A) the Weighted Average Life to Maturity of such term loans and (B) four years), but excluding (i) any arrangement, commitment, structuring, syndication, ticking or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans in the primary syndication of such term loans and any bona fide arrangers, structuring, syndication, commitment, ticking or other similar fees paid to a Lender or an Affiliate of a Lender in its capacity as a commitment party or arranger and regardless of whether such indebtedness is syndicated to third parties and (ii) customary consent fees for any amendment paid generally to consenting lenders or holders) less than the “effective yield” applicable to the Term Loans (determined on the same basis as provided in the preceding parenthetical) and (y) any amendment to the Term Loans or any tranche thereof which reduces the “effective yield” applicable to such Term Loans, as applicable (as determined on the same basis as provided in clause (x)) (“Repriced Term Loans”); provided that, the Repriced Term Loans shall (x) otherwise meet the Applicable Requirements, (y) not be secured by any property or assets of any Loan Party or any other Restricted Subsidiary other than the Collateral (subject to the Same Collateral Exceptions) and (z) shall not be guaranteed by any Person other than the Borrowers or Guarantors (subject to the Same Guaranty Exceptions);

(iii) this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Repricing Indebtedness to permit any Repricing Transaction;

(iv) this Agreement and the other Loan Documents may be amended or amended and restated as contemplated by Section 2.25 in connection with any Incremental Amendment and any related increase in Commitments or Loans, with the consent of the Borrowers, the Administrative Agent, the Incremental Arranger and the Incremental Term Lenders providing such increased Commitments or Loans (provided that, if any Incremental Term Loans are intended to be Junior Lien Obligations, then the Administrative Agent may enter into an intercreditor agreement (including an Intercreditor Agreement) (or amend, supplement or modify any existing Intercreditor Agreement) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms of any such Incremental Term Loans);

(v) this Agreement and the other Loan Documents may be amended in connection with the Incurrence of any Permitted Credit Agreement Refinancing Debt pursuant to Section 2.26 to the extent (but only to the extent) reasonably necessary to reflect the existence and terms of such Permitted Credit Agreement Refinancing Debt (including any amendments reasonably necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments), with the written consent of the Borrowers, the Refinancing Arranger, the Administrative Agent and each Additional Lender and Lender that agrees to provide any portion of such Permitted Credit Agreement Refinancing Debt (provided that the Administrative Agent and the Borrowers may effect such amendments to this Agreement, any Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the terms of such Refinancing Amendment);

(vi) this Agreement and the other Loan Documents may be amended in connection with any Permitted Amendment pursuant to a Loan Modification Offer in accordance with Section 2.28(b) (and the Administrative Agent and the Borrowers may effect such amendments to this Agreement, any Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the terms of such Permitted Amendment);

(vii) the Administrative Agent may amend any Intercreditor Agreement (or enter into a replacement thereof), additional Security Documents and/or replacement Security Documents (including a collateral trust agreement) in connection with the Incurrence of (x) any Permitted First Priority Refinancing Debt to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, (y) any Permitted Junior Priority Refinancing Debt to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a junior lien basis to the Obligations or (z) any Indebtedness Incurred pursuant to Section 7.2(b)(vi) or any other First Lien Obligations or Junior Lien Obligations permitted hereunder to provide that an agent, trustee or other representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu or junior lien basis to the Obligations;

(viii) only the consent of the Majority Revolving Lenders shall be necessary to amend, modify or waive Sections 5.2 (with respect to the making of Revolving Loans or Swingline Loans or the issuance of Letters of Credit), 7.1, 9.1(d), 9.2(b) and 9.3 (including, for the avoidance of doubt, any of the defined terms (including “Total First Lien Net Leverage Ratio”) used therein, but solely as used therein);

(ix) this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent and the Borrowers to add any terms or conditions for the benefit of the Lenders;

(x) amendments and waivers of this Agreement and the other Loan Documents that affect solely the Lenders under any applicable Class under the Term Facility, Revolving Facility or any Incremental Facility (including waiver or modification of conditions to extensions of credit under the Term Facility, Revolving Facility or any Incremental Facility, the availability and conditions to funding of any Incremental Facility, and pricing and other modifications) will require only the consent of Lenders holding more than 50% of the aggregate commitments or loans (or such greater amount as set forth in the proviso to clause (a)), as applicable, under such Class, and, in each case, (x) no other consents or approvals shall be required and (y) any fees or other consideration payable to obtain such amendments or waivers need only be offered on a pro rata basis to the Lenders under the affected Class; and

(xi) this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent and the Borrowers (A) to correct any mistakes, errors, defects, inconsistency, omissions or ambiguities and (B) to add any terms or conditions for the benefit of Lenders (or any Class thereof).

11.2 Notices.

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or email, if applicable), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or email notice, when received, addressed as follows in the case of the Borrower Representative, any other Borrowers, the Guarantors and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

To the Borrower Representative or the Initial Borrower:	To the applicable addresses listed in Schedule 11.2
To any Co-Borrower or any Guarantor:	To the applicable addresses listed in Schedule 11.2
To the Sponsor	To the applicable addresses listed in Schedule 11.2
To the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Collateral Agent:	To the applicable addresses listed in Schedule 11.2

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender (“Approved Electronic Communications”). The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

Each Loan Party agrees to assume all risk, and hold each Agent and each Lender harmless from any losses, associated with, the electronic transmission of information (including the protection of confidential information), except to the extent caused by the bad faith, gross negligence or willful misconduct of such Person, as determined in a final and non-appealable decision of a court of competent jurisdiction.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR

ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS OR NOTICES THROUGH THE PLATFORM, ANY OTHER ELECTRONIC PLATFORM OR ELECTRONIC MESSAGING SERVICE OR THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Each Loan Party, the Lenders, the Issuing Lenders, the Swingline Lender, the Joint Lead Arrangers, the Joint Bookrunners and the Administrative Agent agree that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

Each of Holdings, the other Loan Parties, the Administrative Agent, the Issuing Lenders and the Swingline Lender may change its address, facsimile, telephone number or email address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, telephone number or email address for notices and other communications hereunder by notice to the Borrower Representative, the Administrative Agent, the Issuing Lenders and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to documents or notices that are not made available through the “Public Side Information” portion of the Platform and that may contain Private Lender Information.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5 Payment of Expenses/Indemnity; Limitation of Liability.

(a) Expenses. The Borrowers agree upon the occurrence of the Closing Date (i) to pay or reimburse the Joint Lead Arrangers, the Joint Bookrunners, the Issuing Lenders, the Swingline Lender and the Administrative Agent (without duplication) for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities and the development, preparation, delivery, administration, enforcement and execution of, amendment, waiver, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one primary outside counsel to the Administrative Agent, the Issuing Lenders, the Swingline Lender, the Joint Lead Arrangers and the Joint Bookrunners, taken as a whole, and one local counsel to the foregoing Persons, taken as a whole, in each material appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and additional counsel in the case of actual or reasonably perceived conflicts where such Person informs the Borrowers of such conflict and retains such counsel, but excluding, in any case the allocated costs of in-house counsel), and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower Representative on or prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (ii) to pay or reimburse each Lender, each Issuing Lender, the Swingline Lender and the Administrative Agent for all of their reasonable and documented out-of-pocket costs and expenses (other than allocated costs of in-house counsel) incurred in connection with the workout, restructuring, enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees and disbursements of one primary counsel to the Lenders, the Issuing Lenders, the Swingline Lender, the Administrative Agent, the Joint Lead Arrangers and the Joint Bookrunners, taken as a whole, and one local counsel to the foregoing Persons, taken as a whole, in each material appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and in the case of an actual or reasonably perceived conflict of interest by any of the foregoing Persons, where such Person informs the Borrowers of such conflict and retains such counsel, additional counsel to such affected Person). The Borrower and the other Loan Parties hereby acknowledge that any Joint Lead Arranger, any Agent, any Lender or any Issuing Lender may receive a benefit, including without limitation, a discount, credit or other accommodation, from any counsel engaged in connection with this Agreement based on the fees such counsel may receive on account of their relationship with any of the foregoing including, without limitation, fees paid in connection hereto.

(b) Indemnity. The Borrowers agree (i) to pay, indemnify, and hold each Lender, each Issuing Lender, the Swingline Lender and the Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (ii) jointly and severally, to pay, indemnify, and hold each Lender, each Issuing Lender, the Swingline Lender, the Administrative Agent, the Collateral Agent, each Joint Lead Arranger and each Joint Bookrunner, each of their respective Affiliates that are providing services in connection with the financing contemplated by this Agreement and each member, officer, director, partner, trustee, employee, agent, advisor, controlling person of the foregoing, other representative of the foregoing, and successor and assign of the foregoing (each, an “Indemnitee”) harmless from and against any and all other claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the Transactions, the transactions contemplated hereby, and the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, the Borrowers, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law relating to Holdings or any Group Member or any of the Properties and the reasonable fees and expenses of one primary legal counsel to the Indemnitees, taken as a whole (or in the case of an actual or reasonably perceived conflict of interest by an

Indemnitee, where such Person informs the Borrowers of such conflict and retains such counsel, additional counsel to the affected Indemnitees), and one local counsel in each material appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) to the Indemnitees in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (ii), collectively, the “Indemnified Liabilities”) (but excluding any losses, liabilities, claims, damages, costs or expenses relating to the matters referred to in Sections 2.18, 2.19 and 2.21 (which shall be the sole remedy in respect of the matters set forth therein)), provided that the Borrowers shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are (1) (A) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from a material breach of the Loan Documents by such Indemnitee (other than in its capacity as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Swingline Lender, Issuing Lender or similar role hereunder), or (C) any dispute that does not involve an act or omission by the Borrowers, Holdings or any of their respective Affiliates and that is brought by any Indemnitee against any other Indemnitee (other than in its capacity as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Swingline Lender, Issuing Lender or similar role hereunder), or (2) settlements entered into by such person without the Initial Borrower’s written consent (such consent to not be unreasonably withheld, conditioned or delayed). Promptly after receipt by an Indemnitee of notice of any demand, potential claim, claim or the commencement of any action, such Indemnitee shall, if a claim in respect thereof is to be made against the Borrowers pursuant to this Section 11.5, notify the Initial Borrower in writing of the demand, potential claim, claim or the commencement of such action; provided that the failure of such Indemnitee to provide such notice shall not relieve the Borrower of its obligations to indemnify such Indemnitee pursuant to this Section 11.5. All amounts due under this Section 11.5 shall be payable not later than thirty (30) days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 11.5 shall be submitted to the Borrowers at the address of the Borrowers set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrowers in a written notice to the Administrative Agent. This Section 11.5 shall not apply with respect to Taxes (other than any Taxes that represent losses, claims or damages arising from any non-Tax claim). The agreements in this Section 11.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

(c) Limitation of Liability. To the extent permitted by applicable law (i) each Borrower and any Loan Party shall not assert, and each Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, the Collateral Agent, any Joint Lead Arranger, any Joint Bookrunner, any Issuing Lender, any Swingline Lender and any Lender, and any Related Party of any of the foregoing Persons for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet and any Approved Electronic Communication), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 11.5(c) shall relieve the Borrowers and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 11.5(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

11.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (x) the Initial Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent and (y) without the prior written consent of the Required Lenders, any other Borrower may only assign or otherwise transfer its rights and obligations to the Initial Borrower as set forth in Section 11.6(h) (and, in each case, any attempted assignment or transfer by any Borrower without such consent shall be null and void).

(b)

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Note or Notes (if any) held by it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) in the case of any Term Lender or any Revolving Lender, the Borrower Representative, which request for consent shall be provided to the Borrower Representative;

provided that, with respect to the Term Facility, such consent shall be deemed to have been given if the Borrower Representative, as the case may be, has not responded within ten (10) Business Days after notice by the Administrative Agent, provided, further, that, in respect of the Term Facilities, no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below);

provided, further, that, in respect of the Revolving Facility, the consent of the Borrower Representative and the Sponsor shall be required for all assignments;

provided, further, that, if an Event of Default under Section 9.1(a) (or, in respect of the Initial Borrower, Section 9.1(g)) has occurred and is continuing, no consent of the Borrower Representative or the Sponsor shall be required for an assignment of any Loans or Commitments to any Eligible Assignee;

provided, further that notwithstanding anything to the contrary herein no consent of the Borrower Representative or the Sponsor shall be required for an assignment of Loans or Commitments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC;

provided, further that for any assignment for which Borrower Representative consent is required, the Administrative Agent shall use commercially reasonable efforts to give prior notice of such assignment to the Sponsor; and

provided further that, for the avoidance of doubt, the investment objectives, history of any proposed lenders or their affiliates and/or general strategic efforts shall be reasonable basis for the Borrower Representative (or the Sponsor, if applicable) to withhold consent.

(B) except with respect to an assignment of Term Loans to an existing Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent;

(C) with respect to any proposed assignment of all or a portion of any Revolving Loan or Revolving Commitment, the Swingline Lender and each Issuing Lender; and

(D) in the case of any Issuing Lender, with respect to an assignment of its L/C Commitment, the Borrower Representative.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the trade date related to such assignment) shall not be less than (i) with respect to Term Loans, $1,000,000, and (ii) with respect to Revolving Loans and Revolving Commitments, $5,000,000 (provided that, in each case, that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and, in the case of Term Loans, Revolving Commitments or Revolving Loans or Incremental Term Loans or Incremental Term Commitments, the Borrower Representative otherwise consents;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of

$3,500 (which such fee may be waived or reduced in the sole discretion of the Administrative Agent) for each assignment or group of affiliated or related assignments; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire, all applicable tax documentation required to be delivered pursuant to Section 2.19(j), and all documentation and other information requested by the Administrative Agent in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

This paragraph (b) shall not prohibit any Lender from assigning all or any portion of its rights and obligations among separate Facilities on a non-pro rata basis.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Assignments to Permitted Auction Purchasers. Each Lender acknowledges that each Permitted Auction Purchaser is an Eligible Assignee hereunder and may purchase or acquire Term Loans hereunder from Lenders from time to time (x) pursuant to Section 2.10(c) in accordance with the terms of this Agreement (including Section 11.6 hereof), subject to the restrictions set forth in the definition of “Eligible Assignee” and Section 2.10(c) or (y) pursuant to open market purchases, bilateral arrangements, privately negotiated arrangements, exchange offers (including for cash, other property, Equity Interests or other Indebtedness), and other transactions with one or more Lenders (which may be on a non-pro rata basis), in each case, subject to the following limitations:

(A) each Permitted Auction Purchaser agrees that, notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to any Auction Purchase or other acquisition of Term Loans, (1) under no circumstances, whether or not any Loan Party is subject to a bankruptcy or other insolvency proceeding, shall such Permitted Auction Purchaser be permitted to exercise any voting rights or other privileges with respect to any Term Loans and any Term Loans that are assigned to such Permitted Auction Purchaser shall have no voting rights or other privileges under this Agreement and the other Loan Documents and shall not be taken into account in determining any required vote or consent and (2) such Permitted Auction Purchaser shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors; rather, all Loans held by any Permitted Auction Purchaser shall be automatically Cancelled immediately upon the purchase or acquisition thereof in accordance with the terms of this Agreement (including Section 11.6 hereof);

(B) at the time any Permitted Auction Purchaser is making purchases of Loans it shall enter into an Assignment and Assumption;

(C) immediately upon the effectiveness of each Auction Purchase or other acquisition of Term Loans, a Cancellation (it being understood that such Cancellation shall not constitute a voluntary repayment of Loans for purposes of this Agreement) shall be automatically irrevocably effected with respect to all of the Loans and related Obligations subject to such Auction Purchase, with the effect that such Loans and related Obligations shall for all purposes of this Agreement and the other Loan Documents no longer be outstanding, and the Borrowers and the Guarantors shall no longer have any Obligations relating thereto, it being understood that such forgiveness and cancellation shall result in the Borrowers and the Guarantors being irrevocably and unconditionally released from all claims and liabilities relating to such Obligations which have been so cancelled and forgiven, and the Collateral shall cease to secure any such Obligations which have been so cancelled and forgiven; and

(D) at the time of such Purchase Notice and Auction Purchase or other acquisition of Term Loans, (w) no Default or Event of Default shall have occurred and be continuing, (x) Holdings, the Borrowers or any of their respective Affiliates shall not be required to make any representation that it is not in possession of material non-public information with respect to Holdings, the Borrowers, their respective subsidiaries or their respective securities, and all parties to the relevant assignments shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the applicable Assignment and Assumption, (y) any Permitted Auction Purchaser shall identify itself as such and (z) no proceeds of Revolving Loans shall be used to consummate such purchase.

Notwithstanding anything to the contrary herein, this Section 11.6(b)(iii) shall supersede any provisions in Section 2.17 to the contrary.

(iv) Assignments to Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to the Term Loans to an Affiliated Lender through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.10(c) (each a “Dutch Auction”) or (y) open market purchases, bilateral arrangements, privately negotiated arrangements, exchange offers (including for cash, other property, Equity Interests or other Indebtedness), and other transactions with one or more Lenders (which may be on a non-pro rata basis), in each case subject to the following limitations:

(A) notwithstanding anything in Section 11.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Lenders have (1) consented to any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 11.1), (2) otherwise acted on any matter related to any Loan Document, (3) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, or (4) subject to Section 2.23, voted on any plan of reorganization pursuant to Title 11 of the United States Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender disproportionately in any material respect as compared to other Lenders, the Sponsor and any Non-Debt Fund Affiliate will be deemed to have voted in the same proportion as Lenders that are not Affiliated Lenders voting on such matter; and the Sponsor and each Non-Debt Fund Affiliate each hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to Title 11 of the United States Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of Title 11 of the United States Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of Title 11 of the United States Code; provided that, for the avoidance of doubt, Debt Fund Affiliates shall not be subject to such limitation and shall be entitled to vote as any other Lender; provided, further, that, notwithstanding the foregoing or anything herein to the contrary, Debt Fund Affiliates may not in the aggregate account for more than 49.9% of the amounts set forth in the calculation of Required Lenders and any amount in excess of 49.9% will be subject to the limitations set forth in this clause (A);

(B) the Sponsor and Non-Debt Fund Affiliates shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or

Commitments required to be delivered to Lenders pursuant to Section 2;

(C) at the time any Affiliated Lender is making purchases of Loans pursuant to a Dutch Auction it shall identify itself as an Affiliated Lender and shall enter into an Assignment and Assumption;

(D) no Affiliated Lender shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, the Borrowers, their respective Subsidiaries or their respective securities, and all parties to the relevant assignments shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the applicable Assignment and Assumption;

(E) the aggregate principal amount of all Term Loans which may be purchased by the Sponsor or any Non-Debt Fund Affiliate through Dutch Auctions or assigned to the Sponsor or any Non-Debt Fund Affiliate through open market purchases, bilateral arrangements, privately negotiated arrangements, exchange offers (including for cash, other property, Equity Interests or other Indebtedness), and other transactions with one or more Lenders (which may be on a non-pro rata basis), shall in no event exceed, as calculated at the time of the consummation of any aforementioned purchases or assignments, 30% of the aggregate Outstanding Amount of the Term Loans at such time; and

(F) notwithstanding anything to the contrary herein, each Affiliated Lender, in its capacity as a Term Lender, in its sole and absolute discretion, may make one or more capital contributions or assignments of Term Loans that it acquires pursuant to this Section 11.6(b)(iv) directly or indirectly to Holdings or the Initial Borrower solely in exchange for Capital Stock of Holdings (other than Disqualified Stock) or a Parent Holding Company or debt securities of a Parent Holding Company, in each case upon written notice to the Administrative Agent. Immediately upon Holdings’ or the Initial Borrower’s acquisition of Term Loans from an Affiliated Lender, such Term Loans and all rights and obligations as a Term Lender related thereto shall for all purposes (including under this Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, canceled and of no further effect and Holdings and the Initial Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such capital contribution or assignment.

Notwithstanding anything to the contrary herein, this Section 11.6(b)(iv) shall supersede any provisions in Section 2.17 to the contrary.

(v) Subject to acceptance and recording thereof pursuant to Section 11.6(b)(vii) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.21 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations if such transaction complies with the requirements of Section 11.6(c).

(vi) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and any stated interest on) the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender as to its own Commitments and amounts owing to it (and, in the case of any Issuing Lender, as to the identity of each other Revolving Lender), at any reasonable time and from time to time upon reasonable prior notice (but not to exceed once per calendar month), and to the extent otherwise necessary to establish that the Commitments, Loans, L/C Obligations or other obligations under the Loan Documents are in registered form under Sections 5f.103-1(c), 1.871-14(c) and Proposed Section 1.163-5(b) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code (or, in each case, any amended or successor version).

(vii) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire and applicable Forms (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consent to such assignment required by Section 11.6(b), the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person, a Disqualified Lender, Holdings or any Subsidiary of Holdings) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 11.1(a) that adversely affects such Participant. Subject to Section 11.6(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.21 (subject to the requirements of those sections, it being understood that the documentation required under Section 2.19 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.8(b) as though it were a Lender, provided such Participant shall be subject to Section 11.8(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Loans, L/C Obligations or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, L/C Obligations or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan, L/C Obligation or other obligation is in registered form under Sections 5f.103-1(c), 1.871-14(c) and Proposed Section 1.163-5(b) of the United States Treasury Regulations and Sections 163(f), 871(h)(2) and 881(c)(2) of the Code (or, in each case, any amended or successor version). No participation shall be effective unless recorded in the Participant Register. Unless otherwise required by the Internal Revenue Service (“IRS”), any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Notwithstanding anything to the contrary contained herein, in no event shall any Revolving Lender sell participations in its Revolving Commitments without the prior written consent of the Borrower Representative and the Sponsor (other than participations of such Revolving Commitments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC), and any sale of participations of Revolving Commitments that are not consented to by the Sponsor shall be null and void. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to the Sponsor’s or the Borrower Representative’s consent to participations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. No Participant shall be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(j) (it being understood that the documentation required thereunder shall be delivered to the participating Lender).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 11.6(d) above.

(f) Each Lender, upon execution and delivery hereof or upon succeeding to an interest in Commitments or Loans, as the case may be, makes, as of the Closing Date or as of the effective date of the applicable Assignment and Assumption, as applicable, the representations and warranties contained in Section 10.7.

(g) Each Lender, upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it is an Eligible Assignee.

(h) Any Borrower (other than the Initial Borrower) may assign the Loans borrowed by it (and the Commitments extended to it) and all Obligations in respect thereof to the Initial Borrower, and the Initial Borrower may purchase such Loans and Commitments and assume all Obligations in respect thereof; provided that (i) no Default or Event of Default exists, (ii) such assignment agreement is in form and substance substantially consistent with the Borrower Assignment set forth in Exhibit L or otherwise reasonably acceptable to the Administrative Agent (including reaffirmations as reasonably required by the Administrative Agent and a solvency representation consistent with that set forth herein) and (iii) the Administrative Agent receives an officer’s certificate from the Initial Borrower confirming such transaction is in compliance with the terms hereof.

11.7 [Reserved].

11.8 Adjustments; Set‑off.

(a) Except to the extent that this Agreement expressly provides for or permits payments to be allocated or made to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it under any Facility, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to events or proceedings of the nature referred to in Section 9.1(g) or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender under such Facility, such Benefited Lender shall purchase for cash from the other Lenders under such Facility a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders under such Facility; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent, without prior notice to Holdings or any Borrower or any other Loan Party, any such notice being expressly waived by Holdings and the Borrowers and each other Loan Party to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to set off and appropriate and apply against any Obligations then due, payable and owing any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrowers or any such other Loan Party, as the case may be. Each Lender agrees promptly to notify the Borrowers and the

Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.9 [Reserved].

11.10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent notice (including for the avoidance of doubt, any notice delivered pursuant to Section 11.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby or thereby (each an “Ancillary Document”) that is Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable, shall be as effective as delivery of a manually executed counterpart thereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower Representative and the Administrative Agent.

11.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.12 Integration. This Agreement, the Engagement Letter, the Fee Letter, the other Loan Documents and any separate letter agreements with respect to fees payable to the Joint Lead Arrangers, the Joint Bookrunners and the Administrative Agent represent the entire agreement of Holdings, the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.13 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.14 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the United States for the Southern District of New York or, if such courts are not available, the courts of the Commercial Division of the State of New York sitting in the borough of Manhattan in New York City, and appellate courts from any thereof, to the extent such courts would have subject matter jurisdiction with respect thereto, and agrees that notwithstanding the foregoing (x) a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (y) legal actions or proceedings brought by the Secured Parties in connection with the exercise of rights and remedies with respect to Collateral may be brought in other jurisdictions where such Collateral is located or such rights or remedies may be exercised;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court and waives any right to claim that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.2; and

(d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, any special, exemplary, punitive or consequential damages against any Indemnitee; provided that nothing contained in this sentence shall limit the Borrowers’ indemnification obligations.

11.15 Acknowledgements. Each of the Borrowers and Guarantors hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings, the Borrowers or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and Holdings, the Borrowers and each Guarantor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrowers or the Guarantors and the Lenders.

11.16 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.17 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is not designated by the provider thereof as public information or non-confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, any other Lender or any Affiliate thereof (including prospective lenders under this Agreement), (b) subject to an agreement to comply with provisions no less restrictive than this Section 11.17, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) (other than Disqualified Lenders), (c) to its employees, directors, trustees, agents, attorneys, accountants and other professional advisors and to the employees, directors, trustees, agents, attorneys, accountants and other professional advisors of its Affiliates or of actual or prospective Transferees that, in each case, have been advised of the provisions of this Section 11.17 and have been instructed to keep such information confidential, (d) upon the request or demand of any Governmental Authority or any self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), in which case, to the extent permitted by law, you agree to inform the Borrower Representative promptly thereof prior to such disclosure to the extent practicable (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority or self-regulatory authority exercising examination or regulatory authority), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, in which case, to the extent permitted by law, you agree to inform the Borrower Representative promptly thereof to the extent practicable (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority or self-regulatory authority exercising examination or regulatory authority), (f) if requested or required to do so in connection with any litigation or similar proceeding; provided that unless specifically prohibited by applicable law, reasonable efforts shall be made to notify the Borrowers of any such request prior to disclosure, (g) that has been publicly disclosed other than as a result of a breach of this Section 11.17, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; provided, such Person has been advised of the provisions of this Section 11.17 and instructed to keep such information confidential, (i) to the extent that such information is or was received by the Administrative Agent or any Lender from a third party that is not to the knowledge of the Administrative Agent, such Lender or any Affiliates thereof subject to confidentiality obligations owing to any Loan Party, the Sponsor or any of their respective Subsidiaries or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the extensions of credit hereunder. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws. For the avoidance of doubt, nothing herein shall prohibit any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without notifying any other Person.

For the avoidance of doubt, nothing in this Section 11.17 shall prohibit any Loan Party, the Administrative Agent, the Collateral Agent or any Joint Lead Arranger from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 11.17 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

11.18 Waivers of Jury Trial. EACH OF THE BORROWERS, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.19 USA Patriot Act and Beneficial Ownership Regulation Notification. Each Lender that is subject to the Patriot Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrowers that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation. Holdings and the Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests that is required in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

11.20 Maximum Amount.

(a) It is the intention of the Borrowers and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness evidenced hereby or other Obligations of the Borrowers, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of the Borrowers evidenced hereby, outstanding from time to time shall, to the extent permitted by applicable Law, be amortized, pro‑rated, allocated and spread from the date of disbursement of the proceeds of the Loans until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this Section 11.20(a) shall control and supersede every other provision of all agreements between the Borrowers or any endorser of the Loans and the Lenders.

(b) If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under Section 2.10 and shall be so applied in accordance with Section 2.17 or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of the Borrowers in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Borrowers.

11.21 Lender Action. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Loan Party, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty or any other Loan Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, at the direction of the Required Lenders or the Majority Revolving Lenders, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof. In furtherance of the foregoing, each Lender, whether or not a party hereto, agrees that it shall not, and hereby expressly and irrevocably waives any right to, take or institute any actions or proceedings, judicial or otherwise, for any right or remedy or assert any other cause of action against any Loan Party (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings or any other cause of action, or otherwise commence any remedial procedures, against Holdings, the Borrower and/or any of their respective Subsidiaries or parent companies with respect to the Loans or any Collateral or any other property of any such Person, without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable, acting at the direction of the Required Lenders or the Majority Revolving Lenders, as applicable, including any actions, proceedings or any other cause of action; provided, for the avoidance of doubt, this sentence may be enforced against any Lender by the Borrower (or any of its Affiliates), and each Lender and the Administrative Agent expressly acknowledge that this sentence shall be available as a defense of the Borrower (or any of its Affiliates) in any action, proceeding, cause of action or remedial procedure. Notwithstanding the foregoing, Lenders shall be permitted to file proofs of claim in any proceeding under any Debtor Relief Law.

11.22 No Fiduciary Duty. Each of the Administrative Agent, the Collateral Agent, the Joint Bookrunners, the Joint Lead Arrangers, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Loan Parties, their shareholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and such Loan Party, its shareholders or its Affiliates, on the other, except as otherwise explicitly provided herein. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its shareholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Loan Party, its shareholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, shareholders, creditors or any other Person, except as otherwise explicitly provided herein. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transactions or the process leading thereto.

11.23 Electronic Execution of Assignment and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” “delivery,” and words of like import in or related to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept Electronic Signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Agent’s or Lender’s Related Party for any Liabilities arising solely from the Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrowers and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.24 Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions in this Section 11.24 applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.25 Net Short Lenders. Notwithstanding anything to the contrary set forth in this Agreement:

(a) In connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Term Lender (other than any Lender that is a Regulated Bank or any Term Lender that is also a Revolving Lender

(and, in each case, their respective Affiliates)) or any of Affiliate of such Lender with which such Lender is acting in concert (other than Affiliates that (I) make independent investment decisions, (II) have customary information screens in place (that apply to the Initial Borrower), and (III) have investment policies that are not directed by, and whose investment decisions are not influenced by, the holder or a common Affiliate acting in concert with the holder) that, as a result of such Lender’s or any of its Affiliates’ interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position that is at least 5% short with respect to any Term Loans (each, a “Net Short Lender”) shall, unless the Borrower otherwise elects (in its sole discretion), have no right to vote any of its Term Loans and shall be deemed to have voted its interest as a Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.

(b) In connection with any such determination, each Term Lender (other than any Lender that is a Regulated Bank or a Term Lender that is also a Revolving Lender (and, in each case, their respective Affiliates)) that votes in connection with any such amendment or waiver, otherwise acts on any such matter or makes such a direction shall be deemed to have represented and warranted to the Initial Borrower and the Administrative Agent that it is not a Net Short Lender, in each case, unless such Lender shall have notified the Initial Borrower and the Administrative Agent prior to taking such action that it constitutes a Net Short Lender (it being understood and agreed that the Initial Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). The Administrative Agent (and its sub-agents) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, any other Lender’s compliance with the provisions hereof relating to Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent (and its sub-agents), in such capacity and not in its capacity as a Lender, if applicable, shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Assignee or Participant is a Net Short Lender.

(c) For purposes of determining whether a Term Lender (other than any Lender that is a Regulated Bank or a Term Lender that is also a Revolving Lender (and, in each case, their respective Affiliates)) has a “net short position” on any date of determination: (A) derivative contracts with respect to the Term Loans and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (B) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (C) derivative contracts in respect of an index that includes any of the Initial Borrower or any other Loan Party or any instrument issued or guaranteed by the Initial Borrower or any other Loan Party shall not be deemed to create a short position with respect to the Term Loans, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Initial Borrower and the other Loan Parties and any instrument issued or guaranteed by any of the Initial Borrower or any other Loan Party, collectively, shall represent less than 15% of the components of such index, (D) derivative transactions that are documented using the ISDA Definitions shall be deemed to create a short position with respect to the Term Loans if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Term Loans are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation, or in any other manner), (y) the Term Loans would be a “Deliverable Obligation” under the terms of such derivative transaction, or (z) any of the Initial Borrower or any other Loan Party (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, (E) credit derivative transactions or other derivatives transactions not documented using the ISDA Definitions shall be deemed to create a short position with respect to the Term

Loans if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Term Loans, or as to the credit quality of any of the Initial Borrower or any other Loan Party, other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Initial Borrower and the other Loan Parties and any instrument issued or guaranteed by any of the Initial Borrower or any other Loan Party, collectively, shall represent less than 15% of the components of such index and (F) such determination of any short position shall be made net of any corresponding long position or derivatives under which such Lender is a protection seller or the equivalent thereof.

11.26 Judgment Currency. If, for the purposes of obtaining or enforcing a judgment, order or award in any court, or making or filing a claim or proof against any Loan Party, it is necessary to convert a sum due hereunder or any other Loan Document in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase (and remit in New York City) Dollars with such other currency on the Business Day preceding that on which final judgment, order or award is given or such claim or proof is filed. Each Loan Party’s obligation in respect of any sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment, order or award in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in such other currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase (and remit in New York City) Dollars with such other currency. If the amount of Dollars so purchased and remitted is less than the sum originally due to the Administrative Agent or any Lender from the Loans Parties in Dollars, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of Dollars so purchased is greater than the sum originally due to the Administrative Agent or any Lender in Dollars, the Administrative Agent or such Lender, as the case may be, shall return the amount of any excess to the Loan Parties (or to any other Person who may be entitled thereto under applicable law).

11.27 Amendment and Restatement.

(a) Upon satisfaction of the conditions precedent to the effectiveness of this Agreement on the Closing Date:

(i) this Agreement shall amend and restate the Existing Credit Agreement in its entirety;

(ii) the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within and be governed by this Agreement; and

(iii) all “Obligations” (including, without limitation, all prior loans or advances made to the Borrower by the Lenders) outstanding pursuant to the Existing Credit Agreement (and as defined therein) (the “Original Obligations”) shall, to the extent not paid on the Closing Date, in all respects be continuing and shall be deemed to be Obligations outstanding hereunder.

(b) Each of the Loan Parties hereby (i) reaffirms each Lien granted by such Loan Party to the Collateral Agent for the benefit of the Secured Parties, (ii) acknowledges and agrees that the grants of security interests by the Loan Parties contained in the Loan Documents (including, without limitation, the Security Agreement and the other Security Documents) are, and shall remain, in full force and effect after giving effect to this Agreement and the A&R Transactions and shall extend to secure the Obligations and (iii) agrees that the Obligations include, among other things and without limitation, the prompt and complete payment and performance by the Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of principal and interest on, and premium (if any) on, the Loans. In furtherance of the foregoing, each of the Borrowers and the other Loan Parties does hereby grant to the Collateral Agent a security interest in all Collateral described in any Security Document as security for the Obligations.

(c) The execution of this Agreement and the A&R Transactions shall not operate as a waiver of any right, power or remedy of the Agents or Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations, nor in any way limit, impair or otherwise affect the rights and remedies of the Lenders or the Agents under the Loan Documents. Nothing herein shall be deemed to entitle the Loan Parties or Subsidiaries to a further consent to, or a further waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in this Agreement or any other Loan Document in similar or different circumstances.

(d) As of the Closing Date, each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall mean and be a reference to this Agreement.

SECTION 12.
CO-BORROWER ARRANGEMENTS AND BORROWER REPRESENTATIVE

12.1 Addition of Co-Borrowers. From time to time on or after the Closing Date, the Borrower Representative may designate one or more of the Wholly Owned Restricted Subsidiaries as a “Co-Borrower” with respect to Borrowings under this Agreement; provided that such Restricted Subsidiary designated after the Closing Date shall not become a Co-Borrower hereunder unless and until each of the following has occurred:

(a) the Administrative Agent and the Revolving Lenders shall have received all documentation and other information that the Administrative Agent and the Revolving Lenders reasonably determine to be required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(b) such Co-Borrower shall be organized under the laws of the United States, any state within the United States or the District of Columbia;

(c) such Co-Borrower shall have delivered to the Administrative Agent a duly authorized, executed and delivered counterpart signature page to a Co-Borrower Joinder and, in the case of a Co-Borrower that is not already a Subsidiary Guarantor, a Guarantor Joinder Agreement;

(d) in the case of a Co-Borrower that is not already a Subsidiary Guarantor, the Co-Borrower shall have delivered to the Administrative Agent a duly authorized, executed and delivered Security Agreement pursuant to Section 6.9 or other security agreements executed and delivered pursuant to Section 6.9, Section 6.11, or Section 6.15, together with other deliverables reasonably required pursuant to such Sections as applied to such Co-Borrower (it being understood and agreed that the Administrative Agent and the Borrower Representative may waive or modify any such requirements to the extent they deem in their mutual discretion such changes are necessary or appropriate under the circumstances taking into account the designated Co-Borrower’s jurisdiction of organization and applicable Laws);

(e) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received, on behalf of itself and the Lenders, an opinion of counsel (including from counsel licensed in New York and any such other jurisdiction as may be appropriate), in form and substance reasonably satisfactory to the Administrative Agent with respect to the foregoing documents; and

(f) in each case, except to the extent that the Administrative Agent receives a certificate from such designated Co-Borrower that such items have not changed since previously delivered to the Administrative Agent, the Administrative Agent shall have received (i) a copy of the Organizational Documents, including all amendments thereto, of such designated Co-Borrower, certified, if applicable, as of a recent date by the Secretary of State or similar Governmental Authority of the jurisdiction of its organization, where applicable, and a certificate as to the good standing of such designated Co-Borrower as of a recent date, from such Secretary of State or similar Governmental Authority, and (ii) a certificate of the Secretary or Assistant Secretary of such designated Co-Borrower certifying (A) that attached thereto is a true and complete copy of the Organizational Documents of such Person as in effect on the date of the Co-Borrower Joinder, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or shareholders (or equivalent governing body) of such Person authorizing the execution, delivery and performance of the Loan Documents and the borrowings thereunder and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that Organizational Documents of such Person have not been amended since the date of the last amendment thereto shown on the Organizational Documents furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Person and countersigned by another officer as to the incumbency and specimen signature of the Secretary, Assistant Secretary or director of such Person executing the certificate pursuant to clause (ii) above.

12.2 Status of Co-Borrowers.

(a) Once a Co-Borrower has become a Co-Borrower in accordance with Section 12.1 after the Closing Date, it shall be a “Borrower” and a “Co-Borrower” under the Revolving Facility and the Term Facility and will have the right to directly request Revolving Borrowings in accordance with Section 2 hereof until the earlier to occur of the Revolving Termination Date or the date on which such Co-Borrower terminates its obligations under this Agreement in accordance with Section 12.3 or the date on which such Co-Borrower is released from its obligations under the Loan Documents in accordance with this Agreement.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligation.

12.3 Resignation of Borrowers. A Borrower (other than the Initial Borrower) may elect to terminate its eligibility to request Borrowings and to cease to be a Co-Borrower hereunder upon the occurrence of, and such resignation shall effective upon, all of the following:

(a) such resigning Borrower shall have paid in full in cash all of the Revolving Loans and Term Loans that were borrowed by such Co-Borrower or, with respect to the Term Loans only, shall have assigned such Term Loans to the Initial Borrower pursuant to Section 11.6; and

(b) such resigning Borrower shall have delivered to the Administrative Agent a notice of resignation in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that, unless such Person is also released as a Subsidiary Guarantor in accordance with the terms of this Agreement, such resignation shall not, to the extent applicable, have any impact on such Person’s obligations as a Subsidiary Guarantor and such obligations, to the extent applicable, shall continue to be effective in accordance with Section 8 of this Agreement and the other provisions and undertakings hereunder related thereto.

12.4 Appointment of the Borrower Representative; Nature of Relationship. On the Closing Date, the Initial Borrower is hereby appointed by each of the other Borrowers as its contractual representative and after the Closing Date, the Borrowers may appoint a different or additional contractual representative, subject to the Administrative Agent’s consent (such consent not be unreasonably withheld or delayed) (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the other Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents.

The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Section 12. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive and direct all of the proceeds of the Loans, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower. None of the Lenders or Agents or their respective officers, directors, agents or employees shall be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the other Borrowers pursuant to this Section 12.4.

12.5 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the other Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

12.6 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Documents by or through its Responsible Officers.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HOLDINGS:	Expo EVENT MIDCO, InC. By: ___/s/ David Doft_____________ Name: David Doft Title: Chief Financial Officer
BORROWER:	EMERALD X, INC. By:_____/s/ David Doft____________ Name: David Doft Title: Chief Financial Officer

[Signature Page to Credit Agreement]

SUBSIDIARY GUARANTORS:

CONNECTING POINT MARKETING, LLC

EMERALDCON LLC

GEORGE LITTLE MANAGEMENT LLC

GLM HOLDINGS LLC

PIZZA GROUP, LLC

By: ___/s/ David Doft_____________
Name: David Doft
Title: Chief Financial Officer

EMERALD X, LLC

By: ___/s/ David Doft_____________
Name: David Doft
Title: President and Chief Financial Officer

[Signature Page to Credit Agreement]

BANK of America, N.A., as the Administrative Agent

By: __/s/ Kyle D. Harding____________

Name: Kyle D. Harding

Title: Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

BANK of America, N.A., as a Lender, an Issuing Lender and the Swingline Lender

By: _/s/ Jon Pfeifer_______________

Name: Jon Pfeifer

Title: Director

[Signature Page to Second Amended and Restated Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By: ___/s/ Sean Duggan____________

Name: Sean Duggan

Title: Director

[Signature Page to Second Amended and Restated Credit Agreement]

CITIBANK, N.A., as a Lender

By: ____/s/ Ioannis Theocharis____

Name: Ioannis Theocharis

Title: Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

Goldman sachs bank usa, as a Lender

By: ___/s/ Thomas Manning_______

Name: Thomas Manning

Title: Authorized Signatory

[Signature Page to Second Amended and Restated Credit Agreement]

royal bank of canada, as a Lender

By: ___/s/ Nicholas Heslip________

Name: Nicholas Heslip

Title: Authorized Signatory

[Signature Page to Second Amended and Restated Credit Agreement]

Deutsche bank ag new york branch, as a Lender

By: __/s/ Phil Tancorra___________

Name: Phil Tancorra

Title: Director

By: ___/s/ Lauren Danbury________

Name: Lauren Danbury

Title: Vice President

[Signature Page to Second Amended and Restated Credit Agreement]